As filed with the Securities and Exchange Commission on August 13, 2010

Registration No. 333-167172

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOYS “R” US, INC.

(Exact name of registrant as specified in its charter)

Delaware	5945	22-3260693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way

Wayne, New Jersey 07470

(973) 617-3500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Schwartz, Esq.

Executive Vice President and General Counsel

Toys “R” Us, Inc.

One Geoffrey Way

Wayne, New Jersey 07470

(973) 617-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael D. Nathan, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000	James J. Clark, Esq. Noah B. Newitz, Esq. William J. Miller, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005-1702 (212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	$800,000,000	$57,040

(1)	Includes shares of common stock that the underwriters have an option to purchase. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 13, 2010.

Shares

TOYS “R” US, INC.

Common Stock

This is an initial public offering of the common stock of Toys “R” Us, Inc.

Since July 2005 and prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . Toys “R” Us, Inc. intends to list the common stock on the New York Stock Exchange under the symbol “TOYS.”

See “Risk Factors” beginning on page 13 of this prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional              shares from us at the initial offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on or about              , 2010.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	BofA Merrill Lynch	Credit Suisse

Deutsche Bank Securities	Citi	Wells Fargo Securities

Co-Managers

Needham & Company, LLC	Mizuho Securities USA Inc.

BMO Capital Markets	Daiwa Capital Markets

Prospectus dated                    , 2010.

Toys"R"Us · Babies"R"Us · FAO Schwarz · eToys · Toys.com · baby universe.com

Toys"R"Us inc.

We ♥ Kids!

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, prospects, financial condition and results of operations may have changed since that date.

Through and including                     , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

PROSPECTUS SUMMARY

This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the historical financial and other data and related notes, before making an investment decision. Unless otherwise indicated, all information contained in this prospectus concerning the toys and juvenile product industry in general, including information regarding our leading position and market share within our industry, is based on management’s estimates using internal data, data from industry trade groups, consumer record and marketing studies and other externally obtained data. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and “Forward Looking Statements.” As used herein, references to the “Company,” “we,” “us,” “our,” and, where applicable, “Toys “R” Us” are to Toys “R” Us, Inc., the issuer of the common stock, a Delaware corporation, and its subsidiaries.

We use a 52-53 week fiscal year ending on the Saturday nearest to January 31. Unless otherwise stated, in this prospectus, references to “fiscal 2009” refer to the fiscal year ended January 30, 2010 (consisting of 52 weeks); references to “fiscal 2008” refer to the fiscal year ended January 21, 2009 (consisting of 52 weeks); and references to “fiscal 2007” are to the fiscal year ended February 2, 2008 (consisting of 52 weeks).

We refer to Adjusted EBITDA in this prospectus summary and elsewhere in this prospectus. For the definition of Adjusted EBITDA, an explanation of why we present it and a description of the limitations of this non-GAAP measure, as well as a reconciliation to net earnings, see “—Summary Historical Financial and Other Data.”

Our Company

We are the leading global specialty retailer of toys and juvenile products as measured by net sales. For over 50 years, Toys “R” Us has been recognized as the toy and baby authority. In the U.S., in fiscal 2009, approximately 70% of households with kids under 12 shopped at our Toys “R” Us stores, and 84% of first time mothers shopped at our Babies “R” Us stores according to a survey by Leo J. Shapiro & Associates, LLC. We believe we offer the most comprehensive year-round selection of toys and juvenile products, including a broad assortment of private label and exclusive merchandise unique to our stores.

As of May 1, 2010, we operated 1,362 stores and licensed an additional 203 stores. These stores are located in 34 countries and jurisdictions around the world under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition to these stores, during the fiscal 2009 holiday season, we opened 91 Toys “R” Us Holiday Express stores (“pop-up stores”), a temporary store format located in high-traffic shopping areas, 30 of which remained open as of May 1, 2010. We also sell merchandise through our websites at Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com. For fiscal 2009, we generated net sales of $13.6 billion, net earnings of $312 million and Adjusted EBITDA of $1,130 million.

We operate in an attractive industry that has proven to be resilient due to the demand for toys (including video games and video game systems) and juvenile (including baby) products, driven by the desire of families to spend on their children and by population growth.

Our History

Our Company was founded in 1948 when Charles Lazarus opened a baby furniture store, Children’s Bargain Town, in Washington, D.C. The Toys “R” Us name made its debut in 1957. In 1978, we completed an initial public offering of our common stock. When Charles Lazarus retired as our Chief Executive Officer in 1994, the Company operated or licensed over 1,000 stores in 17 countries and jurisdictions. In 1996, we established the Babies “R” Us brand, further solidifying our reputation as a leading consumer destination for children and their families.

On July 21, 2005, we were acquired by an investment group led by entities advised by or affiliated with Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust. We refer to this collective ownership group as our “Sponsors”. Upon the completion of this acquisition, we became a private company.

Progress Since Our 2005 Acquisition

Strengthening our management team was our top priority following the 2005 acquisition. The rebuilding effort began with the hiring of Gerald L. Storch, our Chairman and Chief Executive Officer, who joined the Company in February 2006 from Target Corporation, where he was most recently Vice Chairman. He assembled the Company’s leadership team, recruiting seasoned executives with significant retail experience.

Our new management team has made significant improvements to the business, producing strong results to date and laying the foundation for continued improvement. Over the past five years, we achieved the following:

•

Streamlined the organizational structure of the Company.    We harnessed the collective strength of the Toys “R” Us and Babies “R” Us brands by combining their respective corporate, merchandising and field operation functions. In addition, we established a common global culture for our business and refined our capital management processes.

•

Developed and launched our juvenile integration strategy.    We designed and implemented new integrated store formats that combine the Toys “R” Us and Babies “R” Us brands and merchandise offerings under one roof, providing a “one stop shopping” environment for our guests. These formats are side-by-side stores and “R” Superstores. Side-by-side stores are a combination of Toys “R” Us and Babies “R” Us stores. Our “R” Superstores are conceptually similar to side-by-side stores, except that they are larger in size. Either format may be the result of a conversion or relocation and, in certain cases, may be accompanied by the closure of one or more existing stores. In addition, side-by-side stores and “R” Superstores may also be constructed in a new location and market.

These integrated formats have become powerful vehicles for remodeling and updating our existing store base, generating significant improvements in store-level net sales and profitability. For example, in the first 12 months after conversion, without any increase in square footage, the aggregate store sales for our 53 domestic and 52 of our international side-by-side stores converted during fiscal years 2006, 2007 and 2008, increased, on a weighted average basis (based on net sales) by 20% and 13%, respectively, as compared to the 12 month period prior to commencement of construction for the conversion. The aggregate store sales increases described above are reduced by our estimate of net sales that were transferred from existing stores (generally Babies “R” Us standalone stores) in the vicinity to the new converted stores.

•	Improved the shopping experience for our guests. In the U.S., from 2005 to 2009, Toys “R” Us and Babies “R” Us guest service scores increased by 9% and 5%, respectively.

•

Focused on optimizing our store portfolio.    As of May 1, 2010, we have opened 106 Company operated stores, closed 113 Company operated stores and converted or relocated 155 Company operated stores to our integrated store format since the end of fiscal 2005. In addition, the number of licensed stores increased from 173 to 203 during the same time period. In fiscal 2009, 98% of our operated stores were store-level EBITDA positive.

•

Grew our on-line business.    In 2006, we began selling through our Toysrus.com and Babiesrus.com websites. Through our business initiatives and acquisitions, we have expanded our on-line business from $486 million in net sales in fiscal 2005 to $602 million in net sales in fiscal 2009.

These initiatives, along with other operating improvements, have delivered strong financial results, with Adjusted EBITDA growing by 55% from fiscal 2005 to fiscal 2009.

Our Competitive Strengths

We believe that the following key competitive strengths differentiate our business:

We are the leading specialty retailer of toys and juvenile products.    We have brand names that are highly recognized around the world and strong relationships with our guests and vendors. We also believe our focus on quality of products, service and safety is a competitive strength.

•

Highly recognized brand names.    In the U.S., Toys “R” Us and Babies “R” Us maintain a 98% and 86% brand awareness, respectively, among adults over 18-years-old according to a market study conducted by Marketing Evaluations, Inc. in 2009.

•

Long-lasting relationships with our guests.    Our product assortment allows us to capture new parents as customers during pregnancy, helping them prepare for the arrival of their newborn, and then as new parents and consumers of our toy products. We continue to build on these relationships as these children grow and eventually become parents themselves.

•

Strong relationships with vendors.    Given our market leadership position, we have been able to develop strategic partnerships with many of our vendors and provide them with a year-round platform for their brand and testing of products.

•

Broad and deep product assortment.    Our broad and deep product assortment, which we believe offers our guests the most comprehensive year-round selection of toys and juvenile products, enables us to command a reputation as the shopping destination for toys and juvenile products.

We have a global footprint and multi-channel distribution capabilities.    We have a global presence and reach children and their families in 34 countries and jurisdictions around the world.

•

Global footprint.    We are one of the few hardlines specialty retailers with a global footprint, based on a review of other hardlines specialty retailers, with 39% of our consolidated net sales and 43% of our total operating earnings, excluding unallocated corporate selling, general & administrative expenses, generated outside the U.S. in fiscal 2009. We believe that operating as a global and geographically diverse company enhances our ability to identify trends, test new products and the stability of our business by exposing us to growth opportunities in different markets and across a broad customer base.

•

Multiple retail store formats.    We operate a variety of store formats, which enable us to reach our customers in many different ways. Our big box formats include standalone Toys “R” Us stores, standalone Babies “R” Us stores and integrated formats which combine our Toys “R” Us and Babies “R” Us merchandise offerings under one roof. In addition to these formats, we have recently tested 91 pop-up stores that enabled us to reach more customers during the holiday season.

•

Differentiated real estate strategy with attractive underlying portfolio.    We own stores on land we own and on properties we long-term ground lease located in eight countries, representing approximately 47% of our entire store base. The significant ownership level of our real estate, as well as the ongoing effective management of our leases, provides substantial flexibility to execute our juvenile integration strategy in a capital-efficient manner.

•	Leading on-line position. We also sell merchandise through our Internet sites Toysrus.com and Babiesrus.com, as well as our newly acquired eToys.com, FAO.com and babyuniverse.com Internet sites.

We have significant experience in managing the seasonal nature of our business.    From warehousing and distribution, to hiring and training a seasonal workforce and promotional planning, we have invested in the technology and infrastructure to handle the increased demand during the holiday season in a cost effective manner.

We have an experienced management team with a proven track record.    Our senior management team has an average of approximately 20 years of retail experience across a broad range of disciplines in the specialty retail industry, including merchandising, finance and real estate.

Our Growth Strategy

We intend to strengthen our position in the marketplace, increase revenues and grow profits primarily through the following initiatives:

Continue juvenile integration strategy across the existing store base.    Converting or relocating our standalone Toys “R” Us stores into our side-by-side and our “R” Superstore formats has generated significant improvements in our comparable store net sales and store-level profitability. With only 11% of our global stores (or 152 stores) having been converted or relocated to an integrated format through the end of fiscal 2009, we believe, based on our review of the markets where our stores are located, we have the potential to convert or relocate another 60% to 70% of our standalone stores globally into our side-by-side and “R” Superstore formats over the next decade. We expect to convert or relocate 84 stores to our side-by-side or “R” Superstore formats in fiscal 2010 (of which seven have been converted through May 1, 2010) for an estimated cost of approximately $155 million.

Expand our store base.    We have the potential to open new stores in existing and new markets both domestically and internationally, virtually all of which will be in the integrated format, either as side-by-side stores or “R” Superstores. We believe we have the potential to increase our retail square footage, net of closures, globally, in excess of 15% over the next several years, through our new store growth and relocations of existing stores to “R” Superstores. In addition, we expect to open a significant number of pop-up stores in the upcoming holiday season and believe that we have the opportunity to continue this strategy in future years.

Expand our on-line presence.    We plan to further expand our on-line business by continuing to integrate our Internet capabilities with our traditional stores. We are planning to introduce websites in countries where we have physical stores but lack a web presence, as well as enter new international markets where we do not have any physical stores.

Improve sales productivity in our base business.    In addition to our juvenile integration strategy, we intend to continue to improve space utilization, in-stock positions and store standards, flex our toys and juvenile products categories seasonally and optimize store hours.

Execute strategies to expand our operating profit margin.    We will continue to focus on expanding our gross margins primarily through optimizing pricing, improving vendor allowances, increasing our private label penetration and increasing our use of direct sourcing and manage our selling, general and administrative expenditures.

Risk Factors

Investing in our common stock involves substantial risk, and our ability to successfully operate our business is subject to numerous competitive risks and challenges, including those that are generally associated with operating in the retail industry. Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy or may adversely affect our revenues and overall profitability. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. Among these important risks and challenges are the following:

Competitive risks and challenges related to our business:

•	our industry is highly competitive and competitive conditions may adversely affect our revenues and overall profitability;

•	we depend on key vendors and our vendors’ failure to supply quality merchandise in a timely manner may damage our reputation and harm our business;

•	our revenues may decline due to general economic weakness or a reduction in consumer spending on toys and juvenile products;

•	we may not successfully gauge trends and changing consumer preferences;

•	our business is highly seasonal and our financial performance depends on the results of the fourth quarter of each fiscal year;

•

we may not successfully implement our plans to continue our juvenile integration strategy, expand our store-base, expand our on-line presence, improve our sales productivity and operating profit margin, broaden our product offerings or expand our sales channels;

•	our results of operations are subject to risks arising from the international scope of our operations including fluctuations in foreign currency exchange rates;

•	product safety issues, including product recalls, could harm our reputation, divert resources, reduce sales and increase costs;

Risks related to our indebtedness:

•	our substantial debt makes us especially vulnerable to adverse trends in general economic and industry conditions;

•	our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms;

•	our debt agreements contain restrictions that limit our flexibility in operating our business;

Risks related to our common stock:

•

the Sponsors currently own, and will continue to own after the offering, shares sufficient to control our operations and, as a result, your ability to influence the outcome of key transactions may be limited; and

•

as a “controlled company” within the meaning of the New York Stock Exchange rules, we will qualify for and intend to rely on exemptions from certain corporate governance requirements and will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Our principal executive offices are located at One Geoffrey Way, Wayne, New Jersey 07470, and our telephone number is (973) 617-3500. Our website address is www.toysrusinc.com. The information on our website is not part of this prospectus.

The Offering

Common stock offered by Toys “R” Us, Inc..	shares

Common stock to be outstanding after this offering	shares ( shares if the underwriters exercise their option in full)

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $ million, assuming the shares are offered at $ per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus

We intend to use the anticipated net proceeds primarily to repay certain of our existing indebtedness and also for general corporate purposes.

Underwriters’ option	We have granted the underwriters a 30-day option to purchase up to additional shares of our common stock at the initial offering price

Dividend policy	We have no current plans to pay dividends on our common stock in the foreseeable future

Advisory Agreement fees	Upon the completion of this offering, pursuant to and in connection with the terms of the advisory agreement, we will pay total fees of approximately $111 million to affiliates of the Sponsors and terminate the agreement (which amount will include a transaction fee equal to 1%, or approximately $8 million, of the estimated gross proceeds from this offering, a termination fee equal to approximately $100 million and certain contingent fees equal to approximately $3 million). See “Certain Relationships and Related Party Transactions—Advisory Agreement”

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors” beginning on page 13 of this prospectus and all other information set forth in this prospectus before investing in our common stock

Proposed NYSE ticker symbol	“TOYS”

Unless we indicate otherwise or the context requires, all information in this prospectus:

•

assumes (1) no exercise of the underwriters’ option to purchase additional shares of our common stock and (2) an initial public offering price of $             per share, the midpoint of the estimated initial public offering range indicated on the cover of this prospectus.

•	gives effect to the -for-one stock split of our common stock, which will occur prior to the consummation of this offering.

•

does not reflect (on a pre-split basis) (1) 3,668,414 shares of our common stock issuable upon the exercise of 3,668,414 outstanding stock options held by our officers and employees at a weighted average exercise price of $26.17 per share as of May 1, 2010, 2,307,902 of which shares were then exercisable; (2) 332,121 shares of our common stock reserved for future grants under our Management Equity Plan (the “Management Equity Plan”), which the Company does not intend to grant after the adoption of the 2010 Incentive Plan, described below; and (3)             shares of our common stock reserved for future grants under our Toys “R” Us, Inc. 2010 Incentive Plan expected to be entered into in connection with this offering (the “2010 Incentive Plan”).

Summary Historical Financial and Other Data

Set forth below is summary historical consolidated financial and other data of Toys “R” Us, Inc. at the dates and for the periods indicated. We derived the summary historical statement of operations data for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008, and balance sheet data as of January 30, 2010 and January 31, 2009 from our historical audited consolidated financial statements included elsewhere in this prospectus. We derived the summary historical statement of operations data for the fiscal years ended February 3, 2007 and January 28, 2006 and the balance sheet data as of February 2, 2008, February 3, 2007 and January 28, 2006 presented in this table from our consolidated financial statements not included in this prospectus.

We derived the summary condensed consolidated financial data for the 13-week periods ended May 1, 2010 and May 2, 2009 from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated interim financial statements were prepared on a basis consistent with our audited consolidated financial statements. In management’s opinion, the unaudited condensed consolidated interim financial statements include all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of those statements.

Our historical results are not necessarily indicative of future operating results and our interim results for the 13 weeks ended May 1, 2010 are not projections for the results to be expected for fiscal year ended January 29, 2011. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, condensed consolidated financial statements and the related notes included elsewhere in this prospectus.

	Fiscal Years Ended(1)												13 Weeks Ended
(In millions, except number of stores and per share data)	January 30, 2010			January 31, 2009			February 2, 2008		February 3, 2007		January 28, 2006		May 1, 2010		May 2, 2009
Statement of Operations Data:
Net sales		$13,568			$13,724			$13,794		$13,050		$11,333 (2)		$2,608		$2,477
Cost of sales		8,790			8,976			8,987		8,638		7,652		1,663		1,587

Gross margin		4,778			4,748			4,807		4,412		3,681		945		890

Selling, general and administrative expenses(3)		3,730			3,856			3,801		3,506		2,986		858 (4)		788
Depreciation and amortization		376			399			394		409		400		94		93
Other (income) expense, net(5)		(112	)(6)		(128	)(7)		(84)		(152)		437 (8)		(12)		(12)

Total operating expenses		3,994			4,127			4,111		3,763		3,823		940		869

Operating earnings (loss)		784			621			696		649		(142)		5		21
Interest expense		(447)			(419)			(503)		(537)		(394)		(125)		(94)
Interest income		7			16			27		31		31		1		2

Earnings (loss) before income taxes		344			218			220		143		(505)		(119)		(71)
Income tax expense (benefit)		40			7			65		35		(121)		(63)		(31)

Net earnings (loss)		304			211			155		108		(384)		(56)		(40)

Less: Net (loss) earnings attributable to noncontrolling interest		(8)			(7)			2		(1)		0		1		5

Net earnings (loss) attributable to Toys “R” Us, Inc.		$312			$218			$153		$109		$(384)		$(55)		$(35)

Per Share Data:
Earnings (loss) per common share attributable to Toys “R” Us, Inc.(9):
Basic	$			$			$		$		$		$		$
Diluted	$			$			$		$		$		$		$
Weighted average shares used in computing per share amounts(9):
Basic earnings per common share
Diluted earnings per common share

	Fiscal Years Ended(1)						13 Weeks Ended
(In millions, except number of stores and per share data)	January 30, 2010		January 31, 2009	February 2, 2008	February 3, 2007	January 28, 2006	May 1, 2010	May 2, 2009
Statement of Cash Flow:
Net cash provided by (used in)
Operating activities	$1,014		$525	$527	$411	$671	$(723)	$(515)
Investing activities	(37)		(259)	(416)	(107)	573	(29)	(25)
Financing activities	(626)		(223)	(152)	(566)	(1,488)	158	223

Balance Sheet Data (end of period):
Working capital	$619		$617	$685	$347	$348	$629	$857
Property and equipment, net	4,084		4,187	4,385	4,333	4,175	3,992	4,131
Total assets	8,577		8,411	8,952	8,295	7,863	8,252	8,303
Long-term debt(10)	5,034	(11)	5,447	5,824	5,722	5,540	4,986	5,646
Total stockholders’ equity (deficit)(12)	117		(152)	(235)	(540)	(723)	38	(191)

Other Financial and Operating Data:
Number of stores—Domestic (at period end)	849		846	845	837	901	848	847
Number of stores—International—operated (at period end)	514		504	504	488	468	514	506
Total operated stores (at period end)	1,363		1,350	1,349	1,325	1,369	1,362	1,353
Number of stores—International—Licensed (at period end)	203		209	211	190	173	203	193
Adjusted EBITDA(13)	$1,130		$990	$1,095	$982	$730	$123	$119
Capital expenditures	$192		$395	$326	$285	$285	$40	$34

(1)	Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. With the exception of fiscal 2006, which included 53 weeks, all other fiscal years presented are based on a 52 week period.

(2)	Toys–Japan was consolidated beginning in fiscal 2006. Toys–Japan Net sales of $1.6 billion for fiscal 2005 were not included in our Net sales.

(3)	Includes the impact of restructuring and other charges. See Note 10 to our consolidated financial statements entitled “Restructuring and Other Charges” for further information.

(4)	Includes a reserve of $17 million for certain legal matters.

(5)	Includes $20 million, $78 million, $17 million and $15 million of pre-tax gift card breakage income in fiscals 2009, 2008, 2007 and 2006, respectively. Also includes $11 million and $12 million of pre-tax gift card dormancy income in fiscals 2006 and 2005, respectively. See Note 1 to our consolidated financial statements entitled “Summary of Significant Accounting Policies” for further details.

Includes the pre-tax impact of net gains on sales of properties of $6 million, $5 million, $33 million, $110 million and a loss of $3 million in fiscals 2009, 2008, 2007, 2006 and 2005, respectively. See Note 5 to our consolidated financial statements entitled “Property and Equipment” for further details.

Includes pre-tax impairment losses on long-lived assets of $7 million, $33 million, $13 million, $5 million and $22 million in fiscals 2009, 2008, 2007, 2006 and 2005. See Note 1 to our consolidated financial statements entitled “Summary of Significant Accounting Policies” for further details.

(6)	Includes a $51 million pre-tax gain related to the litigation settlement with Amazon. See Note 15 to our consolidated financial statements entitled “Litigation and Legal Proceedings” for further details.

(7)	Includes a $39 million pre-tax gain related to the substantial liquidation of the operations of TRU (HK) Limited, our wholly-owned subsidiary. See Note 1 to our consolidated financial statements entitled “Summary of Significant Accounting Policies” for further details.

(8)	Includes $410 million of transaction and related costs and $22 million of contract settlement and other fees related to the 2005 acquisition.

(9)	All share and per share amounts reflect a -for-one stock split of our common stock, which will occur prior to the consummation of this offering.

(10)	Excludes current portion of long-term debt.

(11)	Includes the impact of the issuance of $950 million and $725 million of debt on July 9, 2009 and November 20, 2009, respectively, the proceeds from which were used, together with other funds, to repay the outstanding loan balance of $1,267 million and $800 million plus accrued interest and fees. See Note 2 to our consolidated financial statements entitled “Long-Term Debt” for further details.

(12)	On February 1, 2009, we adopted the amendment to ASC Topic 810, “Consolidation” (“ASC 810”). The amendment requires a company to clearly identify and present ownership interest in subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity. Therefore, we have included our noncontrolling interest in Toys–Japan within the Total stockholders’ equity (deficit) line item.

(13)

Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. Although the nature of many of these income and expense items is recurring, we have historically excluded such impact from internal performance assessments. We believe that excluding items such as sponsors’ management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, non-controlling interest, gain (loss) on sale of properties, gift card breakage accounting change and the other charges specified below, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s GAAP financial data. We understand that these investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.

In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use these non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors and ultimately monitor our capacity to generate returns for our stockholders.

Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

Reconciliation of Net earnings (loss) attributable to Toys “R” Us, Inc. to EBITDA and Adjusted EBITDA is as follows:

	Fiscal Years Ended					13 Weeks Ended
(In millions)	January 30, 2010	January 31, 2009	February 2, 2008	February 3, 2007	January 28, 2006	May 1, 2010	May 2, 2009
Net earnings (loss) attributable to Toys “R” Us, Inc.	$312	$218	$153	$109	$(384)	$(55)	$(35)
Add:
Income tax expense (benefit)	40	7	65	35	(121)	(63)	(31)
Interest expense, net	440	403	476	506	363	124	92
Depreciation and amortization	376	399	394	409	400	94	93

EBITDA	1,168	1,027	1,088	1,059	258	100	119
Adjustments:
Legal reserve(a)	—	—	—	—	—	17	—
Sponsors management and advisory fees(b)	15	18	18	20	4	5	4
Impairment on long-lived assets(c)	7	33	13	5	22	1	—
Restructuring(d)	5	8	2	9	11	1	1
Gain on settlement of litigation(e)	(51)	—	—	—	—	—	—
Net (loss) earnings attributable to Toys– Japan noncontrolling interest(f)	(8)	(7)	2	(1)	—	(1)	(5)
(Gain) loss on sale of properties(g)	(6)	(5)	(33)	(110)	3	—	—
Gift card breakage accounting change(h)	—	(59)	—	—	—	—	—
McDonald’s Japan contract termination(i)	—	14	5	—	—	—	—
Gain on liquidation of TRU (HK) Limited(j)	—	(39)	—	—	—	—	—
Transaction and related costs(k)	—	—	—	—	410	—	—
Contract settlement fees and other(l)	—	—	—	—	22	—	—

Adjusted EBITDA	$1,130	$990	$1,095	$982	$730	$123	$119

(a)	Reserve recorded for certain legal matters.

(b)	Represents the fees paid to the Sponsors in accordance with the advisory agreement. The agreement will be terminated in connection with this offering. See “Certain Relationships and Related Party Transactions.”

(c)	These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores and a decrease in real estate market values.

(d)	Restructuring and other charges consist primarily of costs incurred from the Company’s 2003 and 2005 restructuring initiatives. The additional charges are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.

(e)	Represents a $51 million gain recorded in Other (income) expense, net related to the litigation settlement with Amazon in fiscal 2009.

(f)	Excludes noncontrolling interest in Toys “R” Us—Japan.

(g)	During fiscal 2009, we sold idle properties which resulted in gains of approximately $6 million. During fiscal 2008, Toys “R” Us Iberia Real Estate S.L., an indirect wholly-owned subsidiary, sold property resulting in a net gain of $14 million. At the time of the sale, Toys “R” Us Iberia S.A., its parent company, leased back a portion of the property. Due to the leaseback, we recognized $4 million of the net gain and deferred the remaining $10 million. During fiscal 2007, we sold our interest in an idle distribution center for gross proceeds of approximately $29 million, resulting in a gain of $18 million and sold 4 properties for gross proceeds of $14 million, resulting in a gain of $5 million as part of the agreement with Vornado Surplus 2006 Realty, LLC. In addition, we consummated a lease termination agreement resulting in a net gain of $10 million.

During fiscal 2006, Toys “R” Us-Delaware, Inc. and MAP 2005 Real Estate, LLC, both wholly-owned direct subsidiaries of the Company, consummated the sale of their interest in 38 properties, primarily to an affiliate of Vornado, for gross proceeds of approximately $178 million, resulting in a gain of $91 million. In addition, during fiscal 2006 we sold our interest in and assets related to a leased property, resulting in a gain of $21 million.

(h)	During the fourth quarter of fiscal 2008, the Company changed its method for recording gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards. As a result, the adjustment recorded in fiscal 2008 resulted in an additional $59 million of gift card breakage income.

(i)	In fiscal 2008, a settlement was reached in which Toys–Japan and McDonald’s Japan agreed to the termination of the service agreement and the payment by Toys–Japan of ¥2.0 billion ($19 million as of May 13, 2008) to McDonald’s Japan. The Company had previously established a reserve of $5 million in fiscal 2007.

(j)	In fiscal 2008, the operations of TRU (HK) Limited, our wholly-owned subsidiary, were substantially liquidated. As a result, we recognized a $39 million gain.

(k)	These costs reflect $148 million of expenses related to the 2005 acquisition, compensation expenses associated with the 2005 acquisition related to stock options and restricted stock of $222 million, as well as severance, bonuses and related payroll taxes of $40 million.

(l)	This amount resulted from the loss on early extinguishment of debt of $7 million related to the purchase of the notes associated with our equity security units and a contract settlement fee of $15 million related to the early termination of our synthetic lease of our headquarters located in Wayne, New Jersey.

RISK FACTORS

An investment in our common stock involves substantial risk. You should carefully consider the following risks as well as the other information included in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the common stock could decline and you may lose all or part of your investment in our company.

Risks Relating to Our Business

Our business is highly seasonal, and our financial performance depends on the results of the fourth quarter of each fiscal year and, as a result, our operating results could be materially adversely affected if we achieve less than satisfactory sales prior to or during the holiday season.

Our business is highly seasonal. During fiscals 2009, 2008 and 2007 approximately 43%, 40% and 42%, respectively, of our total Net sales were generated in the fourth quarter. It is typically the case that we incur net losses in each of the first three quarters of the year, with all of our net earnings and cash flows from operations being generated in the fourth quarter. As a result, we depend significantly upon the fourth quarter holiday selling season. If we achieve less than satisfactory sales, operating earnings or cash flows from operating activities during the fourth quarter, we may not be able to compensate sufficiently for the lower sales, operating earnings or cash flows from operating activities during the first three quarters of the fiscal year. Our results in any given period may be affected by dates on which important holidays fall and the shopping patterns relating to those holidays. Additionally, the concentrated nature of our seasonal sales means that the Company’s operating results could be materially adversely affected by natural disasters and labor strikes, work stoppages, terrorist acts or disruptive global political events, prior to or during the holiday season, as described below.

Our industry is highly competitive and competitive conditions may adversely affect our revenues and overall profitability.

The retail industry is highly and increasingly competitive and our results of operations are sensitive to, and may be adversely affected by, competitive pricing, promotional pressures, additional competitor store openings and other factors. As a specialty retailer, that primarily focuses on toys and juvenile products, we compete with discount and mass merchandisers, such as Wal-Mart and Target, electronics retailers, national and regional specialty chains, as well as local retailers in the geographic areas we serve. We also compete with national and local discount stores, department stores, supermarkets and warehouse clubs, as well as Internet and catalog businesses. Competition is principally based on product variety, quality, availability, price, convenience or store location, advertising and promotion, customer support and service. We believe that some of our competitors in the toys market and juvenile products market, as well as in the other markets in which we compete, have a larger market share than our market share. In addition, some of our competitors have greater financial resources, lower merchandise acquisition costs and lower operating expenses than we do.

Much of the merchandise we sell is also available from various retailers at competitive prices. Discount and mass merchandisers use aggressive pricing policies and enlarged toy-selling areas during the holiday season to build traffic for other store departments. Our business is vulnerable to shifts in demand and pricing, as well as consumer preferences. Competition in the video game market has increased in recent years as mass merchandisers have expanded their offerings in this market, and as alternative sales channels (such as the Internet) have grown in importance.

The baby registry market is highly competitive, with competition based on convenience, quality and selection of merchandise offerings and functionality. Our baby registry primarily competes with the baby registries of mass merchandisers and other specialty format and regional retailers. Some of our competitors have been aggressively advertising and marketing their baby registries through national television and magazine campaigns. Within the past few years, the number of multiple registries and on-line registries has steadily increased. These trends present consumers with more choices for their baby registry needs, and as a result, increase competition for our baby registry.

If we fail to compete successfully, we could face lower sales and may decide or be compelled to offer greater discounts to our customers, which could result in decreased profitability.

Our sales may be adversely affected by changes in economic factors and changes in consumer spending patterns.

Many economic and other factors outside our control, including consumer confidence, consumer spending levels, employment levels, consumer debt levels, inflation and deflation, as well as the availability of consumer credit, affect consumer spending habits. A significant deterioration in the global financial markets and economic environment, recessions or an uncertain economic outlook adversely affects consumer spending habits and results in lower levels of economic activity. The domestic and international political situation, including the economic health of various political jurisdictions, also affects economic conditions and consumer confidence. Any of these events and factors could cause consumers to curtail spending and could have a negative impact on our financial performance and position in future fiscal periods.

Since fiscal 2008, there has been a deterioration in the global financial markets and economic environment, which has negatively impacted consumer spending. In response, we have taken steps to drive profitable sales and to curtail capital spending and operating expenses wherever prudent. However, there is a risk that our steps to respond to these economic conditions may be ill-conceived or ineffective. These adverse trends in economic conditions may worsen to the point that even well-conceived responses would not be sufficiently effective to counteract the impacts of these trends. In such cases, there would be a negative impact on our financial performance and position in future fiscal periods.

Our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could have a significant negative effect on our business.

We have significant liquidity and capital requirements. Among other things, the seasonality of our businesses requires us to purchase merchandise well in advance of the fourth quarter holiday selling season. We depend on our ability to generate cash flows from operating activities, as well as on borrowings under our revolving credit facilities and our credit lines, to finance the carrying costs of this inventory and to pay for capital expenditures and operating expenses. For fiscal 2009, peak borrowings under our various credit lines were $784 million as we purchased merchandise for the fourth quarter holiday selling season. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could have a significant negative effect on our business. In addition, any adverse change to our credit ratings could negatively impact our ability to refinance our debt on satisfactory terms and could have the effect of increasing our financing costs. While we believe we currently have adequate sources of funds to provide for our ongoing operations and capital requirements for the next 12 months, any inability on our part to have future access to financing, when needed, would have a negative effect on our business.

A loss of, or reduction in, trade credit from our vendors could reduce our liquidity, increase our working capital needs and/or limit our ability to purchase products.

We purchase products for resale from our vendors, who may seek credit insurance to protect against non-payment of amounts due to them. However, as a result of deteriorating economic conditions and higher claims costs, credit insurers have curtailed or eliminated coverage to vendors (as it was the case in the recent disruptions to the trade credit market in the U.K.) and may continue to do so in the future. If credit insurance is not available to vendors at reasonable terms or at all, vendors may demand accelerated payment of amounts due to them or require advance payments or letters of credit before goods are shipped to us. Such demands could have a significant adverse impact on our inventory levels and operating cash flow and negatively impact our liquidity. Any such disruptions could increase the costs to us of financing our inventory or negatively impact our ability to deliver products to our customers, which could in turn negatively affect our financial performance.

We may not retain or attract customers if we fail to successfully implement our strategic initiatives, which could result in lower sales and a failure to realize the benefit of the expenditures incurred for these initiatives.

We continue to implement a series of customer-oriented strategic programs designed to differentiate and strengthen our core merchandise content and service levels and to expand and enhance our merchandise offerings. We seek to improve the effectiveness of our marketing and advertising programs for our “R” Us stores. The success of these and other initiatives will depend on various factors, including the implementation of our growth strategy, the appeal of our store formats, our ability to offer new products to customers, our financial condition, our ability to respond to changing consumer preferences and competitive and economic conditions. We continuously endeavor to minimize our operating expenses, without adversely affecting the profitability of the business. If we fail to implement successfully some or all of our strategic initiatives, we may be unable to retain or attract customers, which could result in lower sales and a failure to realize the benefit of the expenditures incurred for these initiatives.

If we cannot implement our juvenile integration strategy or open new stores, our future growth will be adversely affected.

Our growth is dependent on both increases in sales in existing stores and the ability to successfully implement our juvenile integration strategy and open profitable new stores. Increases in sales in existing stores are dependent on factors such as competition, merchandise selection, store operations and other factors discussed in these Risk Factors. Our ability to successfully implement our juvenile integration strategy in a timely and cost effective manner or open new stores and expand into additional market areas depends in part on the following factors, which are in part beyond our control:

•	the availability of attractive store locations and the ability to accurately assess the demographic or retail environment and customer demand at a given location;

•	the ability to negotiate favorable lease terms and obtain the necessary permits and zoning approvals;

•	the absence of occupancy delays;

•	the ability to construct, furnish and supply a store in a timely and cost effective manner;

•	the ability to hire and train new personnel, especially store managers, in a cost effective manner;

•	costs of integration, which may be higher than anticipated;

•	general economic conditions; and

•	the availability of sufficient funds for the expansion.

Delays or failures in successfully implementing our juvenile integration strategy and opening new stores, or achieving lower than expected sales in integrated or new stores, or drawing a greater than expected proportion of sales in integrated or new stores from existing stores, could materially adversely affect our growth and/or profitability. In addition, we may not be able to anticipate all of the challenges imposed by the expansion of our operations and, as a result, may not meet our targets for integrating, opening new stores or relocating stores or expanding profitably.

Some of our new stores may be located in areas where we have little or no meaningful experience. Those markets may have different market conditions, consumer preferences and discretionary spending patterns than our existing markets, which may cause our new stores to be less successful than stores in our existing markets. Other new stores may be located in areas where we have existing stores. Although we have experience in these markets, increasing the number of locations may result in unanticipated over-saturation of markets and temporarily or permanently divert customers and sales from our existing stores, thereby adversely affecting our overall financial performance.

Our sales may be adversely affected if we fail to respond to changes in consumer preferences in a timely manner.

Our financial performance depends on our ability to identify, originate and define product trends, as well as to anticipate, gauge and react to changing consumer preferences in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. Our business fluctuates according to changes in consumer preferences dictated in part by fashion trends, perceived value and season. These fluctuations affect the merchandise in stock since purchase orders are written well in advance of the holiday season and, at times, before fashion trends and high-demand brands are evidenced by consumer purchases. If we overestimate the market for our products, we may be faced with significant excess inventories, which could result in increased expenses and reduced margins associated with having to liquidate obsolete inventory at lower prices. Conversely, if we underestimate the market for our products, we will miss opportunities for increased sales and profits, which would place us at a competitive disadvantage.

Sales of video games and video game systems tend to be cyclical, which may result in fluctuations in our results of operations, and may be adversely affected if products are sold through alternative channels.

Sales of video games and video game systems, which have tended to account for 10% to 13% of our annual net sales for fiscals 2009, 2008 and 2007, have been cyclical in nature in response to the introduction and maturation of new technology. Following the introduction of new video game systems, sales of these systems and related software and accessories generally increase due to initial demand, while sales of older systems and related products generally decrease. Moreover, competition within the video game market has increased in recent years and, due to the large size of this product category, fluctuations in this market could have a material adverse impact on our sales and profits trends. Additionally, if video game system manufacturers fail to develop new hardware systems, or if new video products are sold in channels other than traditional retail stores, including through direct online distribution to customers, our sales of video game products could decline, which would negatively impact our financial performance.

The success and expansion of our on-line business depends on our ability to provide quality service to our Internet customers and if we are not able to provide such services, our future growth will be adversely affected.

Our Internet operations are subject to a number of risks and uncertainties which are beyond our control, including the following:

•	changes in consumer willingness to purchase goods via the Internet;

•	increases in software filters that may inhibit our ability to market our products through e-mail messages to our customers and increases in consumer privacy concerns relating to the Internet;

•	changes in technology;

•

changes in applicable federal and state regulation, such as the Federal Trade Commission Act, the Children’s Online Privacy Act, the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act and similar types of international laws;

•	breaches of Internet security;

•	failure of our Internet service providers to perform their services properly and in a timely and efficient manner;

•	failures in our Internet infrastructure or the failure of systems or third parties, such as telephone or electric power service, resulting in website downtime or other problems;

•	failure by us to process on-line customer orders properly and on time, which may negatively impact future on-line and in-store purchases by such customers; and

•	failure by our service provider to provide warehousing and fulfillment services, which may negatively impact future on-line and in-store purchases by customers.

If we are not able to provide satisfactory service to our Internet customers, our future growth will be adversely affected.

We depend on key vendors to supply the merchandise that we sell to our customers and our vendors’ failure to supply quality merchandise in a timely manner may damage our reputation and brands and harm our business.

Our performance depends, in part, on our ability to purchase our merchandise in sufficient quantities at competitive prices. We purchase our merchandise from numerous international and domestic manufacturers and importers. We have no contractual assurances of continued supply, pricing or access to new products, and any vendor could change the terms upon which they sell to us or discontinue selling to us at any time. We may not be able to acquire desired merchandise in sufficient quantities on terms acceptable to us in the future. Better than expected sales demand may also lead to customer backorders and lower in-stock positions of our merchandise.

We have approximately 3,700 active vendor relationships through which we procure the merchandise that we offer to our guests. For fiscal 2009, our top 20 vendors worldwide, based on our purchase volume in U.S. dollars, represented approximately 41% of the total products we purchased. An inability to acquire suitable merchandise on acceptable terms or the loss of one or more key vendors could have a negative effect on our business and operating results and could cause us to miss products that we feel are important to our assortment. We may not be able to develop relationships with new vendors, and products from alternative sources, if any, may be of a lesser quality and/or more expensive than those from existing vendors.

In addition, our vendors are subject to various risks, including raw material costs, inflation, labor disputes, union organizing activities, financial liquidity, product merchantability, inclement weather, natural disasters and general economic and political conditions that could limit our vendors’ ability to provide us with quality merchandise on a timely basis and at prices and payment terms that are commercially acceptable. For these or other reasons, one or more of our vendors might not adhere to our quality control standards, and we might not identify the deficiency before merchandise ships to our stores or customers. In addition, our vendors may have difficulty adjusting to our changing demands and growing business. Our vendors’ failure to manufacture or import quality merchandise in a timely and effective manner could damage our reputation and brands, and could lead to an increase in customer litigation against us and an attendant increase in our routine and non-routine litigation costs. Further, any merchandise that does not meet our quality standards could become subject to a recall, which could damage our reputation and brands and harm our business.

The decrease of birth rates in countries where we operate could negatively affect our business.

Most of our end-customers are newborns and children and, as a result, our revenues are dependent on the birth rates in countries where we operate. In recent years, many countries have experienced a sharp drop in birth rates as their population ages and education and income levels increase. A continued and significant decline in the number of newborns and children in these countries could have a material adverse effect on our operating results.

If current store locations become unattractive, and attractive new locations are not available for a reasonable price, our ability to implement our growth strategy will be adversely affected.

The success of any store depends in substantial part on its location. There can be no assurance that current locations will continue to be attractive as demographic patterns change. Neighborhood or economic conditions where stores are located could decline in the future, resulting in potentially reduced sales in these locations. If we cannot obtain desirable locations at reasonable prices, our ability to implement our growth strategy will be adversely affected.

If we are unable to renew or replace our current store leases or if we are unable to enter into leases for additional stores on favorable terms, or if one or more of our current leases are terminated prior to expiration of their stated term and we cannot find suitable alternate locations, our growth and profitability could be negatively impacted.

We currently have ground and store leasehold interests in approximately 70% of our domestic and international store locations. Most of our current leases provide for our unilateral option to renew for several additional rental periods at specific rental rates. Our ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location, and our ability to negotiate favorable lease terms for additional store locations could depend on conditions in the real estate market, competition for desirable properties and our relationships with current and prospective landlords or may depend on other factors that are not within our control. Any or all of these factors and conditions could negatively impact our growth and profitability.

Our business, financial condition and results of operations are subject to risks arising from the international scope of our operations which could negatively impact our financial condition and results of operations.

We conduct a significant portion of our business in many countries around the world. For the thirteen weeks ended May 1, 2010 and for the 2009 and 2008 fiscal years, approximately 35.9%, 38.7% and 38.2% of our Net sales were generated outside the U.S., respectively. In addition, as of January 31, 2010, approximately 35.3% of our long-lived assets were located outside of the United States. All of our foreign operations are subject to risks inherent in conducting business abroad, including the challenges of different economic conditions in each of the countries, possible nationalization or expropriation, price and currency exchange controls, fluctuations in the relative values of currencies as described below, political instability and restrictive governmental actions.

Our business is subject to fluctuations in foreign currency exchange and such fluctuations may have a material adverse effect on our business, financial condition and results of operations.

Exchange rate fluctuations may affect the translated value of our earnings and cash flow associated with our international operations, as well as the translation of net asset or liability positions that are denominated in foreign currencies. In countries outside of the United States where we operate stores, we generate revenues and incur operating expenses and selling, general and administrative expenses denominated in local currencies. In many countries where we do not operate stores, our licensees pay royalties in U.S. dollars. However, as the royalties are calculated based on local currency sales, our revenues are still impacted by fluctuations in exchange rates. In fiscal years 2009 and 2008, 38.7% and 38.2% of our Net sales were completed in a currency other than the U.S. dollar, the majority of which were denominated in euros, yen and pounds. In fiscal 2009, our reported operating earnings would have decreased or increased $28 million if all foreign currencies uniformly weakened or strengthened by 10% relative to the U.S. dollar. Since the start of fiscal 2010, the U.S. dollar strengthened significantly against the euro and the pound and weakened against the yen and the Canadian dollar. In addition, our exposure to foreign currency exchange rate fluctuations will grow if the relative contribution of our operations outside the United States increases.

We enter into foreign exchange agreements from time to time with financial institutions to reduce our exposure to fluctuations in currency exchange rates referred to as hedging activities. However, these hedging activities may not eliminate foreign currency risk entirely and involve costs and risks of their own. Although we hedge some exposures to changes in foreign currency exchange rates arising in the ordinary course of business, foreign currency fluctuations may have a material adverse effect on our business, financial condition and results of operations.

Our results may be adversely affected by fluctuations in raw material and energy costs.

Our results may be affected by the prices of the components and raw materials used in the manufacture of our toys and juvenile products. These prices may fluctuate based on a number of factors beyond our control, including: oil prices, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, currency exchange rates and government regulation. In addition, energy costs have fluctuated dramatically in the past. These fluctuations may result in an increase in our transportation costs for distribution, utility costs for our retail stores and overall costs to purchase products from our vendors.

We may not be able to adjust the prices of our products, especially in the short-term, to recover these cost increases in raw materials and energy. A continual rise in raw material and energy costs could adversely affect consumer spending and demand for our products and increase our operating costs, both of which could have a material adverse effect on our financial condition and results of operations.

A significant disruption to our distribution network or to the timely receipt of inventory could adversely impact sales or increase our transportation costs, which would decrease our profits.

We rely on our ability to replenish depleted inventory in our stores through deliveries to our distribution centers from vendors and then from the distribution centers or direct ship vendors to our stores by various means of transportation, including shipments by sea, rail, air and truck. Unexpected delays in those deliveries or increases in transportation costs (including through increased fuel costs)

could significantly decrease our ability to make sales and earn profits. In addition, labor shortages or labor disagreements in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries could negatively affect our business.

Product safety issues, including product recalls, could harm our reputation, divert resources, reduce sales and increase costs.

The products we sell in our stores are subject to regulation by the Consumer Product Safety Commission and similar state and international regulatory authorities. Such products could be subject to recalls and other actions by these authorities. Product safety concerns may require us to voluntarily remove selected products from our stores. Such recalls and voluntary removal of products can result in, among other things, lost sales, diverted resources, potential harm to our reputation and increased customer service costs, which could have a material adverse effect on our financial condition.

Our business exposes us to personal injury and product liability claims which could result in adverse publicity and harm to our brands and our results of operations.

We are from time to time subject to claims due to the injury of an individual in our stores or on our property. In addition, we have in the past been subject to product liability claims for the products that we sell. Subject to certain exceptions, our purchase orders generally require the manufacturer to indemnify us against any product liability claims; however, if the manufacturer does not have insurance or becomes insolvent, there is a risk we would not be indemnified. Any personal injury or product liability claim made against us, whether or not it has merit, could be time consuming and costly to defend, resulting in adverse publicity, or damage to our reputation, and have an adverse effect on our results of operations.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit our ability to operate our business.

We are involved in private actions, investigations and various other legal proceedings by employees, suppliers, competitors, shareholders, government agencies or others. For instance, on July 15, 2009, the United States District Court for the Eastern District of Pennsylvania granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third internet retailer filed a similar action and another class action was commenced making similar allegations involving most of the same defendants. Additionally, the Federal Trade Commission (“FTC”) notified us in April 2009 that they had opened an investigation related to the issues in those cases and to confirm our compliance with a 1998 FTC Final Order that prohibits us from, among other things, influencing our suppliers to limit sales of products to other retailers, including price club warehouses.

The results of such litigation, investigations and other legal proceedings are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and divert significant resources. If any of these legal proceedings were to be determined adversely to us, there could be a material adverse effect on our business, financial condition and results of operations.

We are subject to certain regulatory and legal requirements. If we fail to comply with regulatory or legal requirements, our business and financial results may be adversely affected.

We are subject to numerous regulatory and legal requirements. Our policies, procedures and internal controls are designed to comply with all applicable laws and regulations, including those imposed by the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission. In addition, our business activities require us to comply with complex regulatory and legal issues on a local, national and worldwide basis (including, in some cases, more stringent local labor law or regulations). Failure to comply with such laws and regulations could adversely affect our operations and financial results, involve significant expense and divert management’s attention and resources from other matters, which in turn could harm our business.

Our business operations could be disrupted if our information technology systems fail to perform adequately or we are unable to protect the integrity and security of our customers’ information.

We depend largely upon our information technology systems in the conduct of all aspects of our operations. If our information technology systems fail to perform as anticipated, we could experience difficulties in virtually any area of our operations, including but not limited to replenishing inventories or in delivering our products to store locations in response to consumer demands. Any of these or other systems-related problems could, in turn, adversely affect our sales and profitability.

Additionally, a compromise of our security systems (or a design flaw in our system environment) could result in unauthorized access to certain personal information about our customers which could adversely affect our reputation with our customers and others, as well as our operations, and could result in litigation against us or the imposition of penalties. In addition, a security breach could require that we expend significant additional resources related to our information security systems.

Natural disasters, inclement weather, pandemic outbreaks, terrorist acts or disruptive global political events could cause permanent or temporary distribution center or store closures, impair our ability to purchase, receive or replenish inventory, or decrease customer traffic, all of which could result in lost sales and otherwise adversely affect our financial performance.

The occurrence of one or more natural disasters, such as hurricanes, fires, floods, earthquakes, tornados and volcano eruptions, or inclement weather such as frequent or unusually heavy snow, ice or rain storms, or extended periods of unseasonable temperatures, or the occurrence of pandemic outbreaks, labor strikes, work stoppages, terrorist acts or disruptive global political events, such as civil unrest in countries in which our suppliers are located, or similar disruptions could adversely affect our operations and financial performance. To the extent these events impact one or more of our key vendors or result in the closure of one or more of our distribution centers or a significant number of stores, our operations and financial performance could be materially adversely affected through an inability to make deliveries to our stores and through lost sales. In addition, these events could result in increases in fuel (or other energy) prices or a fuel shortage, delays in opening new stores, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas vendor, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These events also can have indirect consequences such as increases in the costs of insurance if they result in significant loss of property or other insurable damage.

Our results of operations could suffer if we lose key management or are unable to attract and retain experienced senior management for our business.

Our future success depends to a significant degree on the skills, experience and efforts of our senior management team. The loss of services of any of these individuals, or the inability by us to attract and retain qualified individuals for key management positions, could harm our business and financial performance.

Because of our extensive international operations, we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act, and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. Despite our training and compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

International events could delay or prevent the delivery of products to our stores, which could negatively affect our sales and profitability.

A significant portion of products we sell are manufactured outside of the United States, primarily in Asia. As a result, any event causing a disruption of imports, including labor strikes, work stoppages, boycotts, safety issues on materials, the imposition of trade restrictions in the form of tariffs, embargoes or export controls, “anti-dumping” duties, port security or other events that could slow port activities, could increase the cost and reduce the supply of products available to us. In addition, port-labor issues, rail congestion and trucking shortages can have an impact on all direct importers. Although we attempt to anticipate and manage such situations, both our sales and profitability could be adversely impacted by any such developments in the future. These and other international events could negatively affect our sales and profitability.

We may experience fluctuations in our tax obligations and effective tax rate, which could materially and adversely affect our results of operations.

We are subject to taxes in the United States and numerous international jurisdictions. We record tax expense based on our estimates of future tax payments, which include reserves for estimates of probable settlements of international and domestic tax audits. At any one time, many tax years are subject to audit by various taxing jurisdictions. The results of these audits and negotiations with taxing authorities may affect the ultimate settlement of these issues. As a result, we expect that throughout the year there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are re-evaluated. Further, our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction or by changes to existing accounting rules or regulations. Fluctuations in our tax obligations and effective tax rate could materially and adversely affect our results of operations.

Changes to accounting rules or regulations may adversely affect our results of operations.

Changes to existing accounting rules or regulations may impact our future results of operations or cause the perception that we are more highly leveraged. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, accounting regulatory authorities have indicated that they may begin to require lessees to capitalize operating leases in their financial statements in the next few years. If adopted, such change would require us to record significant capital lease obligations on our balance sheet and make other changes to our financial statements. This and other future changes to accounting rules or regulations could adversely affect our results of operations and financial position.

Our total assets include goodwill and substantial amounts of property and equipment. Changes to estimates or projections related to such assets, or operating results that are lower than our current estimates at certain store locations, may cause us to incur impairment charges that could adversely affect our results of operations.

Our total assets include substantial amounts of property, equipment and goodwill. We make certain estimates and projections in connection with impairment analyses for these assets, in accordance with “FASB Accounting Standards Codification” (“Codification” or “ASC”) Topic 360, “Property, Plant and Equipment” (“ASC 360”), and ASC Topic 350, “Intangibles—Goodwill and Other” (“ASC 350”). We also review the carrying value of these assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable in accordance with ASC 360 or ASC 350. We will record an impairment loss when the carrying value of the underlying asset, asset group or reporting unit exceeds its fair value. These calculations require us to make a number of estimates and projections of future results. If these estimates or projections change, we may be required to record additional impairment charges on certain of these assets. If these impairment charges are significant, our results of operations would be adversely affected.

Risks Related to Our Substantial Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industries, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our various debt instruments.

We are highly leveraged. As of May 1, 2010, our total indebtedness was $5,316 million, of which $2,548 million was secured indebtedness and $2,106 million of which matures before the end of fiscal 2012. Our substantial indebtedness could have significant consequences, including, among others, the following:

•	increasing our vulnerability to general economic and industry conditions;

•

requiring a substantial portion of cash flows from operating activities to be dedicated to the payment of principal and interest on our indebtedness, and as a result, reducing our ability to use our cash flows to fund our operations and capital expenditures, capitalize on future business opportunities and expand our business and execute our strategy;

•

increasing the difficulty for us to make scheduled payments on our outstanding debt, as our business may not be able to generate sufficient cash flows from operating activities to meet our debt service obligations;

•	exposing us to the risk of increased interest expense due to changes in borrowing spreads and short-term interest rates;

•	causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and general, corporate or other purposes; and

•

limiting our ability to adjust to changing market conditions and reacting to competitive pressure and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We may be able to incur additional indebtedness in the future, including under our current revolving credit agreements, subject to the restrictions contained in our debt instruments. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness and may not be able to refinance our indebtedness on favorable terms. If we are unable to do so, we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, our lenders’ financial stability, which are subject to prevailing global economic and market conditions and to certain financial, business and other factors beyond our control. Even if we were able to refinance or obtain additional financing, the costs of new indebtedness could be substantially higher than the costs of our existing indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations or we are unable to refinance our indebtedness, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions, or the proceeds from the dispositions may not be adequate to meet any debt service obligations then due. If we were unable to repay amounts when due, the lenders could proceed against the collateral granted to them to secure that indebtedness.

Our debt agreements contain covenants that limit our flexibility in operating our business.

Toys “R” Us, Inc. is a holding company and conducts its operations through its subsidiaries, certain of which have incurred their own indebtedness. As specified in certain of our subsidiaries’ debt agreements, there are restrictions on our ability to obtain funds from our subsidiaries through dividends, loans or advances. The agreements governing our indebtedness contain various covenants that limit our ability to engage in specified types of transactions, and may adversely affect our ability to operate our business. Among other things, these covenants limit our and our subsidiaries’ ability to:

•	incur additional indebtedness;

•	transfer money between the parent company and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

A breach of any of these covenants could result in default under one or more of our debt agreements, which could prompt the lenders to declare all amounts outstanding under the debt agreements to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the debt agreements accelerate the repayment of borrowings, we may not have sufficient assets and funds to repay the borrowings under our debt agreements.

Risks Related to this Offering and Ownership of Our Common Stock

An active, liquid trading market for our common stock may not develop.

After our 2005 acquisition and prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange or otherwise or how active and liquid that market may become. If an active and liquid trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in this offering, or at all.

You will incur immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering.

Prior investors have paid substantially less per share of our common stock than the price in this offering. The initial public offering price of our common stock is substantially higher than the net tangible book value per share of outstanding common stock prior to completion of the offering. Based on our net tangible book value as of May 1, 2010 and upon the issuance and sale of             shares of common stock by us at an assumed initial public offering price of $             per share (the midpoint of the estimated initial public offering price range indicated on the cover of this prospectus), if you purchase our common stock in this offering, you will pay more for your shares than the amounts paid by our existing shareholders for their shares and you will suffer immediate dilution of approximately $             per share in net tangible book value after giving effect to the sale of             shares of our common stock in this offering assuming an initial public offering price of $             per share, less the underwriting discounts and commissions and the estimated offering expenses payable by us, and without taking into account any other changes in such net tangible book value after May 1, 2010. We also have a large number of outstanding stock options to purchase common stock with exercise prices that are below the estimated initial public offering price of our common stock. To the extent that these options are exercised, you will experience further dilution. See “Dilution.”

Our stock price may change significantly following the offering, and you could lose all or part of your investment as a result.

We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in “—Risks Relating to Our Business” and the following, most of which are beyond our control:

•	quarterly variations in our results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	increases in prices of raw materials for our products, fuel or our goods;

•	future sales of our common stock; and

•	general domestic and international economic conditions.

Furthermore, the stock market recently has experienced extreme volatility that in some cases has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Our operating results may fluctuate in future periods which could cause the market price of our common stock to be volatile or to decline.

Our operating results for any one quarter are not necessarily indicative of results to be expected for any other quarter or for any year, and sales and profits for any future period may decrease. Our operating results may fall below our expectations or the expectations of investors or industry analysts in one or more future periods. Any such shortfall could results in a significant decline in the price of our common stock.

If we or our existing investors sell additional shares of our common stock after this offering, the market price of our common stock could decline.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the completion of this offering, we will have             shares of common stock outstanding (                 if the underwriters exercise their option to purchase additional shares in full). This number includes             shares being sold in this offering, which may be resold immediately in the public market.

We, our directors and officers and the Sponsors have agreed not to offer, sell, dispose of or hedge, directly or indirectly, any common stock without the prior written consent of the representatives of the Underwriters for a period of 180 days from the date of this prospectus, subject to certain exceptions and automatic extension in certain circumstances. In addition, pursuant to the Registration Rights Agreement, we have granted certain shareholders the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act of 1933, as amended (the “Securities Act”) covering resales of our common stock held by them or to piggyback on a registration statement in certain circumstances. This right will not be exercisable during the 180 day restricted period described above. These shares will represent approximately     % of our common stock after this offering or     % if the underwriters exercise their option to purchase additional shares in full. These shares may also be sold pursuant to Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our common stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement” and “Shares Eligible for Future Sales” and “Underwriting.”

As of May 1, 2010, 48,951,836 shares of our common stock were outstanding (353,696 of which are held by our employees and are subject to restrictions on transfer), 3,668,414 shares were issuable upon the exercise of outstanding stock options under our Management Equity Plan, and 332,121 shares were reserved for future grant under our Management Equity Plan, which the Company does not intend to grant after the adoption of the 2010 Incentive Plan. Prior to the completion of this offering, our Board of Directors and our shareholders will approve our new 2010 Incentive Plan, which will increase the number of shares authorized for issuance to             , effective upon the closing of this offering. Subject to the lapse of applicable transfer restrictions, these shares will first become eligible for resale      days after the date of this prospectus. Sales of a substantial number of shares of our common stock could cause the market price of our common stock to decline.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operation, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including our credit facilities and the indentures governing the notes (each as described in “Description of Indebtedness”). As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Some provisions of Delaware law and our governing documents could discourage a takeover that shareholders may consider favorable.

In addition to the Sponsors’ ownership of a controlling percentage of our common stock, Delaware law and provisions contained in our certificate of incorporation and bylaws as we expect them to be in effect upon completion of this offering could make it difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. For example, our certificate of incorporation authorizes our Board of Directors to determine the rights, preferences, privileges and restrictions of unissued preferred stock, without any vote or action by our shareholders. As a result, our Board of Directors could authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock or with other terms that could impede the completion of a merger, tender offer or other takeover attempt. In addition, our Board of Directors will be divided into three classes, with approximately one-third of our directors elected each year. In addition, our stockholders will not be entitled to the right to cumulate votes in the election of directors and, from and after the date on which the Sponsors beneficially own less than a majority in voting power, will not be entitled to act by written consent. Stockholders must also provide timely notice for any stockholder proposals and director nominations. In addition, a vote of     % or more of all of our outstanding shares then entitled to vote is required to amend certain sections of our certificate of incorporation and for stockholders to amend our bylaws. In addition, as described under “Description of Capital Stock—Delaware Anti-Takeover Statutes” elsewhere in this prospectus, we are subject to certain provisions of Delaware law that may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and, in particular, unsolicited transactions, that some or all of our shareholders might consider to be desirable. As a result, efforts by our shareholders to change the direction or management of our company may be unsuccessful.

The Sponsors will continue to have significant influence over us after this offering, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of key transactions, including deterring a change of control.

We are controlled, and after this offering is completed will continue to be controlled, by the Sponsors. The Sponsors will have an indirect interest in approximately     % of our common stock (or     % if the underwriters exercise their option to purchase additional shares in full) after the completion of this offering. In addition, the Sponsors will have the right to designate a majority of the seats on our Board of Directors. As a result, the Sponsors will have control over our decisions to enter into any corporate transaction (and the terms thereof) and the ability to prevent any change in the composition of our Board of Directors and any transaction that requires stockholder approval regardless of whether others believe that such change or transaction is in our best interests. So long as the Sponsors continue to have an indirect interest in a majority of our outstanding common stock, they will have the ability to control the vote in any election of directors, amend our certificate of incorporation or bylaws or take other actions requiring the vote of our stockholders. In addition, pursuant to our Stockholder Agreement with the Sponsors and certain other investors, the Sponsors have a consent right over certain significant corporate actions and have certain rights to appoint directors to our board and its committees. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

The Sponsors are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as the Sponsors, or other funds controlled by or associated with the Sponsors, continue to indirectly own a significant amount of our outstanding common stock, even if such amount is less than 50%, the Sponsors will continue to be able to strongly influence or effectively control our decisions. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

We are a “controlled company” within the meaning of the New York Stock Exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

After completion of this offering, the Sponsors will continue to control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the New York Stock Exchange corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, and our executive committee and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. In addition, we will not have a separate nominating/corporate governance committee. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

FORWARD-LOOKING STATEMENTS

This prospectus may contain “forward looking” statements which reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, future financial or operational performance, projected sales or earnings per share for certain periods, comparable store sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, nature and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry and changes in our product distribution mix and distribution channels, seasonality of our business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, changes in laws that impact our business, changes in employment legislation, our dependence on key vendors for our merchandise, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, political and other developments associated with our international operations, existence of adverse litigation and other risks, uncertainties and factors set forth under “Risk Factors” herein. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by SEC rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

INDUSTRY, RANKING AND MARKET DATA

Information included in this prospectus about the toy and juvenile products industry and ranking and brand awareness, including our general expectations concerning this industry, the size of certain markets and our position and the position of our competitors within these markets, are based on estimates prepared using data from various sources and on assumptions made by us. While we believe our internal estimates and industry data are reliable and generally indicative of the toy and juvenile products industry and market, neither such data nor these estimates have been verified by any independent source. Our estimates, in particular as they relate to our general expectations concerning this industry and market, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus. Due to the lack of information from third party sources that consistently define the markets in which we operate, in providing industry and market information, the Company has made certain assumptions that it believes are reasonable but may not be consistently applied by others in the industry.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering of shares of our common stock after deducting underwriter discounts and commissions and estimated expenses payable by us, will be approximately $             million (or $             million if the underwriters exercise their option to purchase additional shares in full). This estimate assumes an initial public offering price of $             per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

We intend to use the anticipated net proceeds primarily to repay certain of our existing indebtedness and also for general corporate purposes.

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the net proceeds to us from this offering by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. In the event of any such increase in net proceeds to us, we would apply such additional net proceeds to further reduce our indebtedness and for general corporate purposes.

DIVIDEND POLICY

During fiscal years 2009, 2008 and 2007, no dividends were paid out to shareholders. We do not currently anticipate paying any cash dividends on our common stock for the foreseeable future and instead may retain earnings, if any, for future operations and expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our and our subsidiaries’ ability to pay dividends is limited by covenants in agreements related to our indebtedness. See “Description of Indebtedness” for restrictions on our ability to pay dividends.

CAPITALIZATION

The following table sets forth our capitalization as of May 1, 2010:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (1) the issuance of common stock in this offering and the application of proceeds from the offering as described in “Use of Proceeds” as if each had occurred on May 1, 2010, (2) the             -for-one stock-split of our common stock, which will occur prior to the consummation of this offering and (3) the payment from other cash resources available to the Company of approximately $111 million in fees under our advisory agreement with the Sponsors. See “Certain Relationships and Related Party Transactions—Advisory Agreement.”

You should read this table in conjunction with “Use of Proceeds,” “Selected Historical Financial and Other Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto, included elsewhere in this prospectus.

	May 1, 2010
(amounts in millions, except share-amounts)	Actual	As Adjusted
Cash and cash equivalents	$519

Long-term debt:
Revolving credit facilities(1)	$172
Notes and credit facilities	4,994
Finance obligations associated with capital projects and capital lease obligations	150

Total long-term debt(2)	5,316

Stockholders’ Equity:
Common stock; $0.001 par value, shares authorized 55,000,000, shares issued and outstanding 48,951,836 actual and as adjusted	—
Treasury stock	(10)
Additional paid-in capital	29
Retained earnings	57
Accumulated other comprehensive loss	(38)

Toys “R” Us, Inc. stockholders’ equity(3)	38
Noncontrolling interest	—

Total equity	38

Total capitalization	$5,354	$

(1)	At May 1, 2010, we had no outstanding borrowings under our $2.1 billion secured revolving credit facility, a total of $93 million of outstanding letters of credit and had excess availability of $1,028 million. In addition, at May 1, 2010, we had no outstanding borrowings under the European ABL and had availability of $120 million. At May 1, 2010, under our Toys–Japan unsecured credit lines we had outstanding borrowings of $172 million under Tranche 1, which are included in Current portion of long-term debt in our condensed consolidated balance sheets and no outstanding Short-term debt under Tranche 2. We had remaining availability of $41 million and $149 million under Tranche 1 and Tranche 2, respectively.
(2)	Total long-term debt includes the current portion of our long-term debt.
(3)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would (decrease) increase our total long-term obligations and would increase (decrease) equity by $ and $ , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us. To the extent we raise more proceeds in this offering, we may repay additional indebtedness. To the extent we raise less proceeds in this offering, we may reduce the amount of indebtedness that will be repaid.

The table set forth above is based on the number of shares of our common stock outstanding as of May 1, 2010. This table does not reflect:

•

3,668,414 shares of our common stock issuable upon the exercise of outstanding stock options under our Management Equity Plan at a weighted average exercise price of $26.17 per share as of May 1, 2010, 2,307,902 of which were then exercisable;

•	332,121 shares of our common stock reserved for future grants under our Management Equity Plan, which the Company does not intend to grant after the adoption of the 2010 Incentive Plan;

•	shares of our common stock to be reserved for future grants under our 2010 Incentive Plan; and

•	shares of common stock subject to the Underwriters’ overallotment option.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Dilution results from the fact that the initial public offering price per share of common stock is substantially in excess of the net tangible book value per share of our common stock attributable to the existing shareholders for our presently outstanding shares of common stock. We calculate net tangible book value per share of our common stock by dividing the net tangible book value (total consolidated tangible assets less total consolidated liabilities) by the number of outstanding shares of our common stock.

Our net tangible book value as of May 1, 2010 was a deficit of $(352) million, or $             per share of our common stock, based on             shares of our common stock outstanding immediately prior to the closing of this offering. Net tangible book value represents the amount of total tangible assets less total liabilities. Dilution is determined by subtracting net tangible book value per share of our common stock from the assumed initial public offering price per share of our common stock.

After giving effect to (1) the sale of             shares of our common stock in this offering assuming an initial public offering price of $             per share, less the underwriting discounts and commissions and the estimated offering expenses payable by us, (2) the payment from other cash resources available to us of approximately $111 million in total fees under our advisory agreement with the Sponsors (as described in “Certain Relationships and Related Party Transactions—Advisory Agreement”) and without taking into account any other changes in such net tangible book value after May 1, 2010, our pro forma as adjusted net tangible book value at May 1, 2010 would have been $             million, or $             per share. This represents an immediate increase in net tangible book value of $             per share of our common stock to the existing shareholders and an immediate dilution in net tangible book value of $             per share of our common stock, or     % of the estimated offering price of $            , to investors purchasing shares of our common stock in this offering. The following table illustrates such per share of our common stock dilution (in millions, except per share data):

Assumed initial public offering price per share	$

Actual net tangible book value (deficit) per share as of May 1, 2010		(352)
Decrease in pro forma net tangible book value per share attributable to the advisory agreement fees discussed above

Pro forma net tangible book value (deficit) per share before the change attributable to new investors

Increase in pro forma net tangible book value per share attributable to new investors

Pro forma as adjusted net tangible book value (deficit) per share after this offering

Dilution per share to new investors	$

If the underwriters exercise their option to purchase additional shares in full, the adjusted net tangible book value per share of our common stock after giving effect to the offering would be $             per share of our common stock. This represents an increase in adjusted net tangible book value of $             per share of our common stock to existing stockholders and dilution in adjusted net tangible book value of $             per share of our common stock to new investors.

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share of our common stock would increase (decrease) our net tangible book value after giving to the offering by $             million, or by $             per share of our common stock, assuming no change to the number of shares of our common stock offered by us as set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated expenses payable by us.

The following table summarizes, on a pro forma basis as of May 1, 2010, the total number of shares of our common stock purchased from us, the total cash consideration paid to us and the average price per share of our common stock paid by (i) our existing stockholders, (ii) shares issuable upon exercise of options and (iii) the new investors purchasing shares of our common stock in this offering.

	Shares of our Common Stock purchased		Total Consideration Amount (in millions)	Average Price Percent	Per Share of our Common Stock
	Number (in millions)	Percent
Existing Stockholders		%	$	%	$
Shares issuable upon exercise of options		%	$	%	$
New investors		%	$	%	$
Total		%	$	%	$

If the underwriters were to fully exercise the underwriters’ option to purchase additional shares of our common stock from us, the percentage of shares of our common stock held by existing shareholders who are directors, officers or affiliated persons would be     %, and the percentage of shares of our common stock held by new investors would be     %.

To the extent that we grant options or other equity awards to our employees or directors in the future, and those options or other equity awards are exercised or become vested or other issuances of shares of our common stock are made, there will be further dilution to new investors.

Selected Historical Financial and Other Data

The following table sets forth selected consolidated financial and other data of Toys “R” Us, Inc. as of the dates and for the periods indicated. We derived the selected historical statement of operations data for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008, and selected historical balance sheet data as of January 30, 2010 and January 31, 2009, from our historical audited consolidated financial statements included elsewhere in this prospectus. We derived the selected historical statement of operations data for the fiscal years ended February 3, 2007 and January 28, 2006 and selected historical balance sheet data as of February 2, 2008, February 3, 2007 and January 28, 2006 presented in this table from our consolidated financial statements not included in this prospectus.

We derived the selected condensed consolidated financial data for the 13-week periods ended May 1, 2010 and May 2, 2009 from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. Our unaudited condensed consolidated interim financial statements were prepared on a basis consistent with our audited consolidated financial statements. In management’s opinion, the unaudited condensed consolidated interim financial statements include all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of those statements.

Our historical results are not necessarily indicative of future operating results and our interim results for the 13 weeks ended May 1, 2010 are not projections for the results to be expected for fiscal year ended January 29, 2011. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, “Prospectus Summary—Summary Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, condensed consolidated financial statements and the related notes included elsewhere in this prospectus.

	Fiscal Years Ended(1)												13 Weeks Ended
(In millions, except number of stores and per share data)	January 30, 2010			January 31, 2009			February 2, 2008		February 3, 2007		January 28, 2006		May 1, 2010		May 2, 2009
Statement of Operations Data:
Net sales		$13,568			$13,724			$13,794		$13,050		$11,333 (2)		$2,608		$2,477
Cost of sales		8,790			8,976			8,987		8,638		7,652		1,663		1,587

Gross margin		4,778			4,748			4,807		4,412		3,681		945		890

Selling, general and administrative expenses(3)		3,730			3,856			3,801		3,506		2,986		858 (4)		788
Depreciation and amortization		376			399			394		409		400		94		93
Other (income) expense, net(5)		(112	)(6)		(128	)(7)		(84)		(152)		437 (8)		(12)		(12)

Total operating expenses		3,994			4,127			4,111		3,763		3,823		940		869

Operating earnings (loss)		784			621			696		649		(142)		5		21
Interest expense		(447)			(419)			(503)		(537)		(394)		(125)		(94)
Interest income		7			16			27		31		31		1		2

Earnings (loss) before income taxes		344			218			220		143		(505)		(119)		(71)
Income tax expense (benefit)		40			7			65		35		(121)		(63)		(31)

Net earnings (loss)		304			211			155		108		(384)		(56)		(40)

Less: Net (loss) earnings attributable to noncontrolling interest		(8)			(7)			2		(1)		0		1		5

Net earnings (loss) attributable to Toys “R” Us, Inc.		$312			$218			$153		$109		$(384)		$(55)		$(35)

Per Share Data:
Earnings (loss) per common share attributable to Toys “R” Us, Inc.(9):
Basic	$			$			$		$		$		$		$
Diluted	$			$			$		$		$		$		$
Weighted average shares used in computing per share amounts(9):
Basic earnings per common share
Diluted earnings per common share

	Fiscal Years Ended(1)						13 Weeks Ended
(In millions, except number of stores and per share data)	January 30, 2010		January 31, 2009	February 2, 2008	February 3, 2007	January 28, 2006	May 1, 2010	May 2, 2009
Statement of Cash Flow:
Net cash provided by (used in)
Operating activities	$1,014		$525	$527	$411	$671	$(723)	$(515)
Investing activities	(37)		(259)	(416)	(107)	573	(29)	(25)
Financing activities	(626)		(223)	(152)	(566)	(1,488)	158	223

Balance Sheet Data (end of period):
Working capital	$619		$617	$685	$347	$348	$629	$857
Property and equipment, net	4,084		4,187	4,385	4,333	4,175	3,992	4,131
Total assets	8,577		8,411	8,952	8,295	7,863	8,252	8,303
Long-term debt(10)	5,034	(11)	5,447	5,824	5,722	5,540	4,986	5,646
Total stockholders’ equity (deficit)(12)	117		(152)	(235)	(540)	(723)	38	(191)

Other Financial and Operating Data:
Number of stores—Domestic (at period end)	849		846	845	837	901	848	847
Number of stores—International—operated (at period end)	514		504	504	488	468	514	506
Total operated stores (at period end)	1,363		1,350	1,349	1,325	1,369	1,362	1,353
Number of stores—International—Licensed (at period end)	203		209	211	190	173	203	193
Capital expenditures	$192		$395	$326	$285	$285	$40	$34

(1)	Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. With the exception of fiscal 2006, which included 53 weeks, all other fiscal years presented are based on a 52 week period.

(2)	Toys–Japan was consolidated beginning in fiscal 2006. Toys–Japan Net sales of $1.6 billion for fiscal 2005 were not included in our Net sales.

(3)	Includes the impact of restructuring and other charges. See Note 10 to our consolidated financial statements entitled “Restructuring and Other Charges” for further information.

(4)	Includes a reserve of $17 million for certain legal matters.

(5)	Includes $20 million, $78 million, $17 million and $15 million of pre-tax gift card breakage income in fiscals 2009, 2008, 2007 and 2006, respectively. Also includes $11 million and $12 million of pre-tax gift card dormancy income in fiscals 2006 and 2005, respectively. See Note 1 to our consolidated financial statements entitled “Summary of Significant Accounting Policies” for further details.

Includes the pre-tax impact of net gains on sales of properties of $6 million, $5 million, $33 million, $110 million and a loss of $3 million in fiscals 2009, 2008, 2007, 2006 and 2005, respectively. See Note 5 to our consolidated financial statements entitled “Property and Equipment” for further details.

Includes pre-tax impairment losses on long-lived assets of $7 million, $33 million, $13 million, $5 million and $22 million in fiscals 2009, 2008, 2007, 2006 and 2005. See Note 1 to our consolidated financial statements entitled “Summary of Significant Accounting Policies” for further details.

(6)	Includes a $51 million pre-tax gain related to the litigation settlement with Amazon. See Note 15 to our consolidated financial statements entitled “Litigation and Legal Proceedings” for further details.

(7)	Includes a $39 million pre-tax gain related to the substantial liquidation of the operations of TRU (HK) Limited, our wholly-owned subsidiary. See Note 1 to our consolidated financial statements entitled “Summary of Significant Accounting Policies” for further details.

(8)	Includes $410 million of transaction and related costs and $22 million of contract settlement and other fees related to the 2005 acquisition.

(9)	All share and per share amounts reflect a -for-one stock split of our common stock, which will occur prior to the consummation of this offering.

(10)	Excludes current portion of long-term debt.

(11)	Includes the impact of the issuance of $950 million and $725 million of debt on July 9, 2009 and November 20, 2009, respectively, the proceeds from which were used, together with other funds, to repay the outstanding loan balance of $1,267 million and $800 million plus accrued interest and fees. See Note 2 to our consolidated financial statements entitled “Long-Term Debt” for further details.

(12)	On February 1, 2009, we adopted the amendment to ASC Topic 810, “Consolidation” (“ASC 810”). The amendment requires a company to clearly identify and present ownership interest in subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity. Therefore, we have included our noncontrolling interest in Toys–Japan within the Total stockholders’ equity (deficit) line item.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of our Financial Condition and Results of Operations (“MD&A”) with “Selected Historical Financial and Other Data” and the audited historical financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited, to those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should read “Forward-Looking Statements” and “Risk Factors.”

Our MD&A includes the following sections:

•	Executive Overview provides an overview of our business.

•

Results of Operations provides an analysis of our financial performance and of our consolidated and segment results of operations for the 13 weeks ended May 1, 2010 compared to the 13 weeks ended May 2, 2009, and for fiscal 2009 compared to fiscal 2008 and fiscal 2008 compared to fiscal 2007.

•	Liquidity and Capital Resources provides an overview of our financing, capital expenditures, cash flows and contractual obligations.

•	Critical Accounting Policies provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.

•

Recently Adopted Accounting Pronouncements provides a brief description of significant accounting standards which were adopted during the 13 weeks ended May 1, 2010 and fiscal 2009. See Note 21 to our consolidated financial statements and Note 10 to our condensed consolidated financial statements included elsewhere in this prospectus entitled “Recent Accounting Pronouncements” for accounting standards which we have not yet been required to implement and may be applicable to our future operations.

Executive Overview

Our Business

We are the leading global specialty retailer of toys and juvenile products as measured by net sales. For over 50 years, Toys “R” Us has been recognized as the toy and baby authority. In the U.S., in fiscal 2009, approximately 70% of households with kids under 12 shopped at our Toys “R” Us stores and 84% of first time mothers shopped at our Babies “R” Us stores according to a survey by Leo J. Shapiro & Associates, LLC. We believe we offer the most comprehensive year-round selection of toys and juvenile products, including a broad assortment of private label and exclusive merchandise unique to our stores.

As of May 1, 2010, we operated 1,362 stores and licensed an additional 203 stores. These stores are located in 34 countries and jurisdictions around the world under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition to these stores, during the fiscal 2009 holiday season, we opened 91 pop-up stores, 30 of which remained open as of May 1, 2010. We also sell merchandise through our websites at Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com. For fiscal 2009, we generated net sales of $13.6 billion, net earnings of $312 million and Adjusted EBITDA of $1,130 million.

As of May 1, 2010, we operated all of the “R” Us branded retail stores in the United States and Puerto Rico. Internationally, we operate 514 of the 717 “R” Us branded retail stores. The balance of the

“R” Us branded retail stores outside the United States are operated by licensees. The fees from these licensees did not have a material impact on our Net sales. During fiscal 2009, the Company acquired certain business assets of FAO Schwarz, and began selling merchandise through our FAO Schwarz retail store in New York City. We also sell merchandise through our Internet sites in the United States at Toysrus.com and Babiesrus.com, as well as through other Internet sites internationally. In addition, commencing in fiscal 2009, we sell merchandise through our newly acquired eToys.com, FAO.com and babyuniverse.com Internet sites.

We developed several new store formats with an integrated “one-stop shopping” environment for our guests by combining the Toys “R” Us and Babies “R” Us merchandise offerings under one roof. We call these formats “side-by-side” or “SBS”, and “‘R’ Superstores” or “SSBS”, depending on the store size. Side-by-side stores are a combination of Toys “R” Us stores and Babies “R” Us stores. Our “R” Superstores are conceptually similar to SBS stores, except that they are larger in size. Either format may be the result of a conversion or relocation and, in certain cases, may be accompanied by the closure of one or more existing stores. In addition, side-by-side stores and “R” Superstores may also be constructed in a new location and market.

The integration of juvenile (including baby) merchandise with toy and entertainment offerings has allowed us to create a “one-stop shopping” experience for our guests, and enabled us to obtain the sales and operating benefits associated with combining product lines under one roof. Our juvenile product assortment allows us to capture new parents as customers during pregnancy, helping them prepare for the arrival of their newborn. We then become a resource for infant products such as formula, diapers and solid foods, as well as baby clothing and learning aids. We believe this opportunity to establish first contact with new parents enables us to develop long-lasting customer relationships with them as their children age and they transition to becoming consumers of our toy products. We continue to build on these relationships as these children grow and eventually become parents themselves. Additionally, juvenile merchandise such as baby formula, diapers and infant clothing provide us with a mitigant to the inherent seasonality in the toy business.

In connection with our juvenile integration strategy, we continue to increase the number of SBS and SSBS stores both domestically and internationally. Through the end of fiscal 2009, we have converted 129 existing stores into SBS store format and two existing stores into SSBS store format. In addition, during the same period, we have opened 36 SBS and SSBS stores (21 of which were relocations of existing stores). We expect that our integrated store formats will continue to be a significant driver of our revenue and profit growth going forward. In fiscal 2010, including stores opened, converted or relocated to date, we plan to open seven new SSBS stores (six of which are relocations of existing stores), open 12 new SBS stores and convert an additional 78 stores to the SBS stores format, all within our existing markets. As a result, we expect capital expenditures incurred in connection with store conversion projects and relocations to increase in fiscal 2010. In addition, we expect Selling, General and Administrative Expenses (“SG&A”) to increase due to additional expenses in connection with our conversions and relocations, expansion of online business, costs associated with additional labor for our Babies “R” Us stores and the opening of a sourcing office in China. See “—Capital Expenditures” below for further details on budgeted capital expenditure for fiscal 2010. Further, in fiscal 2010, SG&A expenses will increase due to the termination of the advisory agreement with the Sponsors and the payment of related fees (as described in “Certain Relationships and Related Party Transactions—Advisory Agreement).

In addition to our SBS and SSBS store formats, we continue to enhance our integrated strategy with our Babies “R” Us Express (“BRU Express”) and Juvenile Expansion formats which devote additional square footage to our juvenile products within our traditional Toys “R” Us stores. Since implementing this integrated store format, we have augmented 79 existing Toys “R” Us stores with these formats.

Our extensive experience in retail site selection has resulted in a portfolio of stores that include attractive locations in many of our chosen markets. Markets for new stores and formats are selected on the basis of proximity to other “R” Us branded stores, demographic factors, population growth potential, competitive environment, availability of real estate and cost. Once a potential market is identified, we select a suitable location based upon several criteria, including size of the property, access to major commercial thoroughfares, proximity of other strong anchor stores or other destination superstores, visibility and parking capacity.

As of May 1, 2010, we operated 1,362 retail stores and licensed an additional 203 retail stores worldwide in the following formats:

Format	Description	Number of Stores	Approximate Store Size (sq. ft.)
	Operated Stores
Traditional Toys “R” Us stores	The majority of square footage is devoted to traditional toy categories, with approximately 5,500 square feet devoted to boutique areas for juvenile products (BRU Express and Juvenile Expansion formats devote approximately an additional 4,500 square feet and 1,000 square feet, respectively, for juvenile - including baby - products).	906	30,000 to 50,000

Traditional Babies “R” Us stores	Predominantly juvenile (including baby) products, with approximately 2,000 to 5,000 square feet devoted to specialty name brand and private label clothing.	279	30,000 to 45,000

Side-by-Side (SBS) stores	Devote approximately 20,000 to 30,000 square feet to traditional toy products and 9,000 to 15,000 square feet to juvenile (including baby) products.	148	30,000 to 50,000

“R” Superstores (SSBS)	Combine domestically a traditional toy store of approximately 34,000 square feet with a juvenile (including baby) store of approximately 30,000 square feet.	26	55,000 to 70,000

Flagship stores (all in New York City)	The Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue near Central Park, and the Babies “R” Us store in Union Square.	3	55,000 to 100,000

		1,362

Total operated stores	Licensed Stores

Traditional Toys “R” Us stores	The majority of square footage is devoted to traditional toy categories, with approximately 5,500 square feet devoted to boutique areas for juvenile (including baby) products.	203	30,000 to 50,000

Total operated and licensed stores		1,565

In addition to these stores, during the fiscal 2009 holiday season, we opened 91 Toys “R” Us Holiday Express stores or pop-up stores a temporary store format located in high-traffic shopping areas, 30 of which remained open as of May 1, 2010.

Our Business Segments

Our business has two reportable segments: Domestic and International. The following is a brief description of our segments:

•

Domestic—Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 848 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Net sales are derived from 495 traditional toy stores (including 77 BRU Express and Juvenile Expansion formats), 260 juvenile stores, 64 SBS stores, 26 SSBS stores and our 3 flagship stores in New York City, as of May 1, 2010. Additionally, we also generate sales through our pop-up store locations. On average, our stores offer approximately 10,000 active items year-round. Based on sales, we are the largest specialty retailer of toys in the United States and Puerto Rico as well as the only specialty juvenile and baby retailer that operates on a national scale in the United States. Domestic Net sales were $8.3 billion for the fiscal year ended January 30, 2010 and $1.7 billion for the thirteen weeks ended May 1, 2010, which accounts for 61% and 64%, respectively, of our consolidated Net sales.

•

International—Our International segment sells a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 514 operated and 203 licensed stores that operate in 33 countries and jurisdictions, as of May 1, 2010 and through the Internet. Net sales (including fees received from licensed stores) in our International segment are derived from 614 traditional toy stores, 411 of which are operated by us, including 2 BRU Express formats, as well as 84 SBS stores and 19 juvenile stores. Our wholly-owned operations are in Australia, Austria, Canada, France, Germany, Portugal, Spain, Switzerland and the United Kingdom. We also consolidate the results of Toys “R” Us–Japan, Ltd. (“Toys–Japan”) of which we owned approximately 91% at January 30, 2010 and, as of April 15, 2010, we now own 100%. On average, our stores offer approximately 8,500 active items year-round. International Net sales were $5.3 billion for the fiscal year ended January 30, 2010 and $937 million for the thirteen weeks ended May 1, 2010, which accounts for 39% and 36%, respectively, of our consolidated Net sales.

In order to properly judge our business performance, it is necessary to be aware of the following challenges and risks:

•

Seasonality—Our business is highly seasonal with sales and earnings highest in the fourth quarter. During fiscals 2009, 2008 and 2007, approximately 43%, 40% and 42%, respectively, of the Net sales from our worldwide business and a substantial portion of the operating earnings and cash flows from operations were generated in the fourth quarter. Our results of operations depend significantly upon the fourth quarter holiday selling season.

•

Spending patterns and product migration—Many economic and other factors outside our control, including consumer confidence, consumer spending levels, employment levels, consumer debt levels and inflation, as well as the availability of consumer credit, affect consumer spending habits. Since fiscal 2008, there has been a deterioration in the global financial markets and economic environment, which has negatively impacted consumer spending. In response, we have taken steps to increase opportunities to drive profitable sales and curtailed capital spending and operating expenses wherever prudent. If these adverse trends in economic conditions worsen, or if our efforts to counteract the impacts of these trends are not sufficiently effective, there would be a negative impact on our financial performance and position in future fiscal periods.

•

Increased competition—Our businesses operate in a highly competitive retail market. We compete on the basis of product variety, quality, safety, availability, price, advertising and promotion, convenience or store location and customer service. We face strong competition from discount and mass merchandisers, national and regional chains and department stores, local retailers in the market areas we serve and Internet and catalog businesses. Price competition in our retailing business continued to be intense during the 2009 fourth quarter holiday season.

•

Video games and video game systems—Video games and video game systems represent a significant portion of our entertainment category. Video games and video game systems have tended to account for 10% to 13% of our annual Net sales for fiscals 2009, 2008 and 2007. The video game market remains competitive with significant competition from Wal-Mart, Amazon, Target, Kmart, Best Buy and GameStop. Due to the intensified competition as well as the maturation of this category, sales of video games and video game systems will periodically experience volatility that may impact our financial performance. Gross margin for our entertainment category, which includes video games and video game systems, had a gross margin rate between 14% and 16% for the past three fiscal years.

Results of Operations

Financial Performance for the 13 Weeks Ended May 1, 2010

As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen weeks ended May 1, 2010 compared to the thirteen weeks ended May 2, 2009:

	13 Weeks Ended
($ In millions)	May 1, 2010	May 2, 2009
Net sales	$2,608	$2,477
Gross margin as a percentage of Net sales	36.2%	35.9%
Selling, general and administrative expenses as a percentage of Net sales	32.9%	31.8%
Net loss attributable to Toys “R” Us, Inc.	$(55)	$(35)

Net sales for the thirteen weeks ended May 1, 2010 increased by $131 million primarily as a result of an increase in comparable store net sales at our Domestic segment, largely driven by stores that were recently converted or relocated to our SBS and SSBS formats and an increase in the number of overall transactions. Additionally contributing to the increase at both of our segments was net sales from new stores. Foreign currency translation also had a positive impact on Net sales for the thirteen weeks ended May 1, 2010. Partially offsetting these increases were decreased comparable store net sales at our International segment primarily due to lower average transaction amounts.

Gross margin, as a percentage of Net sales, for the thirteen weeks ended May 1, 2010 increased primarily as a result of improvements in sales mix away from lower margin products. Partially offsetting this increase were increased sales of lower margin commodities within the juvenile category at our Domestic segment.

SG&A as a percentage of Net sales, for the thirteen weeks ended May 1, 2010 increased primarily due to a reserve for certain legal matters, the addition of new stores and additional store support. Foreign currency translation also contributed to the increase in SG&A.

Net loss attributable to Toys “R” Us, Inc. for the thirteen weeks ended May 1, 2010 increased primarily due to an increase in SG&A and Interest expense, partially offset by an increase in Gross margin due to higher Net sales and margin rate, and an increase in Income tax benefit.

Comparable Store Net Sales

We include, in computing comparable store net sales, stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening.

Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.

By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more, we can better gauge how the core store base is performing since it excludes the impact of store openings and closings.

Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on an annual, quarterly and monthly basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.

The following table discloses our comparable store net sales for the thirteen weeks ended May 1, 2010 and May 2, 2009:

	13 Weeks Ended
	May 1, 2010 vs. 2009	May 2, 2009 vs. 2008
Domestic	1.9%	(5.4)%
International	(1.4)%	(5.4)%

Store Count by Segment

	Segment Store Count
	May 1, 2010	May 2, 2009	Change
Domestic(1)	848	847	1
International—Operated(2)	514	506	8
International—Licensed	203	193	10

Total(3)	1,565	1,546	19

(1)	Store count as of May 1, 2010 includes 64 SBS, 26 SSBS, 13 BRU Express stores and 64 Juvenile Expansions. As of May 2, 2009, there were 53 SBS, 20 SSBS, 12 BRU Express stores and 63 Juvenile Expansions.

(2)	Store count as of May 1, 2010 includes 84 SBS and 2 BRU Express stores. As of May 2, 2009, there were 70 SBS and 2 BRU Express stores.
(3)	Pop-up stores are temporary locations typically open for a duration of less than one year and are not included in our overall store count. As of May 1, 2010, 29 Domestic and 1 International pop-up stores were open. Certain pop-up stores may remain in operation and become permanent locations.

13 Weeks Ended May 1, 2010 Compared to 13 Weeks Ended May 2, 2009

Net Loss Attributable to Toys “R” Us, Inc.

	13 Weeks Ended
(In millions)	May 1, 2010	May 2, 2009	Change
Net loss attributable to Toys “R” Us, Inc.	$(55)	$(35)	$(20)

The increase in Net loss attributable to Toys “R” Us, Inc. for the thirteen weeks ended May 1, 2010 was primarily due to an increase in SG&A of $70 million resulting primarily from a reserve for certain legal matters, the addition of new stores and additional store support. Additionally contributing to the increase was an increase in Interest expense of $31 million due principally to the prior year refinancings and a $4 million decrease in Net loss attributable to noncontrolling interest primarily due to an increase in our ownership interest in Toys–Japan during the current year. These increases were partially offset by an increase in Gross margin of $55 million due to higher Net sales and margin rate, and an increase in Income tax benefit of $32 million.

Net Sales

	13 Weeks Ended
					Percentage of Total Net Sales
($ In millions )	May 1, 2010	May 2, 2009	$ Change	% Change	May 1, 2010	May 2, 2009
Domestic	$1,671	$1,623	$48	3.0%	64.1%	65.5%
International	937	854	83	9.7%	35.9%	34.5%

Total Net sales	$2,608	$2,477	$131	5.3%	100.0%	100.0%

For the thirteen weeks ended May 1, 2010, Net sales increased by $131 million or 5.3%, to $2,608 million from $2,477 million for the same period last year. Net sales for the thirteen weeks ended May 1, 2010 included the impact of foreign currency translation which increased Net sales by approximately $75 million.

Excluding the impact of foreign currency translation, the increase in Net sales for the thirteen weeks ended May 1, 2010 was primarily due to increased comparable store net sales at our Domestic segment, largely driven by stores that were recently converted or relocated to our SBS and SSBS store formats and an increase in the number of overall transactions. Additionally contributing to the increase at both of our segments was net sales from new stores. Partially offsetting these increases were decreased comparable store net sales at our International segment primarily due to lower average transaction amounts.

Domestic

Net sales for the Domestic segment increased by $48 million or 3.0%, to $1,671 million for the thirteen weeks ended May 1, 2010, compared to $1,623 million for the same period last year. The increase in Net sales was primarily a result of an increase in comparable store net sales of 1.9%, as well as the addition of new stores.

The increase in comparable store net sales resulted primarily from an increase in our juvenile and seasonal categories. The increase in our juvenile category was primarily due to increased sales of commodities. The increase in our seasonal category was primarily due to increased sales of outdoor products. Partially offsetting these increases was a decrease in our entertainment category which was driven by a slowdown in demand for video game systems and related accessories as well as fewer new software releases.

International

Net sales for the International segment increased by $83 million or 9.7%, to $937 million for the thirteen weeks ended May 1, 2010, compared to $854 million for the same period last year. Excluding a $75 million increase in Net sales due to foreign currency translation, International Net sales increased by $8 million primarily due to the addition of new stores. Partially offsetting the increase was a decrease in comparable store net sales of 1.4%.

The decrease in comparable store net sales resulted primarily from decreases in our entertainment and seasonal categories. The decrease in our entertainment category was driven by a slowdown in demand for video game systems and related accessories as well as fewer new software releases. The decrease in our seasonal category was primarily due to declines in sales of outdoor products. Partially offsetting these decreases were increases in our learning and core toy categories. The learning category increased primarily as a result of strong sales of educational products, while the increase in the core toy category was primarily driven by an increase in sales of action figures and collectibles.

Cost of Sales and Gross Margin

We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following costs are included in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	13 Weeks Ended
				Percentage of Net Sales
($ In millions )	May 1, 2010	May 2, 2009	$ Change	May 1, 2010	May 2, 2009	Change
Domestic	$600	$582	$18	35.9%	35.9%	0.0%
International	345	308	37	36.8%	36.1%	0.7%

Total Gross margin	$945	$890	$55	36.2%	35.9%	0.3%

Gross margin increased by $55 million to $945 million for the thirteen weeks ended May 1, 2010, compared to $890 million for the same period last year. Foreign currency translation accounted for approximately $27 million of the increase in Gross margin. Gross margin, as a percentage of Net sales, increased by 0.3 percentage points for the thirteen weeks ended May 1, 2010 compared to the same period last year. Gross margin, as a percentage of Net sales, was primarily impacted by improvements in sales mix away from lower margin products.

Domestic

Gross margin increased by $18 million to $600 million for the thirteen weeks ended May 1, 2010, compared to $582 million for the same period last year. Gross margin, as a percentage of Net sales, for the thirteen weeks ended May 1, 2010 remained unchanged compared to the same period last year.

Gross margin, as a percentage of Net sales, continued to benefit from improvements in sales mix away from lower margin products such as video game systems, as well as current year improvements in margin on promotional sales. Additionally, gross margin benefited from increased sales of higher margin learning, seasonal and core toy products. These increases were offset by increased sales of lower margin commodities within the juvenile category.

International

Gross margin increased by $37 million to $345 million for the thirteen weeks ended May 1, 2010, compared to $308 million for the same period last year. Foreign currency translation accounted for approximately $27 million of the increase. Gross margin, as a percentage of Net sales, for the thirteen weeks ended May 1, 2010 increased by 0.7 percentage points compared to the same period last year.

The increase in Gross margin, as a percentage of Net sales, resulted primarily from improvements in sales mix toward sales of higher margin core toy and learning products.

Selling, General and Administrative Expenses

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses,

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to moving merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	13 Weeks Ended
				Percentage of Net Sales
($ In millions)	May 1, 2010	May 2, 2009	$ Change	May 1, 2010	May 2, 2009	Change
Toys “R” Us—Consolidated	$858	$788	$70	32.9%	31.8%	1.1%

SG&A increased by $70 million to $858 million for the thirteen weeks ended May 1, 2010, compared to $788 million for the same period last year. As a percentage of Net sales, SG&A increased by 1.1 percentage points. Foreign currency translation accounted for approximately $26 million of the increase.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to a reserve for certain legal matters of $17 million, an increase in payroll expenses of $17 million and store occupancy costs of $6 million primarily related to the addition of new stores and additional store support. The remainder of the increase was driven by nominal increases in other general operating expenses.

Depreciation and Amortization

	13 Weeks Ended
(In millions)	May 1, 2010	May 2, 2009	Change
Toys “R” Us—Consolidated	$94	$93	$1

Depreciation and amortization remained consistent compared to the same period last year.

Other Income, Net

Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	foreign exchange gains and losses;

•	impairment losses on long-lived assets; and

•	other operating income and expenses.

	13 Weeks Ended
(In millions)	May 1, 2010	May 2, 2009	Change
Toys “R” Us—Consolidated	$12	$12	$—

Other income, net for the thirteen weeks ended May 1, 2010 remained consistent compared to the same period last year.

Interest Expense

	13 Weeks Ended
(In millions)	May 1, 2010	May 2, 2009	Change
Toys “R” Us—Consolidated	$125	$94	$31

Interest expense increased by $31 million to $125 million for the thirteen weeks ended May 1, 2010, compared to $94 million for the same period last year. The increase was primarily due to an increase of $33 million related to higher effective interest rates on our debt principally due to the prior year refinancings, partially offset by a reduction in average debt balances.

Interest Income

	13 Weeks Ended
(In millions)	May 1, 2010	May 2, 2009	Change
Toys “R” Us—Consolidated	$1	$2	$(1)

Interest income decreased by $1 million for the thirteen weeks ended May 1, 2010 compared to the same period last year primarily due to lower effective interest rates.

Income Tax Benefit

The following table summarizes our income tax benefit and effective tax rates for the thirteen weeks ended May 1, 2010 and May 2, 2009:

	13 Weeks Ended
($ In millions)	May 1, 2010	May 2, 2009
Loss before income taxes	$(119)	$(71)
Income tax benefit	63	31
Effective tax rate	(52.9)%	(43.7)%

The effective tax rates for the thirteen weeks ended May 1, 2010 and May 2, 2009 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 44.6% for the thirteen weeks ended May 1, 2010 compared to 43.9% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments, a decrease in state tax expense and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended May 1, 2010, our effective tax rate was impacted by tax benefits of $4 million related to state income taxes, $3 million related to adjustments to deferred taxes, $2 million related to adjustments to current taxes payable and $2 million related to changes to our liability for uncertain tax positions. These tax benefits were partially offset by a tax expense of $2 million related to an increase in our valuation allowance. For the thirteen weeks ended May 2, 2009, our effective tax rate was impacted by a tax benefit of $1 million related to state income taxes as well as changes to our liability for uncertain tax positions.

Financial Performance for Fiscals 2009, 2008 and 2007

As discussed in more detail in this MD&A, the following financial data represents an overview of our financial performance for fiscals 2009, 2008 and 2007:

	Fiscal Years Ended
($ In millions)	2009	2008	2007
Net sales	$13,568	$13,724	$13,794
Gross margin as a percentage of Net sales	35.2%	34.6%	34.8%
Selling, general and administrative expenses as a percentage of Net sales	27.5%	28.1%	27.6%
Net earnings attributable to Toys “R” Us, Inc.	$312	$218	$153

Net sales for fiscal 2009 decreased by $156 million primarily as a result of decreased comparable store net sales across both of our segments driven by a slowdown in demand for certain video game systems and related accessories, as well as a lower average transaction amount at both of our segments and a decrease in the number of transactions at our International segment. Partially offsetting this decrease was the positive impact of stores that were recently opened or converted to our SBS and SSBS store formats.

Gross margin as a percentage of Net sales for fiscal 2009 increased primarily as a result of improvements in sales mix away from lower margin products. Partially offsetting this increase were increased sales of lower margin commodities within the juvenile category at our Domestic segment.

SG&A as a percentage of Net sales for fiscal 2009 decreased primarily as a result of strong initiatives to reduce overall operating expenses. This includes decreases in advertising and promotional expenses, travel and transportation costs, store labor and other compensation expenses and professional fees. Additionally, SG&A decreased by $14 million at our International segment due to the contract termination fee paid by the Company in fiscal 2008 related to the settlement between Toys–Japan and McDonald’s Holding Company (Japan), Ltd. (“McDonald’s Japan”).

Net earnings attributable to Toys “R” Us, Inc. for fiscal 2009 increased primarily due to a reduction in SG&A and an increase in Gross margin, partially offset by an increase in net interest expense and Income tax expense.

Comparable Store Net Sales

The following table discloses our comparable store net sales for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008 (for a description of how comparable store net sales are measured, see “—Financial Performance for the 13 Weeks Ended May 1, 2010, Comparable Store Net Sales”):

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Domestic	(3.0)%	(0.1)%	2.7%
International	(2.8)%	(3.4)%	2.9%

Percentage of Net Sales by Product Category(1)

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Core Toy	17.0%	16.1%	16.8%
Entertainment	15.5%	18.0%	17.8%
Juvenile(2)	30.8%	31.2%	29.8%
Learning	22.4%	20.6%	21.1%
Seasonal	13.2%	13.0%	13.4%
Other(3)	1.1%	1.1%	1.1%

Total	100%	100%	100%

(1)	See “—Business—Product Selection and Merchandise” for a description of the product categories.
(2)	As a result of our juvenile integration strategy, the total square footage allocable to our juvenile products category in our stores globally increased in each of the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008, respectively, from the prior fiscal year.
(3)	Consists primarily of shipping and other non-product related revenues.

Store Count by Segment

	January 30, 2010	Fiscal 2009				January 31, 2009	Fiscal 2008				February 2, 2008
		Opened		Closed			Opened		Closed
Domestic(1)	849	6		(3)		846	6		(5)		845
International—Operated(2)	514	10		—		504	5		(5)		504
International—Licensed	203	16	(3)	(22	)(3)	209	36	(3)	(38	)(3)	211

Total(4)	1,566	32		(25)		1,559	47		(48)		1,560

(1)	Store count as of January 30, 2010 included 64 SBS stores, 26 SSBS stores, 13 BRU Express stores and 64 Juvenile Expansions. As of January 31, 2009 store count included 53 SBS stores, 19 SSBS stores, 12 BRU Express stores and 63 Juvenile Expansions. As of February 2, 2008, there were 28 SBS stores, 4 SSBS stores and 4 BRU Express stores.
(2)	Store count includes 77, 66 and 31 SBS stores as of January 30, 2010, January 31, 2009 and February 2, 2008, respectively. As of January 30, 2010, there were 2 BRU Express stores.
(3)	Closed stores in fiscal 2009 include the closure of 17 stores in the Netherlands due to the expiration of our license agreement in the Netherlands. Opened stores include new licensed stores primarily in China and Israel. Closed stores in fiscal 2008 include the closure of 35 stores related to the termination of our license agreement in Turkey. Opened stores include new licensed stores primarily in China, Malaysia and South Africa.
(4)	Does not include 29 pop-up stores Domestically and 1 Internationally that remained open as of January 30, 2010 due to the temporary nature of these locations. At the peak of this initiative, there were 89 Domestic and 2 International pop-up stores open. Certain pop-up stores may remain in operation and become permanent locations.

Fiscal 2009 Compared to Fiscal 2008

Net Earnings Attributable to Toys “R” Us, Inc.

(In millions)	Fiscal 2009	Fiscal 2008	Change
Net earnings attributable to Toys “R” Us, Inc.	$312	$218	$94

We generated Net earnings attributable to Toys “R” Us, Inc. of $312 million in fiscal 2009 compared to $218 million in fiscal 2008. The increase in Net earnings attributable to Toys “R” Us, Inc. was primarily due to a reduction in SG&A of $126 million resulting primarily from initiatives to reduce our operating expenses, an increase in Gross margin of $30 million due to improvements in sales mix away from lower margin products and a decrease in Depreciation and amortization of $23 million. This increase in Net earnings attributable to Toys “R” Us, Inc. was partially offset by an increase in net interest expense of $37 million, an increase in Income tax expense of $33 million and a decrease in Other income, net of $16 million. Each of these changes includes the effect of foreign currency translation, which accounted for approximately $28 million of the increase in Net earnings attributable to Toys “R” Us, Inc.

Net Sales

($ In millions)	Fiscal 2009	Fiscal 2008	$ Change	% Change	Percentage of Net Sales
					Fiscal 2009	Fiscal 2008
Domestic	$8,317	$8,480	$(163)	(1.9)%	61.3%	61.8%
International	5,251	5,244	7	0.1%	38.7%	38.2%

Total Net sales	$13,568	$13,724	$(156)	(1.1)%	100.0%	100.0%

Net sales decreased by $156 million, or 1.1%, to $13,568 million in fiscal 2009, compared with $13,724 million in fiscal 2008. Net sales for fiscal 2009 included the impact of foreign currency translation that increased Net sales by approximately $83 million.

Excluding the impact of foreign currency translation, the decrease in Net sales for fiscal 2009 was primarily due to decreased comparable store net sales across both our segments. Comparable store net sales were primarily impacted by the overall slowdown in the global economy, a lower average transaction amount at both of our segments and a decrease in the number of transactions at our International segment. Partially offsetting this decrease was an increase in comparable store net sales attributable to stores in our SBS and SSBS store formats.

Domestic

Net sales for the Domestic segment decreased by $163 million, or 1.9%, to $8,317 million in fiscal 2009, compared with $8,480 million in fiscal 2008. The decrease in Net sales was primarily a result of a decrease in comparable store net sales of 3.0%.

The decrease in comparable store net sales resulted primarily from a decrease in our entertainment, juvenile (including baby) and seasonal categories, which were all affected by the overall slowdown in the economy. The decrease in our entertainment category was driven by a slowdown in demand for certain video game systems and related accessories as well as fewer new software releases. The juvenile category decreased primarily as a result of the phasing out of certain size apparel offerings, along with declines in sales of baby gear, furniture and bedding. Sales of seasonal products, such as outdoor play equipment, decreased primarily due to cooler weather. These decreases were partially offset by increases in our learning and core toy categories. The learning category increased as a result of strong sales of construction toys, while increased sales in the core toy category were primarily driven by an increase in sales of collectibles and dolls.

International

Net sales for the International segment increased by $7 million, or 0.1%, to $5,251 million in fiscal 2009, compared with $5,244 million in fiscal 2008. Excluding an $83 million increase in Net sales due to foreign currency translation, there was a decrease in Net sales at our International segment which was primarily a result of a decrease in comparable store net sales of 2.8%.

The decrease in comparable store net sales resulted primarily from a decrease in our entertainment and juvenile (including baby) categories, which were both affected by the slowdown in the global economy. The entertainment category decreases were primarily attributable to a slowdown in demand for certain video game systems and related accessories as well as fewer new software releases. The juvenile category decreased primarily from declines in sales of nursery equipment and apparel. These decreases were partially offset by increases in our learning and core toy categories. The increase in the learning category was primarily a result of strong sales of educational products and construction toys. The increase in the core toy category was primarily attributable to increased sales of action figures.

Cost of Sales and Gross Margin

($ In millions)	Fiscal 2009	Fiscal 2008	$ Change	Percentage of Net sales
				Fiscal 2009	Fiscal 2008	% Change
Domestic	$2,893	$2,910	$(17)	34.8%	34.3%	0.5%
International	1,885	1,838	47	35.9%	35.0%	0.9%

Total Gross margin	$4,778	$4,748	$30	35.2%	34.6%	0.6%

Gross margin increased by $30 million to $4,778 million in fiscal 2009, compared with $4,748 million in fiscal 2008. Gross margin, as a percentage of Net sales, for fiscal 2009 increased by 0.6 percentage points. Foreign currency translation accounted for approximately $15 million of the increase in Gross margin. The increase in Gross margin, as a percentage of Net sales, was primarily the result of improvements in sales mix away from lower margin products.

Domestic

Gross margin decreased by $17 million to $2,893 million in fiscal 2009, compared with $2,910 million in fiscal 2008. Gross margin, as a percentage of Net sales, for fiscal 2009 increased by 0.5 percentage points.

The increase in Gross margin, as a percentage of Net sales, resulted primarily from improvements in sales mix away from lower margin products such as video game systems, and overall improvements in margin on full price sales and promotional sales in the learning and core toy categories. These increases were partially offset by increased sales of lower margin commodities within the juvenile category.

International

Gross margin increased by $47 million to $1,885 million in fiscal 2009, compared with $1,838 million in fiscal 2008. Foreign currency translation accounted for approximately $15 million of the increase. Gross margin, as a percentage of Net sales, for fiscal 2009 increased by 0.9 percentage points.

The increase in Gross margin, as a percentage of Net sales, resulted primarily from improvements in sales mix toward sales of higher margin learning and core toy products as well as decreased sales of lower margin video game systems compared to fiscal 2008.

Selling, General and Administrative Expenses

	Fiscal 2009	Fiscal 2008	$ Change	Percentage of Net sales
($ In millions)				Fiscal 2009	Fiscal 2008	% Change
Toys “R” Us—Consolidated	$3,730	$3,856	$(126)	27.5%	28.1%	(0.6)%

SG&A decreased $126 million to $3,730 million in fiscal 2009 compared to $3,856 million in fiscal 2008. As a percentage of Net sales, SG&A decreased by 0.6 percentage points. Foreign currency translation accounted for approximately $5 million of the decrease.

Excluding the impact of foreign currency translation, the decrease in SG&A was primarily from strong initiatives to reduce overall operating expenses, which includes decreases of $29 million in advertising and promotional expenses, $23 million in travel and transportation costs, $17 million in store labor and other compensation expenses and $17 million in professional fees at our Domestic and International segments.

Additionally, SG&A decreased at our International segment due to the contract termination fee paid by the Company related to the settlement between Toys–Japan and McDonald’s Japan, which increased SG&A by $14 million in fiscal 2008. The remainder of the decrease resulted from a $7 million decrease in signage expense, a $6 million decrease in hiring and retention costs, a $4 million decrease in security costs and nominal reductions in other general operating expenses.

Depreciation and Amortization

(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us—Consolidated	$376	$399	$(23)

Depreciation and amortization decreased by $23 million to $376 million in fiscal 2009 compared to $399 million in fiscal 2008. The decrease was primarily due to a decrease of $11 million in accelerated depreciation related to store relocations and disposals in fiscal 2008, a decrease of $8 million related to assets which became fully amortized during the first half of fiscal 2009, as well as the addition of fewer new Company operated stores due to the curtailment of capital spending during fiscal 2009. Additionally, foreign currency translation accounted for approximately $1 million of the decrease.

Other Income, Net

(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us—Consolidated	$112	$128	$(16)

Other income, net decreased by $16 million to $112 million in fiscal 2009 compared to $128 million in fiscal 2008. The decrease was primarily due to the recognition of an additional $59 million of gift card breakage income in fiscal 2008 resulting from the change in estimate effected by a change in accounting principle, and a $39 million gain recognized in fiscal 2008 on the liquidation of our Hong Kong subsidiary representing a cumulative translation adjustment. These decreases were partially offset by a $51 million litigation settlement with Amazon in fiscal 2009, a decrease in impairment losses on long-lived assets of $26 million, and a $4 million decrease in foreign currency translation gains compared to the same period last year.

See Note 1 to our consolidated financial statements included elsewhere in this prospectus entitled “Summary of Significant Accounting Policies” for further details.

Interest Expense

(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us—Consolidated	$447	$419	$28

Interest expense increased by $28 million for fiscal 2009 compared to fiscal 2008. The increase was largely due to an increase of $20 million primarily as a result of the write-off of fees related to the repayment of our $1.3 billion unsecured credit agreement and our $800 million secured real estate loans. In addition, there was an increase of $5 million related primarily to higher effective interest rates, partially offset by a reduction in average debt balances.

Interest expense will increase in the future due to the issuance of $950 million of 10.75% Senior Notes by Toys “R” Us Property Company I, LLC (“TRU Propco I”) on July 9, 2009 and the issuance of $725 million of 8.50% Senior Secured Notes by Toys “R” Us Property Company II, LLC (“TRU Propco II”) on November 20, 2009. These increases will be partially offset by the repayment of approximately $2.0 billion in real estate loans which had a lower effective interest rate of LIBOR plus margin.

Interest Income

(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us—Consolidated	$7	$16	$(9)

Interest income decreased by $9 million for fiscal 2009 compared to fiscal 2008 primarily due to lower effective interest rates in fiscal 2009.

Income Tax Expense

(In millions)	Fiscal 2009	Fiscal 2008	Change
Toys “R” Us—Consolidated	$40	$7	$33
Consolidated effective tax rate	11.6%	3.2%	8.4%

The net increase in income tax expense of $33 million in fiscal 2009 compared to fiscal 2008 was principally due to the increase in pre-tax earnings. Other increases due to a change in the mix of pre-tax earnings, an increase in permanent items, and a net increase in valuation allowances and liabilities for unrecognized tax benefits, were offset by a benefit for the reversal of deferred tax liabilities associated with the undistributed earnings of two of our subsidiaries as it is management’s intention to permanently reinvest those earnings, as well as benefits associated with a change in the tax classification of certain foreign entities.

The U.S. Federal statutory tax rate is 35%. Our income tax expense in fiscal 2009 materially benefited from certain non-recurring items, including items related to our Foreign operations. For fiscal 2010, we estimate that our effective tax rate will be 25% as a result of benefits from certain non-recurring items, including items related to our Foreign operations and unrecognized tax benefits. As these non-recurring items may not provide a benefit in future periods, we estimate that our effective tax rate will be approximately 38% in these future periods. There are many factors beyond our control that affect our tax rate, including changes in tax laws, and therefore the actual tax rates may vary from these estimates and such variations may be material (see also “Risk Factors”—“We may experience fluctuations in our tax obligations and effective tax rate, which could materially and adversely affect our results of operations”). See Note 11 to our consolidated financial statements included elsewhere in this prospectus entitled “Income Taxes” for further details.

Fiscal 2008 Compared to Fiscal 2007

Net Earnings Attributable to Toys “R” Us, Inc.

(In millions)	Fiscal 2008	Fiscal 2007	Change
Net earnings attributable to Toys “R” Us, Inc.	$218	$153	$65

We generated Net earnings attributable to Toys “R” Us, Inc. of $218 million in fiscal 2008 compared to $153 million in fiscal 2007. Net earnings attributable to Toys “R” Us, Inc. increased primarily as a result of a decrease in Interest expense of $84 million, a decrease in Income tax expense of $58 million and an increase in Other income, net of $44 million (primarily due to $59 million of additional gift card breakage income—see Note 1 to our consolidated financial statements included elsewhere in this prospectus entitled “Summary of Significant Accounting Policies”), partially offset by a decrease in Gross margin of $59 million and an increase in SG&A of $55 million. Each of these changes includes the effect of foreign currency translation, which accounted for an approximate $17 million decrease in Net earnings attributable to Toys “R” Us, Inc.

Net Sales

	Fiscal 2008	Fiscal 2007	$ Change	Percentage of Net sales
($ In millions)				% Change	Fiscal 2008	Fiscal 2007
Domestic	$8,480	$8,450	$30	0.4%	61.8%	61.3%
International	5,244	5,344	(100)	(1.9)%	38.2%	38.7%

Total Net sales	$13,724	$13,794	$(70)	(0.5)%	100.0%	100.0%

Net sales decreased by $70 million, or 0.5%, to $13,724 million in fiscal 2008 from $13,794 million in fiscal 2007. Net sales for fiscal 2008 included the impact of foreign currency translation that increased Net sales by approximately $47 million.

Excluding the impact of foreign currency translation, the decrease in Net sales for fiscal 2008 was primarily due to decreased comparable store net sales across both of our segments, resulting primarily from the slowdown in the global economy which contributed to a decrease in the number of transactions in both of our segments and a lower average transaction amount at our International segment. Partially offsetting this decrease was Net sales from new Company operated stores and a higher average transaction amount at our Domestic segment.

Domestic

Net sales for the Domestic segment increased by $30 million, or 0.4%, to $8,480 million in fiscal 2008 from $8,450 million for fiscal 2007. The increase in Net sales was primarily a result of new wholly-owned stores, partially offset by a decrease in comparable store net sales of 0.1%.

The comparable store net sales decrease in fiscal 2008 was primarily a result of lower sales in our core toy, learning and seasonal categories, which were all affected by the overall slowdown in the economy. Core toys and learning also experienced declines in sales of mature product lines as well as poor performance of certain new product releases. These decreases were partially offset by increases in our entertainment category as a result of strong demand for video game systems, new video game software releases and related accessories. Our juvenile category was positively impacted by the conversion of certain stores to our SBS and SSBS store formats along with increased square footage devoted to juvenile products in our traditional toy stores, partially offset by decreases in baby gear and furniture sales.

International

Net sales for the International segment decreased by $100 million, or 1.9%, to $5,244 million for fiscal 2008, compared to $5,344 million for fiscal 2007. Excluding a $47 million increase in Net sales due to foreign currency translation, Net sales of our International segment decreased primarily due to a decrease in comparable store net sales of 3.4%, partially offset by increased Net sales from the addition of new Company operated stores.

The comparable store net sales decrease in fiscal 2008 was primarily impacted by decreases in our entertainment, core toy and seasonal categories, which we believe were affected by the slowdown in the global economy. Entertainment decreased primarily due to strong prior year sales of video game systems. Core toys decreased primarily due to strong prior year sales of licensed products. Sales of seasonal products decreased primarily due to a decrease in sales of outdoor products. Partially offsetting these decreases were increased sales in our juvenile category from the conversion of certain stores to our SBS store format along with increased square footage devoted to juvenile products in our traditional toy stores.

Cost of Sales and Gross Margin

				Percentage of Net sales
($ In millions)	Fiscal 2008	Fiscal 2007	$ Change	Fiscal 2008	Fiscal 2007	% Change
Domestic	$2,910	$2,902	$8	34.3%	34.3%	—
International	1,838	1,905	(67)	35.0%	35.6%	(0.6)%

Total Gross margin	$4,748	$4,807	$(59)	34.6%	34.8%	(0.2)%

Gross margin, as a percentage of Net sales, decreased by 0.2 percentage points and decreased $59 million in fiscal 2008 compared to fiscal 2007. The decrease in Gross margin, as a percentage of Net sales, was primarily due to price reductions taken in light of the slowdown in the global economy. Partially offsetting these decreases was a change in accounting method for valuing merchandise inventory at our Domestic segment, which contributed an approximate $30 million increase to our Gross margin. Additionally, Gross margin in fiscal 2008 included the impact of foreign currency translation that increased Gross margin by approximately $11 million.

Domestic

Gross margin increased by $8 million to $2,910 million in fiscal 2008 compared to $2,902 million in fiscal 2007. Gross margin, as a percentage of Net sales, in fiscal 2008 remained unchanged compared to fiscal 2007.

Gross margin, as a percentage of Net sales, was impacted by increases in allowances from vendors, and the change in accounting method for valuing merchandise inventory which contributed an approximate $30 million increase to our Gross margin, offset by increased sales of lower margin products, such as electronics and commodities.

International

Gross margin decreased by $67 million to $1,838 million in fiscal 2008 compared to $1,905 million in fiscal 2007. Gross margin in fiscal 2008 included the impact of foreign currency translation that increased Gross margin by approximately $11 million. Gross margin, as a percentage of Net sales, in fiscal 2008 decreased by 0.6 percentage points compared to fiscal 2007.

The decrease in Gross margin, as a percentage of Net sales, was primarily due to price reductions in light of the slowdown in the global economy, reduced discounts and allowances from vendors resulting from a reduction in inventory purchases. Partially offsetting these decreases were improvements in our sales mix toward higher margin products.

Selling, General and Administrative Expenses

				Percentage of Net sales
($ In millions)	Fiscal 2008	Fiscal 2007	$ Change	Fiscal 2008	Fiscal 2007	% Change
Toys “R” Us—Consolidated	$3,856	$3,801	$55	28.1%	27.6%	0.5%

SG&A increased $55 million to $3,856 million in fiscal 2008 compared to $3,801 million in fiscal 2007. As a percentage of Net sales, SG&A increased by 0.5 percentage points. Foreign currency translation accounted for approximately $31 million of the increase.

In addition to the impact of foreign currency translation, the increase in SG&A was primarily due to increases in advertising and store occupancy expenses at our Domestic and International segments. Advertising expenses increased due to increases in print advertising and promotional activities to drive customer traffic to our stores, with a focus on the holiday shopping season. Store occupancy expenses increased primarily due to increased costs to support our new integrated strategy of constructing and converting existing stores to our SBS and SSBS store formats. Additionally, SG&A increased at our International segment due to a contract termination payment to McDonald’s Japan, which increased SG&A by $14 million. Partially offsetting these increases were decreases in Domestic store payroll, company-wide bonuses and corporate professional fees, as a result of cost-saving initiatives.

Depreciation and Amortization

(In millions)	Fiscal 2008	Fiscal 2007	Change

Toys “R” Us—Consolidated	$399	$394	$5

Depreciation and amortization increased by $5 million to $399 million in fiscal 2008 compared to $394 million in fiscal 2007, primarily due to foreign currency translation.

Other Income, Net

(In millions)	Fiscal 2008	Fiscal 2007	Change
Toys “R” Us—Consolidated	$128	$84	$44

Other income increased by $44 million to $128 million in fiscal 2008 compared to $84 million in fiscal 2007. The increase was primarily due to the recognition of an additional $59 million of gift card breakage income as a result of the change in estimate effected by a change in accounting principle. In addition, the operations of TRU (HK) Limited, our wholly-owned subsidiary, were substantially liquidated in fiscal 2008. As a result, we recognized a $39 million gain representing a cumulative translation adjustment. Partially offsetting these increases was a decrease of $28 million in net gains on sales of properties, primarily due to a gain of $18 million on the sale of an idle distribution center and a $10 million gain on the consummation of a lease termination agreement during fiscal 2007. In addition, we recognized $20 million of additional impairment losses on long-lived assets as compared to the same period in the prior year.

See Note 1 to our consolidated financial statements included elsewhere in this prospectus entitled “Summary of Significant Accounting Policies” for further details.

Interest Expense

(In millions)	Fiscal 2008	Fiscal 2007	Change
Toys “R” Us—Consolidated	$419	$503	$(84)

Interest expense decreased by $84 million for fiscal 2008 compared to fiscal 2007. The decrease in Interest expense was primarily due to lower average interest rates on our debt and a reduction of charges related to the changes in the fair values of our derivatives which are not designated for hedge accounting. See Note 2 to the consolidated financial statements included elsewhere in this prospectus entitled “Long-Term Debt” and Note 3 to our consolidated financial statements entitled “Derivative Instruments and Hedging Activities.”

Interest Income

(In millions)	Fiscal 2008	Fiscal 2007	Change
Toys “R” Us—Consolidated	$16	$27	$(11)

Interest income decreased by $11 million for fiscal 2008 compared to fiscal 2007 primarily due to lower average interest rates in fiscal 2008.

Income Tax Expense

(In millions)	Fiscal 2008	Fiscal 2007	Change
Toys “R” Us—Consolidated	$7	$65	$(58)
Consolidated effective tax rate	3.2%	29.5%	(26.3)%

The decrease in income tax expense of $58 million in fiscal 2008 compared to fiscal 2007 was due to a change in the mix of pre-tax earnings, a reduction in permanent items and net reductions in valuation allowances and liabilities for unrecognized tax benefits. See Note 11 to our consolidated financial statements included elsewhere in this prospectus entitled “Income Taxes” for further details.

Liquidity and Capital Resources

As of May 1, 2010, we were in compliance with all of our covenants related to our outstanding debt. On June 24, 2009, we amended and restated the credit agreement for our $2.1 billion secured revolving credit facility, which extended the maturity date on a portion of the facility and amended certain other provisions. As amended, the facility is bifurcated into two tranches, $517 million of which matures on July 21, 2010 with a $1,631 million tranche maturing on May 21, 2012 for a total credit availability of $2,148 million. Borrowings under this credit facility are secured by tangible and intangible assets of Toys “R” Us–Delaware, Inc. (“Toys–Delaware”), subject to specific exclusions stated in the credit agreement. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables less any applicable availability reserves. At May 1, 2010, we had no outstanding borrowings, a total of $93 million of outstanding letters of credit and had excess availability of $1,028 million. This amount is also subject to a minimum availability covenant, which was $140 million at May 1, 2010, with remaining availability of $888 million in excess of the covenant. See Note 2 to our consolidated financial statements entitled “Long-Term Debt” and Note 2 to our condensed consolidated financial statements entitled “Short-term borrowings and long-term debt” included elsewhere in this prospectus for further details regarding the borrowing base calculation.

Toys–Japan has credit agreements with a syndicate of financial institutions, which established two unsecured loan commitment lines of credit (“Tranche 1” and “Tranche 2”, respectively). Under the agreement, Tranche 1 is available in amounts of up to ¥20 billion ($213 million at May 1, 2010), and expires on March 30, 2011. At May 1, 2010, we had outstanding borrowings of $172 million under Tranche 1, which are included in Current portion of long-term debt on our condensed consolidated balance sheets, with $41 million of remaining availability. On March 30, 2009, Toys–Japan refinanced Tranche 2 resulting in amounts of up to ¥12.6 billion ($140 million at January 30, 2010), expiring in fiscal 2010.

On February 26, 2010, Toys–Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. Additionally, on March 29, 2010, Toys–Japan modified Tranche 2 to include an additional lender. As a result, Tranche 2 is now available in amounts of up to ¥14.0 billion ($149 million at May 1, 2010), expiring on March 28, 2011. At May 1, 2010, we had no outstanding Short-term debt under Tranche 2 with $149 million of availability.

The Toys–Japan agreements contain covenants, including, among other things, covenants that require Toys–Japan to maintain a certain minimum level of net assets and profitability during the agreement terms. The agreement also restricts us from reducing our ownership percentage in Toys–Japan.

Additionally, certain of our foreign subsidiaries entered into a European and Australian secured revolving credit facility (“European ABL”), which provides for a three-year £124 million ($189 million at May 1, 2010) senior secured asset-based revolving credit facility and which expires on October 15, 2012. Borrowings under the European ABL are secured by and subject to, among other things, the terms of a borrowing base derived from the value of eligible inventory and eligible accounts receivable of certain of Toys “R” Us Europe, LLC’s (“Toys Europe”) and Toys “R” Us Australia Holdings, LLC’s (“Toys Australia”) subsidiaries. The European ABL contains covenants that, among other things, restrict the ability of Toys Europe and Toys Australia and their respective subsidiaries to incur certain additional indebtedness, create or permit liens on assets, repurchase or pay dividends or make certain other restricted payments on capital stock, make acquisitions and investments or engage in mergers or consolidations. At May 1, 2010, we had no outstanding borrowings and $120 million of availability under the European ABL. See Note 2 to our consolidated financial statements entitled “Long-Term Debt” and Note 2 to our condensed consolidated financial statements entitled “Short-term borrowings and long-term debt” included elsewhere in this prospectus for further details regarding the borrowing base calculation.

Due to the deterioration in the credit markets, some financial institutions have reduced and, in certain cases, ceased to provide funding to borrowers. We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently we have funds available to finance our operations under our $2.1 billion secured revolving credit facility bifurcated into a tranche maturing on July 21, 2010 and a tranche maturing in May 2012, our European ABL through October 2012 and our Toys–Japan unsecured credit lines through March 30, 2011. Our lenders may be unable to fund borrowings under their credit commitments to us if a lender faces bankruptcy, failure, collapse or sale. If our cash flow and capital resources do not provide the necessary liquidity, such an event could have a significant negative effect on our results of operations.

In general (other than borrowings under our revolving credit facilities), our primary source of cash is cash flow from operations. The primary source of cash flows is from sales to customers, substantially all of which are made with credit and debit cards (which convert to cash within a few days) or cash. As described above, changes in consumer confidence, consumer spending levels, employment levels, consumer debt level and inflation, as well as the availability of consumer credit could affect our cash flow from operations. Since 2008, adverse trends in these factors have affected spending at our stores. If adverse trends continue or worsen, our cash flow from operations could be adversely affected. See “Risk Factors” entitled “Our sales may be adversely affected by changes in economic factors and changes in consumer spending patterns” and “Our operations have significant liquidity and capital requirements and depend on the availability of adequate financing on reasonable terms.”

In general, our primary uses of cash are providing for working capital, which principally represents the purchase of inventory, servicing debt, financing construction of new stores, remodeling existing stores, and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. Peak borrowings during fiscal 2009 under our revolving credit facilities and credit lines amounted to $784 million and have been repaid as of January 30, 2010. As of May 1, 2010, outstanding borrowings under our revolving credit facilities and credit lines amounted to $172 million. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our revolving credit facilities and credit lines.

Although we believe that cash generated from operations along with existing cash, revolving credit facilities and credit lines will be sufficient to fund expected cash flow requirements and planned capital expenditures for at least the next 12 months, continued world-wide financial market disruption may have a negative impact on our financial performance and financial position in the future. We believe that we have the ability to repay or refinance our current outstanding borrowings maturing within the next 12 months. Our minimum projected obligations for fiscal 2010 and beyond are set forth below under “—Contractual Obligations.”

Capital Expenditures

13 Weeks Ended May 1, 2010 and 13 Weeks Ended May 2, 2009

A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores, remodeling existing stores, as well as improving and enhancing our information technology systems and are funded primarily through cash provided by operating activities, as well as available cash. Throughout 2009 we curtailed our capital spending due to the prevailing economic environment. For fiscal 2010, we plan to increase our capital spending to grow our business through a continued focus on our integrated strategy, recognizing the synergies between our toy and juvenile (including baby) categories.

	13 Weeks Ended
(In millions)	May 1 2010	May 2 2009
New stores (1)	$2	$5
Conversion projects (2)	16	11
Other store-related projects (3)	7	9
Information technology	10	3
Distributions centers	5	6

Total capital expenditures	$40	$34

(1)	Includes SSBS relocations.
(2)	Includes SBS conversions and other remodels pursuant to our juvenile integration strategy.

(3)	Includes other store-related projects (other than conversion projects) such as store updates and expenses incurred in connection with the maintenance of our stores.

Fiscal Year 2009, Fiscal Year 2008 and Fiscal Year 2007

During fiscal 2009 we invested $192 million in property and equipment, including opening 16 new stores, expanding and remodeling existing stores, and upgrading our information technology systems and capabilities. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.

The following table presents our capital expenditures for each of the past three fiscal years:

(In millions)	Fiscal 2009	Fiscal 2008	Fiscal 2007
New stores(1)	$39	$98	$67
Conversion projects(2)	28	109	63
Other store-related projects(3)	53	95	99
Information technology	45	72	70
Distributions centers	27	21	27

Total capital expenditures	$192	$395	$326

(1)	Includes SSBS relocations.
(2)	Includes SBS conversions and other remodels pursuant to our juvenile integration strategy.
(3)	Includes other store-related maintenance projects (other than conversion projects) such as store updates and expenses incurred in connection with the maintenance of our stores.

In addition, in fiscal 2010, we have budgeted approximately $396 million for capital expenditures. We expect to spend approximately $135 million on SBS conversion projects and other remodeling efforts and approximately $88 million on other store-related projects and $68 million on opening new stores including relocations to SSBS. The SBS conversion projects in 2010 for our side-by-side stores in the U.S. are budgeted on average at $2.1 million; our conversion projects in 2010 for our side-by-side stores internationally are budgeted on average at approximately $1.2 million; and new stores are budgeted on average at approximately $2.8 million, approximately $2.2 million, and approximately $4.2 million for domestic SBS stores, international SBS stores and “R” Superstores, respectively.

Cash Flows for the 13 Weeks Ended May 1, 2010 and the 13 Weeks Ended May 2, 2009

	13 Weeks Ended
($ In millions)	May 1, 2010	May 2, 2009	$ Change
Net cash used in operating activities	$(723)	$(515)	$(208)
Net cash used in investing activities	(29)	(25)	(4)
Net cash provided by financing activities	158	223	(65)
Effect of exchange rate changes on cash and cash equivalents	(13)	4	(17)

Net decrease during period in cash and cash equivalents	$(607)	$(313)	$(294)

Cash Flows Used In Operating Activities

During the thirteen weeks ended May 1, 2010, net cash used in operating activities was $723 million compared to $515 million during the thirteen weeks ended May 2, 2009. The $208 million increase in net cash used in operating activities was primarily the result of increased purchases of merchandise inventories primarily related to the addition of new stores, increased payments on accounts payable due to the timing of vendor payments and a decrease in accounts receivable as a result of an increase in collections from vendors at our International segment.

Cash Flows Used In Investing Activities

During the thirteen weeks ended May 1, 2010, net cash used in investing activities was $29 million compared to $25 million for the thirteen weeks ended May 2, 2009. The increase in net cash used in investing activities was primarily the result of a decrease of $7 million attributed to the change in restricted cash and an increase in capital expenditures of $6 million. These increases were primarily offset by $7 million paid to acquire e-commerce websites and other business assets in the prior year period.

Cash Flows Provided By Financing Activities

During the thirteen weeks ended May 1, 2010, net cash provided by financing activities was $158 million compared to $223 million for the thirteen weeks ended May 2, 2009. The decrease in net cash provided by financing activities was primarily the result of a decrease in finance obligations associated with capital project financing of $27 million, a reduction in Toys-Japan short-term borrowing of $25 million, a reduction in borrowings under our Toys-Japan credit lines of $15 million and $10 million related to the purchase of additional shares of Toys-Japan. These decreases were partially offset by a reduction in repayments on our unsecured credit agreement of $17 million as we repaid the outstanding loan balance on July 9, 2009. See Note 2 to the condensed consolidated financial statements entitled “Short-term borrowings and long-term debt” for more information.

Cash Flows for Fiscal Year 2009, Fiscal Year 2008 and Fiscal Year 2007

(In millions)	Fiscal 2009	Fiscal 2008	Fiscal 2007
Net cash provided by operating activities	$1,014	$525	$527
Net cash used in investing activities	(37)	(259)	(416)
Net cash used in financing activities	(626)	(223)	(152)
Effect of exchange rate changes on cash and cash equivalents	(8)	(11)	27

Net increase (decrease) during period in cash and cash equivalents	$343	$32	$(14)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for fiscal 2009 was $1,014 million, an increase of $489 million compared to fiscal 2008. The increase in net cash provided by operating activities was primarily the result of decreased payments on accounts payable due to the timing of vendor payments at year-end, a reduction in SG&A primarily attributable to initiatives to reduce overall operating expenses and decreased payments for income taxes.

Net cash provided by operating activities for fiscal 2008 was $525 million, a decrease of $2 million compared to fiscal 2007. The decrease in cash provided by operating activities was primarily the result of increased payments on accounts payable due to the timing of vendor payments, increased payments for income taxes and decreased gross margins from operations. The decrease was partially offset by decreased purchases of merchandise inventories due to the slowdown in the global economy and lower interest payments due to lower average interest rates.

Cash Flows Used in Investing Activities

Net cash used in investing activities for fiscal 2009 was $37 million, a decrease of $222 million compared to fiscal 2008. The decrease in net cash used in investing activities was primarily due to a decrease of $214 million in restricted cash primarily as a result of the repayment of our $1,267 million unsecured credit agreement and our $800 million secured real estate loans, and a reduction in capital expenditures of $203 million due to the curtailment of capital spending as a result of the slowdown in the economy. These changes were partially offset by a decrease of $167 million from the sale of short-term investments in fiscal 2008.

Net cash used in investing activities for fiscal 2008 was $259 million, a decrease of $157 million compared to fiscal 2007. The decrease in net cash used in investing activities was primarily related to the purchase of $168 million of short-term investments in fiscal 2007 and subsequent sale in fiscal 2008 of $167 million of those investments resulting in a net decrease of $335 million. The decrease was partially offset by an $81 million increase in the change in restricted cash and increases in capital expenditures of $69 million.

Cash Flows Used in Financing Activities

Net cash used in financing activities was $626 million for fiscal 2009, an increase of $403 million compared to fiscal 2008. The increase in net cash used in financing activities was primarily due to the repayment of our $1,267 million unsecured credit agreement, the repayment of $800 million of our secured real estate loans, an increase of $104 million in debt issuance costs and an increase of $32 million related to purchases of Toys–Japan common stock. These increases were partially offset by the proceeds of $925 million received from the offering of senior unsecured 10.75% notes due 2017, the proceeds of $715 million received from the offering of senior secured 8.50% notes due 2017 and the reduced repayments on our Toys–Japan credit lines of $147 million as compared to the prior year.

See the description of changes to our debt structure below, as well as Note 2 to our consolidated financial statements included elsewhere in this prospectus entitled “Long-Term Debt” for more information.

Net cash used in financing activities was $223 million for fiscal 2008, an increase of $71 million from fiscal 2007. The increase in net cash used in financing activities was primarily due to increased repayments of our Toys–Japan unsecured credit lines of $119 million, due to the timing of merchandise payments and purchase of $34 million of additional shares of Toys–Japan. These increases were partially offset by a repayment of $44 million of our $200 million asset sale facility in fiscal 2007 and increased finance obligations of $33 million associated with capital project financing.

Debt

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, and place restrictions on the ability of certain of our subsidiaries to provide funds to us through dividends, loans or advances. The amount of net assets that were subject to these restrictions was approximately $765 million as of May 1, 2010.

For example, the agreements governing the ABL Facility, the Secured Credit Facilities and the Unsecured Facilities each contain covenants restricting the ability of Toys-Delaware and its subsidiaries to pay dividends or make other distributions subject to specified exceptions including payment of dividends to Toys “R” Us, Inc. for purposes of paying certain taxes, interest payments and operating expenses incurred in the ordinary course of business. In addition, the TRU Propco I Notes and TRU Propco II Secured Notes each contain restrictions on the ability of TRU Propco I and TRU

Propco II, respectively, to pay dividends or make any distributions subject to specified exceptions including distributions of free cash flow to us after an offer to purchase notes for cash is made and declined by noteholders.

Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders. Were such an event to occur, we would be forced to seek new financing that may not be on as favorable terms as our current facilities or be available at all. As of May 1, 2010, our total indebtedness of $5,316 million, of which $2,548 million was secured indebtedness, and included three facilities: our $2.1 billion secured revolving credit facility, our European ABL and our Toys–Japan unsecured credit lines. We had outstanding borrowings of $172 million under Tranche 1 of Toys–Japan unsecured credit lines out of the three facilities as of May 1, 2010. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the current global economic and financial conditions and other economic factors that may be outside our control. In addition, our ability to incur secured indebtedness (which may enable us to achieve better pricing than the incurrence of unsecured indebtedness) depends in part on the covenants in our credit facilities and indentures and the value of our assets, which depends, in turn, on the strength of our cash flows, results of operations, economic and market conditions and other factors. We are currently in compliance with our financial covenants relating to our debt. See Note 2 to our consolidated financial statements entitled “Long-Term Debt” and Note 2 to our condensed consolidated financial statements entitled “Short-term borrowings and long-term debt” included elsewhere in this prospectus for more information regarding our debt covenants.

During the thirteen weeks ended May 1, 2010, we made the following significant changes to our debt structure:

•

On February 26, 2010, Toys–Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. Additionally, on March 29, 2010, Toys—Japan modified Tranche 2 to include an additional lender. As a result, Tranche 2 is now available in amounts of up to ¥14.0 billion ($149 million at May 1, 2010), expiring on March 28, 2011.

•

On May 13, 2010, pursuant to a registration rights agreement that TRU Propco I entered into in connection with the July 2009 offering of the 10.75% Senior Notes due fiscal 2017 (“TRU Propco I Notes”), TRU Propco I commenced on June 4, 2010 an exchange offer with respect to TRU Propco I Notes which expired on July 1, 2010.

During fiscal 2009, we made the following significant changes to our debt structure:

•

On March 30, 2009, Toys–Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. As a result, Tranche 2 is available in amounts of up to ¥12.6 billion ($140 million at January 30, 2010), and expires in fiscal 2010. Tranche 2 was subsequently refinanced, as described above.

•

On June 24, 2009, Toys–Delaware and certain of its subsidiaries amended and restated the credit agreement for their $2.0 billion five-year secured revolving credit facility in order to extend the maturity date of a portion of the facility and amend certain other provisions. As amended, the facility was bifurcated into two tranches, $517 million of which matures on July 21, 2010 with the remainder maturing on May 21, 2012. On November 13, 2009, we partially exercised the accordion feature of this secured revolving credit facility, increasing the credit available, subject to borrowing base restrictions, from $2,043 million to $2,148 million.

•

On July 9, 2009, TRU Propco I, formerly known as TRU 2005 RE Holding Co. I, LLC, one of our wholly-owned subsidiaries, completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017. The Notes were issued at a discount of $25 million, which resulted in the receipt of proceeds of $925 million. The proceeds of $925 million from the offering of the Notes, together with $263 million of cash on hand and $99 million of restricted cash released from restrictions were used to repay the outstanding loan balance under TRU Propco I’s unsecured credit agreement of $1,267 million plus accrued interest of approximately $1 million and fees at closing of approximately $19 million.

•

On October 15, 2009, certain of our foreign subsidiaries entered into a European ABL, which provides for a three-year £112 million secured revolving credit facility which expires October 15, 2012. On November 19, 2009, we partially exercised the accordion feature of the European ABL increasing the credit available, subject to borrowing base restrictions, from £112 million to £124 million ($198 million at January 30, 2010).

•

On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, an indirect wholly-owned subsidiary of ours, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “TRU Propco II Secured Notes”). The TRU Propco II Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, together with $93 million in cash on hand and the release of $22 million in cash from restrictions, were used to repay TRU Propco II’s outstanding loan balance under a secured real estate loan agreement of $600 million, plus accrued interest of approximately $1 million and fees paid or accrued at closing of approximately $29 million, inclusive of fees payable to the Sponsors pursuant to their advisory agreement. In addition, in connection with the offering, MPO Properties, LLC an indirect wholly-owned subsidiary, repaid its secured real estate loans of $200 million plus accrued interest and fees.

•

Three of the multiple Toys–Japan bank loans, representing $127 million in aggregate, mature in January 2011. As such, these amounts were classified as Current portion of long-term debt on our consolidated balance sheet as of January 30, 2010.

We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. See Note 17 to our consolidated financial statements and Note 8 to our condensed consolidated financial statements included elsewhere in this prospectus entitled “Related Party Transactions.”

Contractual Obligations

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. The following table summarizes our contractual obligations associated with our Long-term debt and other obligations as of January 30, 2010:

	Payments Due By Period
(In millions)	Fiscal 2010	Fiscals 2011 & 2012	Fiscals 2013 & 2014	Fiscals 2015 and thereafter	Total
Operating leases	$556	$1,010	$806	$1,683	$4,055
Less: sub-leases to third parties	18	27	17	15	77

Net operating lease obligations	538	983	789	1,668	3,978
Capital lease obligations	33	46	32	95	206
Long-term debt(1)	145	1,780	1,053	2,070	5,048
Interest payments(2)	413	683	415	571	2,082
Purchase obligations(3)	1,280	—	—	—	1,280
Other(4)	137	149	73	57	416

Total contractual obligations(5)	$2,546	$3,641	$2,362	$4,461	$13,010

(1)	Reflects the issuance of $950 million of 10.75% Senior Notes by TRU Propco I on July 9, 2009 and the issuance of $725 million of 8.50% Senior Secured Notes by TRU Propco II on November 20, 2009, the proceeds of which were used to repay the outstanding loan balance of $1,267 million and $800 million plus accrued interest and fees, respectively. See Note 2 to our consolidated financial statements entitled “Long-Term Debt” for further details.
(2)	In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps.
(3)	Purchase obligations consist primarily of open purchase orders for merchandise as well as an agreement to purchase fixed or minimum quantities of goods that are not included in our consolidated balance sheet as of January 30, 2010.
(4)	Includes pension obligations, risk management liabilities, and other general obligations and contractual commitments.
(5)	The above table does not reflect liabilities for uncertain tax positions of $97 million, which includes $10 million of current liabilities. The amount and timing of payments with respect to these items are subject to a number of uncertainties such that we are unable to make sufficiently reliable estimates of the timing of future payments.

Obligations under our operating leases and capital leases in the above table do not include contingent rent payments, payments for maintenance and insurance, or real estate taxes. The following table presents these amounts which were recorded in SG&A in our consolidated statement of operations for fiscals 2009, 2008 and 2007:

(In millions)	Fiscal 2009	Fiscal 2008	Fiscal 2007
Real estate taxes	$67	$62	$60
Maintenance and insurance	62	55	47
Contingent rent	10	9	10

Total	$139	$126	$117

Off-balance Sheet Arrangements

We have an off-balance sheet arrangement as a result of the February 2006 credit agreement between Toys “R” Us Properties (UK) Limited (“Toys U.K. Properties”) and Vanwall Finance PLC (“Vanwall”), a special purpose entity established with the limited purpose of issuing notes, and entering into the credit agreement with Toys Properties. On February 9, 2006, Vanwall issued $620 million of multiple classes of commercial mortgage backed floating rate notes to third party investors, which are publicly traded on the Irish Stock Exchange Limited. The proceeds from the floating rate notes issued by Vanwall were used to fund the Senior Loan to Toys U.K. Properties. Pursuant to the credit agreement, Vanwall is required to maintain an interest rate swap which effectively fixes the variable LIBOR rate at 4.56%, the same as the fixed interest less the applicable credit spread paid by Toys U.K. Properties to Vanwall. The fair value of this interest rate swap at January 30, 2010 and January 31, 2009 was a liability of approximately $40 million and $39 million, respectively. Management performed an analysis in accordance with ASC Topic 810, “Consolidation”, and concluded that Vanwall should not be consolidated. The Company has not identified any subsequent changes to Vanwall’s governing documents or contractual arrangements that would change the characteristics or adequacy of the entity’s equity investment at risk in accordance with reconsideration guidance of ASC 810. See Note 2 to our consolidated financial statement included elsewhere in this prospectus entitled “Long-Term Debt” for further details.

Effects of Inflation

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial.

Critical Accounting Policies

Our consolidated financial statements and condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. The ASC does not change how we account for our transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB in this prospectus are to the ASC.

The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our consolidated financial statements and condensed consolidated financial statements.

We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our consolidated financial statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our consolidated financial condition or results of operations.

Merchandise Inventories

We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales under the weighted average cost method represents the weighted average cost of the individual items sold. Cost of sales under the weighted average cost method is also affected by adjustments to reflect current market conditions, merchandise allowances from vendors, expected inventory shortages and estimated losses from obsolete and slow-moving inventory.

Merchandise inventories and related reserves are reviewed on an interim basis and adjusted, as appropriate, to reflect management’s current estimates. These estimates are derived using available data, our historical experience, estimated inventory turnover and current purchase forecasts. Various types of negotiated allowances received from our vendors are generally treated as adjustments to the purchase price of our Merchandise inventories. We adjust our estimates for vendor allowances and our provision for expected inventory shortage to actual amounts at the completion of our physical inventory counts and finalization of all vendor allowance agreements. In addition, we perform an inventory-aging analysis for identifying obsolete and slow-moving inventory. We establish a reserve to reduce the cost of our inventory to its estimated net realizable value based on certain loss indicators which include aged inventory and excess supply on hand, as well as specific identification methods.

Our estimates may be impacted by changes in certain underlying assumptions and may not be indicative of future activity. For example, factors such as slower inventory turnover due to changes in competitors’ tactics, consumer preferences, consumer spending and inclement weather could cause excess inventory requiring greater than estimated markdowns to entice consumer purchases. Such factors could also cause sales shortfalls resulting in reduced purchases from vendors and an associated reduction in vendor allowances. Based on our inventory aging analysis for identifying obsolete and slow-moving inventory, a 10% change in our reserve would have impacted pre-tax earnings by approximately $4 million for fiscal 2009.

Store Closures and Long-lived Asset Impairment

Based on an overall analysis of store performance and expected trends, management periodically evaluates the need to close underperforming stores. Reserves are established at the time of closing for the present value of any remaining operating lease obligations, net of estimated sublease income, and at the communication date for severance, as prescribed by ASC Topic 420, “Exit or Disposal Cost Obligations.” A key assumption in calculating the reserves is the estimation of sublease income. If actual experience differs from our estimates, the resulting reserves could vary from recorded amounts. Reserves are reviewed periodically and adjusted when necessary.

We also evaluate the carrying value of all long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment.” We will record an impairment loss when the carrying value of the underlying asset group exceeds its estimated fair value.

In determining whether long-lived assets are recoverable, our estimate of undiscounted future cash flows over the estimated life or lease term of a store is based upon our experience, historical operations of the store, an estimate of future store profitability and economic conditions. The future estimates of store profitability and economic conditions require estimating such factors as sales growth, inflation and the overall economics of the retail industry. Since we forecast our future undiscounted cash flows for up to 25 years, our estimates are subject to variability as future results can be difficult to predict. If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. We estimate the fair value of a reporting unit or asset using a valuation method such as discounted cash flow or a relative, market-based approach.

In fiscal 2009, we recorded $7 million of impairment charges related to non-recoverable long-lived assets. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores and a decrease in real estate market values. In the future, we plan to relocate additional stores which may result in additional asset impairments.

Goodwill Impairment

Goodwill is evaluated for impairment annually or whenever we identify certain triggering events or circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might indicate an interim evaluation is warranted include, among other things, unexpected adverse business conditions, economic factors, unanticipated competitive activities, loss of key personnel and acts by governments and courts.

In accordance with ASC Topic 350, “Intangibles—Goodwill and Other,” we test for goodwill impairment by comparing the fair values and carrying values of our reporting units as of the first day of the fourth quarter of each fiscal year, or November 1, 2009 for fiscal 2009. Our Domestic reporting unit had $361 million of goodwill at January 30, 2010. Our Toys–Japan reporting unit (included in our International segment) had $21 million of goodwill at January 30, 2010.

We estimate the fair values of our reporting units by blending results from the market multiples approach and the income approach. These valuation approaches consider a number of factors that include, but are not limited to, expected future cash flows, growth rates, discount rates, and comparable multiples from publicly traded companies in our industry, and require us to make certain assumptions and estimates regarding industry economic factors and future profitability of our business. It is our policy to conduct impairment testing based on our most current business plans, projected future revenues and cash flows, which reflect changes we anticipate in the economy and the industry. The cash flows are based on five-year financial forecasts developed internally by management and are discounted to a present value using discount rates that properly account for the risk and nature of the respective reporting unit’s cash flows and the rates of return market participants would require to invest their capital in our reporting units. If the carrying value exceeds the fair value, we would then calculate the implied fair value of our reporting unit goodwill as compared to its carrying value to determine the appropriate impairment charge. Although we believe our assumptions are reasonable, actual results may vary significantly and may expose us to material impairment charges in the future. Our methodology for determining fair values remained consistent for the periods presented.

At November 1, 2009, we determined that none of the goodwill associated with our reporting units were impaired. The estimated fair value of our Domestic reporting unit substantially exceeded its carrying value at the date of testing. The estimated fair value of our Toys–Japan reporting unit exceeded the carrying value. We believe it is unlikely that we are at risk for material impairment charges if further decreases in Toys–Japan’s fair value occur in the foreseeable future. In addition, we applied a hypothetical 10% decrease to the fair values of each reporting unit, which at November 1, 2009, would not have triggered additional impairment testing and analysis.

Self-Insured Liabilities

We self-insure a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. We estimate our provisions for losses related to self-insured risks using actuarial techniques and estimates for incurred but not reported claims. We record the liability for workers’ compensation on a discounted basis. We also maintain insurance coverage to limit the exposure related to certain risks. The assumptions underlying the ultimate costs of existing claim losses can vary, which can affect the liability recorded for such claims.

Although we feel our reserves are adequate to cover our estimated liabilities, changes in the underlying assumptions and future economic conditions could have a considerable effect upon future claim costs, which could have a material impact on our consolidated financial statements. Our reserve for self-insurance was $93 million as of January 30, 2010. A 10% change in the value of our self-insured liabilities would have impacted pre-tax earnings by approximately $10 million for the fiscal year ended January 30, 2010.

Revenue Recognition

We recognize revenue in accordance with ASC Topic 605, “Revenue Recognition.” Revenue related to merchandise sales, which is approximately 99.4% of total revenues, is generally recognized for retail sales at the point of sale in the store and when the customer receives the merchandise shipped from our websites. Discounts provided to customers are accounted for as a reduction of sales. We record a reserve for estimated product returns in each reporting period based on historical return experience and changes in customer demand. Actual returns may differ from historical product return patterns, which could impact our financial results in future periods.

Gift Cards and Breakage

We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, based on management estimates and assumptions of redemption patterns, the useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Net sales, whereas income related to gift card breakage is recorded in Other income, net in the consolidated statements of operations.

During fiscal 2009, we recognized $20 million of net gift card breakage income. A change of 10% in the estimated gift card breakage rate would have impacted our pre-tax earnings by approximately $2 million for the fiscal year ended January 30, 2010.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Our provision for income taxes and effective tax rates are calculated by legal entity and jurisdiction and are based on a number of factors, including our income tax planning strategies, differences between tax laws and accounting rules, statutory tax rates and credits, uncertain tax positions, and valuation allowances. We use significant judgment and estimates in evaluating our tax positions.

Tax law and accounting rules often differ as to the timing and treatment of certain items of income and expense. As a result, the tax rate reflected in our tax return (our current or cash tax rate) is different from the tax rate reflected in our consolidated financial statements. Some of the differences are permanent, while other differences are temporary as they reverse over time. We record deferred tax assets and liabilities for any temporary differences between the assets and liabilities in our consolidated financial statements and their respective tax bases. We establish valuation allowances when we believe it is more likely than not that our deferred tax assets will not be realized. For example, we would establish a valuation allowance for the tax benefit associated with a loss carryforward in a tax jurisdiction if we did not expect to generate sufficient taxable income to utilize the loss carryforward. Changes in future taxable income, tax liabilities and our tax planning strategies may impact our effective tax rate, valuation allowances and the associated carrying value of our deferred tax assets and liabilities.

At any one time our tax returns for various tax years are subject to examination by U.S. Federal, foreign, and state taxing jurisdictions. We establish tax liabilities in accordance with ASC 740. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently published rulings, court cases, and outcomes of tax audits. To the extent our actual tax liability differs from our established tax liabilities for unrecognized tax benefits, our effective tax rate may be materially impacted. While it is often difficult to predict the final outcome of, the timing of, or the tax treatment of any particular tax position or deduction, we believe that our tax balances reflect the more-likely-than-not outcome of known tax contingencies.

Stock-Based Compensation

The fair value of the common stock shares utilized in valuing stock-based payment awards was determined by the Executive Committee based on management’s recommendations. We engage an independent valuation specialist to assist management and the Executive Committee in determining the fair value of our common stock for these purposes. Management and the Executive Committee rely on the valuations provided by the independent valuation specialist as well as their review of the Company’s historical financial results, business milestones, financial forecast and business outlook as of each award date.

The fair value of common stock shares is based on total enterprise value ranges and the total equity value ranges estimated on a non-marketable and minority basis utilizing both the income approach and the market approach guidelines. A range of the two methods was utilized to determine the fair value of the ordinary shares. The income approach is a valuation technique that provides an estimation of the fair value of a business based upon the cash flows that it can be expected to generate over time. The market approach is a valuation technique that provides an estimation of fair value based on market prices of publicly traded companies and the relationship to financial results. The income and market approaches are given equal weight when developing our fair value range.

The income approach utilized begins with an estimation of the annual cash flows that a business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the period are then converted to their present value equivalent using a discount rate considered appropriate given the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the terminal value of the business at the end of the projection period to arrive at an estimate of fair value. Such an approach necessarily relies on estimations of future cash flows that are inherently uncertain, as well as a determination of an appropriate discount rate in order to derive present value equivalents of both the projected cash flows and the terminal value of the business at the end of the period. The use of different estimations of future cash flows or a different discount rate could result in a different indication of fair value.

The market approach utilizes in part a comparison to publicly traded companies deemed to be in similar lines of business. Such companies were then analyzed to determine which were most comparable based on various factors, including industry similarity, financial risk, company size, geographic diversification, growth opportunities, similarity of reaction to macroeconomic factors, profitability, financial data availability and active trading volume. Seven companies were included as comparable companies in the market comparable approach. Alternate determinations of which publicly traded entities constituted comparable companies could result in a different indication of fair value.

We believe the equity value for the Company has increased significantly from October 2009, the latest value of common stock used in connection with the issuance of stock-based awards for the reasons described below.

•

Leverage ratio: We are highly leveraged which makes our equity value more volatile, especially relative to similar public companies. Modest increases in total enterprise value lead to significant increases in equity value due to our leverage.

•

Improved operational metrics of above budget expectations: Despite challenging economic conditions, through the fourth quarter of 2009, we continued to enjoy strong operational metrics, particularly with respect to Adjusted EBITDA. Our focus on breadth of product assortment, a commitment to quality products and expert service, continued to deliver better than expected results during the holiday season. During our prime selling season, 91 pop-up stores contributed to our results. Revenues increased by 7.3% in the fourth quarter for fiscal 2009 year over fiscal 2008.

•

Projected cash flow: Our projected annual cash flows over the next five years (used as part of discounted cash flow method under the market approach) subsequent to October 2009 increased in light of our fourth quarter financial performance as well as the impact of cost-saving initiatives that reduced overall operating expenses during fiscal year 2009.

•

Adjusted EBITDA valuation: The valuation under the income approach uses Adjusted EBITDA as the primary driver of enterprise value. Our projected Adjusted EBITDA improved significantly from October 2009.

•	Decreased discount rate: Changes in the capital markets led to a lower estimated cost of capital and therefore a lower discount rate which was applied in the discounted cash flow analysis.

•

Increased Multiples: Our valuation increased as a result of increases in the stock market where shares of similar companies with publicly traded equity traded at higher multiples to net income and other metrics.

•

Substantially improved marketability and liquidity of our common stock: We used a marketability discount as the current stockholders have limited liquidity options for their shares. The successful completion of this offering would substantially eliminate such marketability discounts and result in an associated increase in our valuation and the value of our stock. In addition, our equity value after the offering may reflect a smaller minority discount than the discount applied in the valuation for the stock based awards.

Recently Adopted Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 did not have a material impact on the condensed consolidated financial statements.

In December 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-17, “Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective February 1, 2010, the Company adopted ASU

2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures. In accordance with ASU 2009-17, we reassessed our lending vehicles, including our loan from Vanwall Finance PLC and concluded that we were not the primary beneficiary of that VIE. Accordingly, the adoption of this standard did not have an impact to the condensed consolidated financial statements.

On August 2, 2009, we adopted ASC Topic 105, “Generally Accepted Accounting Principles” (“ASC 105”). ASC 105 establishes the FASB Accounting Standards Codification, which officially launched July 1, 2009, as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of ASU that will be included in the Codification. The Codification does not change how we account for our transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB in this prospectus are to the Codification.

On May 3, 2009, we adopted ASC Topic 855 “Subsequent Events” (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The adoption of ASC 855 did not have a material impact on the consolidated financial statements.

On February 1, 2009, we adopted the new disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under the previous guidance and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. Other than the enhanced disclosures, the adoption of the amendment to ASC Topic 815, “Derivatives and Hedging,” had no impact on the consolidated financial statements. See Note 3 of our consolidated financial statements included elsewhere in this prospectus entitled “Derivative Instruments and Hedging Activities” for further details.

On February 1, 2009, we adopted the amendment to ASC 810. The amendment requires a company to clearly identify and present ownership interests in subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity. This guidance also requires the amount of consolidated net earnings attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. The presentation and disclosure requirements of the amendment were applied retrospectively.

In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”). The

amendments remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. ASU 2010-09 was effective upon issuance. Its adoption did not have a material impact on the consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-02, “Consolidation (Topic 810)—Accounting and Reporting for Decreases in Ownership of a Subsidiary—A Scope Clarification” (“ASU 2010-02”). This ASU provides amendments to ASC 810 to clarify the scope of the decrease in ownership provisions of the Subtopic and related guidance as it applies to a subsidiary or group of assets that is a business, a subsidiary that is a business and is transferred to an equity method investee or joint venture, and an exchange of a group of assets that constitutes a business for a noncontrolling interest in an entity. The amendments in this update also clarify that the decrease in ownership guidance does not apply to certain transactions, such as sales of in substance real estate, even if they involve businesses. ASU 2010-02 is effective beginning in the period that an entity adopts ASC 810 and should be applied retrospectively to the first period that an entity adopts ASC 810. Its adoption did not have a material impact on the consolidated financial statements.

On November 1, 2009, we adopted ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value” (“ASU 2009-05”), which represents an update to ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of ASU 2009-05 did not have an impact on the consolidated financial statements.

In August 2009, the FASB issued ASU No. 2009-04, “Accounting for Redeemable Equity Instruments” (“ASU 2009-04”), which represents an update to ASC Topic 480, “Distinguishing Liabilities from Equity,” and provides guidance on what type of instruments should be classified as temporary versus permanent equity, as well as guidance regarding measurement. ASU 2009-04 is effective for the first reporting period, including interim periods, beginning after issuance. The adoption of ASU 2009-04 did not have an impact on the consolidated financial statements.

In April 2009, ASC Topic 825, “Financial Instruments” (“ASC 825”), and ASC Topic 270, “Interim Reporting” (“ASC 270”), were amended to enhance the consistency in financial reporting by increasing the frequency of fair value disclosures. We adopted the disclosure requirements for fair value of financial instruments, as prescribed by ASC 825 and ASC 270 on May 3, 2009. The adoption did not have a material impact on the consolidated financial statements.

On February 1, 2009, we adopted ASC Topic 805, “Business Combinations” (“ASC 805”), and the related amendment. ASC 805 states that all business combinations (whether full, partial or step acquisitions) will result in all assets and liabilities of an acquired business being recorded at their fair values. Certain forms of contingent consideration and certain acquired contingencies will be recorded at fair value at the acquisition date. ASC 805 also states acquisition costs will generally be expensed as incurred and restructuring costs will be expensed in periods after the acquisition date. The amendment addresses application issues, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. Its adoption did not have a material impact on the consolidated financial statements.

On February 1, 2009, we adopted the amendment to ASC 350. This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under ASC 350. The adoption did not have a material impact on the consolidated financial statements.

On February 1, 2009, we adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by ASC 820 and its related amendments. Assumptions made regarding the adoption of ASC 820 and its related amendments will impact any accounting standards that include fair value measurements. See Note 4 to our consolidated financial statements included elsewhere in this prospectus entitled “Fair Value Measurements” for the impact to the consolidated financial statements and further details.

In December 2008, ASC Topic 715, “Compensation—Retirement Benefits,” was amended. This amendment provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan and is effective for financial statements issued for fiscal years ending after December 15, 2009. See Note 13 to our consolidated financial statements included elsewhere in this prospectus entitled “Defined Benefit Pension Plans” for the impact to our consolidated financial statements and further details.

See Note 21 to our consolidated financial statements and Note 10 to our condensed consolidated financial statements included elsewhere in this prospectus entitled “Recent Accounting Pronouncements” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our consolidated financial statements and condensed consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure to these risks and take measures to mitigate these risks on our consolidated financial results. We enter into derivative financial instruments to economically manage our market risks related to interest rate and foreign currency exchange. We do not participate in speculative derivative trading. The analysis below presents our sensitivity to selected hypothetical, instantaneous changes in market interest rates and foreign currency exchange rates as of January 30, 2010.

Foreign Exchange Exposure

Our foreign currency exposure is primarily concentrated in the United Kingdom, Continental Europe, Canada, Australia and Japan. We believe the countries in which we own assets and operate stores are politically stable. We face currency translation exposures related to translating the results of our worldwide operations into U.S. dollars because of exchange rate fluctuations during the reporting period.

We face foreign currency exchange transaction exposures related to short-term, cross-currency intercompany loans and merchandise purchases:

•	We enter into short-term, cross-currency intercompany loans with our foreign subsidiaries. This exposure is economically hedged through the use of foreign currency exchange forward contracts. Our exposure to foreign currency risk related to exchange forward contracts on our short-term, cross-currency intercompany loans has not materially changed from fiscal 2008 to fiscal 2009. As a result, a 10% change in foreign currency exchange rates against the U.S. dollar would not have an impact on our pre-tax earnings related to our short-term, cross-currency intercompany loans.

•

In addition, our foreign subsidiaries make U.S. dollar denominated merchandise purchases through the normal course of business. From time to time, we enter into foreign exchange forward contracts under our merchandise import program. As of January 30, 2010, a 10% change in foreign currency exchange rates against the U.S. dollar would impact our earnings by $11 million related to our forward contracts under our merchandise import program.

The above sensitivity analysis on our foreign currency exchange transaction exposures related to our short-term, cross-currency intercompany loans assumes our mix of foreign currency-denominated debt instruments and derivatives and all other variables will remain constant in future periods. These assumptions are made in order to facilitate the analysis and are not necessarily indicative of our future intentions.

Changes in foreign exchange rates affect interest expense recorded in relation to our foreign currency-denominated derivative instruments and debt instruments. As of January 30, 2010 and January 31, 2009, we estimate that a 10% hypothetical change in foreign exchange rates would impact our pre-tax earnings due to the effect of foreign currency translation on interest expense related to our foreign currency-denominated derivative instruments and debt instruments by $9 million.

See “Risk Factors—Our business is subject to fluctuations in foreign currency exchange.”

Interest Rate Exposure

We have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps. A change in interest rates on variable rate debt impacts our pre-tax earnings and cash flows, whereas a change in interest rates on fixed rate debt impacts the fair value of debt. A portion of our interest rate contracts are designated for hedge accounting as cash flow hedges. Therefore, for designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in other comprehensive (loss) income and subsequently recorded in the consolidated statements of operations at the time the hedged item affects earnings.

The following table illustrates the estimated sensitivity of a 1% change in interest rates to our future pre-tax earnings and cash flows on our derivative instruments and variable rate debt instruments at January 30, 2010:

(In millions)	Impact of 1% Increase	Impact of 1% Decrease
Interest rate swaps/caps(1)	$34	$(30)
Variable rate debt	(14)	14

Total pre-tax income exposure to interest rate risk	$20	$(16)

(1)	The difference of $4 million related to a 1% hypothetical change in interest rates is due to interest rate caps which manage the variable cash flows associated with changes in the one month LIBOR above a stated contractual interest rate. Therefore, a hypothetical change in interest rates may not result in a uniform impact.

The above sensitivity analysis assumes our mix of financial instruments and all other variables will remain constant in future periods. These assumptions are made in order to facilitate the analysis and are not necessarily indicative of our future intentions. As of January 31, 2009, we estimated that a 1% hypothetical increase or decrease in interest rates could potentially have caused either a $10 million increase or a $10 million decrease on our pre-tax earnings, respectively. The difference in our exposure to interest rate risk in fiscal 2009 from fiscal 2008 is primarily due to the reduction in market exposure as a result of the repayment of approximately $2.1 billion of variable rate debt and subsequent issuance of approximately $1.7 billion of fixed rate debt. See our consolidated financial statements for further discussion of our debt in Note 2 to our consolidated financial statements included elsewhere in this prospectus entitled “Long-Term Debt” and our derivative instruments in Note 3 to our consolidated financial statements included elsewhere in this prospectus entitled “Derivative Instruments and Hedging Activities.” At this time, we do not anticipate material changes to our interest rate risk exposure or to our risk management policies. We believe that we could mitigate potential losses on pre-tax earnings through our risk management objectives, if material changes occur in future periods.

BUSINESS

Our Business

Our Company

We are the leading global specialty retailer of toys and juvenile products as measured by net sales. For over 50 years, Toys “R” Us has been recognized as the toy and baby authority. In the U.S., in fiscal 2009, approximately 70% of households with kids under 12 shopped at our Toys “R” Us stores, and 84% of first time mothers shopped at our Babies “R” Us stores according to a survey by Leo J. Shapiro & Associates, LLC. We believe we offer the most comprehensive year-round selection of toys and juvenile products, including a broad assortment of private label and exclusive merchandise unique to our stores.

As of May 1, 2010, we operated 1,362 stores and licensed an additional 203 stores. These stores are located in 34 countries and jurisdictions around the world under the Toys “R” Us, Babies “R” Us and FAO Schwarz banners. In addition to these stores, during the fiscal 2009 holiday season, we opened 91 pop-up stores, 30 of which remained open as of May 1, 2010. We also sell merchandise through our websites at Toysrus.com, Babiesrus.com, eToys.com, FAO.com and babyuniverse.com. For fiscal 2009, we generated net sales of $13.6 billion, net earnings of $312 million and Adjusted EBITDA of $1,130 million.

Our History

Our Company was founded in 1948 when Charles Lazarus opened a baby furniture store, Children’s Bargain Town, in Washington, D.C. The Toys “R” Us name made its debut in 1957. In 1978, we completed an initial public offering of our common stock. When Charles Lazarus retired as our Chief Executive Officer in 1994, the Company operated or licensed over 1,000 stores in 17 countries and jurisdictions. In 1996, we established the Babies “R” Us brand, further solidifying our reputation as a leading consumer destination for children and their families.

On July 21, 2005, we were acquired by an investment group led by entities advised by or affiliated with Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co., L.P., and Vornado Realty Trust. We refer to this collective ownership group as our “Sponsors.” Upon the completion of this acquisition, we became a private company.

Progress Since Our 2005 Acquisition

Strengthening our management team was our top priority following the 2005 acquisition. The rebuilding effort began with the hiring of Gerald L. Storch, our Chairman and Chief Executive Officer, who joined the Company in February 2006 from Target Corporation, where he was most recently Vice Chairman. He assembled the Company’s leadership team, recruiting seasoned executives with significant retail experience.

Our new management team has made significant improvements to the business, producing strong results to date and laying the foundation for continued improvement. Over the past five years, we achieved the following:

•

Streamlined the organizational structure of the Company.    We harnessed the collective strength of the Toys “R” Us and Babies “R” Us brands by combining their respective corporate, merchandising and field operation functions. In addition, we established a common global culture for our business by more closely aligning and sharing best practices across markets. We also refined capital management processes, which assisted us in identifying and closing unprofitable stores, commencing a remodeling and relocation strategy for our stores, and improving our site selection for new stores.

•

Developed and launched our juvenile integration strategy.    We designed and implemented new integrated store formats that combine the Toys “R” Us and Babies “R” Us brands and merchandise offerings under one roof, providing a “one stop shopping” environment for our guests. The side-by-side store and “R” Superstore integrated formats have become powerful vehicles for remodeling and updating our existing store base, generating significant improvements in store-level net sales and profitability. For example, in the first 12 months after conversion, without any increase in square footage, the aggregate store sales for our 53 domestic and 52 of our international side-by-side stores converted during fiscal years 2006, 2007 and 2008, increased on a weighted average basis (based on net sales) by 20% and 13%, respectively, as compared to the 12 month period prior to commencement of construction for the conversion. The aggregate store sales increases described above are reduced by our estimate of net sales that were transferred from existing stores (generally Babies “R” Us standalone stores) in the vicinity to the new converted stores. For more information on our juvenile integration strategy, see “—Our Stores”.

•

Improved the shopping experience for our guests.    We developed and implemented store standards focused on store cleanliness, store signage and customer service, and we enhanced our merchandise selection. We integrated our on-line business with our retail stores and instituted processes related to customer satisfaction measurement and tracking and improved in-stock levels and processes. In addition, we developed better labor scheduling, more disciplined processes relating to tracking store performance and operating metrics, and implemented a disciplined pricing strategy. In the U.S., from 2005-2009, Toys “R” Us and Babies “R” Us guest service scores increased by 9% and 5%, respectively.

•

Improved marketing strategies to reach our guests.    We created processes to determine the effectiveness of our marketing initiatives and improved our marketing strategies based on these analyses. We reinvigorated existing marketing programs, including our “Big Book” promotional catalog, which we distribute during the holiday selling season and consider to be our most significant piece of advertising. In addition, we launched new loyalty programs and modernized our baby and gift registries to create a stronger bond with our customers. In 2009, approximately 39% of our net sales were to customers who are members of our loyalty programs. For more information on our marketing strategy, see “—Marketing”.

•

Focused on optimizing our store portfolio.    Since the 2005 acquisition, we designed and implemented more sophisticated processes for site selection of new stores and prioritization and ranking of opportunities for new stores, remodels and relocations. As of May 1, 2010, we have opened 106 of our Company operated stores, closed 113 of our Company operated stores and converted or relocated 155 of our Company operated stores to our integrated store format since the end of fiscal 2005. In addition, the number of licensed stores increased from 173 to 203 during the same time period. In fiscal 2009, 98% of our operated stores were store-level EBITDA positive.

•

Grew our on-line business.    In 2006, we separated our on-line business from Amazon and launched our separate Toysrus.com and Babiesrus.com websites. In 2009, we acquired several URLs including eToys.com, babyuniverse.com, FAO.com and toys.com, that further increased our presence on the Internet. Through these business initiatives and acquisitions, we have expanded our on-line business from $486 million in net sales in fiscal 2005 to $602 million in net sales in fiscal 2009.

These initiatives, along with other operating improvements, have delivered strong financial results, with Adjusted EBITDA growing by 55% from fiscal 2005 to fiscal 2009.

Our Competitive Strengths

We are the leading specialty retailer of toys and juvenile products

We have brand names that are highly recognized around the world and strong relationships with our guests and vendors. We also believe our focus on quality of products, service and safety is a competitive strength.

Highly recognized brand names

In the U.S., Toys “R” Us and Babies “R” Us maintain a 98% and 86% brand awareness, respectively, among adults over 18-years-old according to a market study conducted by Marketing Evaluations, Inc. in 2009. We also own other valuable brand names such as FAO Schwarz.

Long-lasting relationships with our guests

Our product assortment allows us to capture new parents as customers during pregnancy, helping them prepare for the arrival of their newborn. We then become a resource for infant products such as formula, diapers and solid foods, as well as baby clothing and learning aids. We believe this opportunity to establish first contact with new parents enables us to develop long-lasting customer relationships with them as their children age and they transition to becoming consumers of our toy products. We continue to build on these relationships as these children grow and eventually become parents themselves.

Strong relationships with vendors

We have approximately 3,700 active vendors relationships. Given our market leadership position, we have been able to develop strategic partnerships with many of these vendors. We provide vendors with a year-round platform for their brand and let them use our stores to test their products. We use our New York City flagship stores, notably our Toys “R” Us Times Square store, our FAO Schwarz 5th Avenue store and our Babies “R” Us Union Square store, as venues to introduce new products. In return, we obtain greater access to products in demand, support for advertising and marketing efforts and exclusive access to merchandise.

Broad and deep product assortment

We believe we offer our guests the most comprehensive year-round selection of toys and juvenile (including baby) products. Our merchandise breadth which ranges from action figures to Zhu-Zhu Pets™, and from cribs to car seats enables us to command a reputation as the shopping destination for toys and juvenile (including baby) products.

We have a global footprint and multi-channel distribution capabilities

Global footprint

We are one of the few hardlines specialty retailers with a global footprint, based on a review of other hardlines specialty retailers, with 39% of our consolidated net sales and 43% of our total operating earnings, excluding unallocated corporate SG&A, generated outside the U.S. in fiscal 2009. As of May 1, 2010, we operated 1,362 stores and licensed an additional 203 stores in 34 countries and jurisdictions throughout North America, Europe, Asia, the Middle East, Australia and Africa.

Our international presence enhances our ability to identify trends in diverse markets and introduce newness and novelty in all our markets. Our global presence allows us to test new products in select markets before rolling them out more broadly. We believe that operating as a global and geographically diverse company enhances the stability of our business by exposing us to growth opportunities in different markets and across a broad customer base.

Multiple retail store formats

We operate a variety of store formats, which enable us to reach our customers in many different ways. Our big box formats include standalone Toys “R” Us stores, standalone Babies “R” Us stores and integrated formats which combine our Toys “R” Us and Babies “R” Us merchandise offerings under one roof. In addition to these formats, we have recently tested 91 pop-up stores that enabled us to reach more customers during the holiday season. These locations typically range in size from approximately 3,000 square feet to 5,000 square feet. Pop-up stores are temporary locations and, as such, are not included in our overall store count. As of May 1, 2010, 30 pop-up stores remained open. Certain pop-up stores may remain in operation and become permanent locations.

Differentiated real estate strategy with attractive underlying portfolio

We own stores on land we own and on properties we long-term ground lease located in eight countries, representing approximately 47% of our entire store base. We believe these properties are desirable assets located in key areas, in generally proven retail corridors along major thoroughfares with good access, ample parking, frontage and visibility. Additionally, the significant ownership level of our real estate, as well as the ongoing effective management of our leases, provides substantial flexibility to execute our juvenile integration strategy in a capital-efficient manner.

Leading on-line position

We have a leading on-line position based on the 2010 edition of the Internet Retailer Top 500 Guide. We also sell merchandise through our Internet sites Toysrus.com and Babiesrus.com, as well as our newly acquired eToys.com, FAO.com and babyuniverse.com Internet sites. In fiscal 2009, our on-line businesses generated $602 million of net sales.

We have significant experience in managing the seasonal nature of our business

Over the past 60 years, we have developed substantial expertise in managing the increased demand during the holiday season. From warehousing and distribution, to hiring and training a seasonal workforce and promotional planning, we have invested in the technology and infrastructure to handle the seasonal surge in a cost effective manner.

We have an experienced management team with a proven track record

Our senior management team has an average of approximately 20 years of retail experience across a broad range of disciplines in the specialty retail industry, including merchandising, finance and real estate.

Our Growth Strategy

Continue juvenile integration strategy across the existing store base

Converting or relocating our standalone “Toys “R” Us stores into our side-by-side and our “R” Superstore formats has generated significant improvements in our comparable store net sales and store-level profitability.

With only 11% of our global stores (or 152 stores) having been converted or relocated to an integrated format through the end of fiscal 2009, we believe, based on our review of the markets where our stores are located, we have the potential to convert or relocate another 60% to 70% of our standalone stores globally into our side-by-side and “R” Superstore formats over the next decade. We expect to convert or relocate 84 stores to our side-by-side or “R” Superstore formats in fiscal 2010 (of which seven have been converted through May 1, 2010) for an estimated cost of approximately $155 million. As such, we expect our juvenile integration strategy to continue to be a significant driver of our revenue and profit growth going forward.

Expand our store base

We have the potential to open new stores in existing and new markets both domestically and internationally, virtually all of which will be in the integrated format, either as side-by-side stores or “R” Superstores. We believe we have the potential to increase our retail square footage, net of closures, globally, in excess of 15% over the next several years, through our new store growth and relocations of existing stores to “R” Superstores. In addition, we expect to open a significant number of pop-up stores in the upcoming holiday season and believe that we have the opportunity to continue this strategy in future years.

Expand our on-line presence

We believe our recent acquisitions of eToys.com, Toys.com, babyuniverse.com and FAO.com, combined with our Toysrus.com and Babiesrus.com sites, will drive growth of our on-line business. We plan to further expand our on-line business by continuing to integrate our Internet capabilities with our traditional stores. Our websites allow guests to determine if an item is in-stock at a particular store and we expect to offer in-store pick-up of on-line purchases in the near future. Additionally, our baby registry, birthday club and loyalty programs all offer on-line functionality which deepens our relationship with our guests and complements the in-store experience. In addition to our existing online presence in Canada, United Kingdom and Japan, we are planning to introduce websites in countries where we have physical stores but lack a web presence, such as Austria, France, Germany, Spain and Switzerland. We expect to launch sites in Germany, Austria and France in 2010. We believe our global e-commerce platform also provides the potential to enter new international markets where we do not have any physical stores.

Improve sales productivity in our base business

We believe our juvenile integration strategy described above will be an important driver of our store productivity. We also intend to continue to improve space utilization, in-stock positions and store standards, flex our toys and juvenile products categories seasonally and optimize store hours to accommodate our guests’ lifestyles to increase our sales in our existing stores.

Execute strategies to expand our operating profit margin

We will continue to focus on expanding our gross margins primarily through optimizing pricing, improving vendor allowances, increasing our private label penetration and increasing our use of direct sourcing. We will also continue to optimize our cost structure and enhance efficiencies throughout the organization to manage our selling, general and administrative expenditures.

Competitive Risks and Challenges

Our ability to successfully operate our business is subject to numerous competitive risks and challenges, including those that are generally associated with operating in the retail industry. Any of the factors set forth above under “Risk Factors” may limit our ability to successfully execute our business strategy or may adversely affect our revenues and overall profitability. Among these important competitive risks and challenges are the following:

•	our industry is highly competitive and competitive conditions may adversely affect our revenues and overall profitability;

•	we depend on key vendors and our vendors’ failure to supply quality merchandise in a timely manner may damage our reputation and harm our business;

•	our revenues may decline due to general economic weakness or a reduction in consumer spending on toys and juvenile (including baby) products;

•	we may not successfully gauge trends and changing consumer preferences;

•	our business is highly seasonal and our financial performance depends on the results of the fourth quarter of each fiscal year;

•

we may not successfully implement our plans to continue our juvenile integration strategy, expand our store-base, expand our on-line presence, improve our sales productivity and operating profit margin, broaden our product offerings or expand our sales channels;

•	our results of operations are subject to risks arising from the international scope of our operations including fluctuations in foreign currency exchange rates; and

•	product safety issues, including product recalls, could harm our reputation, divert resources, reduce sales and increase costs.

Our Stores

In the U.S., we sell a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through 849 stores that operate in 49 states and Puerto Rico and through the Internet as of January 30, 2010. Domestic Net sales in fiscal 2009 were derived from 496 traditional toy stores (including 77 BRU Express and Juvenile Expansion formats), 260 juvenile stores, 64 SBS stores, 26 SSBS stores, 89 pop-up stores and our 3 flagship stores in New York City. We operated all of the “R” Us branded retail stores in the United States and Puerto Rico. Domestic Net sales were $8.3 billion for fiscal 2009, which accounts for 61% of our consolidated Net sales.

Internationally, we operate 514 of the 717 “R” Us branded retail stores. The balance of the “R” Us branded retail stores outside the United States are operated by licensees. The fees from these licensees did not have a material impact on our Net sales. We sell a variety of products in the core toy, entertainment, juvenile (including baby), learning and seasonal categories through these stores that operate in 33 countries and jurisdictions and through the Internet. International Net sales in fiscal 2009 (including fees received from licensed stores) were derived from 620 traditional toy stores (including 2 BRU Express formats), as well as 77 SBS stores, 20 juvenile stores and two pop-up stores. International Net sales were $5.3 billion for fiscal 2009, which accounts for 39% of our consolidated Net sales.

We developed several new store formats with an integrated “one-stop shopping” environment for our guests by combining the Toys “R” Us and Babies “R” Us merchandise offerings under one roof. We call these formats side-by-side and “R” Superstore. Side-by-side stores are typically former single-format Toys “R” Us stores between 30,000 and 50,000 square feet of which have been converted to a combination Toys “R” Us and Babies “R” Us store format. “R” Superstores are conceptually similar to SBS stores, except they are typically newly-constructed facilities with store footprints in the 55,000 to 70,000 square foot range.

The integration of juvenile merchandise (including baby products) with toy and entertainment offerings has allowed us to create a “one-stop shopping” experience for our guests, and enabled us to obtain the sales and operating benefits associated with combining product lines under one roof. Our juvenile product assortment allows us to capture new parents as customers during pregnancy, helping them prepare for the arrival of their newborn. We then become a resource for infant products such as formula, diapers and solid foods, as well as baby clothing and learning aids. We believe this opportunity to establish first contact with new parents enables us to develop long-lasting customer relationships with them as their children age and they transition to becoming consumers of our toy products. We continue to build on these relationships as these children grow and eventually become parents themselves. Additionally, juvenile merchandise such as baby formula, diapers and infant clothing provide us with a mitigant to the inherent seasonality in the toy business.

In connection with our juvenile integration strategy, we continue to increase the number of SBS and SSBS stores both domestically and internationally. Through the end of fiscal 2009, we have converted 129 existing stores into SBS store format and two existing stores into SSBS store format. In addition, during the same period, we have opened 36 SBS and SSBS stores (21 of which were relocations of existing stores). In addition, we have converted an additional seven SBS stores through May 1, 2010. We expect that our integrated store formats will continue to be a significant driver of our revenue and profit growth going forward.

In addition to our SBS and SSBS store formats, we continue to enhance our integrated strategy with our BRU Express and Juvenile Expansion formats which devote additional square footage to our juvenile (and baby) products within our traditional Toys “R” Us stores. Since implementing this integrated store format, we have augmented 79 existing Toys “R” Us stores with these formats.

Our extensive experience in retail site selection has resulted in a portfolio of stores that include attractive locations in many of our chosen markets. Markets for new stores and formats are selected on the basis of proximity to other “R” Us branded stores, demographic factors, population growth potential, competitive environment, availability of real estate and cost. Once a potential market is identified, we select a suitable location based upon several criteria, including size of the property, access to major commercial thoroughfares, proximity of other strong anchor stores or other destination superstores, visibility and parking capacity.

As of May 1, 2010, we operated 1,362 retail stores and licensed an additional 203 retail stores worldwide in the following formats:

Format	Description	Number of Stores	Approximate Store Size (sq. ft.)
	Operated Stores

Traditional Toys “R” Us stores	The majority of square footage is devoted to traditional toy categories, with approximately 5,500 square feet devoted to boutique areas for juvenile products (BRU Express and Juvenile Expansion formats devote approximately an additional 4,500 square feet and 1,000 square feet, respectively, for juvenile – including baby - products).	906	30,000 to 50,000

Traditional Babies “R” Us stores	Predominantly juvenile (including baby) products, with approximately 2,000 to 5,000 square feet devoted to specialty name brand and private label clothing.	279	30,000 to 45,000

Side-by-Side (SBS) stores	Devote approximately 20,000 to 30,000 square feet to traditional toy products and 9,000 to 15,000 square feet to juvenile (including baby) products.	148	30,000 to 50,000

“R” Superstores (SSBS)	Combine domestically a traditional toy store of approximately 34,000 square feet with a juvenile (including baby) store of approximately 30,000 square feet.	26	55,000 to 70,000

Flagship stores (all in New York City)	The Toys “R” Us store in Times Square, the FAO Schwarz store on 5th Avenue near Central Park, and the Babies “R” Us store in Union Square.	3	55,000 to 100,000

Total operated stores		1,362
	Licensed Stores

Traditional Toys “R” Us stores	The majority of square footage is devoted to traditional toy categories, with approximately 5,500 square feet devoted to boutique areas for juvenile (including baby) products.	203	30,000 to 50,000

Total operated and licensed stores		1,565

In addition to these stores, during the fiscal 2009 holiday season, we opened 91 Toys “R” Us Holiday Express stores, or pop-up stores, a temporary store format located in high-traffic shopping areas, 30 of which remained open as of May 1, 2010.

Geographic Distribution of Domestic Stores

The following table sets forth the location of our Domestic stores as of May 1, 2010:

Location	Number of Stores
Alabama	9
Alaska	1
Arizona	15
Arkansas	5
California	106
Colorado	10
Connecticut	14
Delaware	3
Florida	57
Georgia	28
Hawaii	2
Idaho	3
Illinois	38
Indiana	17
Iowa	7
Kansas	6
Kentucky	10
Louisiana	10
Maine	3
Maryland	19
Massachusetts	20
Michigan	32
Minnesota	11
Mississippi	5
Missouri	16
Montana	1

Location	Number of Stores
Nebraska	4
Nevada	9
New Hampshire	7
New Jersey	41
New Mexico	3
New York	56
North Carolina	21
North Dakota	1
Ohio	37
Oklahoma	7
Oregon	8
Pennsylvania	44
Rhode Island	2
South Carolina	10
South Dakota	2
Tennessee	17
Texas	60
Utah	8
Vermont	1
Virginia	27
Washington	16
West Virginia	4
Wisconsin	11
Puerto Rico	4

Total(1)	848

(1)	Overall store count does not include 29 pop-up stores that remained open as of May 1, 2010 due to the temporary nature of these locations. At the peak of this initiative, there were 89 pop-up stores open Domestically. Certain pop-up stores may remain in operation and become permanent locations.

Geographic Distribution of International Stores

The following table sets forth the location of our International operated stores as of May 1, 2010:

Location	Number of Stores Operated
Australia	35
Austria	14
Canada	69
France	39
Germany	57
Japan	167
Portugal	8
Spain	44
Switzerland	6
United Kingdom	75

Total(1)	514

(1)	Overall store count does not include 1 pop-up store that remained open as of May 1, 2010 due to the temporary nature of these locations. At the peak of this initiative, there were 2 pop-up stores open Internationally. Certain pop-up stores may remain in operation and become permanent locations.

The following table sets forth the location of our International licensed stores as of May 1, 2010:

Location	Number of Stores Licensed	Location	Number of Stores Licensed
Bahrain	1	Norway	8
China	14	Oman	1
Denmark	13	Philippines	8
Egypt	4	Qatar	1
Finland	4	Saudi Arabia	10
Hong Kong	11	Singapore	6
Iceland	3	South Africa	24
Israel	27	Sweden	16
Korea	5	Taiwan	16
Kuwait	1	Thailand	8
Macau	1	United Arab Emirates	6

Malaysia	15	Total	203

Financial information about our segments and our operations in different geographical areas for the thirteen weeks ended May 1, 2010 and May 2, 2009 and for the last three fiscal years are set forth in Notes 6 and 12 to the condensed consolidated financial statements and consolidated financial statements, respectively, entitled “Segments.”

Product Selection and Merchandise

Our product offerings are:

Category	Description	FY2009 % of net sales
Core Toy	Boys and girls toys, such as dolls and doll accessories, action figures, role play toys and vehicles, games, plush toys and puzzles.	17.0%

Entertainment	Video game systems and software, electronics, computer software, DVDs and other related products.	15.5%

Juvenile	Focused on serving newborns and children up to four years of age. Offer a broad array of products, such as baby gear, infant care products, apparel, commodities, furniture, bedding, room décor and infant toys.	30.8%

Learning	Educational electronics and developmental toys, such as our Imaginarium products in the United States and World of Imagination products at our International locations, and pre-school merchandise which includes pre-school learning products, activities and toys.	22.4%

Seasonal	Toys and other products geared toward holidays (including Christmas, Hannukah, Three Kings, Carnival, Easter, Golden Week and Halloween) and summer activities, as well as bikes, sporting goods, play sets and other outdoor products.	13.2%

Other	Consists primarily of shipping and other non-product related revenues.	1.1%

Total		100.0%

We offer a wide selection of popular national toy and juvenile brands including many products that are exclusively offered at, or launched at, our stores. Over the past few years, we have worked with key resources to obtain exclusive products and expand our private label brands enabling us to earn higher margins and offer products that our customers will not find elsewhere. We offer a broad selection of private label merchandise under names such as IMAGINARIUM , ESPECIALLY FOR BABY, BRUIN JUVENILE, KOALA BABY, FAST LANE, YOU & ME, JUST LIKE HOME and FAO SCHWARZ in our stores. We believe these private label brands provide a platform on which we can expand our product offerings in the future and will further differentiate our products and allow us to enhance our profitability.

Marketing

We believe that we have achieved our leading market position largely as a result of building a highly recognized brand names and delivering superior service to our customers. We use a variety of broad-based and targeted marketing and advertising strategies to reach consumers. These strategies include mass marketing programs such as direct mail, e-mail marketing, targeted magazine advertisements, catalogs/rotos and other inserts in national or local newspapers, national television and radio broadcasts, targeted door-to-door distribution, direct mailings to loyalty card members and in-store marketing. Our most significant single piece of advertising is the “Big Book” promotional catalog release, which is distributed through direct mail, newspapers and in-stores during the fourth quarter holiday selling season. Through the “Big Book” release we promote deals and discounts on our merchandise.

Our direct marketing program for the specialty juvenile market includes mailings to expecting and new parents. In addition, we offer unique benefits such as loyalty programs to our customers, including the Rewards “R” Us program, which provides customers with a variety of exclusive one-time offers and ongoing benefits, and Geoffrey’s Birthday Club, which provides members with exciting birthday surprises.

Our comprehensive baby registry offered in our stores and on the Internet allows an expectant parent to list desired products and enables gift-givers to tailor purchases to the expectant parent’s specific needs and wishes. Our baby registry also facilitates our direct marketing and customer relationship initiatives.

The merchandising and marketing teams work closely to present the products in an engaging and innovative manner and we are focused on enhancing our in-store signage, which is carefully coordinated so that it is consistent with the current television, radio and print advertisements. We regularly change our banners and in-store promotions, which are advertised throughout the year, to attract consumers to visit the stores, to generate strong customer frequency and to increase average sales per customer. Our websites are used to support and supplement the promotion of products in “R” Us branded stores.

Management has developed a comprehensive strategy to strengthen its competitive position and deliver profitable growth. To increase store traffic, we have expanded our commodities offering selection in both of our segments, and we are continuing to build on the successes of our organic product offering selection within our Domestic segment. To improve the value offering for our customers, we introduced more opening price point products and private label items and utilized strategies such as loyalty programs.

Customer Service

Compared with multi-line mass merchandisers, we believe we are able to provide superior service to our customers through our highly trained sales force. We train our store associates extensively to deepen their product knowledge and enhance their targeted selling skills in order to improve customer service in our stores. We are continually working to improve the allocation of products within our stores and reduce waiting times at checkout counters. For the added convenience of our customers, we offer a layaway program and in select stores we provide a home delivery program.

In addition to our baby registry, we offer a variety of helpful publications and innovative programs and services for the expectant parent, including frequent in-store product demonstrations.

Corporate Citizenship

In addition to providing quality goods and services, we believe great brands are built by adopting responsible business practices. We believe commercial success and good corporate citizenship are closely linked. Our efforts to be responsible corporate citizens are manifested in the following ways:

Safety Focus

We have taken a leadership position on safety. We believe that we have put in place industry-leading product safety standards that meet or exceed U.S. federally mandated and/or global regulatory requirements in the countries in which we operate. In addition, through our dedicated safety micro site, safety boards in stores, e-mail blasts and partnerships with noted safety experts and organizations, we provide resources that are used by parents, grandparents and childcare providers to ensure they have the most up-to-date information on product safety and recalls.

Corporate Philanthropy and Community Service

We are proud to have a long tradition at Toys “R” Us of supporting numerous children’s charities. Toys “R” Us Children’s Fund Inc., a non-profit organization, and Toys “R” Us, Inc. have contributed millions of dollars to charities that help keep children safe and help them in times of need. We actively support charities such as the Marine Toys For Tots Foundation, Autism Speaks and Save the Children, among others. Each year the Company also produces a special toy selection guide for differently-abled children. The Company encourages its employees to become active in charitable endeavors by matching contributions they make to charities of their choice. The Company also manages the Geoffrey Fund, Inc., a non-profit organization. The Geoffrey Fund’s sole purpose is to provide assistance to employees affected by natural and personal disasters and relies on donations from employees and funds from the Company to carry out its mission.

In addition, in April, 2010, the Reputation Institute has ranked us #36 in the U.S., among its list of “Most Reputable Companies in the United States,” with a score of 75.36. The Reputation Institute considers companies with scores between 70 and 79 to have strong/robust reputations.

Our Vendors

We procure the merchandise that we offer to our customers from a wide variety of domestic and international vendors. We have approximately 3,700 active vendor relationships. For fiscal 2009, our top 20 vendors worldwide, based on our purchase volume in U.S. dollars, represented approximately 41% of the total products we purchased. In 2010, we opened a sourcing office in China to work with our vendors.

Given our market leadership position, we have been able to develop strategic partnerships with many of our vendors. We provide vendors with a year-round platform for their brand and let them use our stores to test their products, giving vendors a meaningful opportunity to display new merchandise and reach consumers throughout the year. We use our New York City flagship stores, notably our Toys “R” Us Times Square store, our FAO Schwarz 5th Avenue store and our Babies “R” Us Union Square store, as venues to introduce new products. In addition, we are able to provide our vendors with a wide variety of data on global sales trends and marketing guidance and support, as well as early feedback on their product development initiatives through the depth and longevity of our experienced merchandising team. In return, we obtain greater access to products in demand, support for advertising and marketing efforts and exclusive access to merchandise.

Distribution

We operate 18 distribution centers including 9 that support our Domestic retail stores and 9 that support our International “R” Us branded stores (excluding licensed operations). These distribution centers employ warehouse management systems and material handling equipment that help to minimize overall inventory levels and distribution costs. We believe the flexibility afforded by our warehouse/distribution system and by our operation of the fleet of trucks used to distribute merchandise provide us with operating efficiencies and the ability to maintain a superior in-stock inventory position at our stores. We continuously seek to improve our supply chain management, optimize our inventory assortment and upgrade our automated replenishment system to improve inventory turnover.

To support delivery of products sold through our websites, we have a multi-year agreement with Exel, Inc., a leading North American contract logistics provider, who provides warehousing and fulfillment services for our Internet operations in the United States. We utilize various third party providers who furnish similar services in our international markets.

Market and Competition

We are the leading global specialty retailer of toys and juvenile products as measured by net sales. As a specialty retailer, we are able to focus solely on the toys and juvenile products market. We operate in an attractive industry that has proven to be resilient due to the demand for toys (including video games and video game systems) and juvenile (including baby) products, driven by the desire of families to spend on their children and by population growth.

In these markets, we compete with mass merchandisers, such as Wal-Mart, Target and Kmart; consumer electronics retailers, such as Best Buy and GameStop; Internet and catalog businesses, such as Amazon; national and regional specialty, department and discount store chains; as well as local retailers in the geographic areas we serve. Our baby registry competes with baby registries of mass merchandisers, other specialty retail formats and regional retailers.

In the International toy and electronics markets, we compete with mass merchandisers, discounters and specialty retailers such as Argos, Auchan, Bic Camera, Carrefour, El Corte Ingles, King Jouet, Mother Care, Spielmax, Wal-Mart, Yamada Dinky, Yodobashi, and Zellers. The mass merchandisers and discounters aggressively price items in the traditional toy and electronic product categories with larger dedicated selling space during the holiday season in order to build traffic for other store departments.

We believe the principal competitive factors in the specialty toy, juvenile (including baby) and video game products markets are product variety, quality, safety, availability, price, advertising and promotion, convenience or store location and customer support and service. We believe we are able to compete by providing a broader range of merchandise, maintaining in-stock positions, as well as convenient locations, superior customer service and competitive pricing.

Seasonality

Our global business is highly seasonal with sales and earnings highest in the fourth quarter due to the fourth quarter holiday selling season. During the last three fiscal years more than 39% of our total Net sales were generated in the fourth quarter. It is typically the case that we incur net losses in each of the first three quarters of the year, with all of our net earnings and cash flows from operations being generated in the fourth quarter. We seek to continuously improve our ability to manage the numerous demands of a highly seasonal business, from the areas of product sourcing and distribution, to the challenges of delivering high sales volumes and excellent customer service during peak business periods. Over the past 60 years, we have developed substantial experience and expertise in managing the increased demand during the holiday season which favorably differentiates us from our competition. See also “—Our Competitive Strengths”.

License Agreements

We have license agreements with unaffiliated third party operators located outside the United States. The agreements are largely structured with royalty income paid as a percentage of sales for the use of the Toys “R” Us trademark, trade name and branding. While this business format remains a small piece of our overall International business operations, we continue to look for opportunities for market expansion. Our preferred approach is to open stores in our successful Company operated format, but we may choose partnerships or licensed arrangements where we believe business climate and risks may dictate.

Employees

As of May 1, 2010, we employed approximately 65,000 full-time and part-time individuals worldwide, with approximately 42,000 in the United States and 23,000 internationally. These numbers do not include the individuals employed by licensees of our stores. In the U.S., none of our employees is subject to any collective bargaining agreement, except for employees in one store in Pennsylvania. Due to the seasonality of our business, we employed approximately 114,000 full-time and part-time employees during the fiscal 2009 holiday season. We consider the relationships with our employees to be positive. We believe that the benefits offered to our employees are competitive in relation to those offered by other companies in the retail sector.

Trademarks and Licensing

“TOYS “R” US®”, “BABIES “R” US®”, “IMAGINARIUM®”, “GEOFFREY®”, “KOALA BABY®”, “ANIMAL ALLEY®”, “FAST LANE®”, “DREAM DAZZLERS®”, “ESPECIALLY FOR BABY®”, “YOU AND ME®”, the reverse “R” monogram logo and the Geoffrey character logo, as well as variations of our family of “R” Us marks, either have been registered, or have trademark applications pending, with the United States Patent and Trademark Office and with the trademark registries of many other countries. These trademarks are material to our business operations. We believe that our rights to these properties are adequately protected. In addition, during fiscal 2009, we purchased the U.S. trademarks associated with eToys.com, babyuniverse.com, ePregnancy.com, KB Toys and certain trademark rights in other countries. In May 2009, we acquired the exclusive right and license to use the FAO SCHWARZ trademarks.

Properties

The following summarizes our worldwide operating stores and distribution centers as of May 1, 2010 (excluding licensed operations in our International segment):

	Owned	Ground Leased(1)	Leased(2)	Total
Stores:
Domestic	299	231	318	848
International	79	26	409	514

	378	257	727	1,362
Distribution Centers:
Domestic	7	—	2	9
International	5	—	4	9

	12	—	6	18

Total Operating Stores and Distribution Centers	390	257	733	1,380

(1)	Owned buildings on leased land.
(2)	Does not include 29 pop-up stores Domestically and 1 pop-up store Internationally that remained open as of May 1, 2010 due to the temporary nature of these locations. At the peak of this initiative, there were 89 Domestic and 2 International pop-up stores open. Certain pop-up stores may remain in operation and become permanent locations.

As described above, a significant part of our properties are ground leased (i.e. properties where we own the building but we do not retain fee ownership in the underlying land) or space leased (i.e. we lease a store from a property owner). We lease properties from unrelated third parties, pursuant to leases that vary as to their terms, rental provisions and expiration dates. Substantially all of our leases are considered triple-net leases, which require us to pay all costs and expenses arising in connection with the ownership, operation, leasing, use, maintenance and repair of these properties. These costs include real estate taxes and assessments, utility charges, license and permit fees and insurance premiums, among other things. Virtually all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions. In addition, many of our leases include early termination options, which we may exercise under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property. A portion of our leased stores have contingent rentals, where the lease payments depend on factors that are not measurable at the inception of the lease, such as future sales volume. Contingent rent expense was $10 million, $9 million and $10 million for the fiscals 2009, 2008 and 2007, respectively.

We maintain our headquarters in approximately 585,000 square feet of space in Wayne, New Jersey.

We also maintain 120 former stores that are no longer part of our operations. Approximately half of these surplus facilities are owned and the remaining locations are leased. We have tenants in more than half of these facilities, and we continue to market those facilities without tenants for disposition. The net costs associated with these facilities are reflected in our consolidated financial statements, but the number of surplus facilities is not included above.

Portions of our debt are secured by direct and indirect interests in certain of our properties. See Note 2 to the consolidated financial statements entitled “Long-Term Debt” and Note 2 to the condensed consolidated financial statements entitled “Short-term borrowings and long-term debt” for further details.

We believe that our current operating stores and distribution centers are adequate to support our business operations.

Legal Proceedings

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another class action was commenced making similar allegations involving most of the same Defendants. We intend to vigorously defend all of these cases. Additionally, the FTC notified the Company in April 2009 that they had opened an investigation related to the issues in those cases and to confirm the Company’s compliance with a 1998 FTC Final Order that prohibits the Company from, among other things, influencing suppliers to limit sales of products to other retailers, including price club warehouses. The Company believes it has complied with the FTC Final Order and is currently cooperating with the FTC.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our consolidated financial statements taken as a whole.

MANAGEMENT

Set forth below are the names, ages as of the date of this prospectus and positions with our company of the persons who will serve as our directors and executive officers upon the consummation of this offering.

Executive Officers

The following persons were our Executive Officers as of July 7, 2010, having been elected to their respective offices by our Board of Directors:

Name	Age(1)	Position with the Registrant
Gerald L. Storch	53	Chairman of the Board; Chief Executive Officer
F. Clay Creasey, Jr.	61	Executive Vice President—Chief Financial Officer
Deborah M. Derby	46	Executive Vice President—Chief Administrative Officer
Antonio Urcelay	58	President—Europe
Daniel Caspersen	57	Executive Vice President—Human Resources
David J. Schwartz	43	Executive Vice President—General Counsel & Corporate Secretary
Monika Merz	61	President and Chief Executive Officer of Toys–Japan

(1)	As of July 7, 2010.

The following is a brief description of the business experience of each of our Executive Officers:

Mr. Storch has been our Chairman of the Board and Chief Executive Officer since February 2006. Mr. Storch was Vice Chairman of Target Corporation (“Target”) from 2001 to 2005 and held various other positions at Target from 1993 (then Dayton-Hudson) to 2001. Prior to joining Target, Mr. Storch was a Principal of McKinsey & Company where he served from 1982 to 1993.

Mr. Creasey has served as our Executive Vice President—Chief Financial Officer since May 2006. From July 2005 to April 2006, Mr. Creasey served as Chief Financial Officer of Zoom Systems, an automated retailer. Prior to that, Mr. Creasey served in various roles at Mervyn’s, a subsidiary of Target, from 1992 to 2005, most recently as Senior Vice President, Finance and Chief Financial Officer from 2000 to 2005. Prior to that, Mr. Creasey served in various roles at Lucky Stores, Inc. from 1981 to 1992, most recently as Vice President, Operations Accounting.

Ms. Derby has served as our Executive Vice President—Chief Administrative Officer since February 2009. From May 2006 to February 2009, Ms. Derby served as Executive Vice President—President—Babies “R” Us. From September 2005 until May 2006, Ms. Derby served as our Executive Vice President—Human Resources, Legal and Corporate Communications and Secretary. From May 2003 until September 2005, Ms. Derby served as our Executive Vice President—Human Resources. From November 2002 to May 2003, Ms. Derby served as our Senior Vice President, Associate Relations and Organizational Effectiveness. From January 2002 to November 2002, Ms. Derby was our Vice President, Associate Relations. From June 2000 (when she first joined the Company) to January 2002, Ms. Derby was our Vice President—Human Resources, Babies “R” Us.

Mr. Urcelay has served as our President—Europe since July 2010. From August 2004 until July 2010, Mr. Urcelay served as our President—Continental Europe (Germany, Switzerland, Austria, France, Spain and Portugal) since August 2004. Mr. Urcelay served as the Managing Director of Toys “R” Us Iberia, S.A. from October 2006 until February 2009. From August 2003 through August 2004, Mr. Urcelay was President of Southern Europe (France, Spain and Portugal).

Mr. Caspersen has served as our Executive Vice President—Human Resources since May 2006. From September 2004 until April 2006, Mr. Caspersen served as Vice President—Stores—Human Resources of Target. Prior to that, from September 2001 to September 2004, Mr. Caspersen was Vice President—Headquarters—Human Resources at Target.

Mr. Schwartz has served as our Executive Vice President—General Counsel since October 2009 and has served as Corporate Secretary since April 2006. From September 2003 until October 2009, Mr. Schwartz served as Senior Vice President—General Counsel. From January 2002 until September 2003, Mr. Schwartz served as our Vice President—Deputy General Counsel, and has served as Assistant Corporate Secretary from that time until April 2006. From February 2001 to January 2002, Mr. Schwartz served as our Vice President—Corporate Counsel and Assistant Corporate Secretary. Mr. Schwartz is a Director of Toys “R” Us Japan, Ltd.

Ms. Merz has served as the President and Chief Executive Officer of Toys–Japan since November 2007. From January 2000 until November 2007, Ms. Merz served as the President of Toys “R” Us Canada, Ltd. (“Toys Canada”). Prior to that, from October 1996 until January 2000, Ms. Merz served as Vice President and General Merchandise Manager for Toys Canada.

Directors

The following persons were members of our Board of Directors as of July 7, 2010. Each elected director will hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal from office by our stockholders.

Name	Age(1)	Position with the Registrant
Gerald L. Storch(2)	53	Chairman of the Board; Chief Executive Officer
Joshua Bekenstein	52	Director
Michael M. Calbert	47	Director
Michael D. Fascitelli	53	Director
Matthew S. Levin	44	Director
Sanjay Morey	38	Director
John Pfeffer	41	Director
Steven Roth	68	Director
Wendy Silverstein	49	Director
Michael Ward	47	Director

(1)	As of July 7, 2010.
(2)	See “Executive Officers” above, for Mr. Storch’s biography.

Mr. Bekenstein has been our director since September 2005. Mr. Bekenstein is a Managing Director of Bain Capital, LLC, which he helped found in 1984. Mr. Bekenstein serves as a member of the Board of Directors of Bombardier Recreational Products Inc., Bright Horizons Family Solutions, Burlington Coat Factory, Dollarama Capital Corporation, Michaels Stores, and Waters Corporation. In addition, he is active in a variety of community and educational organizations such as New Profit, City Year, the Dana-Farber Cancer Institute, Horizons for Homeless Children and New Leaders for New Schools. He also serves on the Yale Corporation Investment Committee.

Mr. Calbert has been our director since July 2005. He is an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates and for the past ten years has been directly involved with several portfolio companies. Mr. Calbert heads the Retail industry team and is currently on the board of directors of Dollar General, Inc., U.S. Foodservice and Pets at Home. He joined Randall’s Food Markets as the Chief Financial Officer in 1994, ultimately taking the company private through investment funds advised by Kohlberg Kravis Roberts & Co. L.P. in June 1997. He left Randall’s Food Markets after the company was sold in September 1999 and joined Kohlberg Kravis Roberts & Co. L.P. Mr. Calbert started his professional career as a consultant with Arthur Andersen Worldwide, where his primary focus was on the retail/consumer industry.

Mr. Fascitelli has been our director since July 2005. Mr. Fascitelli has been President and a Trustee of Vornado Realty Trust since December 1996 and Chief Executive Officer of Vornado Realty Trust since May 2009. Mr. Fascitelli has also been President of Alexanders, Inc. since August 2000 and a director since December 1996. Mr. Fascitelli was on the Board of Directors of GMH Communities Trust (a real estate investment trust) from August 2005 until June 2008.

Mr. Levin has been our director since July 2005. Mr. Levin joined Bain Capital in 1992, where he has been a Managing Director since 2000. Prior to joining Bain Capital, he was a consultant at Bain & Company where he consulted in the consumer products and manufacturing industries. Mr. Levin serves as a board member of Bombardier Recreational Products Inc., Dollarama Capital Corporation, Guitar Center, Inc., Lilliput Kidswear Ltd., Michaels Stores, Inc. and Unisource Worldwide Inc.

Mr. Morey has been our director since June 2008. Mr. Morey has been an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates since 2006. Mr. Morey was a Vice President of Fenway Partners from August 2001 through February 2006. Mr. Morey is a director of U.S. Foodservice.

Mr. Pfeffer has been our director since September 2005. Mr. Pfeffer has been an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates since 2000, heading the European Retail Sector Team.

Mr. Roth has been our director since September 2005. Mr. Roth has been Chairman of the Board of Vornado Realty Trust since May 1989. Mr. Roth was Chief Executive Officer of Vornado Realty Trust from May 1989 to May 2009 and has been Chairman of the Executive Committee of the Board of Vornado Realty Trust since April 1980. Mr. Roth is currently the Managing General Partner of Interstate Properties, an owner of shopping centers and investor in securities and partnerships. Mr. Roth has been a general partner of Interstate Properties since 1968. He has also been the Chief Executive Officer of Alexander’s, Inc. since March 1995 and Chairman of the Board of Alexander’s, Inc. since 2004 and a director since 1989.

Ms. Silverstein has been our director since September 2005. Ms. Silverstein has been Executive Vice President—Capital Markets of Vornado Realty Trust since 1998.

Mr. Ward has been our director since September 2007. Mr. Ward joined Bain Capital in January 2003 and has been a Managing Director since 2004. He has worked closely with several portfolio companies including Houghton Mifflin, Burger King, Warner Music Group, and Toys “R” Us. He is on the Board of Directors of Sensata Technologies, Inc. and The Weather Channel. He also serves on the Board of Directors of the Boston Public Library Foundation and the MBA Advisory Board at the Amos Tuck School of Business Administration. Previously, Mr. Ward was the President and Chief Operating Officer of Digitas.

In electing Mr. Storch to the Board, the Board considered his significant experience and expertise in the retail industry gained over his more than 20 years of experience working in the retail industry, including in his various roles at Target Corporation over a 12-year period where his responsibilities included overall strategy, supply chain, the Target.com business, technology services, financial services, guest relationship management and market research, the Six Sigma program, and mergers and acquisitions. In addition, the Board considered the intimate knowledge of the Company’s business and operations Mr. Storch would bring to the Board as the Chief Executive Officer of the Company. Other than Mr. Storch, each of the Directors was elected to the Board pursuant to the stockholders agreement dated July 21, 2005 by and among the Company, the Sponsors and a private investor (the “Stockholders Agreement”). Pursuant to such agreement, Messrs. Bekenstein, Levin and Ward were appointed to the Board as a consequence of their respective relationships with Bain Capital Partners, LLC; Messrs. Calbert, Morey and Pfeffer were appointed to the Board as a consequence of their respective relationships with Kohlberg Kravis Roberts & Co., L.P.; and Messrs. Fascitelli and Roth and Ms. Silverstein were appointed to the Board as a consequence of their respective relationships with Vornado Realty Trust.

Following the completion of this offering, we expect that our Board of Directors will be comprised of two directors from each of our three Sponsors, Mr. Storch and up to three independent directors.

Further, our certificate of incorporation will be amended to divide our Board of Directors into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Controlled Company Exception

After completion of this offering, the Sponsors will continue to control a majority of our outstanding common stock and voting power. As a result, (1) under the terms of the Stockholders Agreement, each of the Sponsors is entitled to nominate three members of the Board of Directors and (2) we are a “controlled company” within the meaning of the New York Stock Exchange corporate governance standards. Under the New York Stock Exchange rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain New York Stock Exchange corporate governance standards, including:

•	the requirement that a majority of the Board of Directors consist of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors or a nominating/corporate governance committee and our compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

Committees of the Board of Directors

Audit Committee.    Our Board of Directors has a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Audit Committee is currently composed of Sanjay Morey, Michael Ward and Wendy Silverstein. Upon completion of this offering, the current Audit Committee members will resign and we intend to appoint                      to our Audit Committee. Our Board of Directors has determined that each nominee is financially literate and will determine which members will qualify as an “audit committee financial expert” within the meaning of the regulations adopted by the Securities and Exchange Commission. All of our Audit Committee nominees qualify as independent directors under the corporate governance standards of the New York Stock Exchange and the independence requirements of Rule 10A-3 of the Exchange Act.

The purpose of the Audit Committee will be to assist our Board of Directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditors qualifications and independence, (4) the performance of our internal audit function and (5) the performance of our independent auditors.

Our Audit Committee will be responsible for, among other things:

•	reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent auditors,

•	reviewing and discussing earnings press releases and the financial information and earnings guidance provided to analysts and rating agencies with management and independent auditors,

•

reviewing and discussing with management and the independent auditors any major issues arising as to the adequacy of our internal controls, any actions taken in light of material control deficiencies and the adequacy of disclosures about changes in our internal control over financial reporting,

•	selecting the independent auditors,

•	pre-approving all auditing services and non-audit services other than prohibited non-audit services to be provided by the independent auditors,

•	reviewing at least annually, the qualifications, performance and independence of independent auditors,

•

obtaining and reviewing a report of the independent auditor describing the auditing firm’s internal quality-control procedures and any material issues raised by its most recent review of internal quality controls,

•	reviewing the integrity of our financial reporting process, both internal and external,

•

reviewing with the independent auditor any difficulties the independent auditors encountered during the course of the audit work, including any restrictions in the scope of activities or access to requested information or any significant disagreements with management and management’s responses to such matters,

•	reviewing and discussing with the independent auditors the internal audit responsibilities, budget and staffing and any significant reports to the management prepared by the internal audit department,

•	periodically reviewing and discussing with our counsel any legal matters that could have a significant impact on financial statements,

•	reviewing and discussing guidelines and policies with respect to risk assessment and risk management with management and the independent auditors,

•	setting policies regarding the hiring of current and former employees of the independent auditors,

•

establishing procedures for receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing and the confidential, anonymous submission of employee concerns regarding questionable accounting and auditing matters,

•	reviewing, approving or ratifying all transactions between the Company and any related person unless otherwise approved or ratified pursuant to the related person transaction policy,

•	preparing the report required by the SEC to be included in our proxy statement,

•

providing information to our Board that may assist the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s performance and independence and the performance of the Company’s internal audit group,

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and reviewing and reassessing the Audit Committee charter.

Prior to the completion of this offering, our Board of Directors will update its written charter for the Audit Committee, which will be available on our website, to ensure it meets all of the requirements under the corporate governance standards of the New York Stock Exchange.

Executive Committee.    The Executive Committee of the Board of Directors (the “Executive Committee”) is currently composed of Messrs. Calbert, Fascitelli and Levin. Upon completion of this offering, we intend to appoint Mr. Storch to the Executive Committee. The Board of Directors has authorized the Executive Committee to execute all powers and authority of the Board of Directors, subject to limitations imposed by applicable law. Upon completion of this offering, the Executive Committee will no longer have the authority to function as the Compensation Committee.

Compensation Committee.    Currently, the function of the Compensation Committee is performed by the Executive Committee. Upon completion of this offering, we will have a separately designated Compensation Committee and we intend to appoint Messrs. Gilbert, Fascitelli and Levin as members of the Compensation Committee. Our Board of Directors has affirmatively determined that each of such newly-appointed nominees meets the definition of “independent director” for purposes of the New York Stock Exchange rules, the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. Our Compensation Committee will be responsible for, among other things:

•	establishing and reviewing the overall compensation philosophy,

•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers,

•	determining and approving compensation arrangements of our officers and directors,

•	administration of overall incentive and equity-based compensation plans,

•

overseeing the preparation of Compensation Discussion and Analysis (“CD&A”) and reviewing, discussing and determining with management whether to recommend to the Board of Directors to include the CD&A in the annual proxy statement or annual report on Form 10-K (in addition to preparing a report on executive officer compensation),

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and periodically reviewing and reassessing the Compensation Committee charter.

The Compensation Committee will adopt a written charter, which will be available on our website.

Communications with the Board of Directors

Stockholders, employees and other interested parties may communicate with any of our directors by writing to such director(s) c/o General Counsel and Corporate Secretary, Toys “R” Us, Inc., One Geoffrey Way, Wayne, NJ 07470, Attention: Board of Directors. All communications from stockholders, employees and other interested parties addressed in that manner will be forwarded to the appropriate director.

Executive Compensation

We refer to the persons included in the Summary Compensation Table below as our “named executive officers.” References to “2009,” “2008,” and “2007” mean, respectively, our fiscal years ended January 30, 2010, January 30, 2009 and February 1, 2008.

Compensation Discussion and Analysis

The following Executive Compensation discussion and analysis discusses our compensation policies and decisions regarding our named executive officers and describes the material elements of compensation for our named executive officers. Our named executive officers are:

•	Chairman of the Board and Chief Executive Officer, Gerald L. Storch;

•	Executive Vice President—Chief Financial Officer, F. Clay Creasey, Jr.;

•	Former Executive Vice President—Chief Operating Officer, Claire Babrowski;

•	Executive Vice President—Chief Administrative Officer, Deborah M. Derby; and

•	President of Continental Europe—Antonio Urcelay.

Role of Our Board of Directors in Compensation Decisions

Our Board of Directors acting through the Executive Committee pursuant to delegated authority has historically been ultimately responsible for approving both our compensation program and the specific compensation paid to each of our named executive officers. The Executive Committee, which is currently comprised of one designee from each of the three Sponsors, has discharged this responsibility pursuant to a charter approved by the Board, as further described below. Following the completion of this offering, we will have a separately designated compensation committee to whom this responsibility will be delegated.

Objective of Our Executive Compensation Program

The overall objective of our executive compensation program is to provide compensation opportunities that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our global business and motivate such executive officers to increase the value of our Company. We believe that, in order to achieve that objective, our program must:

•

provide each executive officer with compensation opportunities that are competitive with the compensation opportunities available to executives in comparable positions at companies with whom we compete for talent;

•	tie a significant portion of each executive officer’s compensation to our financial performance and his or her individual performance; and

•	align the interests of our executive officers with those of our equity holders.

Elements of Our Executive Compensation Program

Our executive compensation program consists of the following integrated components:

•	base salary;

•	annual incentive awards;

•	long-term incentives;

•	perquisites;

•	other benefits; and

•	benefits upon termination without cause or change of control.

Mix of Total Compensation

No formula or specific weightings or relationships are used with regard to the allocation of the various pay elements within the total compensation program. Cash compensation includes base salary and annual incentive awards which, for top executive officers, are targeted to approach or exceed base salaries to emphasize performance-based compensation. Perquisites and other types of non-cash benefits are used on a limited basis and represent only a small portion of total compensation for our executive officers. Stock compensation includes long-term incentives, which provide a long-term capital appreciation element to our executive compensation program. The bulk of deferred compensation is provided through our “TRU” Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”) and Supplemental Executive Retirement Plan (the “SERP”) for the U.S. officers. For Mr. Urcelay, the bulk of his deferred compensation is provided through his retirement plans, the Plan de Pensiones CajaMadrid Rent (the “Spain Savings Plan”) and certain annuity products from MAPFRE Vida (the “MAPFRE Policies”).

Initial Determination of Compensation

Historically, prior to hiring a new executive officer to fill a vacant position, we typically described the responsibilities of the position and the skills and level of experience required for the position to one or more national executive search firms. The search firms provided guidance on the compensation ranges that they believed would be necessary in order for us to recruit the desired candidates based on their understanding of the individual candidates’ compensation expectations and their experience and market knowledge. In addition, the Sponsors provided guidance on the compensation ranges that they believed would be reasonable in light of their practices with respect to similarly situated executive officers at other companies in their investment portfolios. By using the guidance provided by the search firms and our Sponsors, we determined target compensation ranges for the positions we were seeking to fill, taking into account the individual candidate’s particular skills and levels of experience and compensation expectations. In specific circumstances, when making an offer to a potential new executive officer, we also considered other factors such as the amount of unvested compensation that the executive officer had with his or her former employer. We believe this process has enabled us to attract superior individuals for key positions by providing for reasonable and competitive compensation. Each of our named executive officer’s initial base salary, annual incentive award target and, in some instances, long-term incentives was determined through this process.

Base Salary

Base salary provides fixed compensation and is designed to reward core competence in the executive officer’s role relative to his or her skills, experience and contribution to the Company.

The Executive Committee reviews the base salary of each of our executive officers annually as part of the Company’s performance review process described below, as well as upon a promotion or other change in job responsibility. On an annual basis, the Executive Committee determines the range, if any, for merit-based increases for eligible employees of the Company (including our executive officers) based upon the recommendation of the Company’s human resources department, after taking into account a variety of factors, including the Company’s internal financial projections, the general economy and the Sponsors’ practices at companies in its investment portfolios. In formulating a proposed range of merit-based increases, the Company’s human resources department considers a number of different factors, including the Company’s budget for the year, internal financial projections and historical practice, and also reviewed a number of broad-based third party surveys to gain a general background understanding of the current compensation practices and trends and a sense of the reasonableness of the proposed range.

Merit-based increases to the base salary of an executive officer are based on the Executive Committee’s assessment that the executive officer performed at or above his or her established goals. Increases in base salary due to a promotion or change in job responsibilities are based on the Executive Committee’s assessment of the responsibilities and importance of the executive officer’s new position compared to the executive officer’s prior position.

At the beginning of each fiscal year, each of our executive officers is required to establish his or her personal business goals for the year, using some or all of the following five criteria:

•	Financial—focuses on financial metrics that we believe are good indicators of whether the Company and our business segments are achieving their annual and long-term business objectives;

•	Operational Efficiency—focuses on operational efficiencies and cost reduction, such as supply chain optimization and reducing selling, general and administrative expenses;

•

Team Work—focuses on people individually and as a team, such as the hiring, development and retention of employees, compensation initiatives, team building, conflict resolution, communication and succession planning activities;

•	Customer Satisfaction—focuses on operational execution, such as improving customer satisfaction and testing new business initiatives and new product lines; and

•	Future Development—focuses on growing our business, such as implementing new business strategies, accelerating new store rollouts and developing financial strategies.

We believe that these five criteria, when considered together, provide an appropriate method of measuring our executive officers’ personal performance.

At the beginning of each fiscal year, Mr. Storch, our Chairman and CEO, reviews and approves the goals developed by each of our executive officers, other than himself, and the Executive Committee reviews and approves Mr. Storch’s goals. At the end of each fiscal year, Mr. Storch reviews the individual performance of each executive officer against his or her personal goals. Mr. Storch also prepares a self-evaluation of his own performance. He then presents his conclusions and recommendations with respect to base salary adjustments to the Executive Committee. The Executive Committee considers these conclusions and recommendations when determining any adjustments to our executive officers’ base salaries.

The following table sets forth the personal business goals of our named executive officers for fiscal 2009:

Name	Personal Business Goals

Mr. Storch

•   Drive “R” Us’ customer-focused vision;

•   Continue building global collaboration;

•   Sustain and nurture relationships with key outside constituents; and

•   Continue focus on the prudent management of expenses and capital spending.

Mr. Creasey	• Lead cross-company effort to control expenses; • Improve the customer contact elements of our business plan; and • Improve the Company’s credit card offering.

Ms. Babrowski	• Prepare business plans for certain international markets; and • Help build the U.S. operating committee team’s development.

Ms. Derby	• Develop a more efficient and effective approach to store design and development; • Develop a more streamlined operating approach; and • Execute new store openings and remodels.

Mr. Urcelay	• Continue to develop a strong management team across Continental Europe; • Strengthen store execution; and • Achieve profit goals.

Based upon the economic conditions and the resulting impact on our business, the Executive Committee decided that no named executive officers would receive an increase in base salary for fiscal 2009.

In March 2010, the Executive Committee increased the annual base salaries of our named executive officers based upon Mr. Storch’s review of the executive officers’ performance against each other executive officer’s personal goals and Mr. Storch’s self-evaluation of his performance against his personal goals. Accordingly, as a result of these increases, our named executive officers’ annual base salaries as of March 28, 2010 are: Mr. Storch—$1,150,000; Mr. Creasey—$545,000; Ms. Babrowski—$735,000; Ms. Derby—$670,000; and Mr. Urcelay—$701,250. Ms. Babrowski’s employment with the Company was subsequently terminated, effective May 1, 2010. In addition, in March 2010, the personal business goals of our named executive officers for fiscal 2010 were approved by Mr. Storch and the Executive Committee. Consistent with prior years, these goals are based upon some or all of the five criteria described above.

Annual Incentive Awards

Annual incentive awards are an important part of the overall compensation we pay our executive officers. Unlike base salary, which is fixed, the annual incentive awards are paid only if specified performance levels are achieved during the year. We believe that annual incentive awards encourage our executive officers to focus on specific short-term business and financial goals of the Company. Our executive officers receive annual cash incentive awards under the Toys “R” Us, Inc. Management Incentive Plan (the “Management Incentive Plan”).

Under the Management Incentive Plan, each executive officer has an annual incentive target payout expressed as a percentage of his or her base salary. The target bonus payout as a percentage of base salary for our named executive officers were established in their employment agreements and may be subsequently adjusted based upon performance and/or a promotion in responsibility. Our named executive officers’ annual incentive award target payouts, expressed as a percentage of base salary, are as follows: 200% for Mr. Storch; 110% for Ms. Derby; and 100% for Messrs. Creasey and Urcelay. The annual incentive award target payout for Ms. Babrowski, our former Chief Operating Officer, was 110%.

Each executive officer’s annual incentive target payout is weighted 70% on the Company’s financial performance (“Financial Component”) and 30% on the executive officer’s personal performance (“Personal Component”). We believe that weighting the executive officers’ annual incentive awards in this way aligns the interests of our executive officers with the interests of our equity holders by motivating the executive officers to increase the shareholder value of the Company as a whole, while also rewarding each of the executive officers for his or her individual performance.

The Financial Component is based on a combination of the Adjusted Compensation EBITDA results for the Company as a whole and for one or more segments or business units of the Company. We calculate Adjusted Compensation EBITDA for this purpose, as earnings before interest, income taxes, depreciation and amortization, further adjusted for the effects of specified period charges and gains or losses, including, among others, changes in foreign currency, noncontrolling interest, gains or losses on liquidations of subsidiaries or sales of properties, asset impairments and accounting changes. More detail about the calculation of Adjusted Compensation EBITDA is set forth in the narrative after the “Summary Compensation Table”. We believe that focusing the Financial Component solely on Adjusted Compensation EBITDA closely aligns the executive officers’ interests with those of our equity holders. The Adjusted Compensation EBITDA targets for the Company as a whole and each segment or business unit are established at the beginning of each year by the Executive Committee when it establishes our business plan as part of our annual financial planning process, during which we assess the future operating environment and build projections of anticipated results.

The specific combination of Adjusted Compensation EBITDA measures that make up the Financial Component for a particular named executive officer relates to his or her primary job responsibilities. For example, the Financial Component for a corporate officer is generally based 50% on consolidated Adjusted Compensation EBITDA and 50% on Adjusted Compensation EBITDA of the Domestic segment and International segment, weighted two-thirds for the Domestic segment and one-third for the International segment. However, if an executive officer has primary responsibility for one business unit, the Financial Component of his or her annual bonus is based 25% on consolidated Adjusted Compensation EBITDA and 75% on Adjusted Compensation EBITDA for that particular business unit (except for Mr. Urcelay, whose Financial Component is based 25% on consolidated Adjusted Compensation EBITDA and 25% on the Adjusted Compensation EBITDA for each of Iberia, France and Central Europe). We believe that these Financial Component weightings motivate our executive officers to work to improve the Company as a whole with appropriate emphasis on business unit results as the executive’s job responsibilities merit.

In fiscal 2009, the following Financial Component weightings were set for our named executive officers:

•

For Messrs. Storch and Creasey and Mss. Babrowski and Derby who serve or served in corporate positions for the Company (that is, they are not directly responsible for a specific business unit), the Financial Component of their annual incentive target payout was based 50% on the consolidated Adjusted Compensation EBITDA result and 50% on the Adjusted Compensation EBITDA results of the Domestic segment and International segment (weighted two-thirds for the Domestic segment and one-third for the International segment).

•

For Mr. Urcelay, the President of Continental Europe, the Financial Component was based 25% on the consolidated Adjusted Compensation EBITDA result and 25% on the Adjusted Compensation EBITDA results for each of Iberia, France and Central Europe.

The Executive Committee sets the threshold, target and maximum payout levels for the Financial Component of the Management Incentive Plan. Achievement at the respective levels would result in a payout at the target level (that is, 70% (the portion based on the Financial Component) of the executive officer’s annual incentive target payout in fiscal 2009). If the applicable Adjusted Compensation EBITDA performance is less than the minimum threshold of the particular Adjusted Compensation EBITDA target, no bonus will be earned with respect to that portion of the Financial Component of the Management Incentive Plan. If Adjusted Compensation EBITDA performance is greater than 100% of any particular Adjusted Compensation EBITDA target, the executive officer’s total payout with respect to that portion of the Financial Component of the Management Incentive Plan (that is, 70% of his or her annual incentive target payout) is capped at 300% of that portion of the Financial Component target (which means 210% of his or her annual incentive target payout). Straight interpolation determines the bonus payout for performance which falls between the threshold and target or between the target and maximum.

The Personal Component of the annual incentive under the Management Incentive Plan is based on each executive officer’s individual performance measured against his or her personal business goals (as further described in the “—Base Salary” section above), as assessed as part of the Company’s performance review process described under “—Base Salary” above. The Executive Committee sets the threshold and maximum payout levels for the Personal Component of the Management Incentive Plan. The Executive Committee first determines an average payout percentage of the annual incentive target for all eligible employees at the Company (including our executive officers) and then determines the actual payout of the Personal Component portion of each executive officer’s annual incentive target, after considering the conclusions and recommendations provided by Mr. Storch with respect to executive officers other than himself. An executive officer’s payout with respect to the Personal Component of the Management Incentive Plan (that is, 30% (the portion based on the Personal Component) of his or her annual incentive target payout) is capped at 200% (which means 60% of his or her annual incentive target payout). The Executive Committee also considers how the payouts to the executive officers will affect the payouts for all eligible employees because percentage payouts to employees (including our executive officers) must equal the average payout percentage determined by the Executive Committee.

Notwithstanding the formulas described above for the Management Incentive Plan, the Executive Committee has the discretion to adjust the Personal Component and/or Financial Component payouts for all participants (which includes our executive officers) of the Management Incentive Plan.

The Adjusted Compensation EBITDA targets for fiscal 2009 were: $976,300,000 for the Company as a whole; $841,500,000 for our Domestic segment; $335,800,000 for our International segment; $28,209,000 for Central Europe; $44,847,000 for France and $56,630,000 for Iberia (in each case using the budgeted conversion rate of 1 EURO = 1.2813 USD).

In fiscal 2009, the actual consolidated Adjusted Compensation EBITDA results were: $1,062,000,000 for the Company as a whole; $894,100,000 for our Domestic segment; $383,800,000 for our International segment; $42,420,000 for Central Europe; $47,978,000 for France; and $61,443,000 for Iberia. In addition, the Executive Committee determined 100% as the average payout percentage of the Personal Component of the annual incentive target for all eligible employees at the Company and approved the following percentages as the payout percentage with respect to the Personal Component for each of the named executive officers: 200% for Mr. Storch; 200% for Mr. Creasey; 75% for Ms. Babrowski; 150% for Ms. Derby and 150% for Mr. Urcelay. These individual percentages were determined in light of the average payout percentage for all eligible employees at the Company and the recommendations provided by Mr. Storch, as described above.

The following table illustrates the calculation of each named executive officer’s annual incentive payouts for fiscal 2009 in light of the performance results discussed above.

Name	Total Target Payout	Financial Component of Target Payout	Actual Payout under the Financial Component	Personal Component of Target Payout	Actual Payout under the Personal Component	Total Actual Payout under the Management Incentive Plan for Fiscal 2009
Mr. Storch	$2,200,000	$1,540,000	$2,183,887	$660,000	$1,320,000	$3,503,887

Mr. Creasey	$515,000	$360,500	$511,228	$154,500	$309,000	$820,228

Ms. Babrowski	$797,500	$558,250	$791,658	$239,250	$179,438	$971,096

Ms. Derby	$715,000	$500,500	$709,763	$214,500	$321,750	$1,031,513

Mr. Urcelay	$673,110	$471,177	$787,950	$201,933	$302,900	$1,090,850

The “—Grants of Plan-Based Awards in Fiscal 2009” table below shows the threshold, target and maximum Management Incentive Plan awards that each of our named executive officers was eligible to receive in fiscal 2009. The actual payouts under the Management Incentive Plan awards actually earned by our named executive officers in fiscal 2009 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Incentives

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our executive officers. These incentives also align the financial rewards paid to our executive officers with the Company’s long-term performance, thereby encouraging our executive officers to focus on the Company’s long-term goals. The Executive Committee has offered long-term incentives under the Management Equity Plan.

Under the Management Equity Plan, executive officers were eligible to purchase (or in some instances to receive without payment) restricted shares of our common stock, par value $.001 per share and to receive stock options to purchase such common stock. Under the plan, a total of 3,889,000 shares of common stock were reserved for issuance.

Restricted shares of common stock could be purchased at a price equal to the fair value of the common stock. When the shares of common stock were purchased for fair value, they were fully vested upon purchase and “restricted” in that the common stock is subject to certain transfer restrictions, as well as, in some cases, a put right exercisable in certain circumstances by the holder and a call right exercisable by us (and, if not exercised by us, by the Sponsors in the event the holder is no longer employed by us or any of our subsidiaries). Prior to the completion of this offering, in order to provide a market, each participant had the right to require us to repurchase all of his or her restricted shares or shares issued or issuable pursuant to stock options in the event of a termination of employment due to death or disability. In addition, each participant had the right to require us to repurchase a portion of his or her restricted shares or unexercised options if his or her employment is terminated due to retirement subject to the limitations provided in the Management Equity Plan. Upon completion of this offering, participants under the Management Equity Plan will no longer have any such put rights. In addition, prior to the completion of this offering, we had the right to repurchase all restricted shares or shares issued or issuable upon exercise of stock options from any participant who was no longer employed by us or any of its subsidiaries for any reason, at the fair market value thereof or, in certain cases, the lower of the fair market value and the original value. This right will similarly expire upon the completion of this offering.

The shares of common stock that were granted without consideration generally have a vesting period designed to encourage retention of the executive officer. Stock options granted under the Management Equity Plan have an exercise price equal to the fair value of the underlying common stock on the grant date. Unless special vesting conditions were approved in an individual case, stock options granted under the Management Equity Plan prior to June 2009 vested over five years based on continued service (“service-based options”) or after eight years (“performance-based options”). Generally, all stock options issued under the Management Equity Plan are personal to the participant and are not transferable, other than by will or pursuant to applicable laws of descent and distribution. Participants under the Management Equity Plan are generally subject to certain restrictive covenants, including confidentiality, non-competition and non-solicitation covenants, during their employment and for a specified period of time after termination of employment. The service-based stock options were designed to encourage retention, while the performance-based stock options combined retention with reward for achieving designated levels of return on investment for our equity holders. In June 2009, the Management Equity Plan was amended in order to remove the performance-based requirements and have all of the options to purchase our common stock (including those granted prior to June 2009) vest upon continued service of five years.

In the event of a corporate transaction, such as a stock split, reorganization, merger, consolidation or other change in common stock, the Board, in its discretion, will make such changes in the number and type of shares covered by outstanding awards to prevent dilution or enlargement of the rights of participants under the Management Equity Plan.

The Board at any time may suspend or terminate the Management Equity Plan and make such additional amendments as it deems advisable under the Management Equity Plan, provided that the Board may not change any terms of an award agreement in a manner adverse to a participant without the prior written approval of such participant. More detail about the restricted stock and stock options held by our named executive officers (including the vesting provisions related to these grants) are shown in the tables that follow this discussion, including the “—Outstanding Equity Awards at 2009 Fiscal Year-End” table.

Our executive officers who were employed at the time of the 2005 acquisition (including Ms. Derby and Mr. Urcelay) were offered the opportunity at that time to invest in the Company along with the Sponsors, by either making a cash investment to purchase restricted shares of common stock under the Management Equity Plan or rolling over previously existing options into the Management Equity Plan. Our executive officers, who were hired after the 2005 acquisition, were provided the option of making a cash investment to purchase restricted shares of common stock. The equity ownership of our named executive officers is set forth in the Beneficial Ownership table in “Principal Shareholders.”

During fiscal 2009, no named executive officer was granted an equity award. For more information on our practice for granting equity awards, see the section below entitled “—Equity Grant Practices.”

In connection with this offering, we intend to adopt the 2010 Incentive Plan pursuant to which we will grant awards of equity-based incentives to our employees, including our named executive officers. See “—The 2010 Incentive Plan.”

Perquisites

We provide our executive officers with perquisites that we believe are reasonable and consistent with the perquisites that would be available to them at other potential employers. We provide each of our executive officers with a car allowance or company-leased car; financial planning, accounting and tax preparation services; legal services; an annual executive physical; and reimbursement of relocation expenses. In addition to these perquisites, pursuant to her employment agreement, Ms. Derby is entitled to tax gross-up payments if and to the extent that a change in control of the Company causes her to incur an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Perquisites are valued at aggregate incremental cost to the Company.

For more information regarding perquisites for our executive officers, see “—Summary Compensation Table”. For information on the incremental costs of these perquisites, see the footnotes to the Summary Compensation Table.

Other Benefits

Other benefits for our executive officers include retirement benefits and health and insurance benefits. Retirement benefits play an important role within our overall executive compensation program by facilitating retention and encouraging our employees to accumulate assets for retirement. Based upon annual surveys sponsored by the Retail Benefits Group in which we have participated, we believe that our retirement program, including the amount of benefits, is comparable to those offered by other companies in the retail industry and, as a result, is needed to ensure that our executive compensation program remains competitive.

We maintain the Savings Plan in which our U.S. named executive officers who have at least one year of employment with the Company are eligible to participate, along with a substantial majority of our employees. The Savings Plan is a traditional 401(k) plan, under which the Company matches 100% up to the first 4% of each plan participant’s (including our executive officers) earnings up to the Internal Revenue Code limit for each respective year in which the executive officer participates in the Savings Plan.

We also maintain the SERP for U.S. officers of the Company, including executive officers, who have one year of employment with the Company. Participants are generally 100% vested in their SERP accounts after completing five years of employment with the Company. The SERP provides supplemental retirement benefits that restore benefits to individuals whose retirement benefits are affected by the Internal Revenue Code limit on the maximum amount of compensation that may be taken into account under the Savings Plan. We intend the SERP to constitute an unfunded deferred compensation plan that is a “top-hat” plan under the Employee Retirement Income Security Act of 1974. We believe the SERP gives our executive officers parity in terms of retirement benefits with our other employees whose benefits are not subject to these limitations. In addition, the SERP supports the financial security component of compensation by providing a level of retirement benefits that is based on the actual level of compensation earned by our named executive officers during their employment rather than only a portion of such compensation.

Until July 2010, we offered an executive life insurance coverage benefit to certain of our officers. This benefit, however, was in the process of being phased out and Ms. Derby was the only current named executive officer entitled to this benefit. This plan has been a closed population, with no new members, since March 2005. This plan entitles executive officers’ beneficiaries or estates to receive an amount equal to five times their annual salary and target annual cash incentive as of May 2006, net of any principal amounts paid by the Company (i.e., a “split dollar plan”). This plan expired in July 2010.

Mr. Urcelay, along with certain other management employees in Spain, participated in the Spain Savings Plan, which is a defined contribution pension plan. This plan is a product offered by CajaMadrid, a Spanish bank, and participation in this plan is not limited to our management employees but rather is available to other companies and investors who elect to participate. Mr. Urcelay will be eligible to receive this benefit at age 65, or a reduced benefit beginning at age 60. The benefit is paid either as a lump sum or as an annuity. Pursuant to his employment agreement, Mr. Urcelay is entitled to receive annual contributions equal to 15% of his base salary (the “Contribution Amount”). Spanish regulations limit company contributions to the Spain Savings Plan. The remaining balance of the Contribution Amount is utilized to purchase certain additional annuity products under the MAPFRE Policies, which provide certain payments to Mr. Urcelay upon maturity of each policy and prior to maturity, in the event of Mr. Urcelay’s disability or death. On July 23, 2009, Mr. Urcelay’s Spain Savings Plan account was cancelled and the balance was moved into the MAPFRE Policies. His entire 2009 contribution was made into the MAPFRE Policies.

Benefits Upon Termination or Change of Control

Pursuant to their employment agreements, our executive officers are entitled to benefits upon termination or change of control. We believe these benefits play an important role in attracting and retaining high caliber executive officers and permit our executive officers to focus on their responsibilities for the Company without distractions caused by uncertainties in the context of an actual or threatened change of control. We also believe these benefits play an important role in protecting the Company’s highly competitive business by restricting our executive officers from working for a competitor during the severance period. These benefits and restrictions are described in more detail below under “—Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Considerations

In making decisions about executive compensation, we take into account certain tax and accounting considerations. For example, we consider Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and Section 280G of the Internal Revenue Code with regard to change-in-control provisions. In making decisions about executive compensation, we also consider how various elements of compensation will affect our financial reporting. For example, we consider the impact of FASB Accounting Standards Codification (“Codification” or “ASC”) Topic 718, “Compensation—Stock Compensation” (“ASC 718”), which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

Considerations Associated with Regulatory Requirements

After the consummation of this offering, Section 162(m) of the Internal Revenue Code would limit the deductibility of the annual compensation of our named executive officers (other than our chief financial officer) to $1,000,000 per individual to the extent that such compensation is not “performance-based” (as defined in Section 162(m)). We intend to rely on transitional relief that is available under Section 162(m) of the Internal Revenue Code that exempts compensation plans adopted prior to a company’s initial public offering from the deductible limit under that Section. This transitional relief for our compensation plans will be available to us until the date of our annual meeting that occurs after the third calendar year following the year of our initial public offering, unless prior to that date, we materially modify the plan or use up the shares or compensation that is subject to that transitional relief earlier (at which point, the transitional relief will expire). We will continue to consider the implications of Section 162(m) and the limits of deductibility of compensation in excess of $1,000,000, as we design our compensation programs going forward.

Equity Ownership Guidelines

Although as a privately held company we did not have formal equity ownership guidelines, we strongly encouraged our executive officers to invest in the Company through the Management Equity Plan. We believe equity ownership aligns our executive officers’ interests with our equity holders’ interests. The equity ownership of our named executive officers is set forth in the Beneficial Ownership

Table in “Principal Shareholders”. Following the completion of this offering, we plan to adopt an executive stock ownership policy which will require our executives to accumulate and retain specified levels of ownership of our stock until termination of employment, so as to further align the interests of our executives with the interests of our equity holders.

Equity Grant Practices

Historically we generally only issued equity under the Management Equity Plan twice a year to eligible new hires and eligible promoted individuals, although we have issued equity at other times. Each grant date coincided with a re-valuation of the stock price. Eligible individuals were able to purchase common stock and/or be granted stock options during a limited investment window following the re-valuation of the stock price and the approval of the grant by the Executive Committee. The number of options granted to these individuals were generally determined by a fixed multiple of the amount of their investment in restricted stock divided by the stock price, although the Board has granted options to persons who did not invest in the common stock at that time. The multiple was based on the experience of the Sponsors in similar transactions. Following the completion of this offering, we intend to grant awards of equity-based incentives to our employees, including our named executive officers, under the 2010 Incentive Plan. See “—The 2010 Incentive Plan.”

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to the named executive officers for fiscals 2009, 2008 and 2007.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards(1)		Non-Equity Incentive Plan Compensation	Change in Pension value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Gerald L. Storch,	2009	$1,100,000	$—	$—	$—		$3,503,887	$—	$112,709	(2)	$4,716,596
Chairman of the Board and Chief Executive Officer	2008	1,084,615	—	—	—		1,278,265	—	187,363		2,550,243
	2007	1,000,000	—	—	—		2,423,490	—	253,009		3,676,499

F. Clay Creasey, Jr.,	2009	515,000	—	—	—		820,228	—	62,081	(3)	1,397,309
EVP—Chief Financial Officer	2008	512,692	—	—	—		299,230	—	83,928		895,850
	2007	492,307	—	—	1,408,004	(4)	545,285	—	170,586		2,616,182

Claire Babrowski,(5)	2009	725,000	—	—	—		971,096	—	88,081	(6)	1,784,177
EVP—Former Chief Operating Officer	2008	721,154	—	—	—		403,559	—	119,463		1,244,176
	2007	473,846	—	—	1,176,998	(4)	817,544	—	363,301		2,831,689

Deborah M. Derby,(7)	2009	650,000	—	—	—		1,031,513	—	60,443	(8)	1,741,956
EVP—Chief Administrative Officer

Antonio Urcelay,(9)	2009	673,110	—	—	—		1,090,850	—	236,235	(10)	2,000,195
President, Continental Europe	2008	695,458	—	—	—		539,665	—	294,249		1,529,372

(1)	These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to ASC 718 (excluding estimates of forfeitures related to service-based vesting conditions). For additional information about the valuation assumptions with respect to equity awards, refer to Note 7 of the financial statements included in this prospectus entitled “Stock-Based Compensation.” In connection with each executive officer’s purchase or grant of shares of Common Stock either at the time of the 2005 acquisition or at the time of his or her hire, each named executive officer received, at no further cost, option awards to purchase shares of Common Stock. See the “—Outstanding Equity Awards at 2009 Fiscal Year-end” table below for the vesting terms and conditions of these awards.
(2)	Includes $87,023 of Company contribution to the SERP, $15,948 for a leased car, $8,400 for financial planning services, $705 for life insurance premiums and $633 for long-term disability premiums.
(3)	Includes $24,641 for a leased car, $23,562 of Company contribution to the SERP, $9,800 of Company matching contribution to the Savings Plan, $2,740 for financial planning services, $705 for life insurance premiums and $633 for long-term disability premiums.
(4)	Represents the value of the stock option grant on the date of grant, August 6, 2007. The options were originally both service-based and performance-based options. In June 2009, the Management Equity Plan was amended in order to remove the performance-based requirements and have all options vest upon continued service.
(5)	Ms. Babrowski’s employment with the Company terminated effective May 1, 2010.
(6)	Includes $36,458 of Company contribution to the SERP, $21,600 for car allowance, $20,000 for financial planning services, $8,685 of Company matching contribution to the Savings Plan, $705 for life insurance premiums and $633 for long-term disability premiums.
(7)	Ms. Derby was not a Named Executive Officer in 2007 or 2008.
(8)	Includes $32,732 of Company contribution to the SERP, $16,358 for a leased car, $8,800 of Company matching contribution to the Savings Plan, $1,215 for financial planning services, $705 for life insurance premiums and $633 for long-term disability premiums.
(9)	Mr. Urcelay is compensated in Euros. His 2009 compensation has been converted to U.S. dollars using a rate equal to the average monthly rate for fiscal 2009 of 1.0000 Euros = 1.4025 USD. His 2008 compensation has been converted to U.S. dollars using a rate equal to the average monthly rate for fiscal 2008 of 1.0000 Euros = 1.4594 USD. Mr. Urcelay was not a named executive officer in fiscal 2007.
(10)	Includes $173,960 for the purchase of annuity products under the MAPFRE Policies, $30,490 for a leased car, $21,120 for executive life insurance premiums, $9,843 for executive medical premiums and $822 for financial planning services.

Non-Equity Incentive Plan Compensation for fiscals 2009 is based on the actual consolidated Adjusted Compensation EBITDA. A reconciliation of Net earnings attributable to Toys “R” Us, Inc. to Adjusted Compensation EBITDA for fiscals 2009 and 2008 is as follows:

	For the Fiscal Years Ended
	(In millions)
	January 30, 2010	January 31, 2009
Net earnings attributable to Toys “R” Us, Inc	$312	$218

Add:
Interest expense	447	419
Interest income	(7)	(16)
Income tax expense	40	7
Depreciation and amortization	376	399

EBITDA(a)	1,168	1,027

Adjustments:
Sponsor management and advisory fees	15	18
Impairment on long-lived assets	7	33
Gain on settlement of litigation	(51)	—
Noncontrolling interest(b)	(44)	(49)
Foreign currency translation(c)	(42)	33
Merchandise purchase hedges(d)	(21)	(2)
McDonald’s Japan contract termination	—	14
Gift card breakage accounting change	—	(59)
Gain on liquidation of TRU (HK) Limited	—	(39)
Other(e)	30	26

Adjusted Compensation EBITDA—Consolidated(f)	$1,062	$1,002

(a)	Foreign currency translation contributed to a $21 million increase to EBITDA for fiscal 2009, when compared to fiscal 2008.
(b)	Represents the noncontrolling interest in Toys–Japan. In fiscal 2008, we increased our investment in Toys–Japan by purchasing approximately an additional 14% share, to bring our total ownership percentage to approximately 62%. In fiscal 2009, we increased our ownership in Toys–Japan by an additional 28%, bringing our total ownership percentage to approximately 91%. See Note 19 to our consolidated financial statements included elsewhere in this prospectus entitled “Toys–Japan Share Acquisition” for further details. The adjustments for both fiscal 2009 and fiscal 2008 represent the elimination of the noncontrolling interest in the Adjusted Compensation EBITDA of Toys–Japan. For fiscal 2009, although our ownership percentage of Toys–Japan increased to 91%, our adjustment to EBITDA reflects the 62% ownership percentage at the date we developed our compensation targets. For fiscal 2008, although our ownership percentage of Toys–Japan increased to 62%, our adjustment to EBITDA reflects the 48% ownership percentage at the date we developed our compensation targets.
(c)	Represents the difference between the previous year’s period-end rates and the actual translation impact on our results of operations. The functional currencies of our foreign subsidiaries are their respective local currencies. The operating results of our foreign subsidiaries are translated into U.S. dollars using the average exchange rates during the applicable period.
(d)	Represents the impact associated with hedging foreign merchandise purchase orders.
(e)	Represents other charges consisting primarily of store closing costs, gains on the sales of properties, restructuring, severance, a portion of the fees related to our debt refinancings, and miscellaneous allowances.
(f)	Included in Consolidated Adjusted Compensation EBITDA are actual Adjusted Compensation EBITDA results for certain business units used in calculating Management Incentive Plan compensation. For fiscal 2009, Adjusted Compensation EBITDA reflects actual total bonus expense, despite the exclusion of bonus expense in excess of amounts budgeted for purposes of calculating non-equity incentive plan compensation.

Grants of Plan-Based Awards in Fiscal 2009

	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Number of Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Per Share Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Threshold(2)	Target	Maximum(3)	Threshold	Target	Maximum
Storch	$—	$2,200,000	$5,940,000	$—	$—	$—	—	—	$—	$—
Creasey	—	515,000	1,390,500	—	—	—	—	—	—	—
Babrowski(4)	—	797,500	2,153,250	—	—	—	—	—	—	—
Derby	—	715,000	1,930,500	—	—	—	—	—	—	—
Urcelay	—	673,110	1,817,398	—	—	—	—	—	—	—

(1)	These amounts reflect estimated possible payouts under our annual incentive awards granted for fiscal 2009. Our Executive Committee approved the threshold, target and maximum payment amounts in fiscal 2009 on September 2, 2009. Each named executive officer’s target payout was the following percentage of his or her base salary: 200% for Mr. Storch, 110% for Mss. Babrowski and Derby, and 100% for Messrs. Creasey and Urcelay. The target payout is weighted 70% on the Financial Component and 30% on the Personal Component. For more information, see the “—Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Annual Incentive Awards” section set forth above.

(2)	The Threshold amount shown is 0% of the Target amount, which is comprised of the Financial Component and the Personal Component. The Financial Component pays out beginning at 0% of the Target amount if the threshold payout level is met. If the Threshold payout level is not met, no Financial Component will be paid and no Personal Component will be paid.
(3)	The maximum, which refers to the maximum payout possible under the Management Incentive Plan, for fiscal 2009 was 300% of the Financial Component target and 200% of the Personal Component target. For a further description of these awards, see the “—Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Annual Incentive Awards” section set forth above.
(4)	Ms. Babrowski’s employment with the Company terminated effective May 1, 2010.

Outstanding Equity Awards at 2009 Fiscal Year-End

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Storch	2/7/2006	(1)	448,598	299,066	—	$26.75	2/7/2016	—	$—	—	$—
Creasey	8/6/2007	(1)	49,136	73,705	—	32.00	8/6/2017	—	—	—	—
Babrowski	8/6/2007	(1)	41,075	61,612	—	32.00	8/6/2017	—	—	—	—
Derby	7/21/2005	(1)	98,273	24,568	—	26.75	7/21/2015	—	—	—	—
Urcelay	7/21/2005	(1)	98,273	24,568	—	26.75	7/21/2015	—	—	—	—
	4/1/2003	(2)	25,000	—	—	8.25	4/1/2013	—	—	—	—
	10/16/2000	(2)	12,383	—	—	15.53	10/16/2010	—	—	—	—

(1)	These options time vest 40% on the second anniversary of the grant date, 20% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date and 20% on the fifth anniversary of the grant date. The vesting of these options may accelerate under certain circumstances as further described in “Potential Payments upon Termination or Change-in-Control.”

In connection with Ms. Babrowski’s termination of employment and pursuant to the terms and conditions of the Management Equity Plan, on May 14, 2010, the Company repurchased all equity owned by Ms. Babrowski at fair value.

(2)	In connection with the 2005 acquisition, holders of vested stock options (“Pre-Merger Options”) to purchase equity in the Company were permitted to exchange these Pre-Merger Options for a like value of fully vested stock options (“Rollover Options”) to purchase shares of Common Stock under the Management Equity Plan. The stock options listed in these rows are Rollover Options, which are fully vested.

Option Exercises and Stock Vested for Fiscal 2009

During fiscal 2009, none of our named executive officers exercised any stock options nor had any shares of Common Stock vest.

Nonqualified Deferred Compensation for Fiscal 2009

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)(2)	Aggregate Earnings at Last FY(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(4)
Storch	$—	$87,023	$8,671	$—	$521,980
Creasey	—	23,562	1,942	—	120,639
Babrowski	—	36,458	1,544	—	112,284
Derby	—	32,732	3,542	—	210,629
Urcelay(5)	—	173,960	29,085	—	1,054,688

(1)	We make an annual contribution to the SERP for each U.S. executive officer who is employed on the last day of the SERP plan year. The amount of the contribution is equal to 4% of that portion of the executive officer’s “total compensation” in excess of the dollar limits under Internal Revenue Code Section 401(a)(17). Generally, total compensation means compensation as reported on Form W-2 with the Internal Revenue Service or such other definition as is utilized under the Savings Plan. However, total compensation includes amounts paid pursuant to our Management Incentive Plan but does not include sign-on bonuses, retention bonuses, project completion bonuses or other types of success bonuses. The Executive Committee may at its discretion also credit additional notional contributions if the Company had an exceptional year. Each U.S. executive’s SERP account will be credited or debited with “Declared Interest,” which will be based upon hypothetical investments selected by the executive officer pursuant to procedures established by the administrative committee that administers the SERP. The Administrator of the SERP determines the number of investment options available under the SERP and such investment options are comprised of a subset of the investment options available under the Savings Plan. Participants in the SERP have the right to change their hypothetical investment selections on a daily basis. The contributions made by the Company vest five years after the executive officer’s first day of employment with the Company. All SERP distributions are paid in lump sums.

(2)	All contributions that we made for each executive officer during fiscal 2009 were included in the “All Other Compensation” column of the Summary Compensation Table above.
(3)	Earnings on nonqualified deferred compensation were not required to be reported in the Summary Compensation Table.
(4)	Of the aggregate balance amount set forth in this column, $412,000, $92,362, $73,695 and $42,853 were previously reported in the Summary Compensation table for Messrs. Storch and Creasey and Mss. Babrowski and Derby, respectively, for prior fiscal years. $181,139 was reported in the Summary Compensation Table in fiscal 2008 for contributions to the Spain Savings Plan and the MAPFRE policies for Mr. Urcelay.
(5)	These amounts reflect the annuity products purchased for the benefit of Mr. Urcelay under the MAPFRE Polices.

Potential Payments Upon Termination or Change in Control

Employment Agreements

We maintain employment agreements with each of our named executive officers, except for Ms. Babrowski, whose employment agreement was terminated on May 1, 2010. These agreements provide certain benefits upon termination of employment or change of control and certain restrictive covenants, as described below.

For Messrs. Storch and Creasey:

Termination for Cause, Resignation Without Good Reason or Retirement.    If one of the above named executives’ employment is terminated for cause or he resigns without good reason (as such terms are defined in each of their employment agreements), the executive will receive:

•	any base salary earned, but unpaid as of the date of his termination; and

•	any employee benefits that he may be entitled to under the Company’s employee benefit plans.

In addition, Mr. Storch will also receive any annual incentive award for the immediately preceding fiscal year that is earned but unpaid as of the date of his termination.

Termination Due to Death or Disability.    If one of the above named executives dies, or if we terminate his employment due to disability, he (or his estate) will receive:

•	any base salary earned, but unpaid as of the date of his termination;

•	any employee benefits that he may be entitled to under the Company’s employee benefit plans;

•	any annual incentive award for the immediately preceding fiscal year that is earned, but unpaid as of the date of his termination; and

•

a pro-rata portion of his annual incentive award for the current fiscal year earned through the date of termination, based on the Company’s actual results as opposed to his target annual incentive award.

Termination Without Cause or Resignation for Good Reason.    If one of the above named executives’ employment is terminated without cause or he resigns for good reason, he will receive:

•	any base salary earned, but unpaid as of the date of his termination;

•	any employee benefits that he may be entitled to under the Company’s employee benefit plans;

•	any annual incentive award for the immediately preceding fiscal year that is earned, but unpaid as of the date of his termination;

•	a pro-rata portion of his annual incentive award earned through the date of termination, based on the Company’s actual results as opposed to his target annual incentive award;

•

for Mr. Storch, an amount equal to the sum of (x) two times his base salary and (y) the product of (i) the actual annual incentive award he received for the fiscal year immediately preceding the year of the termination of his employment and (ii) the “Severance Period,” as expressed in years (the “Severance Period” shall initially be a twelve month period commencing on the executive’s termination of employment, which period shall be increased by three months on each anniversary of the hire date prior to such termination of employment, up to a maximum of twenty-four months);

•

for Mr. Creasey, an amount equal to the sum of (x) the product of the Severance Period, as expressed in years, times his or her base salary and (y) one times the actual annual incentive award he or she received for the fiscal year immediately preceding the year of the termination of his or her employment; and

•

continuation of medical, dental and life insurance benefits, with the executive paying a portion of such costs as if his or her employment had not terminated, until the earlier to occur of (i) the end of the Severance Period or (ii) the date on which the executive commences to be eligible for coverage under substantially comparable medical, dental and life insurance benefit plans from any subsequent employer.

Restrictive Covenants.    During the term of their employment and during the Severance Period, each of Messrs. Storch and Creasey has agreed not to:

•	engage in any business that directly or indirectly is a Competitive Business (as defined in each of their employment agreements);

•	enter the employ of, or render any services to, any person who or which engages in a Competitive Business;

•	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly;

•

interfere with, or attempt to interfere with, business relationships between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates;

•	solicit to leave the employment of, or encourage any employee of the Company or its affiliates to leave the employment of, the Company or its affiliates;

•

hire any such employee who was employed by the Company or its affiliates as of the date of his or her termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to, the termination of his or her employment with the Company; and

•

solicit to leave the employment of, or encourage to cease to work with, as applicable, the Company or its affiliates or any consultant, supplier or service provider under contract with the Company or its affiliates.

In addition, during the term of his or her employment and anytime thereafter, each of the above named executive officers has agreed not to use for his or her benefit or disclose any of the Company’s confidential information.

For Ms. Babrowski:

Prior to Ms. Babrowski’s termination on May 1, 2010, we maintained an employment agreement with her with similar terms and restrictive covenants to the agreements described above for Messrs. Storch and Creasey. The termination of her employment with us was treated as a termination without cause pursuant to her employment agreement. Pursuant to her employment agreement,

Ms. Babrowski received the following severance payments: (i) 18 months base salary equal in the aggregate to $735,000, to be paid in accordance with Company’s payroll procedures, (ii) a payment equal to the 2009 annual incentive award compensation of $971,046, to be paid in accordance with Company’s payroll procedures, (iii) a potential payment of the pro-rata portion of Ms. Babrowski 2010 annual incentive award through the date of her termination if the target amount is achieved, and (iv) health insurance during the 18-month period. In addition, pursuant to the terms of the employment agreement, Ms. Babrowski is subject to a non-compete covenant during the above period. On May 14, 2010, the Company repurchased all of Ms. Babrowski equity in the Company, including stock options, for a total of approximately $1,364,350.

For Ms. Derby:

Termination for Cause or Resignation Without Good Reason.    If Ms. Derby’s employment is terminated for cause or she resigns without good reason (as such terms are defined in her employment agreement), she will receive:

•	any base salary earned, but unpaid as of the date of her termination; and

•	any employee benefits that she may be entitled to under the Company’s employee benefit plans.

Termination Due to Death or Disability.    If Ms. Derby dies, or if we terminate her employment due to disability, she (or her estate) will receive:

•	any base salary earned, but unpaid as of the date of her termination;

•	any employee benefits that she may be entitled to under the Company’s employee benefit plans;

•	any accrued, but unused vacation time for the year in which the date of her termination occurs, pro-rated for the number of days in such fiscal year preceding the date of her termination;

•	any annual incentive award for the immediately preceding fiscal year that is earned, but unpaid as of the date of her termination; and

•	a pro-rata portion of her targeted (as opposed to it being based on actual results) annual incentive award through the date of termination.

Termination Due to Retirement.    If Ms. Derby retires, she will receive:

•	any base salary earned, but unpaid as of the date of her termination;

•	any employee benefits that she may be entitled to under the Company’s employee benefit plans;

•	any accrued, but unused vacation time for the year in which the date of her termination occurs, pro-rated for the number of days in such fiscal year preceding the date of her termination;

•	any annual incentive award for the immediately preceding fiscal year, that is earned, but unpaid as of the date of her termination; and

•

continuation of medical and dental benefits, with Ms. Derby paying a portion of such costs pursuant to Section 4980B of the Internal Revenue Code, until the earlier to occur of (i) her reaching the age of 65 or (ii) the date on which she becomes employed by a subsequent employer that offers medical benefits to her.

Termination Without Cause or Resignation for Good Reason.    If Ms. Derby is terminated without cause or resigns for good reason, she will receive:

•	any base salary earned, but unpaid as of the date of her termination;

•

the targeted amount of her annual incentive award for the year in which her date of termination occurs, pro-rated for the number of completed months in such fiscal year preceding the date of her termination;

•	any accrued, but unused vacation time for the year in which the date of her termination occurs, pro-rated for the number of days in such fiscal year preceding the date of her termination;

•	any actual earned annual incentive awards for any completed fiscal year not previously paid;

•

continued eligibility to participate in the Savings Plan and the SERP for two years following the date of termination of her employment and she shall be fully vested as of the date of termination in any account balance and all other benefits under such plans;

•	two times the sum of (i) her annual base salary and (ii) her targeted annual incentive award for the year in which the date of her termination occurs;

•

continuation of medical and dental benefits, with Ms. Derby paying a portion of such costs equal to the portion paid by active employees for the first twenty-four months after the date of her termination and then she will pay a portion of such costs pursuant to Section 4980B of the Internal Revenue, until the earlier to occur of (i) her reaching the age of 65 and (ii) the date on which she becomes employed by a subsequent employer that offers medical benefits to her;

•	continuation of her Company leased automobile for two years; and

•	continuation of financial planning services for two years.

Termination Due to Change in Control or Resignation for Good Reason after Change in Control.    If Ms. Derby is terminated due to a change in control or she resigns for good reason due to a change in control, then she will receive:

•	any base salary earned, but unpaid as of the date of her termination;

•

the targeted amount of her annual incentive award for the year in which the date of her termination occurs, pro-rated for the number of completed months in such fiscal year preceding the date of her termination;

•	any accrued, but unused vacation time for the year in which the date of her termination occurs, pro-rated for the number of days in such fiscal year preceding the date of her termination;

•	any actual earned annual incentive awards for any completed fiscal year not previously paid;

•

continued eligibility to participate in the Savings Plan and SERP for two years and she shall be fully vested as of the date of her termination in any account balance and any other benefits under such plans;

•	an amount equal to (a) two times her annual base salary and (b) two times her targeted annual incentive award for the year in which the date of her termination occurs;

•

all unvested options and equity based awards shall vest immediately on the later of the date of her termination or the date of the change in control event and all such options may be exercised until the earlier of (i) the thirty-month anniversary of the date of her termination or (ii) the original expiration date of such options; subject to the vesting provisions of the Management Equity Plan which govern the vesting of any equity awards issued under the Management Equity Plan;

•

continuation of medical and dental benefits, with Ms. Derby paying a portion of such costs equal to the portion paid by active employees for the first twenty-four months after the date of her termination and then she will pay a portion of such costs pursuant to Section 4980B of the Internal Revenue Code, until the earlier to occur of (i) her reaching the age of 65 and (ii) the date on which the she becomes employed by a subsequent employer that offers medical benefits to her;

•	continuation of her Company leased automobile for two years following the date of termination of her employment; and

•	continuation of financial planning services for two years following the date of termination of employment.

Restrictive Covenants.    During the term of her employment and for a period of two years thereafter, Ms. Derby has agreed not to:

•

directly or indirectly seek or obtain a Competitive Position (as defined in her employment agreement) in the Restricted Territory (as defined in her employment agreement) with a Competitor (as defined in her employment agreement); and

•

directly or indirectly on her own behalf or as a principal or representative of any person or otherwise solicit or induce any Protected Employee (as defined in her employment agreement) to terminate his or her employment relationship with the Company or to enter into employment with any other person.

In addition, during the term of her employment and anytime thereafter, Ms. Derby has agreed not to use for her benefit or disclose any of the Company’s confidential information.

For Mr. Urcelay:

Termination Without Cause or Due to Relocation.    If Mr. Urcelay’s employment is terminated for reasons other than cause or if he resigns due to a requirement to relocate outside of the Madrid, Spain area, he will receive:

•	eighteen months base salary;

•

actual achieved annual incentive award up to a maximum of his target annual incentive award for the eighteen month period after his termination, based on the Company’s actual results, as opposed to his target annual incentive award;

•	continuation of car benefit for eighteen months, excluding gas, maintenance and other usage-related expenses;

•	continuation of health benefits for eighteen months;

•	continuation of the use of his Company provided laptop computer and cell phone for eighteen months, except that he will be responsible for the costs of all telephone calls;

•

any stock options and restricted stock will continue vesting for ninety days after the date of termination, subject to the vesting provision of the Management Equity Plan, but once the ninety day period has elapsed any unvested stock options will be automatically cancelled;

•

up to thirty days following the expiration of the eighteen-month period after his termination date, he may exercise any vested stock options; subject to the vesting provisions of the Management Equity Plan; and

•	continuation of Company contributions to his defined contribution plan and provision of tax advice for eighteen months.

Termination Due to Change in Control or Resignation Due to Relocation or Change in Position after Change in Control.    If Mr. Urcelay is terminated due to a change in control (as defined in his employment agreement), resigns due to a requirement to relocate outside of the Madrid, Spain area due to a change in control, or resigns due to his removal as President of Continental Europe and is not offered another professional position in the Company in the Madrid, Spain area with equivalent target compensation, he will receive eighteen months gross pay, which is determined by (i) dividing the last twelve months salary and target annual incentive award by twelve and (ii) multiplying the result by eighteen.

Restrictive Covenants.    Mr. Urcelay’s benefits described above are subject to his promise that for a period of eighteen months following the termination of his employment, he will not:

•

carry out any other business, similar or equal to the Company or which otherwise competes with the business of the Company directly or indirectly, individually or as an employee, consultant, or in any other capacity, unless the competitive business represents less than ten percent of the whole business turnover;

•

call upon, communicate with, attempt to communicate with or solicit business from any client or customer of the Company or any person responsible for referring business to the Company, or any competitor of the Company, or for his own interest if he should become a competitor of the Company; and

•

take any action to assist any successor employer or entity in employment solicitation or recruiting any employee who had worked for the Company during the immediate six months prior to his termination.

Management Equity Plan

The Management Equity Plan governs the vesting and exercise of stock options and restricted stock (issued under the Management Equity Plan) upon termination of employment.

Under the Management Equity Plan, if an executive officer ceases to be employed by the Company or any of its subsidiaries for any reason, then the portion of such executive officer’s stock options that have not fully vested as of such executive officer’s date of termination of employment (the “Termination Date”) shall expire at such time.

The portion of an executive officer’s stock options that have fully vested as of such executive officer’s Termination Date shall expire (i) 30 days after such executive officer’s Termination Date if the executive officer is terminated without Cause (as defined in the Management Equity Plan) or if the executive officer resigns for any reason (including retirement), (ii) 90 days after such executive officer’s Termination Date if the executive officer is terminated due to disability, (iii) 180 days after such executive officer’s Termination Date if the executive officer is terminated due to death, and (iv) immediately upon termination if such executive officer is terminated with Cause (as defined in the Management Equity Plan). In addition, pursuant to the Management Equity Plan the unvested portion of options will accelerate and become vested upon a change in control as defined in the Management Equity Plan.

In the event that an executive officer ceases to be employed by the Company or any of its subsidiaries for any reason, all common stock held by such executive officer (including vested options to purchase shares of common stock) may be subject to purchase by the Company and the Sponsors, solely at their option, unless such executive officer’s Award Agreement gives the executive officer the right to force the Company to purchase his or her common stock. Please see the “—Summary of Payments and Benefits Upon Termination or Change in Control” tables below for more information.

Summary of Payments and Benefits Upon Termination or Change in Control

The following tables summarize the estimated value of the termination payments and benefits that each of our named executive officers would receive if there was a change in control and/or his or her employment was terminated on January 30, 2010 under the various circumstances described in the tables.

Gerald L. Storch

Type of Payment	Termination for Cause or Resignation Without Good Reason	Termination Without Cause or Resignation For Good Reason	Retirement	Death	Long- Term Disability	Change in Control		Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control
Severance	$—	$4,436,964	$—	$—	$—	$—		$4,436,964
Fiscal 2009 Annual Bonus	3,503,887	3,503,887	3,503,887	3,503,887	3,503,887	—		3,503,887
Fiscal 2006 Stock Option Grant	—	—	—	—	—	373,833	(1)	373,833	(1)
SERP Balance	—	—	521,980	521,980	521,980	—		—
Benefit Continuation(2)	—	11,813	—	—	—	—		11,813

TOTAL	$3,503,887	$7,952,664	$4,025,867	$4,025,867	$4,025,867	$373,833		$8,326,497

(1)	Pursuant to the Management Equity Plan, the unvested portion of options will accelerate and become vested upon a change in control. In calculating the amount set forth in the table, we utilized a per share value of $28.00, which was the fair value of our shares of Common Stock as of October 1, 2009. As we are a privately held company, the value of shares of Common Stock is only available when a valuation is performed.
(2)	Represents estimated Company costs based on fiscal 2010 projections for medical, dental and life insurance coverage for the duration of the Severance Period.

Pursuant to the Management Equity Plan, if the Company terminates Mr. Storch’s employment for Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Storch’s shares of Common Stock at the lesser of (i) the value on the date of issuance and (ii) the fair value. If Mr. Storch resigns with or without Good Reason (as defined in his employment agreement) or if the Company terminates Mr. Storch’s employment without Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Storch’s shares of Common Stock at fair value. If Mr. Storch retires, dies or becomes disabled, the Company may purchase, or Mr. Storch may require the Company to purchase, Mr. Storch’s shares of Common Stock at fair value. These repurchase rights also apply to the shares of Common Stock underlying each vested stock option.

Upon any termination, Mr. Storch has the right to withdraw his Savings Plan balance, which, as of January 30, 2010, was $0.

All U.S. benefit eligible employees receive, at no cost to the individual, the following life insurance benefit and long-term disability coverage: (i) a life insurance benefit in an amount equal to the individual’s base salary plus annual incentive award target, up to a maximum of $1,000,000 and (ii) long-term disability coverage in an amount equal to 60% of the individual’s monthly base salary, up to a maximum of $10,000 per month. The long-term disability benefit is payable beginning 26 weeks after the onset of the disability and is payable for the duration of the disability up to age 65.

F. Clay Creasey Jr.

Type of Payment	Termination for Cause or Resignation Without Good Reason	Termination Without Cause or Resignation For Good Reason	Retirement	Death	Long-Term Disability	Change in Control		Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control
Severance	$—	$1,200,480	$—	$—	$—	$—		$1,200,480
Fiscal 2009 Annual Bonus	—	820,228	—	820,228	820,228	—		820,228
Fiscal 2007 Stock Option Grant	—	—	—	—	—	—	(1)	—	(1)
SERP Balance	—	—	120,639	120,639	120,639	—		—
Benefit Continuation(2)	—	5,571	—	—	—	—		5,571

TOTAL	$—	$2,026,279	$120,639	$940,867	$940,867	$—		$2,026,279

(1)	Pursuant to the Management Equity Plan, the unvested portion of options will accelerate and become vested upon a change in control. Based upon a per share value of $28.00, which was the fair value of our shares of Common Stock as of October 1, 2009, all options had no value at January 30, 2010 as the per share exercise price was greater than $28.00. As we are a privately held company, the value of shares of Common Stock is only available when a valuation is performed.
(2)	Represents estimated Company costs based on fiscal 2010 projections for medical, dental and life insurance coverage for the duration of the Severance Period.

Pursuant to the Management Equity Plan, if the Company terminates Mr. Creasey’s employment for Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Creasey’s shares of Common Stock at the lesser of (i) the value on the date of issuance and (ii) the fair value. If Mr. Creasey resigns with or without Good Reason (as defined in his employment agreement) or if the Company terminates Mr. Creasey’s employment without Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Creasey’s shares of Common Stock at fair value. If Mr. Creasey retires, dies or becomes disabled, the Company and the Sponsors may purchase, solely at their option, Mr. Creasey’s shares of Common Stock at fair value. These repurchase rights also apply to the shares of Common Stock underlying each vested stock option.

Upon any termination, Mr. Creasey has the right to withdraw his Savings Plan balance, which, as of January 30, 2010, was $101,180.

All U.S. benefit eligible employees receive, at no cost to the individual, the following life insurance benefit and long-term disability coverage: (i) a life insurance benefit in an amount equal to the individual’s base salary plus annual incentive award target, up to a maximum of $1,000,000 and (ii) long-term disability coverage in an amount equal to 60% of the individual’s monthly base salary, up to a maximum of $10,000 per month. The long-term disability benefit is payable beginning 26 weeks after the onset of the disability and is payable for the duration of the disability up to age 65.

Claire Babrowski

Type of Payment	Termination for Cause or Resignation Without Good Reason	Termination Without Cause or Resignation For Good Reason	Retirement	Death	Long-Term Disability	Change in Control		Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control
Severance	$—	$1,491,059	$—	$—	$—	$—		$1,491,059
Fiscal 2009 Annual Bonus	971,096	971,096	971,096	971,096	971,096	—		971,096
Fiscal 2007 Stock Option Grant	—	—	—	—	—	—	(1)	—	(1)
SERP Balance	—	—	112,284	112,284	112,284	—		—
Benefit Continuation(2)	—	8,496	—	—	—	—		8,496

TOTAL	$971,096	$2,470,651	$1,083,380	$1,083,380	$1,083,380	$—		$2,470,651

(1)	Pursuant to the Management Equity Plan, the unvested portion of options will accelerate and become vested upon a change in control. Based upon a per share value of $28.00, which was the fair value of our shares of Common Stock as of October 1, 2009, all options had no value at January 30, 2010 as the per share exercise price was greater than $28.00. As we are a privately held company, the value of shares of Common Stock is only available when a valuation is performed.
(2)	Represents estimated Company costs based on fiscal 2010 projections for medical, dental and life insurance coverage for the duration of the Severance Period.

Ms. Babrowski’s employment with the Company was terminated effective May 1, 2010. Such termination was treated as a termination without cause pursuant to the employment agreement. Pursuant to the terms and conditions of the Management Equity Plan, on May 14, 2010, the Company repurchased all of Ms. Babrowski equity in the Company, including stock options, for a total of approximately $1,364,350.

Pursuant to the Management Equity Plan, if the Company had terminated Ms. Babrowski’s employment for Cause (as defined in the Management Equity Plan), the Company and the Sponsors could have purchased, solely at their option, Ms. Babrowski’s shares of Common Stock at the lesser of (i) the value on the date of issuance and (ii) the fair value. If Ms. Babrowski had resigned with or without Good Reason (as defined in her employment agreement) or if the Company terminated Ms. Babrowski’s employment without Cause (as defined in the Management Equity Plan), the Company and the Sponsors could have purchased, solely at their option, Ms. Babrowski’s shares of Common Stock at fair value. If Ms. Babrowski had retired, died or became disabled, the Company and the Sponsors could have purchase, solely at their option, Ms. Babrowski’s shares of Common Stock at fair value. These repurchase rights also apply to the shares of Common Stock underlying each vested stock option.

Upon any termination, Ms. Babrowski had the right to withdraw her Savings Plan balance, which, as of January 30, 2010, was $64,403.

All U.S. benefit eligible employees receive, at no cost to the individual, the following life insurance benefit and long-term disability coverage: (i) a life insurance benefit in an amount equal to the individual’s base salary plus annual incentive award target, up to a maximum of $1,000,000 and (ii) long-term disability coverage in an amount equal to 60% of the individual’s monthly base salary, up to a maximum of $10,000 per month. The long-term disability benefit is payable beginning 26 weeks after the onset of the disability and is payable for the duration of the disability up to age 65.

Deborah M. Derby

Type of Payment	Termination for Cause or Resignation Without Good Reason	Termination Without Cause or Resignation For Good Reason	Retirement	Death	Long- Term Disability	Change in Control		Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control
Severance	$—	$2,730,000	$—	$—	$—	$—		$2,730,000
Fiscal 2009 Annual Bonus	—	1,031,513	1,031,513	1,031,513	1,031,513	—		1,031,513
Fiscal 2005 Stock Option Grant	—	—	—	—	—	30,710	(1)	30,710	(1)
Split Dollar Life Insurance Proceeds(2)	—	—	—	5,773,541	—	—		—
Benefit Continuation(3)	—	125,212	—	—	—	—		125,212
Leased Automobile Continuation(4)	—	32,716	—	—	—	—		32,716
Financial Planning Services Continuation(5)	—	40,000	—	—	—	—		40,000

TOTAL	$—	$3,959,441	$1,031,513	$6,805,054	$1,031,513	$30,710		$3,990,151

(1)	Pursuant to the Management Equity Plan, the unvested portion of options will accelerate and become vested upon a change in control. In calculating the amount set forth in the table, we utilized a per share value of $28.00, which was the fair value of our shares of Common Stock as of October 1, 2009. As we are a privately held company, the value of shares of Common Stock is only available when a valuation is performed.
(2)	Represents the amount Ms. Derby’s beneficiary would receive.
(3)	Represents estimated Company costs based on fiscal 2010 projections for medical, dental and life insurance coverage, Company matching contribution to the Savings Plan and Company contribution to the SERP for the duration of the Severance Period.
(4)	Represents two years’ worth of leased automobile benefit, based upon 2009 actual cost.
(5)	Represents the maximum amount Ms. Derby would be entitled to receive in financial planning services (two years at $20,000 per year).

Pursuant to the Management Equity Plan, if the Company terminates Ms. Derby’s employment for Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Ms. Derby’s common stock at the lesser of (i) the value on the date of issuance and (ii) the fair value. If Ms. Derby resigns with or without Good Reason (as defined in her employment agreement) or if the Company terminates Ms. Derby’s employment without Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Ms. Derby’s shares of Common Stock at fair value. If Ms. Derby retires, dies or becomes disabled, the Company may purchase, or Ms. Derby may require the Company to purchase, Ms. Derby’s shares of Common Stock at fair value. These repurchase rights also apply to the shares of Common Stock underlying each vested stock option.

Upon any termination, Ms. Derby has the right to withdraw her Savings Plan balance, which, as of January 30, 2010, was $264,510. In addition, upon any termination other than for cause, as defined in the SERP, the Company will pay Ms. Derby the outstanding balance in her SERP account, which, as of January 30, 2010, was $210,629.

All U.S. benefit eligible employees receive, at no cost to the individual, the following life insurance benefit and long-term disability coverage: (i) a life insurance benefit in an amount equal to the individual’s base salary plus annual incentive award target, up to a maximum of $1,000,000 and (ii) long-term disability coverage in an amount equal to 60% of the individual’s monthly base salary, up to a maximum of $10,000 per month. The long-term disability benefit is payable beginning 26 weeks after the onset of the disability and is payable for the duration of the disability up to age 65.

Antonio Urcelay(1)

Type of Payment	Termination for Cause or Resignation Without Good Reason	Termination Without Cause or Resignation Due to Relocation	Retirement	Death	Long- Term Disability	Change in Control		Termination or Specified Resignation Due to a Change of Control
Severance(2)	$—	$2,019,331	$—	$—	$—	$—		$2,019,331
Fiscal 2009 Annual Bonus	—	1,090,850	—	—	—	—		1,090,850
Fiscal 2005 Stock Option Grant	—	—	—	—	—	30,710	(3)	30,710	(3)
Executive Retirement Plan Balance(4)	—	—	1,054,688	1,054,688	1,054,688	—		—
Executive Life Insurance	—	—	—	3,365,551	3,365,551	—		—
Company Car(5)	—	45,736	—	—	—	—		—
Use of Company Provided Laptop and Cell Phone(5)	—	100	—	—	—	—		—
Tax Advice(5)	—	1,233	—	—	—	—		—
Company Contributions to Defined Contribution Plan(5)	—	260,941	—	—	—	—		—
Benefit Continuation(5)	—	14,764	—	—	—	—		—

TOTAL	$—	$3,432,955	$1,054,688	$4,420,239	$4,420,239	$30,710		$3,140,891

(1)	All amounts calculated in Euros have been converted to U.S. dollars using the rate of 1.0000 Euro = 1.4025 U.S. dollars.
(2)	Represents the maximum amount of severance that Mr. Urcelay may receive.
(3)	Pursuant to the Management Equity Plan, the unvested portion of options will accelerate and become vested upon a change in control. In calculating the amount set forth in the table, we utilized a per share value of $28.00, which was the fair value of our shares of Common Stock as of October 1, 2009. As we are a privately held company, the value of shares of Common Stock is only available when a valuation is performed.
(4)	This amount represents his benefit entitlement under the MAPFRE Policies.
(5)	Represents estimated Company costs of various benefits and perquisites based on fiscal 2009 actual amounts for the duration of the Severance Period.

Pursuant to the Management Equity Plan, if the Company terminates Mr. Urcelay’s employment for Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Urcelay’s shares of Common Stock at the lesser of (i) the value on the date of issuance and (ii) the fair value. If Mr. Urcelay resigns with or without Good Reason (as defined in his employment agreement) or if the Company terminates Mr. Urcelay’s employment without Cause (as defined in the Management Equity Plan), the Company and the Sponsors may purchase, solely at their option, Mr. Urcelay’s shares of Common Stock at fair value. If Mr. Urcelay retires, dies or becomes disabled, the Company may purchase, or Mr. Urcelay may require the Company to purchase, Mr. Urcelay’s shares of Common Stock at fair value. These repurchase rights also apply to the shares of Common Stock underlying each vested stock option.

Mr. Urcelay also participates in the Spain Savings Plan. His account balance as of January 30, 2010 was $0. His balance was moved into the MAPFRE policies.

All benefit eligible employees in Spain receive, at no cost to the individual, a life insurance benefit. Mr. Urcelay’s benefit amount is equal to five times his base salary.

Director Compensation

We currently do not pay our directors any compensation for serving on our Board of Directors.

The 2010 Incentive Plan

We expect that the 2010 Incentive Plan will be adopted and approved by our Board of Directors and our stockholders prior to the completion of this offering. We will reserve an aggregate of             shares of common stock for future awards under the 2010 Incentive Plan. We intend that the awards made under the 2010 Incentive Plan will be deductible as performance based compensation (as defined under Section 162(m) of the Code). Whether or not such awards would otherwise qualify as performance based compensation, we still expect them to be fully tax deductible due to the transitional relief described in “Considerations Associated with Regulatory Requirements.” The purpose of the 2010 Incentive Plan will be to aid us in recruiting, retaining and motivating key employees and directors, and to align their interests to the interests of our stockholders by providing long-term incentives through the granting of options, stock appreciation rights and other stock-based awards.

PRINCIPAL SHAREHOLDERS

The following table shows the amount of our common stock beneficially owned as of July 7, 2010, and as adjusted to reflect the             shares of our common stock offered hereby (or         , if the underwriters exercise their option to purchase additional shares in full), by (i) each person who is known by us to own beneficially more than 5% of such interests, (ii) each member of the board of directors, (iii) identified future members of the board of directors, (iv) each of the named executive officers, and (v) all current members of the board of directors and the executive officers, as a group. A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed. Percentage computations are based on             shares of our common stock beneficially owned as of July 7, 2010 and             shares of common stock beneficially owned after this offering (or              shares if the underwriters exercise their option to purchase additional shares in full).

			Common Stock Beneficially Owned After this Offering
	Common Stock Beneficially Owned Prior to this Offering		Assuming the Underwriters’ Option is not Exercised		Assuming the Underwriters’ Option is Exercised in Full
Name of Beneficial Owner	Number(1)	%(2)	Number(1)	%(2)	Number(1)	%(2)
Affiliates of Bain Capital Investors, LLC(3)	16,012,464	32.73%
Toybox Holdings, LLC(4)	16,012,464	32.73%
Vornado Truck LLC(5)	16,012,464	32.73%
Claire Babrowski(6)	—	—
Joshua Bekenstein(3)	—	—
Michael M. Calbert(4)	—	—
F. Clay Creasey, Jr.	86,205	—
Deborah M. Derby	137,794	—
Michael D. Fascitelli(5)	—	—
Matthew S. Levin(3)	—	—
Sanjay Morey(4)	—	—
John Pfeffer(4)	—	—
Steven Roth(5)	—	—
Wendy Silverstein(5)	—	—
Gerald L. Storch	672,897	1.36%
Antonio Urcelay	160,224	—
Michael Ward(3)	—	—
Directors and executive officers as a group (16 persons)	1,315,748	2.63%

*	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock with respect to which such person has (or has the right to acquire within 60 days, i.e., by September 5, 2010 in this case) sole or shared voting power or investment power.
(1)	Total Beneficial Ownership includes shares and options exercisable within 60 days, of which Mr. Creasey has 73,705, Ms. Derby has 122,841, Mr. Storch has 598,131 and Mr. Urcelay has 160,224.
(2)	Unless otherwise indicated, the beneficial ownership of any named person does not exceed, in the aggregate, one percent of our outstanding equity securities on July 7, 2010, as adjusted as required by applicable rules.
(3)

Includes shares held by Bain Capital (TRU) VIII, L.P., Bain Capital (TRU) VIII-E, L.P., Bain Capital (TRU) VIII Coinvestment, L.P., Bain Capital Integral Investors, LLC and BCIP TCV, LLC (collectively, the “Bain Capital Entities”). Bain Capital Investors, LLC (“BCI”) is the general partner of Bain Capital Partners VIII, L.P. which is the general partner of Bain Capital (TRU) VIII, L.P. and Bain Capital (TRU) VIII Coinvestment, L.P. BCI is also the general partner of Bain Capital Partners VIII-E, L.P. which is the general partner of Bain Capital (TRU) VIII-E, L.P. BCI is also the Administrative Member of Bain

Capital Integral Investors, LLC and BCIP TCV, LLC. By virtue of the relationships described above, BCI may be deemed to beneficially own the shares held by the Bain Capital Entities. BCI disclaims beneficial ownership of the shares held by the Bain Capital Entities except to the extent of its pecuniary interest therein. The Bain Capital Entities and BCI have an address at 111 Huntington Avenue, Boston, MA 02199.

(4)	Shares owned of record by Toybox Holdings, LLC are also beneficially owned by its majority member, KKR Millennium Fund L.P. As the sole general partner of KKR Millennium Fund L.P., KKR Associates Millennium L.P. may be deemed to be the beneficial owner of such securities held by KKR Millennium Fund L.P. As the sole general partner of KKR Associates Millennium L.P., KKR Millennium GP LLC also may be deemed to be the beneficial owner of such securities held by KKR Millennium Fund L.P. Each of KKR Fund Holdings L.P. (as the designated member of KKR Millennium GP LLC); KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.); KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited); KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.); KKR & Co. L.P. (as the sole shareholder of KKR Group Limited) and KKR Management LLC (as the sole general partner of KKR & Co. L.P.) may also be deemed to be the beneficial owner of the securities held by KKR Millennium Fund L.P. As the designated members of KKR Management LLC, Henry R. Kravis and George R. Roberts may also be deemed to beneficially own the securities held by KKR Millennium Fund L.P. Messrs. Kravis and Roberts have also been designated as managers of KKR Millennium GP LLC by KKR Fund Holdings L.P. Messrs. Calbert, Morey and Pfeffer are members of our Board of Directors and are each an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Each of Messrs. Calbert, Morey and Pfeffer disclaim beneficial ownership of the securities held by Toybox Holdings, LLC. For a description of material relationships between KKR and us over the last three years, see “Certain Relationships and Related Party Transactions.” The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Menlo Park, CA.
(5)	Represents shares of record held by Vornado Truck LLC. As the owner of 100% of the equity of Vornado Truck LLC, Vornado Realty L.P. may be deemed to be the beneficial owner of such shares. Also, as the sole general partner of Vornado Realty L.P., Vornado Realty Trust may be deemed to be the beneficial owner of such shares. Also, Mr. Roth, Mr. Fascitelli and Ms. Silverstein are members of our Board of Directors and also executives of Vornado Realty Trust. As such, these persons may be deemed to be beneficial owners of these shares. These persons disclaim beneficial ownership of shares held by Vornado Truck LLC. The address for each of these persons and entities is c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019.
(6)	Ms. Babrowski’s employment with the Company terminated on May 1, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advisory Agreement

Certain affiliates of the Sponsors provide management and advisory services to us pursuant to an advisory agreement executed at the closing of the 2005 acquisition and effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009. The advisory fee (the “Advisory Fees”) paid to the affiliates of the Sponsors increases 5% per year during the ten-year term of the agreement. The fee paid to the affiliates of the Sponsors under the advisory agreement was approximately $15 million, $17 million and $17 million for fiscals 2009, 2008 and 2007, respectively. During each of fiscals 2009 and 2008, we paid the affiliates of the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses. During fiscal 2007, we paid the affiliates of the Sponsors fees of $1 million for out-of-pocket expenses.

Pursuant to an amendment to the advisory agreement, the Advisory Fee for fiscal 2009 was capped at $15 million. The additional amount of approximately $3 million of Advisory Fees that would have been due for fiscal 2009, absent the amendment, will be paid by the Company, if at all, at the time of a successful initial public offering of the Company’s securities.

In the event that the advisory agreement is terminated by the affiliates of the Sponsors or us, the affiliates of the Sponsors will receive all unpaid Advisory Fees, all unpaid Transaction Fees and expenses due under the advisory agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the advisory agreement. The initial term of the advisory agreement is ten years, and it extends annually for one year unless we or the Sponsors’ affiliates provide notice of termination to the other. The advisory agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). In connection with the Propco II Financing (as described below), we paid the affiliates of the Sponsors $7 million of Transaction Fees pursuant to the terms of the advisory agreement.

In connection with this offering, the parties intend to terminate the advisory agreement in accordance with its terms. Upon completion of this offering, pursuant to and in connection with the terms of the advisory agreement, we will pay total fees of approximately $111 million to affiliates of the Sponsors (which amount will include a transaction fee equal to 1%, or approximately $8 million, of the estimated gross proceeds from this offering, a termination fee equal to approximately $100 million and certain contingent fees equal to approximately $3 million).

The advisory agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

Amended and Restated Stockholders Agreement

In connection with the closing of the 2005 acquisition, we entered into a Stockholders Agreement with the Sponsors and certain other investors. In anticipation of this offering, the Sponsors have agreed to amend and restate the stockholders agreement, which will become effective upon the closing of this offering.

Registration Rights Agreement

In connection with the 2005 acquisition, we entered into a registration rights agreement with the Sponsors and certain other investors. Pursuant to the agreement, the Sponsors have an unlimited number of registrations rights during the first two years after this offering, if approved by a majority of the Sponsors. In addition, from and after the second anniversary of this offering, each Sponsor may initiate up to three registrations on Form S-1 (the “Long-Form Registrations”) and, if available, an unlimited number of registrations on Form S-2 or S-3 (the “Short-Form Registrations”); provided in each case that the aggregate gross offering price of the registrable securities requested to be registered in any demand registration right must equal at least $50 million in the case of any Long Form Registration and at least $20 million in the case of any Short Form Registration, and provided that a demand registration right shall not count against a Sponsor’s number of Long-Form Registrations specified above unless the Sponsor initiating such registration and its affiliates are able to sell pursuant to such registration at least 80% of the of registrable securities they requested to be included in such registration.

In addition, in the event that we are registering additional shares of common stock for sale to the public, whether on our own behalf or on behalf the Sponsors (as described above) or in connection with a registration on Form S-4 or Form S-8 or any successor or similar form, we are required to give notice of such registration to all holders of registrable securities of our intention to effect such a registration, and such persons have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration if we have received written requests for inclusion therein within 15 days after the delivery of such notice and subject to the other provisions under the registration rights agreement. In each such event, we are required to pay the registration expenses.

Additionally, pursuant to the Management Stockholders Addendum (as described below), each management stockholder holds certain “piggyback” registration rights allowing the management stockholder to sell in underwritten public offerings of common stock subsequent to this offering, subject to certain exceptions (for further details, see “—Management Equity Plan” below).

Other Relationships and Transactions

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by the Company or its subsidiaries in open market transactions or through loan syndications. During fiscals 2009, 2008 and 2007, affiliates of Vornado Realty Trust and Kohlberg Kravis Roberts & Co. L.P., all equity owners of the Company held debt and debt securities issued by the Company and its subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $18 million, $25 million and $26 million in fiscals 2009, 2008 and 2007, respectively. During fiscal 2009 and in connection with the offering on November 20, 2009 by Toys “R” Us Property Company II, LLC of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (“Propco II Financing”), affiliates of KKR acquired $28 million of these secured notes. For further details, see Note 2 to our consolidated financial statements entitled “Long-Term Debt.”

In fiscals 2007 and 2006, we sold properties to Vornado Surplus 2006 Realty LLC. For further details, see Note 5 to the Consolidated Financial Statements entitled “Property and Equipment.”

In addition, under lease agreements with affiliates of Vornado, we or our affiliates paid an aggregate amount of $6.7 million, $6.7 million and $4.5 million, in fiscal years 2009, 2008 and 2007, respectively, with respect to approximately 1.1%, 0.6% and 0.6%, respectively, of our stores. Of these amounts, $1.1 million, $1.2 million and $0 was allocable to joint-venture parties not otherwise affiliated with Vornado.

Management Equity Plan

Our officers and employees participate in the Management Equity Plan. The Management Equity Plan provides for the granting of non-qualified stock options (including “rollover options” (as defined in the Management Equity Plan)) to purchase shares of Common Stock, as well as restricted stock to our officers, directors, employees, consultants and advisors. For a description of the Management Equity Plan, see “Management—Executive Compensation.”

As part of the Management Equity Plan, the Company approved a Management Stockholders Addendum that forms part of the Management Equity Plan (the “Management Stockholders Addendum”). The Management Stockholders Addendum applies to any participant of the Management Equity Plan who holds shares of common stock, or who was granted options or rollover options to acquire shares of common stock or purchased or accepted shares of restricted common stock, of the Company (all such stockholders collectively, the “management stockholders”). The Management Stockholders Addendum imposes certain restrictions on the transfer of shares of our common stock, which will expire upon a Change of Control (as defined in the Management Equity Plan). In addition, pursuant to the Management Stockholders Addendum, each management stockholder holds a tag-along right (which will expire upon completion of this offering) whereby he or she may require the Sponsors or their successors to allow the management stockholder to sell alongside the Sponsors in certain sales. In addition, each management stockholder has the right to exercise his/her shares vested options and rollover options in connection with the consummation of certain sales. Each management stockholder is also subject to a drag-along right (which will expire upon a Change of Control) whereby each management stockholder will be required to sell his/her shares upon a Change of Control on the terms and conditions determined by the Board of Directors, subject to the satisfaction of certain conditions. In addition, “piggyback” registration rights allow the management stockholder to sell in underwritten public offerings of common stock subsequent to this offering, subject to certain exceptions. Additionally, pursuant to the Management Stockholders Addendum, each management stockholder granted to the Company an irrevocable proxy coupled with an interest to vote, including in any action by written consent such management stockholder’s shares of common stock as the Company deems appropriate in its sole discretion. In addition, each management stockholder agreed to cast all votes in such manner as the Company may instruct by written notice.

Pursuant to the terms and conditions of the Management Equity Plan, on May 14, 2010, in connection with the termination of Ms. Babrowski’s employment with the Company, we repurchased all of Ms. Babrowski’s equity in the Company, including stock options, for a total of approximately $1,364,350.

Review, Approval or Ratification of Transactions with Related Persons

There were no transactions with related persons since the beginning of fiscal 2009 other than transactions that are described under this prospectus.

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees (or their immediate family members) or 5% stockholders or an employee serving in the capacity of an executive officer of a 5% stockholder or any consultant or an advisor of a 5% stockholder who participates in meetings of our management or Board, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Board’s Audit Committee. The policy also permits the Chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between meetings, subject to providing notice to the other members of the Audit Committee at the next meeting of the Audit Committee. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee (or its Chairman) after full disclosure of the related person’s interest in the transaction. The Audit Committee (or its Chairman) will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The Audit Committee (or its Chairman) may approve or ratify the transaction only if the Audit Committee or its Chairman, as applicable, determines that, under all of the circumstances, the transaction is not inconsistent with the Company’s best interests. The Audit Committee (or its Chairman) may impose any conditions on the related person transaction that it deems appropriate. As appropriate for the circumstances, the Audit Committee (or its Chairman) shall review and consider the following factors in making such determination:

•	the related person’s interest in the related person transaction;

•

if the transaction involves a non-employee director or nominee for director, whether such transaction would compromise the director’s status as “independent” under applicable rules, as an “outside director” under Section 162(m) of the Internal Revenue Code, or as a “non-employee director” under Rule 16b-3 of the Exchange Act, each as applicable;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	whether the transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the transaction including expertise to be received relative to the nature of work;

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction;

•	whether the transaction conflicts with/is prohibited by any debt instrument of the Company;

•	whether the rates or charges involved in the transaction are determined by competitive bids; and

•	the potential benefit to be realized through leverage of the related person’s experience with the Company as it relates to the proposed transaction.

Director Independence

Prior to this offering each of the members of our Board of Directors, other than Mr. Storch, our Chief Executive Officer, is affiliated with the Sponsors as further described in “Management—Directors” and our Board of Directors has not determined any of our directors to be independent.

Upon completion of this offering, we intend to appoint new members of our Board of Directors.

DESCRIPTION OF INDEBTEDNESS

$1.85 billion secured revolving credit facility, expires in fiscal 2015 ($0 at May 1, 2010)

On August 10, 2010, Toys–Delaware and certain of its subsidiaries amended and restated the credit agreement for their $2.0 billion senior secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The facility (which, prior to the amendment and restatement, provided for $1,631 million in commitments maturing on May 21, 2012) as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015. The ABL Facility as amended bears a tiered floating interest rate of LIBOR plus a margin of between 2.50% and 3.00% depending on usage.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of Toys–Delaware, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict Toys–Delaware’s ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The ABL Facility, as amended pursuant to the amended and restated credit agreement, requires Toys–Delaware to maintain excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves. At May 1, 2010, prior to the amendment and restatement of the ABL Facility, Toys–Delaware had no outstanding borrowings, a total of $93 million of outstanding letters under this credit facility and excess availability of $1,028 million. The ABL Facility, as in effect at that time, was subject to a minimum availability covenant, which was $140 million at May 1, 2010, with remaining availability of $888 million in excess of the covenant. Under the tranche that, at the time, was scheduled to mature on July 21, 2010, outstanding borrowings were considered to be long-term since they could be refinanced under the tranche that was then maturing on May 21, 2012. At May 1, 2010, deferred financing expenses recorded for this credit facility were $45 million included in Other assets on our condensed consolidated balance sheets.

Toys–Japan Unsecured Credit Lines, expires fiscal 2011 ($172 million at May 1, 2010)

On March 31, 2008, Toys–Japan entered into agreements with a syndicate of financial institutions, which established two unsecured loan commitment lines of credit (“Tranche 1” and “Tranche 2”). Under the agreement, Tranche 1 is available in amounts of up to ¥20 billion ($213 million at May 1, 2010), which expires on March 30, 2011, and bears an interest rate of Tokyo Inter Bank Offered Rate (“TIBOR”) plus 0.63% per annum. At May 1, 2010, we had outstanding borrowings of $172 million under Tranche 1, which are included in current portion of long-term debt on our condensed consolidated balance sheets, with $41 million of remaining availability.

On March 30, 2009, Toys–Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. As a result, Tranche 2 was available in amounts of up to ¥12.6 billion ($140 million at January 30, 2010) expiring on March 29, 2010 and beared an interest rate of TIBOR plus 0.63% per annum.

On February 26, 2010, Toys–Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. Additionally, on March 29, 2010, Toys–Japan modified Tranche 2 to include an additional lender. As a result, Tranche 2 is now available in amounts of up to ¥14.0 billion ($149 million at May 1, 2010), expiring on March 28, 2011, and bears an interest rate of TIBOR plus 0.80% per annum. At May 1, 2010, we had no outstanding Short-term debt under Tranche 2 with $149 million of availability. We paid fees of $2 million to refinance Tranche 2, which were capitalized as deferred debt issuance costs and amortized over the term of the agreement. As of May 1, 2010, deferred financing expenses recorded for this agreement were $2 million included in Other assets on our condensed consolidated balance sheets.

These agreements contain covenants, including, among other things, covenants that require Toys–Japan to maintain a certain minimum level of net assets and profitability during the agreement terms. The agreement also restricts us from reducing our ownership percentage in Toys–Japan.

European ABL, expires fiscal 2012 ($0 at May 1, 2010)

On October 15, 2009, certain of our foreign subsidiaries entered into the European ABL, which provides for a three-year £112 million senior secured asset-based revolving credit facility which expires October 15, 2012. On November 19, 2009, we partially exercised the accordion feature which increased availability to include additional lender commitments. This increased the ceiling of the facility from £112 million to £124 million ($189 million at May 1, 2010). Borrowings under the European ABL are subject, among other things, to the terms of a borrowing base derived from the value of eligible inventory and eligible accounts receivable of certain of Toys “R” Us Europe, LLC’s (“Toys Europe”) and Toys “R” Us Australia Holdings, LLC’s (“Toys Australia”) subsidiaries. The terms of the European ABL include a customary cash dominion trigger requiring the cash of certain of Toys Europe’s and Toys Australia’s subsidiaries to be applied to pay down outstanding loans if availability falls below certain thresholds. The European ABL also contains a springing fixed charge coverage ratio of 1.10 to 1.00 based on the EBITDA and fixed charges of Toys Europe, Toys Australia and their subsidiaries. Loans under the European ABL bear interest at a rate based on LIBOR/the Euro Interbank Offered Rate (“EURIBOR”) plus a margin of 4.00% for the first year and thereafter 3.75%, 4.00% or 4.25% depending on availability. A commitment fee accrues on any unused portion of the commitments at a rate per annum also based on usage. Borrowings under the European ABL are guaranteed to the extent legally possible and practicable by Toys Europe, Toys Australia and certain of their material subsidiaries. Borrowings are secured by substantially all assets which are not already pledged, of Toys Europe, Toys Australia and certain UK and Australian obligors, as well as by share pledges over the shares of (and certain assets of) other material subsidiaries. The European ABL contains covenants that, among other things, restrict the ability of Toys Europe and Toys Australia and their respective subsidiaries to incur certain additional indebtedness, create or permit liens on assets, repurchase or pay dividends or make certain other restricted payments on capital stock, make acquisitions and investments or engage in mergers or consolidations. If an event of default shall occur and be continuing, the commitments under the European ABL may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed, may be declared immediately due and payable. At May 1, 2010, we had no outstanding borrowings and $120 million of availability under the European ABL. At May 1, 2010, deferred financing expenses recorded for this credit facility were $7 million included in Other assets on our condensed consolidated balance sheets.

On October 15, 2009, in conjunction with entering into the European ABL we terminated the Multi-currency revolving credit facility.

7.625% notes, due fiscal 2011 ($506 million at May 1, 2010)

On July 24, 2001, we issued $500 million of notes bearing interest at 7.625% per annum maturing on August 1, 2011, under an indenture, between us and The Bank of New York, as trustee. The notes were issued at a discount of $1 million which resulted in the receipt of proceeds of $499 million. Simultaneously with the issuance of the notes, we entered into interest rate swap agreements. We subsequently terminated the interest rate swap agreements and received a payment of $27 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on February 1 and August 1 of each year. These notes carry a limitation on creating liens on domestic real property or improvements or the stock or indebtedness of domestic subsidiaries (subject to certain exceptions) that exceed the greater of 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The covenants also restrict sale and leaseback transactions (subject to certain exceptions) unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property and a lien would be permitted on such principal property. At May 1, 2010, deferred financing expenses recorded for these notes were nominal and were included in Other assets on our condensed consolidated balance sheets.

Secured term loan facility, due fiscal 2012 ($798 million at May 1, 2010)

On July 19, 2006, Toys–Delaware entered into the Secured Credit Facilities (the “Secured Credit Facilities”) with a syndicate of financial institutions. The syndicate includes affiliates of KKR, an indirect equity owner of the Company, which owned 11% and 15% of the loan amount as of May 1, 2010 and May 2, 2009, respectively. Obligations under the Secured Credit Facilities are guaranteed by substantially all domestic subsidiaries of Toys–Delaware (other than the real estate borrowers) and the borrowings are secured by accounts receivable, inventory and intellectual property of Toys–Delaware and the guarantors. The Secured Credit Facilities contain customary covenants, including, among other things, covenants that restrict the ability of Toys–Delaware and certain of its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. If an event of default under the secured term loan facility occurs and is continuing, the commitments may be terminated and the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared immediately due and payable by the lenders. The term loan facility bears interest equal to LIBOR plus 4.25% per annum and matures on July 19, 2012. At May 1, 2010, the unamortized discount recorded for this loan facility was $2 million. At May 1, 2010, deferred financing expenses recorded for this loan facility were $19 million included in Other assets on our condensed consolidated balance sheets.

Unsecured credit facility, due fiscal 2012 ($181 million at May 1, 2010)

On December 1, 2006, Toys–Delaware entered into an unsecured credit facility (the “Unsecured Credit Facility”) with a syndicate of financial institutions and other lenders. The syndicate includes affiliates of Vornado and KKR, indirect equity owners of the Company, which owned 15% and 5% of the loan as of May 1, 2010, respectively, and each owned 15% of the loan as of May 2, 2009. The Unsecured Credit Facility matures on January 19, 2013 and bears interest equal to LIBOR plus 5.00% per annum or, at the option of Toys–Delaware, prime plus 4.00% per annum. In fiscals 2009 and 2008, the loan bore an interest rate of 5.00% plus LIBOR. At May 1, 2010, deferred financing expenses recorded for this credit facility were $2 million included in Other assets on our condensed consolidated balance sheets.

In addition, obligations under the Unsecured Credit Facility are guaranteed by substantially all domestic subsidiaries of Toys–Delaware (other than the real estate borrowers). The Unsecured Credit Facility contains the same customary covenants as those under the Secured Credit Facilities.

€ 62 million French and €129  million Spanish real estate credit facilities, due fiscal 2012 ($83 million and $172 million at May 1, 2010, respectively)

On January 23, 2006, our indirect wholly-owned subsidiaries Toys “R” Us France Real Estate SAS and Toys “R” Us Iberia Real Estate S.L. entered into the French and Spanish real estate credit facilities, respectively. These facilities are secured by, among other things, selected French and Spanish real estate. The maturity date for each of these loans is February 1, 2013. The loans have interest rates of EURIBOR plus 1.50% plus mandatory costs per annum. The loan agreements contain covenants that restrict the ability of the borrowers under these facilities to engage in mergers or consolidations, incur additional indebtedness, or create or permit additional liens on assets. The loan agreements also require the borrowers to maintain interest coverage ratios of 110%. If the coverage ratio is less than 110% there is a 10 day grace period to prevent default. During such period, the borrowers have an option to pay down the loans to increase the coverage ratio up to 110%, acquire new properties or deposit collateral into appropriate accounts. However, the borrowers may not deposit additional collateral to the deposit accounts to remedy such default more than twice in two consecutive interest periods or more than six times during the life of the debt instrument. At May 1, 2010, deferred financing expenses recorded for the French and Spanish credit facilities were $3 million and $3 million, respectively, included in Other assets on our condensed consolidated balance sheets.

£351 million U.K. real estate senior and £62 million U.K. real estate junior credit facilities, due fiscal 2013 ($536 million and $94 million at May 1, 2010, respectively)

On February 8, 2006, Toys U.K. Properties, our indirect wholly-owned subsidiary, entered into a series of secured senior and junior loans with Vanwall as the issuer and senior lender and The Royal Bank of Scotland PLC as junior lender. These facilities are secured by, among other things, selected U.K. real estate. The U.K. real estate senior credit facility bears interest of 5.02% plus mandatory costs. The U.K. real estate junior credit facility bears interest at an annual rate of LIBOR plus a margin of 2.25% plus mandatory costs. On February 8, 2007, Toys U.K. Properties borrowed an additional $4 million from The Royal Bank of Scotland PLC. At May 1, 2010, deferred financing expenses recorded for these credit facilities were $4 million included in Other assets on our condensed consolidated balance sheets.

The credit agreement contains covenants that restrict the ability of Toys U.K. Properties to incur certain additional indebtedness, create or permit liens on assets, dispose of or acquire further property, vary or terminate the lease agreements, conclude further leases or engage in mergers or consolidations. Toys U.K. Properties is required to repay the loans in part in quarterly installments. The final maturity date for these credit facilities is April 7, 2013.

Vanwall is a variable interest entity established with the limited purpose of issuing and administering the notes under the credit agreement with Toys U.K. Properties. On February 9, 2006, Vanwall issued $620 million of multiple classes of commercial mortgage backed floating rate notes to third party investors, which are publicly traded on the Irish Stock Exchange Limited. The proceeds from the floating rate notes issued by Vanwall were used to fund the Senior Loan to Toys U.K. Properties. Pursuant to the February 2006 credit agreement, Vanwall is required to maintain an interest rate swap which effectively fixed the variable LIBOR rate at 4.56%, the same as the fixed interest rate less the applicable credit spread paid by Toys U.K. Properties to Vanwall. The fair value of this interest rate swap was a liability of approximately $39 million and $36 million at May 1, 2010 and May 2, 2009, respectively. Toys U.K. Properties’ credit agreement with Vanwall requires Toys U.K. Properties to indemnify Vanwall against any loss or liability that Vanwall incurs as a consequence of any part of the loans being repaid or prepaid, including costs relating to terminating all or part of their interest rate swap. For further details regarding the consolidation of Vanwall, refer to Note 1 entitled “Basis of Presentation” in our notes to the condensed consolidated financial statements.

7.875% senior notes, due fiscal 2013 ($395 million at May 1, 2010)

On April 8, 2003, Toys R Us, Inc. issued $400 million in notes bearing interest at a coupon rate of 7.875%, maturing on April 15, 2013, under an indenture, as supplemented, between TRU and The Bank of New York, as trustee. The notes were issued at a discount of $7 million which resulted in the receipt of proceeds of $393 million. Simultaneously with the sale of the notes, we entered into interest rate swap agreements. We subsequently terminated the swaps at a loss of $6 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on April 15 and October 15 of each year. These notes carry a limitation on creating liens on domestic real property or improvements or the stock or indebtedness of domestic subsidiaries (subject to certain exceptions) that exceed the greater of 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The indenture governing the 7.875% notes imposes certain limitations on our ability to, among other things, merge or consolidate with any other person or sell, assign, convey or transfer or otherwise dispose of assets substantially as an entirety to another person, and requires that we comply with certain further covenants. The covenants also restrict sale and leaseback transactions (subject to certain exceptions) unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property and a lien would be permitted on such principal property. At May 1, 2010, deferred financing expenses recorded for these notes were $3 million included in Other assets on our condensed consolidated balance sheets.

10.75% senior notes, due fiscal 2017 ($927 million at May 1, 2010)

On July 9, 2009, TRU Propco I, formerly known as TRU 2005 RE Holding Co. I, LLC, one of our wholly-owned subsidiaries, completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “TRU Propco I Notes”). The TRU Propco I Notes were issued at a discount of $25 million which resulted in the receipt of proceeds of $925 million. The proceeds of $925 million from the offering of the TRU Propco I Notes, together with $263 million of cash on hand and $99 million of restricted cash released from restrictions were used to repay the outstanding loan balance under TRU Propco I’s unsecured credit agreement of $1,267 million plus accrued interest of approximately $1 million and fees at closing of approximately $19 million. Total fees paid in connection with the sale of the TRU Propco I Notes totaled approximately $23 million and will be deferred and expensed over the life of the TRU Propco I Notes. As a result of the repayment of our unsecured credit agreement, we expensed approximately $8 million of deferred financing costs. At May 1, 2010, deferred financing expenses recorded for these notes were $21 million included in Other assets on our condensed consolidated balance sheets. TRU Propco I owns or has leasehold interests in 354 stores, three distribution centers and our headquarters building and it leases all of these properties to Toys–Delaware pursuant to a long-term lease.

The TRU Propco I Notes are solely the obligation of TRU Propco I and its wholly-owned subsidiaries (the “Guarantors”) and are not guaranteed by Toys “R” Us, Inc. or Toys–Delaware. The TRU Propco I Notes are guaranteed by the Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the TRU Propco I Notes contain covenants, including, among other things, covenants that restrict the ability of TRU Propco I and the Guarantors to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on the ability of the Guarantors to pay dividends or make other payments. The indenture governing the TRU Propco I Notes also contains covenants that limit the ability of Toys “R” Us, Inc. to cause or permit Toys–Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The

TRU Propco I Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The TRU Propco I Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, TRU Propco I may redeem up to 35% of the Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to Toys “R” Us, Inc. or TRU Propco I, TRU Propco I will be required to offer to purchase the Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the purchase date. Interest on the Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year, commencing on January 15, 2010.

Pursuant to a registration rights agreement that TRU Propco I entered into in connection with the offering of the TRU Propco I Notes, TRU Propco I is required to use its reasonable efforts to file a registration statement with the SEC to register notes that would have substantially identical terms as the TRU Propco I Notes, and consummate an exchange offer for such notes within 365 days after July 9, 2009. In the event TRU Propco I fails to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the TRU Propco I Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%. On May 12, 2010, TRU Propco I filed Amendment No. 3 to Form S-4, a registration statement under the Securities Act of 1933. On June 4, 2010, TRU Propco I commenced an exchange offer with respect to the TRU Propco I Notes which expired on July 1, 2010.

8.50% senior secured notes, due fiscal 2017 ($715 million at May 1, 2010)

On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, an indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “TRU Propco II Secured Notes”). The TRU Propco II Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, together with $93 million in cash on hand and the release of $20 million in cash from restrictions, were used to repay TRU Propco II’s outstanding loan balance under the secured real estate loan agreement of $600 million, plus accrued interest of approximately $1 million and paid fees of approximately $27 million, which includes advisory fees of $7 million payable to the Sponsors pursuant to their advisory agreement. Affiliates of KKR, an indirect equity owner of the Company, owned 4% of the notes as of May 1, 2010. In addition, in connection with the offering, MPO Properties, LLC an indirect wholly-owned subsidiary, repaid the $200 million outstanding loan balance under the Secured real estate loan agreement. Fees paid in connection with the sale of the TRU Propco II Secured Notes will be deferred and expensed over the life of the TRU Propco II Secured Notes. As a result of the repayment of our secured real estate loans, we expensed approximately $3 million of deferred financing costs. The TRU Propco II Secured Notes are solely the obligation of TRU Propco II and are not guaranteed by Toys “R” Us, Inc. or Toys–Delaware or any of our other subsidiaries. The TRU Propco II Secured Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the master lease agreement between TRU Propco II as landlord and Toys–Delaware as tenant (the “TRU Propco II Master Lease”). Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of the Company or its affiliates, other than the obligations of TRU Propco II under the TRU Propco II Secured Notes. At May 1, 2010, deferred financing expenses recorded for these notes were $26 million included in Other assets on our condensed consolidated balance sheets.

The indenture governing the TRU Propco II Secured Notes contains covenants, including, among other things, covenants that restrict the ability of TRU Propco II to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on dividends or make other payments. The indenture governing the TRU Propco II Secured Notes also contains covenants that limit the ability of Toys “R” Us, Inc. to cause or permit Toys–Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Propco II Secured Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Propco II Secured Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, TRU Propco II may redeem up to 10% of the aggregate principal amount of the Propco II Secured Notes at a redemption price equal to 103% of the principal amount of the Propco II Secured Notes plus accrued and unpaid interest to the date of redemption. TRU Propco II may also redeem up to 35% of the Propco II Secured Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.5% of the principal amount of the Propco II Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys “R” Us, Inc. or TRU Propco II, TRU Propco II will be required to offer to purchase the Propco II Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Propco II Secured Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year, commencing on June 1, 2010.

Pursuant to a registration rights agreement that TRU Propco II entered into in connection with the offering of the TRU Propco II Secured Notes, TRU Propco II is required to use its reasonable efforts to file a registration statement with the SEC to register notes that would have substantially identical terms as the TRU Propco II Secured Notes, and consummate an exchange offer for such notes within 365 days after November 20, 2009. In the event TRU Propco II fails to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the TRU Propco II Secured Notes will increase by 0.25%. The annual interest rate on the TRU Propco II Secured Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

7.375% senior notes, due fiscal 2018 ($405 million at May 1, 2010)

On September 22, 2003, Toys “R” Us, Inc. issued $400 million in notes bearing interest at a coupon rate of 7.375%, maturing on October 15, 2018. The notes were issued at a discount of $2 million which resulted in the receipt of proceeds of $398 million. Simultaneously with the sale of the notes, we entered into interest rate swap agreements. We subsequently terminated the swaps and received a payment of $10 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on April 15 and October 15 of each year. These notes carry a limitation on creating liens on properties owned or acquired at May 28, 2002 or thereafter without effectively securing the debt securities equally and ratably with that debt and such liens cannot exceed 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The indenture governing the 7.375% notes imposes certain limitations on our ability to, among other things, merge or consolidate with any other person or sell, assign, convey or transfer or otherwise dispose of assets substantially as an entirety to another person, and requires that we comply with certain further covenants. The covenants also restrict sale and leaseback transactions unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property.

8.750% debentures, due fiscal 2021 ($22 million at May 1, 2010)

On August 29, 1991, Toys “R” Us, Inc. issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On November 2, 2006, Toys–Delaware commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the Indenture, eliminating all of the restrictive covenants and certain events of default in the Indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, Toys–Delaware consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under the unsecured credit facility (described above) to purchase the tendered Debentures. All future principal and interest payments will be funded through the operating cash flow of Toys–Delaware.

Japan Bank Loans (1.20% to 2.85%) loans due Fiscal 2010-2014 ($160 million at May 1, 2010)

Toys “R” Us Japan entered into multiple bank loans with various financial institutions totaling $160 million at May 1, 2010. Three of these loans, representing $122 million, mature in January 2011 and carry a weighted average interest rate of 1.31%. As such, these amounts were classified as Current portion of long-term debt on our condensed consolidated balance sheet as of May 1, 2010. The remaining loans, representing ¥3.6 billion ($38 million) of outstanding bank loans, are amortizing and mature between 2012 and 2014. The weighted average interest rate on the installment loans is 2.71%.

Other long-term debt ($150 million outstanding at May 1, 2010)

Other long term debt includes $43 million related to capital lease obligations and $107 million related to finance obligations associated with capital projects.

Guarantees

We currently guarantee 80% of three Toys–Japan installment loans, totaling ¥2.6 billion ($27 million at May 1, 2010). These loans have annual interest rates of 2.6% to 2.8% and mature from 2012 to 2014 and are reported as part of the Toys–Japan bank loans of $160 million at May 1, 2010. In addition, we have an agreement with McDonald’s Holding Company (Japan), Ltd. (“McDonald’s Japan”), in which we promise to promptly reimburse McDonald’s Japan for any amounts it may be required to pay in connection with its guarantee of the remaining 20% of these loans.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our Restated Certificate of Incorporation and Amended and Restated Bylaws as each is anticipated to be in effect upon the closing of this offering. We also refer you to our Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital

Our authorized capital stock consists of:

•	shares of common stock, par value $.001 per share, of which 48,922,484 shares were issued and outstanding as of July 7, 2010, and;

•	shares of preferred stock, of which no shares are issued and outstanding.

As of July 7, 2010, there were 70 holders of record of our common stock.

Immediately following the closing of this offering, there are expected to be              shares of common stock issued and outstanding (or              shares of common stock if the underwriters exercise their option to purchase additional shares) and no shares of preferred stock outstanding.

Common Stock

Voting Rights.    Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. The holders of common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at an annual meeting of stockholders will be able to elect all the directors. In such event, the holders of the remaining shares of common stock will not be able to elect any directors.

Dividend Rights.    Holders of our common stock are entitled to receive ratably out of our legally available assets, when and if declared by our Board of Directors, dividends in cash, property, shares of common stock or other securities, after payments of dividends required to be paid on outstanding preferred stock, if any.

Liquidation Rights.    Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and payment of liquidation preferences on outstanding preferred stock, if any.

Other Matters.    Holders of common stock have no preemptive or conversion rights and, absent an individual agreement with us, are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by you. Our Restated Certificate of Incorporation authorizes our Board of Directors to determine the powers, designations preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of any shares of preferred stock that we choose to issue.

Authorized but Unissued Capital Stock

The General Corporation Law of the State of Delaware (the “DGCL”) does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply as long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholder of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board

Our Restated Certificate of Incorporation provides that our Board of Directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our Restated Certificate of Incorporation provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors, but must consist of not less than          or more than          directors.

Removal of Directors; Vacancies

Our Restated Certificate of Incorporation provides that (i) prior to the date on which the Sponsors beneficially own in the aggregate less than a majority in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors (such date, the “Trigger Date”) directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) from and after the Trigger Date, directors may be removed only for cause and only upon the affirmative vote of holders of at least     % of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our Amended and Restated Bylaws provide that any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director.

Calling of Special Meetings of Stockholders

Our Restated Certificate of Incorporation provides that (i) prior to the Trigger Date, special meetings of our stockholders may be called at any time by the holders of a majority in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors or by or at the direction of the chairman of the Board of Directors, the Board of Directors or a committee of the Board of Directors which has been designated by the Board of Directors, and (ii) from and after the Trigger Date, special meetings of our stockholders may be called at any time only by or at the direction of the chairman of the Board of Directors, the Board of Directors or a committee of the Board of Directors which has been designated by the Board of Directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our Restated Certificate of Incorporation precludes stockholder action by written consent from and after the Trigger Date.

Amendments to Bylaws

The Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal our Bylaws without a stockholder vote. Prior to the Trigger Date, any amendment, alteration, change, addition or repeal of our Amended and Restated Bylaws by our stockholders will require the affirmative vote of the holders of a majority of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition or repeal. From and after the Trigger Date, any amendment, alteration, change, addition or repeal of our Bylaws by our stockholders shall require the affirmative vote of the holders of at least     % of the outstanding shares of our stock, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

Amendments, Supermajority Voting Requirements

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of stock entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Restated Certificate of Incorporation provides that from and after the Trigger Date the following provisions in our Restated Certificate of Incorporation may be amended only by the affirmative vote of holders of at least     % of the shares of common stock entitled to vote generally in the election of directors:

•	classified board (the election and term of our directors);

•	the provisions regarding the amendment, alteration or repeal by our stockholders of the Amended and Restated Bylaws;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the indemnification provisions; and

•	the amendment provision requiring that the above provisions be amended only with a % supermajority vote.

Limitation on Directors’ Liability and Indemnification; Advancement of Expenses

Section 145 of the DGCL grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of indemnification for expenses, including attorneys’ fees, in actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that, despite adjudication of liability, but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Court of Chancery of the State of Delaware or other court shall deem proper. Section 145 of the DGCL also provides that expenses (including attorneys’ fee) incurred by an officer or director may be paid by the corporation in advance of the final disposition of any proceeding in connection with which they would be eligible for indemnification.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Our Restated Certificate of Incorporation provides for the indemnification of the directors and officers to the full extent of the DGCL and also allow the Board of Directors to indemnify all other employees and agents of the Company. Such indemnification extends to the payment of judgments against such officers and directors and to reimbursement of amounts paid in settlement of such claims or actions. Such indemnification also extends to the payment of counsel fees and expenses of such officers and directors in suits against them where successfully defended by them. We are also obligated to advance expenses to officers and directors in advance of the fiscal disposition of any proceeding in connection with which they would be eligible for indemnification. Such rights of indemnification and advancement are not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

In September 2009, we entered into an advancement and indemnification rights agreement with the Sponsors to clarify the priority of advancement and indemnification obligations among us and any of our directors appointed by the Sponsors and other related matters. In addition, we intend to enter into indemnification agreements with our directors and certain of our officers providing for certain advancement and indemnification rights. In the indemnification agreements, we will agree subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the DGCL or by any amendment(s) thereto.

The foregoing summaries are subject to the complete text of our Restated Certificate of Incorporation and Amended and Restated Bylaws and the DGCL and are qualified in their entirety by reference thereto.

We believe that the indemnification provisions in our Restated Certificate of Incorporation and Amended and Restated Bylaws and insurance are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.

Insofar as our provision for indemnification for liabilities arising under the Securities Act to directors, officers or persons controlling us pursuant to the foregoing provisions or any other provisions described in this prospectus may be permitted, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Anti-Takeover Statutes

Certain DGCL provisions may make it more difficult for someone to acquire us through a tender offer, proxy contest or otherwise.

Section 203 of the DGCL, provides that, subject to certain stated exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person. A corporation may not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The effect of these provisions may make a change in control of our business more difficult by delaying, deferring or preventing a tender offer or other takeover attempt that a stockholder might consider in its best interest. This includes attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of the Board of Directors.

Transfer Agent and Registrar

                     is the transfer agent and registrar for our common stock.

Listing

We propose to list our common stock on the New York Stock Exchange under the symbol “TOYS.”

SHARES ELIGIBLE FOR FUTURE SALE

After our 2005 acquisition and prior to this offering, there has not been a public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon the closing of this offering, we will have outstanding an aggregate of approximately              shares of common stock (             shares of common stock if the underwriters exercise their option to purchase additional shares in full). In addition, options to purchase an aggregate of approximately              shares of our common stock will be outstanding as of the closing of this offering. Of these options,              will have vested at or prior to the closing of this offering and approximately              will vest over the next              years. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares acquired by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. Subject to the transfer restrictions contained in the stockholder’s agreement, any remaining outstanding shares of common stock (other than shares issued to non-affiliates pursuant to a Registration Statement on Form S-8, which shares are freely transferable) may be sold under Rule 144, which we summarize below.

Pursuant to Rule 144,              shares will be eligible for sale at various times after the date of this prospectus, subject to transfer restrictions contained in the Stockholders Agreement, and, in the case of our officers, directors and the Sponsors, subject to the lock-up agreements.

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our common stock without restriction. Our affiliates who have beneficially owned shares of our common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which was equal to approximately shares as of , 2010; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Lock-Up Agreements

In connection with this offering, we, our executive officers and directors and the Sponsors have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock, during the period ending 180 days after the date of this prospectus, except with the prior written consent of the representatives of the Underwriters. The Company understands that the representatives of the Underwriters do not have any pre-established conditions to waiving the terms of the lock-up agreements and that the representatives may grant waivers after evaluating the unique facts and circumstances of each individual’s or entity’s request for such a waiver. This agreement does not apply to any existing employee benefit plans.

The 180-day restricted period described in the preceding paragraph will be automatically extended (to the extent that the applicable FINRA and NYSE rules that restrict any underwriter from publishing or distributing a research report in connection with the expiration of such 180-day period remain in effect) if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or announces material news or a material event; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period,

in which case the restrictions described in this paragraph will continue to apply until the expiration of the 180-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. See “Underwriting.”

Registrations on Form S-8

We will file registration statements on Form S-8 under the Securities Act to register shares of common stock issuable under the Management Equity Plan and the 2010 Incentive Plan. As a result, shares issued pursuant to such stock incentive plans, including upon exercise of stock options, will be eligible for resale in the public market without restriction, subject to the Rule 144 limitations applicable to affiliates, the 180-day lock-up period, as applicable, and the Stockholder’s Agreement, as applicable, described above.

As of May 1, 2010, 3,668,414 options (2,307,902 of which were exercisable at May 1, 2010) were outstanding under our Management Equity Plan, and an additional 332,121 shares were reserved for future issuance under our Management Equity Plan, which the Company does not intend to grant after the adoption of the 2010 Incentive Plan. Our Board of Directors and our shareholders approved the increase in the number of shares authorized for issuance under our 2010 Incentive Plan to             , effective upon the closing of this offering.

Registration Rights Agreement

In connection with the 2005 acquisition, we entered into a registration rights agreement with the Sponsors and certain other investors. Pursuant to the agreement, the Sponsors have an unlimited number of registrations rights during the first two years after this offering, if approved by a majority of the Sponsors. In addition, from and after the second anniversary of this offering, each Sponsor may initiate up to three registrations on Form S-1 (the “Long-Form Registrations”) and, if available, an unlimited number of registrations on Form S-2 or S-3 (the “Short-Form Registrations”); provided in each case that the aggregate gross offering price of the registrable securities requested to be registered in any demand registration right must equal at least $50 million in the case of any Long Form Registration and at least $20 million in the case of any Short Form Registration, and provided that a demand registration right shall not count against a Sponsor’s number of Long-Form Registrations specified above unless the Sponsor initiating such registration and its affiliates are able to sell pursuant to such registration at least 80% of the of registrable securities they requested to be included in such registration.

In addition, in the event that we are registering additional shares of common stock for sale to the public, whether on our own behalf or on behalf the Sponsors (as described above) or in connection with a registration on Form S-4 or Form S-8 or any successor or similar form, we are required to give notice of such registration to all holders of registrable securities of our intention to effect such a registration, and such persons have piggyback registration rights providing them the right to have us include the shares of common stock owned by them in any such registration if we have received written requests for inclusion therein within 15 days after the delivery of such notice and subject to the other provisions under the registration rights agreement. In each such event, we are required to pay the registration expenses.

Additionally, pursuant to the Management Stockholders Addendum (as described above), each management stockholder holds certain “piggyback” registration rights allowing the management stockholder to sell along side the Company in underwritten public offerings of common stock subsequent to this offering, subject to certain exceptions.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, financial institution, person subject to the alternative minimum tax, person who has acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes (or investors in such entities)). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If any entity or arrangement treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other applicable taxing jurisdiction, in light of your particular circumstances.

This discussion assumes that a non-U.S. holder will structure its ownership of our common stock so as to not be subject to the newly enacted withholding tax discussed below under “Additional Withholding Requirements.”

Dividends

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. A foreign corporation that receives any such effectively connected dividends may be subject to an additional “branch profits tax” on its earnings and profits attributable to such dividends at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service (the “IRS”).

Gain on Disposition of Common Stock

Any gain realized by a non-U.S. holder on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock and such non-U.S. holder held (at any time during the shorter of the five year period ending on the date of disposition or such holder’s holding period) more than 5% of our common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates, generally in the same manner as if it were a United States person as defined under the Code. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain generally in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain, or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not a “United States real property holding corporation” for United States federal income tax purposes, however, no assurance can be given that we will not become one in the future. If, however, we are or become a “United States real property holding corporation,” so long as our common stock is regularly traded on an established securities market, only a non-U.S. holder who holds or held (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock. Non-U.S. holders should consult their own advisors about the consequences that could result if we are, or become, a “United States real property holding corporation.”

Federal Estate Tax

Our common stock that is held (or treated as held) by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate or other tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) on dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution (whether holding stock for its own account or on behalf of its account holders/investors) unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. Non-U.S. holders should consult their own tax advisors regarding the effect of this newly enacted legislation.

UNDERWRITING

Toys “R” Us. Inc. and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Needham & Company, LLC Mizuho Securities USA Inc.
BMO Capital Markets Corp.
Daiwa Capital Markets America Inc.
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

Paid by the Company	No Exercise	Full Exercise
Per share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company, its executive officers and directors and the Sponsors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. The Company understands that the representatives of the underwriters do not have any pre-established conditions to waiving the terms of any of the lock-up agreements and may grant waivers on a case by case basis after evaluating the unique facts and circumstances of each individual’s or entity’s request for such a waiver. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

After our 2005 acquisition and prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Company’s historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We intend to apply to list the common stock on the New York Stock Exchange under the symbol “TOYS.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $             million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments certain underwriters may be required to make in respect of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters currently serve as agents and/or lenders under certain of our credit facilities, including: for the ABL Facility, Bank of America, N.A. serves as the Administrative Agent, Co-Collateral Agent and as a Domestic Lender, Wells Fargo Retail Finance, LLC serves as a Co-Collateral Agent and as a Domestic Lender, Deutsche Bank AG New York Branch serves as Co-Documentation Agent and as a Domestic Lender, Citibank N.A. serves as a Domestic Lender and Credit Suisse, Cayman Islands Branch serves as a Domestic Lender; for the Secured Credit Facilities, Banc of America Bridge LLC serves as Administrative Agent and as a Lender, Deutsche Bank AG Cayman Islands Branch serves as a Lender, Deutsche Bank Securities Inc. serves as Syndication Agent, Citicorp North America, Inc. serves as Collateral Agent and as a Lender, and Credit Suisse, Cayman Islands Branch serves as Documentation Agent and as a Lender. Certain of our underwriters have served as initial purchasers in connection with offerings of our existing debt securities, including: Banc of America Securities LLC, Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. served as initial purchasers for the TRU Propco I Notes and Banc of America Securities LLC, Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. served as initial purchasers for the TRU Propco II Secured Notes.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer. However, none of the underwriters expect to receive more than 5% of the proceeds of the offering.

Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the

Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

This document as well as any other material relating to the shares which are the subject of the offering contemplated by this Prospectus (the “Shares”) do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The Shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The Shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the Company from time to time.

This document as well as any other material relating to the Shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this Prospectus (the “Shares”) may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP. Certain partners of Simpson Thacher & Bartlett LLP, members of their respective families, related persons and others have an indirect interest, through limited partnerships that are investors in funds affiliated with KKR, in less than 1% of our common stock.

EXPERTS

The consolidated financial statements of Toys “R” Us, Inc. and subsidiaries as of January 30, 2010 and January 31, 2009, and for each of the three fiscal years in the period ended January 30, 2010 and the related financial statement schedule included elsewhere in this prospectus, and the effectiveness of the Company’s internal control over financial reporting as of January 30, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing elsewhere in this prospectus (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include explanatory paragraphs relating to (a) a change in accounting estimate effected by a change in accounting principle related to gift card breakage, (b) a change in accounting method for valuing the merchandise inventories for its domestic segment from the retail inventory method to the weighted average cost method, (c) the adoption of new guidance on the accounting for non-controlling interests and (d) the adoption of new guidance on the accounting for uncertainty in income taxes; and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (Registration No. 333-167172) under the Securities Act with respect to the common stock offered in this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on our corporate web site at http://www.toysrusinc.com. The information we file with the SEC or contained on our corporate web site or any other web site that we may maintain is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

We also intend to provide our shareholders with annual reports containing financial statements audited by our independent auditors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Toys “R” Us, Inc.:

We have audited the accompanying consolidated balance sheets of Toys “R” Us, Inc. and subsidiaries (the “Company”) as of January 30, 2010 and January 31, 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three fiscal years in the period ended January 30, 2010. Our audits also included the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Toys “R” Us, Inc. and subsidiaries as of January 30, 2010 and January 31, 2009, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 30, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements: i) in the fourth quarter of the fiscal year ended January 31, 2009 the Company recognized a change in accounting estimate effected by a change in accounting principle related to gift card breakage and ii) effective February 3, 2008, the Company changed its accounting method for valuing the merchandise inventories for its domestic segment from the retail inventory method to the weighted average cost method.

As discussed in Note 1 to the consolidated financial statements, effective February 1, 2009, the Company adopted new guidance on the accounting for non-controlling interests. As discussed in Note 1 to the consolidated financial statements, effective February 4, 2007, the Company adopted new guidance on the accounting for uncertainty in income taxes.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 30, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 24, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/    Deloitte & Touche LLP

New York, New York

March 24, 2010 (May 27, 2010 as to earnings per share data as described in Note 1 and the subsequent events described in Note 2, Note 15 and Note 19)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Toys “R” Us, Inc.:

We have audited the internal control over financial reporting of Toys “R” Us, Inc. and subsidiaries (the “Company”) as of January 30, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 30, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended January 30, 2010 of the Company and our report dated March 24, 2010 (May 27, 2010 as to earnings per share data as described in Note 1 and the subsequent events described in Note 2, Note 15 and Note 19) expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the Company’s adoption of new guidance on the accounting for non-controlling interests.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2010

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Securities Exchange Act Rule 13a-15(f). Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with U.S. Generally Accepted Accounting Principles.

Under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, we conducted an assessment of the design and effectiveness of our internal control over financial reporting as of the end of the fiscal year covered by this report based on the framework issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission in Internal Control—Integrated Framework.

Based on this assessment, management concluded that, as of January 30, 2010, the Company’s internal control over financial reporting was effective.

Deloitte & Touche LLP, an independent registered public accounting firm which has audited and reported on the financial statements contained herein, has issued its written attestation report on the Company’s internal control over financial reporting which is included herein.

Toys “R” Us, Inc. and Subsidiaries

Consolidated Statements of Operations

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions except per share data)
Net sales	$13,568	$13,724	$13,794
Cost of sales	8,790	8,976	8,987

Gross margin	4,778	4,748	4,807

Selling, general and administrative expenses	3,730	3,856	3,801
Depreciation and amortization	376	399	394
Other income, net	(112)	(128)	(84)

Total operating expenses	3,994	4,127	4,111

Operating earnings	784	621	696
Interest expense	(447)	(419)	(503)
Interest income	7	16	27

Earnings before income taxes	344	218	220
Income tax expense	40	7	65

Net earnings	304	211	155
Less: Net (loss) earnings attributable to noncontrolling interest	(8)	(7)	2

Net earnings attributable to Toys “R” Us, Inc.	$312	$218	$153

Earnings per common share attributable to Toys “R” Us, Inc.:
Basic (Note 1)	$6.37	$4.45	$3.13
Diluted (Note 1)	6.33	4.43	3.11

See Notes to the Consolidated Financial Statements.

Toys “R” Us, Inc. and Subsidiaries

Consolidated Balance Sheets

	January 30, 2010	January 31, 2009
	(In millions - except share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$1,126	$783
Accounts and other receivables	202	251
Merchandise inventories	1,810	1,781
Current deferred tax assets	102	84
Prepaid expenses and other current assets	144	124

Total current assets	3,384	3,023
Property and equipment, net	4,084	4,187
Goodwill, net	382	380
Deferred tax assets	181	180
Restricted cash	44	193
Other assets	502	448

	$8,577	$8,411

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,680	$1,505
Accrued expenses and other current liabilities	851	754
Income taxes payable	72	49
Current portion of long-term debt	162	98

Total current liabilities	2,765	2,406
Long-term debt	5,034	5,447
Deferred tax liabilities	63	78
Deferred rent liabilities	275	260
Other non-current liabilities	323	372
Stockholders’ Equity (Deficit):
Common stock (par value $0.001 and $0.001; shares authorized 55,000,000 and 55,000,000; shares issued and outstanding 48,951,836 and 48,965,402 at January 30, 2010 and January 31, 2009, respectively)	—	—
Treasury stock	(7)	—
Additional paid-in capital	25	19
Retained Earnings (accumulated deficit)	112	(200)
Accumulated other comprehensive loss	(45)	(93)

Toys “R” Us, Inc. stockholders’ equity (deficit)	85	(274)
Noncontrolling interest	32	122

Total stockholders’ equity (deficit)	117	(152)

	$8,577	$8,411

See Notes to the Consolidated Financial Statements.

Toys “R” Us, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)
Cash Flows from Operating Activities:
Net earnings	$304	$211	$155
Adjustments to reconcile earnings to net cash provided by operating activities:
Depreciation and amortization	376	399	394
Amortization and write-off of debt issuance costs	54	34	31
Net gains on sales of properties	(6)	(5)	(33)
Deferred income taxes	(15)	64	(115)
Non-cash portion of restructuring, other charges and impairments	20	52	20
Other	(17)	12	10
Changes in operating assets and liabilities:
Accounts and other receivables	32	25	(13)
Merchandise inventories	47	106	(220)
Prepaid expenses and other operating assets	10	27	21
Accounts payable, accrued expenses and other liabilities	226	(306)	169
Income taxes payable and receivable	(17)	(94)	108

Net cash provided by operating activities	1,014	525	527

Cash Flows from Investing Activities:
Capital expenditures	(192)	(395)	(326)
Sale (purchase) of short-term investments	—	167	(168)
Decrease (increase) in restricted cash	150	(64)	17
Proceeds from sales of fixed assets	19	33	61
Acquisitions	(14)	—	—

Net cash used in investing activities	(37)	(259)	(416)

Cash Flows from Financing Activities:
Long-term debt borrowings	3,907	1,123	906
Short-term debt borrowings	73	156	232
Long-term debt repayment	(4,354)	(1,294)	(1,020)
Short-term debt repayment	(75)	(166)	(268)
Capitalized debt issuance costs	(110)	(6)	—
Purchase of Toys–Japan shares	(66)	(34)	—
Other	(1)	(2)	(2)

Net cash used in financing activities	(626)	(223)	(152)

Effect of exchange rate changes on cash and cash equivalents	(8)	(11)	27

Cash and cash equivalents:
Net increase (decrease) during period	343	32	(14)
Cash and cash equivalents at beginning of period	783	751	765

Cash and cash equivalents at end of period	$1,126	$783	$751

Supplemental Disclosures of Cash Flow Information:
Income taxes paid, net of refunds	$42	$146	$72
Interest paid	$357	$352	$444

See Notes to the Consolidated Financial Statements.

Toys “R” Us, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)

	Toys “R” Us, Inc. Stockholder
	Common Stock(1)	In Treasury(1)	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Total Retained Earnings (Accumulated Deficit)	Toys “R” Us, Inc. Stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Stockholders’ Equity (Deficit)
	Issued Shares	Amount
	(In millions)
Balance, February 3, 2007	49	$—	$5	$(95)	$(584)	$(674)	$134	$(540)
Net earnings for the period	—	—	—	—	153	153	2	155
Foreign currency translation adjustments, net of tax	—	—	—	121	—	121	18	139
Unrealized loss on hedged transactions, net of tax	—	—	—	(3)	—	(3)	—	(3)

Total comprehensive income						271	20	291
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(9)	(9)	—	(9)
Cumulative effect of adoption of FIN 48	—	—	—	—	21	21	—	21
Effect of adoption of SFAS 158, net of tax	—	—	—	(3)	—	(3)	—	(3)
Dividends paid	—	—	—	—	—	—	(1)	(1)
Stock compensation expense	—	—	6	—		6	—	6

Balance, February 2, 2008	49	$—	$11	$20	$(419)	$(388)	$153	$(235)

Net earnings (loss) for the period	—	$—	$—	$—	$218	$218	$(7)	$211
Foreign currency translation adjustments, net of tax	—	—	—	(56)	—	(56)	16	(40)
Unrealized loss on hedged transactions, net of tax	—	—	—	(21)	—	(21)	—	(21)
Unrealized actuarial gain, net of tax	—	—	—	3	—	3	(1)	2
Foreign currency effect on liquidation of foreign subsidiary	—	—	—	(39)	—	(39)	—	(39)

Total comprehensive income						105	8	113
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	1	1	—	1
Acquisition of 14.35% of Toys–Japan shares	—	—	—	—	—	—	(37)	(37)
Dividends paid	—	—	—	—	—	—	(2)	(2)
Stock compensation expense	—	—	8	—	—	8	—	8

Balance, January 31, 2009	49	$—	$19	$(93)	$(200)	$(274)	$122	$(152)

Toys “R” Us, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Deficit)—(Continued)

	Toys “R” Us, Inc. Stockholder
	Common Stock(1)	In Treasury(1)	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Total Retained Earnings (Accumulated Deficit)	Toys “R” Us, Inc. Stockholders’ Equity (Deficit)	Noncontrolling Interest	Total Stockholders’ Equity (Deficit)
	Issued Shares	Amount
	(In millions)
Net earnings (loss) for the period	—	$—	$—	$—	$312	$312	$(8)	$304
Foreign currency translation adjustments, net of tax	—	—	—	19	—	19	—	19
Unrealized gain on hedged transactions, net of tax	—	—	—	10	—	10	—	10
Unrealized actuarial loss, net of tax	—	—	—	(1)	—	(1)	—	(1)

Total comprehensive income						340	(8)	332
Acquisition of 28.12% of Toys–Japan shares	—	—	(4)	20	—	16	(82)	(66)
Stock compensation expense	—	—	4	—	—	4	—	4
Repurchase of common stock	—	(8)	—	—	—	(8)	—	(8)
Issuance of common stock	—	1	6	—	—	7	—	7

Balance, January 30, 2010	49	$(7)	$25	$(45)	$112	$85	$32	$117

(1)	For all periods presented, the amount of Common Stock issued is less than $1 million. The number of Common Stock shares in treasury is also less than 1 million.

See Notes to the Consolidated Financial Statements.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us, Inc., and its consolidated subsidiaries, except as expressly indicated or unless the context otherwise requires. We are the leading global specialty retailer of toys and juvenile products, and the only specialty toy and juvenile products retailer that operates on a national scale in the United States. We sell a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through our retail locations and the Internet. Our brand names are highly recognized in North America, Europe and Asia, and our expertise in the specialty toy and juvenile retail space, our broad range of product offerings, our substantial scale and geographic footprint and our strong vendor relationships account for our market-leading position and distinguish us from the competition. As of January 30, 2010, we operated 849 stores in 49 states in the United States and Puerto Rico, and owned, licensed or franchised 717 retail stores in 33 countries outside the United States.

Our retail business began in 1948 when founder Charles Lazarus opened a baby furniture store, Children’s Bargain Town, in Washington, D.C. The Toys “R” Us name made its debut in 1957. By 1978, the year Toys “R” Us went public, the chain had grown to 72 stores, concentrated in the Northeast section of the United States. The Babies “R” Us brand was established in 1996, further solidifying the Company’s reputation as a leading consumer destination for toys and juvenile products.

On July 21, 2005, we were acquired through a $6.6 billion merger (the “Merger”) by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC (“Bain”), Kohlberg Kravis Roberts & Co., L.P. (“KKR”), and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”), along with a fourth investor, GB Holdings I, LLC, an affiliate of Gordon Brothers, a consulting firm that is independent from and unaffiliated with the Sponsors and management.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31 of each calendar year. Unless otherwise stated, references to years in this report relate to the fiscal years below:

Fiscal Year	Number of Weeks	Ended
2009	52	January 30, 2010
2008	52	January 31, 2009
2007	52	February 2, 2008

Financial Accounting Standards Board Accounting Standards Codification

The Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. Accordingly, as of August 2, 2009, we have implemented the ASC structure required by the FASB and any references to guidance issued by the FASB in these footnotes are to the ASC. The ASC does not change how we account for our transactions or the nature of the related disclosures made.

Basis of Presentation

On February 1, 2009, we adopted the amendment to ASC Topic 810, “Consolidation” (“ASC 810”). The amendment requires a company to clearly identify and present ownership interests in

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

subsidiaries held by parties other than the company in the consolidated financial statements within the equity section but separate from the company’s equity. This guidance also requires the amount of consolidated net earnings attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. The presentation and disclosure requirements of ASC 810 were applied retrospectively.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all inter-company balances and transactions.

Variable Interest Entities

ASC 810 requires the consolidation of entities that are controlled by a company through interests other than voting interests. Under the requirements of this topic, an entity that maintains a majority of the risks or rewards associated with VIEs is viewed to be effectively in the same position as the parent in a parent-subsidiary relationship.

We evaluate our lending vehicles, including our commercial mortgage-backed securities, structured loans and any joint venture interests to determine whether we are the primary beneficiary of a VIE. The primary beneficiary will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of holding a VIE.

During fiscal 2008, we terminated the secured borrowing arrangement with KK Funding Corporation (“KKFC”), which we had previously identified and consolidated as a VIE during fiscal 2007 in accordance with ASC 810. During fiscal 2006, we identified Vanwall Finance PLC (“Vanwall”) as a VIE and concluded that in accordance with ASC 810, Vanwall should not be consolidated. As of January 30, 2010, the Company has not identified any subsequent changes to Vanwall’s governing documents or contractual arrangements that would change the characteristics or adequacy of the entity’s equity investment at risk in accordance with ASC 810 reconsideration guidance. In February 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-10, “Consolidation (Topic 810): Amendments for Certain Investment Funds” (“ASU 2010-10”). This ASU is effective as of fiscal 2010. We are currently reassessing Vanwall in accordance with ASU 2010-10. For further details, refer to Note 2 entitled “LONG-TERM DEBT.”

Use of Estimates

The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Reclassifications of Previously Issued Financial Statements

We have decreased Net cash used in investing activities and increased Net cash used in financing activities by $34 million for the period ended January 31, 2009 to restate the June 10, 2008 tender offer to purchase additional shares in Toys “R” Us – Japan, Ltd. (“Toys–Japan”) that were previously presented as an investing activity rather than as a financing activity. These changes were made pursuant to our adoption of and retrospective application of ASC 810 and had no effect on our previously reported Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Stockholders’ Equity (Deficit).

In fiscal 2009, we reclassified $5 million and $33 million of Net gains on sales of properties related to fiscal year 2008 and 2007, respectively, into Other income, net on our Consolidated Statements of Operations. This change had no effect on our previously reported Consolidated Statements of Operations.

We have reclassified $93 million from Accrued expenses and other current liabilities to Accounts payable on our Consolidated Balance Sheet at January 31, 2009. This reclassification was made to reflect non-merchandise accounts payable within Accounts payable. This change had no effect on our previously reported Consolidated Statements of Operations, Consolidated Statements of Cash Flows and Consolidated Statements of Stockholders’ Equity (Deficit).

On June 10, 2008, our Former Parent transferred all of its assets and liabilities to us in exchange for us issuing 48,955,808 shares of our Post-Reorganization Stock. This reorganization has been reflected in these financial statements as if it had occurred as of the earliest period presented. See Note 20 entitled “REORGANIZATION” for further details.

Cash and Cash Equivalents

We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents. Book cash overdrafts are reclassified to accounts payable.

Restricted Cash

Restricted cash represents collateral and other cash that is restricted from withdrawal. As of January 30, 2010 and January 31, 2009, we had restricted cash of $44 million and $193 million, respectively. Such restricted cash primarily serves as collateral for certain property financings we entered into during fiscal 2005 and 2006, and interest rate swaps entered into during fiscal 2008. The decrease in restricted cash compared to fiscal 2008 is primarily the result of the repayment of our unsecured credit agreement and our secured real estate loans. Refer to Note 2 entitled “LONG-TERM DEBT” for further details.

Accounts and Other Receivables

Accounts and other receivables consist primarily of receivables from vendor allowances and consumer credit card and debit card transactions.

Merchandise Inventories

We value our merchandise inventories at the lower of cost or market, as determined by the weighted average cost method. Cost of sales represents the weighted average cost of the individual items sold and is affected by adjustments to reflect current market conditions, merchandise allowances

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

from vendors, estimated inventory shortages and estimated losses from obsolete and slow-moving inventory. We changed our method of accounting for inventory from the retail inventory method to the weighted average cost method for our Domestic segment as of February 3, 2008.

Property and Equipment, Net

We record property and equipment at cost. Leasehold improvements represent capital improvements made to our leased properties. We record depreciation and amortization using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable.

We capitalize interest for new store construction-in-progress in accordance with ASC Topic 835, “Interest”. Capitalized interest amounts are immaterial.

Asset Retirement Obligations

We account for asset retirement obligations (“ARO”) in accordance with ASC Topic 410, “Asset Retirement and Environmental Obligations” (“ASC 410”), which require us to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a legal obligation to incur such costs. We recognize a liability for asset retirement obligations, capitalize asset retirement costs and amortize these costs over the life of the assets. As of January 30, 2010 and January 31, 2009, we had approximately $61 million and $56 million, respectively, recorded for ARO.

Goodwill, Net

Details on goodwill by segment are as follows:

	January 30, 2010	January 31, 2009
	(In millions)
Domestic	$361	$359
International	21	21

Total	$382	$380

On May 28, 2009, we acquired certain assets and liabilities of FAO Schwarz which resulted in $2 million of goodwill. Refer to Note 18 entitled “ACQUISITIONS” for further details.

On June 10, 2008, we purchased an additional 14% of Toys–Japan common stock. As a result of this purchase, the acquired assets and assumed liabilities were adjusted to their fair values and resulted in additional goodwill of $11 million recorded and assigned to the Toys–Japan operations of our International reporting segment in fiscal 2008. On November 10, 2009, we purchased an additional 28% of Toys–Japan common stock. This purchase did not impact goodwill. Refer to Note 19 entitled “TOYS–JAPAN SHARE ACQUISITION” for further details.

Goodwill is evaluated for impairment annually or whenever we identify certain triggering events that may indicate impairment, in accordance with the provisions of ASC Topic 350, “Intangibles—Goodwill and Other” (“ASC 350”). We test goodwill for impairment by comparing the fair values and carrying values of our reporting units.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

We estimated the fair values of our reporting units on the first day of the fourth quarter of each year, which for fiscal 2009 was November 1, 2009, using the market multiples approach and the discounted cash flow analysis approach. Based on our estimates of our reporting units’ fair values at November 1, 2009, we determined that none of the goodwill associated with our reporting units was impaired.

Debt Issuance Costs

We defer debt issuance costs, which are classified as non-current other assets, and amortize the costs into Interest expense over the term of the related debt facility. Unamortized amounts at January 30, 2010 and January 31, 2009 were $145 million and $82 million, respectively. Deferred financing fees amortized to Interest expense for fiscals 2009, 2008 and 2007 were $54 million, $34 million and $31 million, respectively, which is inclusive of accelerated amortization due to certain debt repayments.

Insurance Risks

We self-insure a substantial portion of our workers’ compensation, general liability, auto liability, property, medical, prescription drug and dental insurance risks, in addition to maintaining third party insurance coverage. Provisions for losses related to self-insured risks are based upon actuarial techniques and estimates for incurred but not reported claims. We record the liability for workers’ compensation on a discounted basis. We also maintain insurance coverage above retention amounts of $15 million for employment practices liability, $8 million for catastrophic events, $5 million for property, $4 million for auto liability and a minimum of approximately $1 million for workers’ compensation to limit the exposure related to such risks. The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. As of January 30, 2010 and January 31, 2009, we had approximately $93 million and $103 million, respectively, of reserves for self-insurance risk which have been included in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets.

Commitments and Contingencies

We are subject to various claims and contingencies related to lawsuits and commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For additional information on our commitments and contingencies, refer to Note 16 entitled “COMMITMENTS AND CONTINGENCIES.”

Leases

We lease store locations, distribution centers, equipment and land used in our operations. We account for our leases under the provisions of ASC Topic 840, “Leases” (“ASC 840”), which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital lease are included in Property and equipment, net. As of January 30, 2010 and January 31, 2009, accumulated depreciation related to capital leases for property and equipment was $49 million and $44 million, respectively.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

assured. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 9 entitled “LEASES” for further details.

Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as a deferred rent liability or asset. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $284 million and $268 million at January 30, 2010 and January 31, 2009, respectively, of which $9 million and $8 million are recorded in Accrued expenses and other current liabilities, respectively. Landlord incentives and abatements are included in Deferred rent liabilities and amortized over the term of the lease.

Financial Instruments

We enter into foreign exchange forward contracts to minimize the risk associated with currency fluctuations relating to our foreign subsidiaries. We also enter into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”), and record the fair values of these instruments within our Consolidated Balance Sheets as Other assets and liabilities. ASC 815 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. We record the changes in fair value of derivative instruments, which do not qualify and therefore are not designated for hedge accounting, in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:

•

For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in other comprehensive (loss) income and subsequently recorded in Interest expense in the Consolidated Statements of Operations at the time the hedged item affects earnings.

•

For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense in the Consolidated Statements of Operations.

Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 30, 2010 and January 31, 2009.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Revenue Recognition

We generally recognize sales, net of customer coupons and other sales incentives, at the time the customer takes possession of merchandise, either at the point of sale in our stores or at the time the customer receives shipment for products purchased from our websites. We recognize the sale from lay-away transactions when our customer satisfies all payment obligations and takes possession of the merchandise. We record sales net of sales, use and value added taxes.

Other revenues of $79 million, $93 million and $83 million for fiscals 2009, 2008 and 2007, respectively, are included in Net sales. Other revenues consist of shipping, licensing and franchising fees, warranty and consignment income and non-core product related revenue.

Reserve for Sales Returns

We reserve amounts for sales returns for estimated product returns by our customers based on historical return experience, changes in customer demand, known returns we have not received, and other assumptions. The balances of our reserve for sales returns were $9 million and $8 million at January 30, 2010 and January 31, 2009, respectively.

Cost of Sales and SG&A Expenses

The following table illustrates costs associated with each expense category:

“Cost of sales”	“SG&A”
• merchandise acquired from vendors;	• store payroll and related payroll benefits;

• freight in;	• rent and other store operating expenses;

• provision for excess and obsolete inventories;	• advertising and promotional expenses;

• shipping costs; • provision for inventory shortages; and • credits and allowances from our merchandise vendors.	• costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores; • restructuring charges; and
• other corporate-related expenses.

Credits and Allowances Received from Vendors

We receive credits and allowances that are related to formal agreements negotiated with our vendors. These credits and allowances are predominantly for cooperative advertising, promotions and volume related purchases. We treat credits and allowances, including cooperative advertising allowances, as a reduction of product cost in accordance with the provisions of ASC Topic 605, “Revenue Recognition” (“ASC 605”), since such funds are not a reimbursement of specific, incremental, identifiable costs incurred by us in selling the vendors’ products.

In addition, we record sales net of in-store coupons that are redeemed, in accordance with ASC 605.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Advertising Costs

Gross advertising costs are recognized in SG&A at the point of first broadcast or distribution and were $428 million, $453 million and $412 million in fiscals 2009, 2008 and 2007, respectively.

Pre-opening Costs

The cost of start-up activities, including organization costs, related to new store openings are expensed as incurred.

Costs of Computer Software

We capitalize certain costs associated with computer software developed or obtained for internal use in accordance with the provisions of ASC 350. We capitalize those costs from the acquisition of external materials and services associated with developing or obtaining internal use computer software. We capitalize certain payroll costs for employees that are directly associated with internal use computer software projects once specific criteria of ASC 350 are met. We expense those costs that are associated with preliminary stage activities, training, maintenance, and all other post-implementation stage activities as they are incurred. We amortize all costs capitalized in connection with internal use computer software projects on a straight-line basis over a useful life of five years, beginning when the software is ready for its intended use. We amortized computer software costs of $25 million for fiscal 2009, and $32 million for each of fiscals 2008 and 2007, respectively.

Other Income, net

Other income, net includes the following:

	Fiscal Years Ended
	Fiscal 2009	Fiscal 2008	Fiscal 2007
	(In millions)
Gain on litigation settlement	$(51)	$—	$—
Credit card program income	(31)	(35)	(39)
Gift card breakage income	(20)	(78)	(17)
Net gains on sales of properties	(6)	(5)	(33)
Impairment of long-lived assets	7	33	13
Gain on liquidation of a foreign subsidiary	—	(39)	—
Other(1)	(11)	(4)	(8)

Total	$(112)	$(128)	$(84)

(1)	Includes fixed asset write-offs, gains and losses resulting from foreign currency translation related to operations and other miscellaneous income and expense charges.

Gain on Litigation Settlement

In fiscal 2009, we recognized a $51 million gain related to the litigation settlement with Amazon.com (“Amazon”) which was recorded in Other income, net. Refer to Note 15 entitled “LITIGATION AND LEGAL PROCEEDINGS” for further information.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Credit Card Program

We currently operate under a Credit Card Program agreement (the “Agreement”) with a third-party credit lender to offer co-branded and private label credit cards to our customers, which expires in June 2012. The credit lender provides financing for our customers to purchase merchandise at our stores and other businesses and funds and administrates the customer loyalty program for credit card holders. We received an up-front incentive payment for entering into the Agreement, which is deferred and is being amortized ratably over the life of the Agreement. In addition, we receive bounty fees for credit card activations and royalties on the co-branded and private label credit cards. Bounty fees are recognized ratably over the life of the contract based upon our expected performance. Royalties are recognized when earned and realizable.

During fiscals 2009, 2008 and 2007, we recognized $31 million, $35 million and $39 million of other income, respectively, relating to the credit card program. At January 30, 2010 and January 31, 2009, a total of $7 million and $16 million of deferred credit card income, respectively, is included in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets. Partially offsetting the income from the credit card program are costs incurred to generate the income such as sales discounts (included as a reduction of Net sales) provided to customers upon activation.

Gift Cards and Breakage

We sell gift cards to customers in our retail stores, through our websites and through third parties and, in certain cases, provide gift cards for returned merchandise and in connection with promotions. We recognize income from gift card sales when the customer redeems the gift card, as well as an estimated amount of unredeemed liabilities (“breakage”). Gift card breakage is recognized proportionately, utilizing management estimates and assumptions based on actual redemptions, the estimated useful life of the gift card and an estimated breakage rate of unredeemed liabilities. Our estimated gift card breakage represents the remaining unused portion of the gift card liability for which the likelihood of redemption is remote and for which we have determined that we do not have a legal obligation to remit the value to the relevant jurisdictions. Income related to customer gift card redemption is included in Net sales, whereas income related to gift card breakage is recorded in Other income, net in our Consolidated Financial Statements.

Prior to the fourth quarter of fiscal 2008, the Company recognized breakage income when gift card redemptions were deemed remote and the Company determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction (“Cliff Method”), based on historical information. At the end of the fourth quarter of fiscal 2008, the Company concluded it had accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow management to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, the Company changed its method for recording gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards (“Redemption Method”). As a result, the cumulative catch up adjustment recorded in fiscal 2008 resulted in an additional $59 million of gift card breakage income. In addition, we recognized $20 million, $19 million and $17 million of gift card breakage income in fiscals 2009, 2008 and 2007, respectively.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Net Gains on Sales of Properties

Net gains on sales of properties were $6 million, $5 million and $33 million for fiscals 2009, 2008 and 2007, respectively. Refer to Note 5 entitled “PROPERTY AND EQUIPMENT” for further information.

Impairment of Long-Lived Assets and Costs Associated with Exit Activities

We evaluate the carrying value of all long-lived assets, which include property, equipment and finite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment” (“ASC 360”). If a long-lived asset is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and fair value. This evaluation requires management to make judgments relating to future cash flows, growth rates, and economic and market conditions. These evaluations are based on determining the fair value of an asset using a valuation method such as discounted cash flow or a relative, market-based approach.

During fiscals 2009, 2008 and 2007, we recorded total impairment losses of $7 million, $33 million and $13 million, respectively. Impairment losses are recorded in Other income, net within our Consolidated Statement of Operations. These impairments were primarily due to the identification of underperforming stores, the relocation of certain stores and a decrease in real estate market values. In the future, we plan to relocate additional stores and may incur additional asset impairments.

For any store closing where a lease obligation still exists, we record the estimated future liability associated with the rental obligation less any estimated sublease income on the date the store is closed in accordance with ASC Topic 420, “Exit or Disposal Cost Obligations.” Refer to Note 10 entitled “RESTRUCTURING AND OTHER CHARGES” for charges related to restructuring initiatives.

Gain on Liquidation of a Foreign Subsidiary

In fiscal 2008, the operations of TRU (HK) Limited, our wholly-owned subsidiary, were substantially liquidated. As a result, we recognized a $39 million gain representing a cumulative translation adjustment, in accordance with ASC Topic 830, “Foreign Currency Matters.” The gain is included in Other income, net in our Consolidated Statements of Operations and as Foreign currency effect on liquidation of foreign subsidiary in our Consolidated Statement of Stockholders’ Equity (Deficit).

Foreign Currency Translation

The functional currencies of our foreign subsidiaries are as follows:

•	Australian dollar for our subsidiary in Australia;

•	British pound sterling for our subsidiary in the United Kingdom;

•	Canadian dollar for our subsidiary in Canada;

•	Euro for subsidiaries in Austria, France, Germany, Spain and Portugal;

•	Japanese yen for our subsidiary in Japan; and

•	Swiss franc for our subsidiary in Switzerland.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated using the average exchange rates during the applicable reporting period. The resulting translation adjustments are recorded in Accumulated other comprehensive (loss) income within Stockholders’ Equity (Deficit).

Gains and losses resulting from foreign currency transactions related to operations have been immaterial and are included in Other income, net. Foreign currency transactions related to short-term, cross-currency intercompany loans amounted to a gain of $28 million, a loss of $38 million and a gain of $14 million for fiscals 2009, 2008 and 2007, respectively. Such amounts were included in Interest expense.

We economically hedge these short-term, cross-currency intercompany loans with foreign currency forward contracts. These derivative contracts were not designated as hedges under ASC 815 and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense. For fiscals 2009, 2008 and 2007 we recorded a loss of $28 million, a gain of $38 million and a loss of $14 million, respectively. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

Income Taxes

Income taxes are accounted for in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Under ASC 740, deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the Consolidated Financial Statements. Our effective tax rate in a given financial statement period may be materially impacted by changes in the mix and level of earnings by taxing jurisdiction.

At any one time, our tax returns for many tax years are subject to examination by U.S. Federal, state and non-U.S. taxing jurisdictions. We establish tax liabilities in accordance with ASC 740. The provisions of ASC 740 clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribe a recognition threshold and measurement attributes for income tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized in the financial statements unless it is more-likely-than-not to be sustained. We adjust these tax liabilities, as well as the related interest and penalties, based on the latest facts and circumstances, including recently published rulings, court cases, and outcomes of tax audits. To the extent our actual tax liability differs from our established tax liabilities for unrecognized tax benefits, our effective tax rate may be materially impacted.

At January 30, 2010 and January 31, 2009, we reported unrecognized tax benefits in Accrued expenses and other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets. These tax liabilities do not include a portion of our unrecognized tax benefits, which have been recorded as a reduction of Deferred tax assets related to net operating losses. For further information, refer to Note 11 entitled “INCOME TAXES.”

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Stock-Based Compensation

Under the provisions of ASC Topic 718, “Compensation—Stock Compensation” (“ASC 718”), stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. We have applied ASC 718 to new awards and to awards modified, repurchased or cancelled since January 29, 2006. We continue to account for any portion of awards outstanding at January 29, 2006 that has not been modified, repurchased or cancelled using the provisions of Accounting Principles Board Opinion 25. For further information refer to Note 7 entitled “STOCK-BASED COMPENSATION.”

Earnings per share

Earnings per share is computed as follows (in millions except for share data):

	Fiscal 2009
	Net Earnings Attributable to Toys “R” Us, Inc.	Weighted Average Shares	Per Share Amount
Basic earnings per share	$312	48,962,152	$6.37
Effect of dilutive share-based awards		342,811

Diluted earnings per share	$312	49,304,963	$6.33

	Fiscal 2008
	Net Earnings Attributable to Toys “R” Us, Inc.	Weighted Average Shares	Per Share Amount
Basic earnings per share	$218	48,936,391	$4.45
Effect of dilutive share-based awards		290,030

Diluted earnings per share	$218	49,226,421	$4.43

	Fiscal 2007
	Net Earnings Attributable to Toys “R” Us, Inc.	Weighted Average Shares	Per Share Amount
Basic earnings per share	$153	48,829,385	$3.13
Effect of dilutive share-based awards		357,475

Diluted earnings per share	$153	49,186,860	$3.11

Basic earnings per share was computed by dividing net earnings attributable to Toys “R” Us, Inc. by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share was determined based on the dilutive effect of share-based awards using the treasury stock method.

Options to purchase shares of common stock that were outstanding and restricted stock that were unvested at the end of the respective periods, but were not included in the computation of diluted earnings per share because the effect of exercising or converting such awards into common stock would be antidilutive were 1.6 million, 0.3 million and 0.8 million in 2009, 2008 and 2007, respectively.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

NOTE 2—LONG-TERM DEBT

A summary of the Company’s Long-term debt as well as the effective interest rates on our outstanding variable rate debt as of January 30, 2010 and January 31, 2009, respectively, is outlined in the table below:

	January 30, 2010	January 31, 2009
	(In millions)
Unsecured credit agreement, due December 8, 2009 (6.14%)(1)	$—	$1,300
Secured real estate loan, due August 9, 2010 (1.64%)(2)	—	800
Toys–Japan committed credit lines due fiscal 2011	—	18
$2.1 billion secured revolving credit facility, expires fiscal 2010-2012(3)	—	—
Toys–Japan 1.20%-2.85% loans due fiscals 2010-2014	172	171
7.625% notes, due fiscal 2011(4)	507	512
Secured term loan facility, due fiscal 2012 (7.39% and 4.58%)(3)	798	797
Unsecured credit facility, due fiscal 2012 (8.14% and 5.33%)(3)	180	180
French real estate credit facility, due fiscal 2012 (4.51% and 4.51%)	86	81
Spanish real estate credit facility, due fiscal 2012 (4.51% and 4.51%)	180	168
European and Australian asset-based revolving credit facility expires fiscal 2012(5)	—	—
U.K. real estate senior credit facility, due fiscal 2013 (5.02% and 5.02%)	562	514
U.K. real estate junior credit facility, due fiscal 2013 (6.84% and 6.84%)	99	91
7.875% senior notes, due fiscal 2013(4)	395	393
10.750% senior notes, due fiscal 2017(6)	926	—
8.500% senior secured notes, due fiscal 2017(7)	715	—
7.375% senior notes, due fiscal 2018(4)	406	406
8.750% debentures, due fiscal 2021(8)	22	22
Finance obligations associated with capital projects	101	37
Capital lease obligations	47	55

	5,196	5,545
Less current portion(9)	162	98

Total Long-term debt(10)	$5,034	$5,447

(1)	On July 9, 2009, we repaid the outstanding loan balance of $1,267 million plus accrued interest and fees.
(2)	On November 20, 2009, we repaid the outstanding loan balance of $800 million plus accrued interest and fees.
(3)	Represents obligations of Toys “R” Us – Delaware, Inc. (“Toys–Delaware”).
(4)	Represents obligations of Toys “R” Us, Inc. legal entity. For further details on parent company information, refer to Schedule I — Parent Company Condensed Financial Statements and Notes to the Condensed Financial Statements.
(5)	On October 15, 2009 we repaid and terminated the multicurrency revolving credit facility in conjunction with the establishment of the European and Australian secured revolving credit facility (the “European ABL”).
(6)	Represents obligations of Toys “R” Us Property Company I, LLC (“TRU Propco I”) and its subsidiaries.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(7)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”).
(8)	Represents obligations of Toys “R” Us, Inc. and Toys–Delaware, Inc.
(9)	Current portion of Long-term debt as of January 30, 2010 and January 31, 2009 is primarily comprised of $127 million in Toys–Japan bank loans maturing on January 17, 2011 and $65 million of payments made on the $1,267 million unsecured credit agreement, respectively.
(10)	We maintain derivative instruments on certain of our long-term debt, which impact our effective interest rates. Refer to Note 3 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

As of January 30, 2010, we had total indebtedness of $5,196 million, of which $2,588 million was secured indebtedness. Toys “R” Us, Inc. is a holding company and conducts its operations through its subsidiaries, certain of which have incurred their own indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ abilities to:

•	incur additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $709 million as of January 30, 2010. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

Due to the deterioration in the credit markets, some financial institutions have reduced and, in certain cases, ceased to provide funding to borrowers. We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently we have funds available to finance our operations under our $2.1 billion secured revolving credit facility through May 2012, our European ABL through October 2012 and our Toys–Japan unsecured credit lines through March 2011. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The total fair values of our Long-term debt, with carrying values of $5.2 billion and $5.5 billion at January 30, 2010 and January 31, 2009, were $4.8 billion and $2.9 billion, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

The annual maturities of our Long-term debt, including current portions, at January 30, 2010 are as follows:

Annual Maturities
(In millions)
2010	$162
2011	542
2012	1,260
2013	1,055
2014	5
2015 and subsequent	2,172

Total	$5,196

$2.1 billion secured revolving credit facility, expires fiscal 2010-2012 ($0 at January 30, 2010)

On June 24, 2009, Toys–Delaware and certain of its subsidiaries amended and restated the credit agreement for their $2.0 billion five-year secured revolving credit facility in order to extend the maturity date of a portion of the facility and amend certain other provisions. The facility as amended provides for a bifurcation of the prior facility into a $517 million tranche maturing on July 21, 2010, continuing to bear a tiered floating interest rate of LIBOR plus a margin of between 1.00%—2.00% depending on availability and a $1,526 million tranche maturing on May 21, 2012 and bearing a tiered floating interest rate of LIBOR plus a margin of 3.75%—4.25% depending on usage. We capitalized approximately $51 million in additional deferred financing fees associated with the amended and restated credit agreement. On November 13, 2009, we partially exercised the accordion feature of the secured revolving credit facility, increasing the credit available, subject to borrowing base restrictions, from $2,043 million to $2,148 million.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of Toys–Delaware, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict Toys–Delaware’s ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The secured revolving credit facility, as amended pursuant to the amended and restated credit agreement, requires Toys–Delaware to maintain “capped” availability at all times (except during the holiday period) of no less than the greater of (x) $125 million or (y) 12.5% of the “line cap” (which is the lesser of the total commitments at any time and the aggregate combined borrowing base). During the “holiday period,” which runs from October 15 to December 15 each year starting in 2010, Toys–Delaware must maintain “capped” availability of no less than $100 million and “uncapped” availability of no less than 15% of the aggregate combined borrowing base, unless Toys–Delaware has otherwise elected for the non-holiday

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

thresholds to apply for such holiday period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables less any applicable availability reserves. At January 30, 2010, we had no outstanding borrowings, a total of $109 million of outstanding letters under this credit facility and excess availability of $874 million. This amount is also subject to a minimum availability covenant, which was $125 million at January 30, 2010, with remaining availability of $749 million in excess of the covenant. Outstanding borrowings under this facility are considered to be long-term since they may be refinanced under the tranche maturing on May 21, 2012. At January 30, 2010, deferred financing expenses recorded for this credit facility were $50 million included in Other assets on our Consolidated Balance Sheets.

Toys–Japan Unsecured Credit Lines, expires fiscal 2011 ($0 at January 30, 2010)

On March 31, 2008, Toys–Japan entered into agreements with a syndicate of financial institutions, which established two unsecured loan commitment lines of credit (“Tranche 1” and “Tranche 2”). Under the agreement, Tranche 1 is available in amounts of up to ¥20 billion ($222 million at January 30, 2010), which expires on March 30, 2011, and bears an interest rate of TOKYO INTER BANK OFFERED RATE (“TIBOR”) plus 0.63% per annum. At January 30, 2010, we had no outstanding debt under Tranche 1 with $222 million of availability.

On March 30, 2009, Toys–Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. As a result, Tranche 2 was available in amounts of up to ¥12.6 billion ($140 million at January 30, 2010) scheduled to expire on March 29, 2010, and bears an interest rate of TIBOR plus 0.63% per annum. At January 30, 2010, we had no outstanding Short-term debt under Tranche 2 with $140 million of availability. We paid fees of $1 million to refinance Tranche 2, which were capitalized as deferred debt issuance costs and are amortized over the term of the agreement. As of January 30, 2010, deferred financing expenses recorded for this agreement were nominal and included in Other assets on our Consolidated Balance Sheets.

These agreements contain covenants, including, among other things, covenants that require Toys–Japan to maintain a certain minimum level of net assets and profitability during the agreement terms. The agreement also restricts us from reducing our ownership percentage in Toys–Japan.

Subsequent Event

On February 26, 2010, Toys–Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. Additionally, on March 29, 2010, Toys–Japan modified Tranche 2 to include an additional lender. As a result, Tranche 2 became available in amounts of up to ¥14.0 billion ($149 million at May 1, 2010), expiring on March 28, 2011, and bears an interest rate of TIBOR plus 0.80% per annum. We paid fees of $2 million to refinance Tranche 2, which will be capitalized as deferred debt issuance costs and amortized over the term of the agreement.

European ABL, expires fiscal 2012 ($0 at January 30, 2010)

On October 15, 2009, certain of our foreign subsidiaries entered into the European ABL, which provides for a three-year £112 million ($179 million at January 30, 2010) senior secured asset-based revolving credit facility which expires October 15, 2012. On November 19, 2009, we partially exercised the accordion feature which increased availability to include additional lender commitments. This increased the ceiling of the facility from £112 million to £124 million ($198 million at January 30, 2010).

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Borrowings under the European ABL are subject, among other things, to the terms of a borrowing base derived from the value of eligible inventory and eligible accounts receivable of certain of Toys “R” Us Europe, LLC’s (“Toys Europe”) and Toys “R” Us Australia Holdings, LLC’s (“Toys Australia”) subsidiaries. The terms of the European ABL include a customary cash dominion trigger requiring the cash of certain of Toys Europe’s and Toys Australia’s subsidiaries to be applied to pay down outstanding loans if availability falls below certain thresholds. The European ABL also contains a springing fixed charge coverage ratio of 1.10 to 1.00 based on the EBITDA and fixed charges of Toys Europe, Toys Australia and their subsidiaries. Loans under the European ABL bear interest at a rate based on LIBOR/the Euro Interbank Offered Rate (“EURIBOR”) plus a margin of 4.00% for the first year and thereafter 3.75%, 4.00% or 4.25% depending on availability. A commitment fee accrues on any unused portion of the commitments at a rate per annum also based on usage. Borrowings under the European ABL are guaranteed to the extent legally possible and practicable by Toys Europe, Toys Australia and certain of their material subsidiaries. Borrowings are secured by substantially all assets which are not already pledged, of Toys Europe, Toys Australia and certain UK and Australian obligors, as well as by share pledges over the shares of (and certain assets of) other material subsidiaries. The European ABL contains covenants that, among other things, restrict the ability of Toys Europe and Toys Australia and their respective subsidiaries to incur certain additional indebtedness, create or permit liens on assets, repurchase or pay dividends or make certain other restricted payments on capital stock, make acquisitions and investments or engage in mergers or consolidations. At January 30, 2010, we had no outstanding borrowings and $71 million of availability under the European ABL. At January 30, 2010, deferred financing expenses recorded for this credit facility were $8 million included in Other assets on our Consolidated Balance Sheets.

On October 15, 2009, in conjunction with entering into the European ABL we terminated the Multi-currency revolving credit facility.

7.625% notes, due fiscal 2011 ($507 million at January 30, 2010)

On July 24, 2001, we issued $500 million of notes bearing interest at 7.625% per annum maturing on August 1, 2011. The notes were issued at a discount of $1 million which resulted in the receipt of proceeds of $499 million. Simultaneously with the issuance of the notes, we entered into interest rate swap agreements. We subsequently terminated the interest rate swap agreements and received a payment of $27 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on February 1 and August 1 of each year. These notes carry a limitation on creating liens on domestic real property or improvements or the stock or indebtedness of domestic subsidiaries (subject to certain exceptions) that exceed the greater of 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The covenants also restrict sale and leaseback transactions (subject to certain exceptions) unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property and a lien would be permitted on such principal property. At January 30, 2010, deferred financing expenses recorded for these notes were $1 million included in Other assets on our Consolidated Balance Sheets.

Secured term loan facility, due fiscal 2012 ($798 million at January 30, 2010)

On July 19, 2006, Toys–Delaware entered into the Secured Credit Facilities (the “Secured Credit Facilities”) with a syndicate of financial institutions. The syndicate includes affiliates of KKR, an indirect equity owner of the Company, which owned 12% of the loan amount as of January 30, 2010 and January 31, 2009, respectively. Obligations under the Secured Credit Facilities are guaranteed by

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

substantially all domestic subsidiaries of Toys–Delaware (other than the real estate borrowers) and the borrowings are secured by accounts receivable, inventory and intellectual property of Toys–Delaware and the guarantors. The Secured Credit Facilities contain customary covenants, including, among other things, covenants that restrict the ability of Toys–Delaware and certain of its subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The term loan facility bears interest equal to LIBOR plus 4.25% per annum and matures on July 19, 2012. At January 30, 2010, the unamortized discount recorded for this loan facility was $2 million. At January 30, 2010, deferred financing expenses recorded for this loan facility were $21 million included in Other assets on our Consolidated Balance Sheets.

Unsecured credit facility, due fiscal 2012 ($180 million at January 30, 2010)

On December 1, 2006, Toys–Delaware entered into an unsecured credit facility (the “Unsecured Credit Facility”) with a syndicate of financial institutions and other lenders. The syndicate includes affiliates of Vornado and KKR, indirect equity owners of the Company, which owned 15% and 14% of the loan as of January 30, 2010, respectively, and each owned 15% of the loan as of January 31, 2009. The Unsecured Credit Facility matures on January 19, 2013 and bears interest equal to LIBOR plus 5.00% per annum or, at the option of Toys–Delaware, prime plus 4.00% per annum. In fiscals 2009 and 2008, the loan bore an interest rate of 5.00% plus LIBOR. At January 30, 2010, deferred financing expenses recorded for this credit facility were $2 million included in Other assets on our Consolidated Balance Sheets.

In addition, obligations under the Unsecured Credit Facility are guaranteed by substantially all domestic subsidiaries of Toys–Delaware (other than the real estate borrowers). The Unsecured Credit Facility contains the same customary covenants as those under the Secured Credit Facilities.

€ 63 million French and €130  million Spanish real estate credit facilities, due fiscal 2012 ($86 million and $180 million at January 30, 2010, respectively)

On January 23, 2006, our indirect wholly-owned subsidiaries Toys “R” Us France Real Estate SAS and Toys “R” Us Iberia Real Estate S.L. entered into the French and Spanish real estate credit facilities, respectively. These facilities are secured by, among other things, selected French and Spanish real estate. The maturity date for each of these loans is February 1, 2013. The loans have interest rates of EURIBOR plus 1.50% plus mandatory costs per annum. The loan agreements contain covenants that restrict the ability of the borrowers to engage in mergers or consolidations, incur additional indebtedness, or create or permit additional liens on assets. The loan agreements also require the borrower to maintain interest coverage ratios of 110%. If the coverage ratio is less than 110% there is a 10 day window to prevent default. The borrower has an option to pay down the loan to increase the coverage up to 110%, acquire new properties or deposit collateral into an appropriate account. However, this cannot occur in two consecutive periods or more than six times during the life of the debt instrument. At January 30, 2010, deferred financing expenses recorded for the French and Spanish credit facilities were $3 million and $4 million, respectively, included in Other assets on our Consolidated Balance Sheets.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

£354 million U.K. real estate senior and £63 million U.K. real estate junior credit facilities, due fiscal 2013 ($562 million and $99 million at January 30, 2010, respectively)

On February 8, 2006, Toys “R” Us Properties (UK) Limited (“Toys Properties”), our indirect wholly-owned subsidiary, entered into a series of secured senior and junior loans with Vanwall Finance PLC (“Vanwall”) as the Issuer and Senior Lender and The Royal Bank of Scotland PLC as Junior Lender. These facilities are secured by, among other things, selected U.K. real estate. The U.K. real estate senior credit facility bears interest of 5.02% plus mandatory costs. The U.K. real estate junior credit facility bears interest at an annual rate of LIBOR plus a margin of 2.25% plus mandatory costs. At January 30, 2010, deferred financing expenses recorded for these credit facilities were $4 million included in Other assets on our Consolidated Balance Sheets.

The credit agreements contain covenants that restrict the ability of Toys Properties to incur certain additional indebtedness, create or permit liens on assets, dispose of or acquire further property, vary or terminate the lease agreements, conclude further leases or engage in mergers or consolidations. Toys Properties is required to repay the loans in part in quarterly installments. The final maturity date for these credit facilities is April 7, 2013.

Vanwall is a variable interest entity established with the limited purpose of issuing and administering the notes under the credit agreement with Toys Properties. On February 9, 2006, Vanwall issued $620 million of multiple classes of commercial mortgage backed floating rate notes (the “Floating Rate Notes”) to third party investors (the “Bondholders”), which are publicly traded on the Irish Stock Exchange Limited. The proceeds from the Floating Rate Notes issued by Vanwall were used to fund the Senior Loan to Toys Properties. Pursuant to the Credit Agreement, Vanwall is required to maintain an interest rate swap which effectively fixed the variable LIBOR rate at 4.56%, the same as the fixed interest rate less the applicable credit spread paid by Toys Properties to Vanwall. The fair value of this interest rate swap was a liability of approximately $40 million and $39 million at January 30, 2010 and January 31, 2009, respectively. For further details regarding the consolidation of Vanwall, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

Senior Notes, due fiscal 2013 ($395 million at January 30, 2010)

On April 8, 2003, Toys R Us, Inc. issued $400 million in notes bearing interest at a coupon rate of 7.875%, maturing on April 15, 2013. The notes were issued at a discount of $7 million which resulted in the receipt of proceeds of $393 million. Simultaneously with the sale of the notes, we entered into interest rate swap agreements. We subsequently terminated the swaps at a loss of $6 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on April 15 and October 15 of each year. These notes carry a limitation on creating liens on domestic real property or improvements or the stock or indebtedness of domestic subsidiaries (subject to certain exceptions) that exceed the greater of 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The covenants also restrict sale and leaseback transactions (subject to certain exceptions) unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property and a lien would be permitted on such principal property. At January 30, 2010, deferred financing expenses recorded for these notes were $3 million included in Other assets on our Consolidated Balance Sheets.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Senior Notes, due fiscal 2017 ($926 million at January 30, 2010)

On July 9, 2009, TRU Propco I, formerly known as TRU 2005 RE Holding Co. I, LLC, one of our wholly-owned subsidiaries, completed the offering of $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “Notes”). The Notes were issued at a discount of $25 million which resulted in the receipt of proceeds of $925 million. The proceeds of $925 million from the offering of the Notes, together with $263 million of cash on hand and $99 million of restricted cash released from restrictions were used to repay the outstanding loan balance under TRU Propco I’s unsecured credit agreement of $1,267 million plus accrued interest of approximately $1 million and fees at closing of approximately $19 million. Total fees paid in connection with the sale of the Notes totaled approximately $23 million and will be deferred and expensed over the life of the Notes. As a result of the repayment of our unsecured credit agreement, we expensed approximately $8 million of deferred financing costs. At January 30, 2010, deferred financing expenses recorded for these notes were $21 million included in Other assets on our Consolidated Balance Sheets. TRU Propco I owns or has leasehold interests in 355 stores, three distribution centers and our headquarters building and it leases all of these properties to Toys–Delaware pursuant to a long-term lease.

The Notes are solely the obligation of TRU Propco I and its wholly-owned subsidiaries (the “Guarantors”) and are not guaranteed by Toys “R” Us, Inc. or Toys–Delaware. The Notes are guaranteed by the Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the Notes contain covenants, including, among other things, covenants that restrict the ability of TRU Propco I and the Guarantors to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on the ability of the Guarantors to pay dividends or make other payments. The indenture governing the Notes also contains covenants that limit the ability of Toys “R” Us, Inc. to cause or permit Toys–Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, TRU Propco I may redeem up to 35% of the Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to Toys “R” Us, Inc. or TRU Propco I, TRU Propco I will be required to offer to purchase the Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the purchase date. Interest on the Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year, commencing on January 15, 2010.

Pursuant to a registration rights agreement that TRU Propco I entered into in connection with the offering of the Notes, TRU Propco I is required to use its reasonable efforts to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register notes that would have substantially identical terms as the Notes, and consummate an exchange offer for such notes within 365 days after July 9, 2009. In the event TRU Propco I fails to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%. On May 12, 2010 TRU Propco I filed Amendment No. 3 to Form S-4, a registration statement under the Securities Act of 1933. As of the date of this filing, this Form S-4 had not been declared effective.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Senior Secured Notes, due fiscal 2017 ($715 million at January 30, 2010)

On November 20, 2009, TRU Propco II, formerly known as Giraffe Properties, LLC, an indirect wholly-owned subsidiary, completed the offering of $725 million aggregate principal amount of senior secured 8.50% notes due 2017 (the “Secured Notes”). The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, together with $93 million in cash on hand and the release of $22 million in cash from restrictions, were used to repay TRU Propco II’s outstanding loan balance under the Secured real estate loan agreement of $600 million, plus accrued interest of approximately $1 million and paid fees of approximately $29 million, which includes advisory fees of $7 million payable to the Sponsors pursuant to their advisory agreement. Affiliates of KKR, an indirect equity owner of the Company, owned 4% of the notes as of January 30, 2010. In addition, in connection with the offering, MPO Properties, LLC an indirect wholly-owned subsidiary, repaid the $200 million outstanding loan balance under the Secured real estate loan agreement. Fees paid in connection with the sale of the Secured Notes will be deferred and expensed over the life of the Secured Notes. As a result of the repayment of our secured real estate loans, we expensed approximately $3 million of deferred financing costs. The Secured Notes are solely the obligation of TRU Propco II and are not guaranteed by Toys “R” Us, Inc. or Toys–Delaware or any of our other subsidiaries. The Secured Notes are secured by the first priority security interests in all of the existing and future real estate properties of TRU Propco II and its interest in the master lease agreement between TRU Propco II as landlord and Toys–Delaware as tenant (the “TRU Propco II Master Lease”). Those real estate properties and interests in the TRU Propco II Master Lease are not available to satisfy or secure the obligations of the Company or its affiliates, other than the obligations of TRU Propco II under the Secured Notes. At January 30, 2010, deferred financing expenses recorded for these notes were $27 million included in Other assets on our Consolidated Balance Sheets.

The indenture governing the Secured Notes contains covenants, including, among other things, covenants that restrict the ability of TRU Propco II to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on dividends or make other payments. The indenture governing the Secured Notes also contains covenants that limit the ability of Toys “R” Us, Inc. to cause or permit Toys–Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Secured Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Secured Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, TRU Propco II may redeem up to 10% of the aggregate principal amount of the Secured Notes at a redemption price equal to 103% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. TRU Propco II may also redeem up to 35% of the Secured Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.5% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys “R” Us, Inc. or TRU Propco II, TRU Propco II will be required to offer to purchase the Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Secured Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year, commencing on June 1, 2010.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Pursuant to a registration rights agreement that TRU Propco II entered into in connection with the offering of the Secured Notes, TRU Propco II is required to use its reasonable efforts to file a registration statement with the SEC to register notes that would have substantially identical terms as the Secured Notes, and consummate an exchange offer for such notes within 365 days after November 20, 2009. In the event TRU Propco II fails to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Secured Notes will increase by 0.25%. The annual interest rate on the Secured Notes will increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

Senior Notes, due fiscal 2018 ($406 million at January 30, 2010)

On September 22, 2003, Toys R Us, Inc. issued $400 million in notes bearing interest at a coupon rate of 7.375%, maturing on October 15, 2018. The notes were issued at a discount of $2 million which resulted in the receipt of proceeds of $398 million. Simultaneously with the sale of the notes, we entered into interest rate swap agreements. We subsequently terminated the swaps and received a payment of $10 million which is being amortized over the remaining term of the notes. Interest is payable semi-annually on April 15 and October 15 of each year. These notes carry a limitation on creating liens on properties owned or acquired at May 28, 2002 or thereafter without effectively securing the debt securities equally and ratably with that debt and such liens cannot exceed 10% of the consolidated net tangible assets or 15% of the consolidated capitalization. The covenants also restrict sale and leaseback transactions unless net proceeds are at least equal to the sum of all costs incurred in connection with the acquisition of the principal property.

8.750% Debentures, due fiscal 2021 ($22 million at January 30, 2010)

On August 29, 1991, Toys R Us, Inc. issued $200 million in debentures bearing interest at a coupon rate of 8.750% (the “Debentures”), maturing on September 1, 2021. Interest is payable semi-annually on March 1 and September 1 of each year. On November 2, 2006, Toys–Delaware commenced a cash tender offer for any and all of the outstanding Debentures (the “Tender Offer”) and a related consent solicitation to effect certain amendments to the Indenture, eliminating all of the restrictive covenants and certain events of default in the Indenture. On November 30, 2006, the Tender Offer expired, and on December 1, 2006, Toys–Delaware consummated the Tender Offer of $178 million (approximately 89.2%) of the outstanding Debentures in the Tender Offer using borrowings under the unsecured credit facility (described above) to purchase the tendered Debentures.

Japan Bank Loans (1.20% to 2.85%) loans due Fiscal 2010-2014 ($172 million at January 30, 2010)

Toys “R” Us Japan entered into seven bank loans with various financial institutions totaling $172 million at January 30, 2010. Three of these seven loans, representing $127 million, mature on January 17, 2011. As such, these amounts were classified as Current portion of long-term debt on our Consolidated Balance Sheet as of January 30, 2010. The remaining four loans, representing $45 million, are amortizing and mature between 2012 and 2014.

Guarantees

We currently guarantee 80% of three Toys–Japan installment loans, totaling ¥3.0 billion ($33 million at January 30, 2010). These loans have annual interest rates of 2.6% to 2.8%. In addition, we have an agreement with McDonald’s Holding Company (Japan), Ltd. (“McDonald’s Japan”), in which

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

we promise to promptly reimburse McDonald’s Japan for any amounts it may be required to pay in connection with its guarantee of the remaining 20% of these loans.

NOTE 3—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

ASC 815 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR and EURIBOR rates. Our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. Our interest rate contracts have various maturity dates through April 2015. A portion of our interest rate swaps and caps are designated for hedge accounting as cash flow hedges under ASC 815.

The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately. For our derivatives that are designated as cash flow hedges, we recorded a nominal gain and loss in earnings related to ineffectiveness for the years ended January 30, 2010 and January 31, 2009, respectively. Reclassifications from Accumulated other comprehensive (loss) income to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a net loss of approximately $29 million in fiscal 2010 to Interest expense from Accumulated other comprehensive (loss) income.

Certain of our agreements with credit-risk related features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. Additionally, we have one agreement with a provision requiring we maintain an investment grade credit rating from each of the major credit rating agencies. As our ratings are currently below investment grade, we are required to post collateral for this contract. At January 30, 2010, derivative liabilities related to agreements that contain credit-risk related features had a fair value of $42 million. We have a minimum collateral posting threshold with certain derivative counterparties and have posted collateral of $33 million as of January 30, 2010.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table presents our outstanding derivative contracts as of January 30, 2010 and January 31, 2009:

			January 30, 2010	January 31, 2009
	Effective Date	Maturity Date	Notional Amount	Notional Amount
	(In millions)

Interest Rate Swaps
3 Month EURIBOR Float to Fixed Interest Rate Swap	February 2006	February 2013	$86	$81
3 Month EURIBOR Float to Fixed Interest Rate Swap	February 2006	February 2013	180	168
3 Month GBP LIBOR Float to Fixed Interest Rate Swap	February 2006	April 2013	96	88
3 Month GBP LIBOR Float to Fixed Interest Rate Swap(1)	April 2007	April 2013	3	3
1 Month USD LIBOR Float to Fixed Interest Rate Swap(1) (2)	May 2008	December 2010	750	750
1 Month USD LIBOR Float to Fixed Interest Rate Swap(2) (3)	May 2008	December 2010	550	550

Interest Rate Caps
1 Month USD LIBOR Interest Rate Cap(4)	July 2005	August 2010	$800	$800
1 Month USD LIBOR Interest Rate Cap	December 2005	December 2009	—	1,300
1 Month USD LIBOR Interest Rate Cap	May 2007	May 2009	—	91
3 Month USD LIBOR Interest Rate Cap	August 2008	August 2010	600	600
1 Month USD LIBOR Forward-starting Interest Rate Cap(1) (5)	January 2011	April 2015	500	—
1 Month USD LIBOR Forward-starting Interest Rate Cap(5)	January 2011	April 2015	500	—
1 Month USD LIBOR Forward-starting Interest Rate Cap(5) (6)	January 2012	April 2015	500	—
1 Month USD LIBOR Forward-starting Interest Rate Cap(5)	January 2012	April 2015	500	—
1 Month USD LIBOR Forward-starting Interest Rate Cap(5)	January 2014	April 2015	311	—

(1)	As of January 30, 2010, these derivatives qualified for hedge accounting as cash flow hedges.
(2)	On May 8, 2008, we entered into two new interest rate swaps initially associated with our $1.3 billion Unsecured credit agreement that mature in December 2010. The interest rate swaps convert the variable LIBOR-based portion of our interest payments to a fixed rate of interest of 3.14%, which effectively fix the all-in interest rate of the facility at 6.14%. Upon repayment of the $1.3 billion Unsecured credit agreement, the interest rate swaps were associated with the $800 million Secured real estate loan and the Secured term loan facility.

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Notes to Consolidated Financial Statements—(Continued)

(3)	On November 10, 2009, in anticipation of the repayment of the $800 million Secured real estate loan and projected future variable interest rate exposure, the Company de-designated its $550 million interest rate swap. The remaining $16 million loss recorded in Accumulated other comprehensive loss will be reclassified to earnings over the life of the original hedged instrument.
(4)	On July 9, 2008, we extended the $800 million notional interest rate caps through the end of the second maturity extension as required under the terms of the Secured real estate loan. On May 11, 2009, we extended the interest rate caps through the end of the third maturity extension as required under the terms of the loan agreement. The amount paid to extend the caps was nominal. The interest rate caps manage the variable cash flows associated with changes in the one month LIBOR above 7.00%.
(5)	On April 3, 2009, we entered into five new forward-starting interest rate cap agreements to manage our future interest rate exposure. The total amount paid for the caps was $15 million. Four of these interest rate caps (including 60% of one of these four) were designated as cash flow hedges under ASC 815, hedging the variability of LIBOR based cash flows above the strike price for each cap. Subsequently, on November 10, 2009, the Company de-designated two $500 million forward-starting interest rate caps resulting in a reclassification from Accumulated other comprehensive income to earnings a gain of $1 million; an additional $2 million will be amortized from Accumulated other comprehensive (loss) income to earnings over the remaining life of the caps.
(6)	Represents the designation of 60% of $500 million forward-starting interest rate cap.

Foreign Exchange Contracts

We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our foreign subsidiaries and our short-term, cross-currency intercompany loans with our foreign subsidiaries. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges under ASC 815 and are recorded on our Consolidated Balance Sheets at fair value with a gain or loss recorded on the Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features, are subject to master netting arrangements and typically mature within 12 months. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. We are not required to post collateral for these contracts.

The following table presents our outstanding foreign exchange contracts as of January 30, 2010 and January 31, 2009:

			January 30, 2010	January 31, 2009
	Effective Date	Maturity Date	Notional Amount	Notional Amount
	(In millions)

Foreign-Exchange Forwards

Short-term cross-currency intercompany loans	Varies	Varies	$23	$74
Merchandise purchases	Varies	Varies	111	—

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive (loss) income on our Consolidated Statements of Stockholders’ Equity (Deficit) for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)

Derivatives designated as cash flow hedges under ASC 815:
Interest Rate Contracts	$10	$(21)	$(3)

The following table sets forth the impact of derivatives on Interest expense on our Consolidated Statements of Operations for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)

Derivatives not designated for hedge accounting under ASC 815:
(Loss) on the change in fair value - Interest Rate Contracts	$(3)	$(17)	$(15)
(Loss) gain on the change in fair value - Foreign Exchange Contracts(1)	(52)	35	(34)

	(55)	18	(49)

Derivatives designated as cash flow hedges under ASC 815:
(Loss) reclassified from Accumulated other comprehensive (loss) income (effective portion) - Interest Rate Contracts	(36)	(19)	(3)
Gain amortized from terminated cash flow hedges - Interest Rate Contracts	1	1	1

	(35)	(18)	(2)

Total Interest expense	$(90)	$—	$(51)

(1)	For further details related to gains and losses resulting from foreign currency transactions, refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.”

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of January 30, 2010 and January 31, 2009:

	January 30, 2010		January 31, 2009
	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
	(In millions)

Interest Rate Contracts designated as cash flow hedges under ASC 815:
Other assets	$800	$7	$—	$—
Accrued expenses and other current liabilities	750	(18)	—	—
Other non-current liabilities	3	—	1,303	(44)

Interest Rate Contracts not designated for hedge accounting under ASC 815:
Prepaid expenses and other current assets	$1,400	$—	$2,191	$—
Other assets	1,511	10	600	—
Accrued expenses and other current liabilities	550	(13)	—	—
Other non-current liabilities	362	(11)	337	(6)

Foreign Currency Contracts not designated for hedge accounting under ASC 815:
Prepaid expenses and other current assets	$134	$3	$45	$—
Accrued expenses and other current liabilities	—	—	29	(2)

Total derivative contracts outstanding
Prepaid expenses and other current assets	$1,534	$3	$2,236	$—
Other assets	2,311	17	600	—

Total derivative assets(1)	$3,845	$20	$2,836	$—

Accrued expenses and other current liabilities	$1,300	$(31)	$29	$(2)
Other non-current liabilities	365	(11)	1,640	(50)

Total derivative liabilities(1)	$1,665	$(42)	$1,669	$(52)

(1)	Refer to Note 4 entitled “FAIR VALUE MEASUREMENTS” for the fair value of our derivative instruments classified within the fair value hierarchy.

NOTE 4—FAIR VALUE MEASUREMENTS

On February 1, 2009 and February 3, 2008, we adopted ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for nonfinancial assets and liabilities and financial assets and liabilities, respectively. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). ASC 820 applies to

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Notes to Consolidated Financial Statements—(Continued)

reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

Short-term Investments

As of February 3, 2008, we held $168 million of short-term investments comprised of municipal auction-rate securities, which were classified as Level 3 instruments. During fiscal 2008, we settled our entire portfolio of auction-rate securities at approximately $1 million below par. As of January 31, 2009, we no longer hold any Short-term investments. These securities were valued using a management model that took into consideration the financial conditions of the issuers and the bond insurers, current market condition and the value of the collateral bonds. We had determined that the significant majority of the inputs used to value these securities fell within Level 3 of the fair value hierarchy as the inputs are based on unobservable management estimates.

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

To comply with the provisions of ASC 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation we classify certain derivatives as Level 3 instruments as the Level 3 inputs are considered significant to the fair value of the instrument.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

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Notes to Consolidated Financial Statements—(Continued)

The table below presents our assets and liabilities measured at fair value on a recurring basis as of January 30, 2010 and January 31, 2009, aggregated by level in the fair value hierarchy within which those measurements fall.

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 30, 2010
	(In millions)
Cash equivalents	$403	$—	$—	$403
Derivative financial instruments	—	(20)	(2)	(22)

Balance at January 30, 2010	$403	$(20)	$(2)	$381

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 31, 2009
	(In millions)
Cash equivalents	$183	$—	$—	$183
Derivative financial instruments	—	(46)	(6)	(52)

Balance at January 31, 2009	$183	$(46)	$(6)	$131

The table below presents the changes in the fair value of our derivative financial instruments and short-term investments within Level 3 of the fair value hierarchy for the periods ended January 30, 2010 and January 31, 2009.

Level 3
(In millions)
Balance, February 1, 2009	$(6)
Total unrealized loss(1)	(1)
Transfers in to Level 3	5

Balance, January 30, 2010	$(2)

(1)	Changes in the fair value of our Level 3 derivative financial instruments are recorded in Interest expense on our Consolidated Statements of Operations.

Level 3
(In millions)
Balance, February 3, 2008	$168
Settlements	(167)
Total realized loss	(1)
Transfers in to Level 3	(6)

Balance, January 31, 2009	$(6)

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Notes to Consolidated Financial Statements—(Continued)

NOTE 5—PROPERTY AND EQUIPMENT

	Useful life (in years)	January 30, 2010	January 31, 2009
	($ In millions)
Land		$777	$756
Buildings	45-50	2,114	2,067
Furniture and equipment	3-20	1,776	1,752
Leasehold improvements	10-25	2,357	2,253
Costs of computer software	5	176	261
Construction in progress		15	44
Leased equipment under capital lease	3-8	86	93

		7,301	7,226
Less: accumulated depreciation and amortization		3,210	3,033

		4,091	4,193
Less: net assets held for sale		7	6

Total		$4,084	$4,187

Assets held for sale

Assets held for sale represent assets owned by us that we have committed to sell in the near term. The following assets are classified as held for sale and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets:

	January 30, 2010	January 31, 2009
	(In millions)
Land	$4	$4
Buildings	6	3
Leasehold improvements	2	1

	12	8
Less: accumulated depreciation and amortization	5	2

Net assets held for sale	$7	$6

Net gains on sales of properties

During fiscal 2009, we sold idle properties for gross proceeds of $19 million which resulted in gains of approximately $6 million. The sales included an idle distribution center which resulted in gross proceeds of $14 million and a gain of $5 million.

During fiscal 2008, Toys “R” Us Iberia Real Estate S.L., an indirect wholly-owned subsidiary, sold a property to an unrelated third party for gross proceeds of $26 million, resulting in a net gain of $14 million. At the time of the sale, Toys “R” Us Iberia S.A., its parent company, leased back a portion of the property. Due to the leaseback, we recognized $4 million of the net gain and deferred the remaining $10 million, which is being amortized over the 25-year life of the lease.

During fiscal 2007, we sold our interest in an idle distribution center for gross proceeds of approximately $29 million, resulting in a gain of $18 million. We also sold 4 properties for gross

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Notes to Consolidated Financial Statements—(Continued)

proceeds of $14 million, resulting in a gain of $5 million as part of an agreement with Vornado Surplus 2006 Realty, LLC where properties of Toys–Delaware and MAP 2005 Real Estate, LLC, both wholly-owned subsidiaries, were sold to the affiliate of the Company and its subsidiaries. In addition, we consummated a lease termination agreement resulting in a net gain of $10 million.

NOTE 6—ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

A summary of our Accounts payable, Accrued expenses and other current liabilities as of January 30, 2010 and January 31, 2009 is outlined in the table below:

	January 30, 2010	January 31, 2009
	(In millions)
Merchandise accounts payable(1)	$1,562	$1,412
Non-merchandise accounts payable(2)	118	93

Accounts payable	$1,680	$1,505

Gift card and certificate liability	$133	$132
Accrued bonus	94	32
Sales and use tax and value added tax payable	92	76
Accrued interest	66	55
Other(3)	466	459

Accrued expenses and other current liabilities	$851	$754

(1)	Includes $92 million and $61 million of book overdraft cash as of January 30, 2010 and January 31, 2009, respectively.
(2)	Includes $86 million and $96 million of book overdraft cash as of January 30, 2010 and January 31, 2009, respectively.
(3)	Other includes, among other items, accrued payroll and other benefits, profit sharing and other accruals. No individual amount included exceeds 10% of “Other” (shown above).

NOTE 7—STOCK-BASED COMPENSATION

Management Equity Plan

On July 21, 2005, we adopted the 2005 Management Equity Plan (the “Management Equity Plan”). The Management Equity Plan originally provided for the granting of service-based and performance-based stock options, rollover options (i.e., options in the Company in lieu of options held prior to the Merger), and restricted stock to officers and other key employees of the Company and its subsidiaries.

Pursuant to a reorganization on June 10, 2008 and the subsequent dissolution of Toys “R” Us Holdings, Inc., our former parent (“Former Parent”), the 1,000 shares of the Company’s common stock, $0.01 par value held by Former Parent were exchanged for 48,955,808 new shares of the Company’s common stock, $0.001 par value (“Common Stock”). Prior to dissolution, Former Parent distributed the new shares of Common Stock to its shareholders. This reorganization did not have a material impact on our Consolidated Financial Statements. See Note 20 entitled “REORGANIZATION” for further details.

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Notes to Consolidated Financial Statements—(Continued)

On June 8, 2009, the Management Equity Plan was modified to eliminate the performance conditions of certain stock options and to reduce the required service period from eight years to five years. The modification changed all performance-based options into options similar to our “service-based” options.

The fair value analysis performed at the date of modification determined that the modification reduced the fair value of the options. Therefore, total stock compensation expense, which was calculated as of the original grant date, was not affected by the modification. Due to the elimination of the performance condition, the modification did result in extended derived service periods as compared to the original options. We will record the remaining unrecognized compensation expense prospectively over the revised requisite service periods. This change had a nominal impact on stock compensation expense for fiscal 2009.

The service-based options generally cliff vest 40% on the second anniversary of the award with the remaining portion vesting ratably over the subsequent three years, subject to the participant’s continued employment with the Company, and vest automatically upon a change of control of the Company. Prior to the modification, the performance-based options were scheduled to vest in the same manner as the service-based options but only if certain performance targets were achieved based on a specified internal rate of return realized by the Sponsors and the sale multiple realized by the Sponsors. The performance-based options vested on the eighth anniversary of the date of grant regardless of performance, subject to the participant’s continued employment with the Company. All options expire on the tenth anniversary of the date of the grant.

At January 30, 2010 an aggregate of 252,028 shares were reserved for future option grants under the Management Equity Plan. All outstanding options are scheduled to expire at dates ranging from October 16, 2010 to October 30, 2019. The Board of Directors of the Company has discretion over the amount of shares available for future issuances of restricted stock and options. We expect to satisfy future option exercises by issuing shares held in treasury or authorized but unissued new shares.

Repurchase Obligations

Certain officers of the Company have the right to require us to repurchase the Common Stock that the officer acquired upon the exercise of certain options, the shares issued or issuable upon exercise of rollover options or the shares issued to the officer in the form of restricted stock. The put rights are triggered by the officer’s death, disability or retirement at any time. The put rights will expire upon either a change in control of the Company or an initial public offering of our Common Stock. The purchase price for shares repurchased as a result of the officer’s death, disability or retirement is the fair value of the covered shares at the time of repurchase. The number of shares that may be repurchased as a result of the officer’s retirement is subject to an aggregate fixed limitation. The liability related to these restricted shares and rollover options has been classified as Other non-current liabilities in our Consolidated Balance Sheets. The liability as of January 30, 2010 and January 31, 2009 was $2 million and nominal, respectively.

Restricted Stock

The Management Equity Plan permits the sale of non-transferable, restricted stock to certain employees at a purchase price equal to the fair value of the Common Stock, and also permits grants of restricted stock without consideration. During fiscals 2009, 2008 and 2007, 74,140 shares, 35,186

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Notes to Consolidated Financial Statements—(Continued)

shares and 144,844 shares of restricted stock were purchased by officers of the Company at a weighted-average price of $27.11 per share in fiscal 2009, $34.00 per share in fiscal 2008 and $32.00 per share in fiscal 2007, which were the estimated fair values as of the respective dates of those purchases.

The Company also awarded 15,000 shares of restricted stock without consideration in fiscal 2007 with an aggregate fair value of less than $1 million as of the grant date. There were no shares awarded in fiscals 2009 and 2008. Fifty percent of these awards vest on the first anniversary of the grant date and the remaining fifty percent vest on the second anniversary of the grant date, provided the recipients are still employed by the Company or any of its affiliates as of such respective dates.

Valuation Assumptions

The fair value of each option award modified or granted under the Management Equity Plan is estimated on the date of modification or grant using a lattice option-pricing model that uses the assumptions noted in the following table, along with the associated weighted average fair values. We use historical data to estimate pre-vesting option forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a combination of implied and historical volatilities of a peer group of companies, as the Company is a non-publicly traded company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options. The expected term represents the median time until exercise and is based on contractual terms of the awards, expectations of employee exercise behavior, and expectations of liquidity for the underlying shares. The expected dividend yield is based on an assumption that no dividends are expected to be approved in the near future. The following are the weighted average assumptions used:

	Fiscal 2009	Fiscal 2008	Fiscal 2007
Volatility	55.0%	55.0%	50.0%
Risk-free interest rate	3.5%	2.6%	4.2%
Expected term	5.1 years	3.2 years	3.8 years
Dividend Yield	0.0%	0.0%	0.0%
Weighted average grant-date fair value per option:
Service-based	$13.20	$13.28	$12.77
Performance-based	N/A	$11.48	$10.81

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

A summary of option and restricted stock activity under the Management Equity Plan during fiscals 2009, 2008 and 2007 is presented below:

Service-Based Options

	Fiscal Years Ended
	January 30, 2010		January 31, 2009		February 2, 2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of fiscal year	1,496,958	$23.44	1,685,403	$23.20	1,532,164	$20.31
Granted	406,071	27.12	27,846	34.00	360,960	32.00
Exercised	(203,687)	26.67	(101,529)	14.04	(136,094)	11.52
Forfeited	(159,864)	27.00	(114,762)	30.91	(71,627)	27.78
Conversion from Performance-Based	2,209,029	28.15	—	—	—	—

Outstanding at end of fiscal year	3,748,507	$26.29	1,496,958	$23.44	1,685,403	$23.20

	Options	Weighted Average Exercise Price $	Weighted Average Remaining Contractual Term (Years )
Vested or expected to vest at January 30, 2010	3,477,526	$26.21	6.19

Exercisable at January 30, 2010	2,192,798	$24.52	5.47

The total intrinsic value of service-based options exercised in fiscals 2009, 2008 and 2007 was approximately less than $1 million, $2 million and $3 million, respectively, and the total fair value of service-based options vested during the same periods was approximately $16 million, $2 million and $0, respectively. We received $5 million, $1 million, and $2 million from the exercise of service-based options in fiscals 2009, 2008 and 2007, respectively. We paid $6 million, $3 million and $4 million in fiscals 2009, 2008 and 2007, respectively, to repurchase shares from the exercise of service-based options. The tax benefits recognized as a result of the options exercised was less than $1 million in fiscal 2009, and approximately $1 million for each of fiscals 2008 and 2007, respectively.

Performance-Based Options

	Fiscal Years Ended
	January 30, 2010		January 31, 2009		February 2, 2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of fiscal year	2,209,029	$28.15	2,424,731	$28.25	1,858,038	$26.75
Granted	—	—	55,690	34.00	721,920	32.00
Forfeited	—	—	(271,392)	30.26	(155,227)	27.70
Conversion to Service-Based	(2,209,029)	28.15	—	—	—	—

Outstanding at end of fiscal year	—	$—	2,209,029	$28.15	2,424,731	$28.25

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Non-vested Restricted Stock Activity

Non-vested restricted stock grants as of January 30, 2010, January 31, 2009 and February 2, 2008 and activities during fiscals 2009, 2008 and 2007 were as follows:

	Fiscal Years Ended
	January 30, 2010		January 31, 2009		February 2, 2008
	Common Shares	Weighted Average Grant Date Fair Value (In millions)	Common Shares	Weighted Average Grant Date Fair Value (In millions)	Common Shares	Weighted Average Grant Date Fair Value (In millions)
Non-Vested, Beginning of Fiscal Year	1,250	$—	35,560	$1.0	41,121	$1.1
Granted	—	—	—	—	15,000	0.5
Vested	(1,250)	—	(28,060)	(0.8)	(20,561)	(0.6)
Forfeited	—	—	(6,250)	(0.2)	—	—

Non-Vested, End of Fiscal Year	—	$—	1,250	$—	35,560	$1.0

As of January 30, 2010, there was $6 million of total unrecognized compensation cost related to option share-based compensation arrangements granted under the Management Equity Plan. That cost is expected to be recognized over a weighted-average period of 1.8 years. There was no remaining unrecognized compensation cost related to restricted stock grants as of January 30, 2010.

The amount of stock-based compensation expense recognized in SG&A and tax benefit recognized in Income tax expense in fiscals 2009, 2008 and 2007 was as follows:

	Fiscal 2009	Fiscal 2008	Fiscal 2007
	(In millions)
SG&A	$4	$8	$6
Total recognized tax benefit	2	3	1

NOTE 8—ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

Comprehensive income is included in the Consolidated Statements of Stockholders’ Equity (Deficit). Accumulated other comprehensive (loss) income, net of tax, is reflected in the Consolidated Balance Sheets, as follows:

	January 30, 2010	January 31, 2009
	(In millions)
Foreign currency translation adjustments, net of tax	$(39)	$(58)
Unrealized loss on hedged transactions, net of tax	(15)	(25)
Unrealized actuarial losses, net of tax	(11)	(10)
Acquisition of approximately 28% of Toys–Japan shares(1)	20	—

	$(45)	$(93)

(1)	Upon acquisition of the additional ownership interest, Noncontrolling interest decreased by $82 million, representing the percentage of ownership purchased during the tender offer at historical cost. The difference between the fair value of the consideration paid and the carrying amount of the Noncontrolling interest acquired was recognized as a net increase in Stockholders’ Equity (Deficit). See Note 19 entitled “TOYS–JAPAN SHARE ACQUISITION” for further details.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

NOTE 9—LEASES

We lease a majority of the real estate used in our operations. Most leases require us to pay real estate taxes and other expenses and some leases require additional payments based on percentages of sales.

Minimum rental commitments under non-cancelable operating leases and capital leases as of January 30, 2010 are as follows:

	Operating Leases			Capital Leases
	Gross Minimum Rentals	Sublease Income	Net Minimum Rentals	Lease Obligation
	(In millions)
2010	$556	$18	$538	$33
2011	531	15	516	27
2012	479	12	467	19
2013	427	9	418	18
2014	379	8	371	14
2015 and subsequent	1,683	15	1,668	95

Total	$4,055	$77	$3,978	$206

Total rent expense, net of sublease income of $23 million, $23 million and $26 million, was $519 million, $503 million and $476 million in fiscals 2009, 2008 and 2007, respectively. We remain directly and primarily liable for lease payments to third party landlords for locations where we have subleased all or a portion of the locations to third parties. To the extent that sub-lessees fail to make sublease rental payments, our total net rent expense to the third party landlords would increase in direct proportion.

We recognize rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $284 million and $268 million at January 30, 2010 and January 31, 2009, respectively, of which $9 million and $8 million are recorded in Accrued expenses and other current liabilities, respectively. Virtually all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $10 million, $9 million and $10 million for the fiscals 2009, 2008 and 2007, respectively. Future payments for maintenance, insurance and taxes to which we are obligated are excluded from minimum lease payments. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

NOTE 10—RESTRUCTURING AND OTHER CHARGES

In fiscal 2005, our Board of Directors approved the closing of 87 Toys “R” Us stores in the United States, resulting in the permanent closure of 75 stores. As a result of the store closings, approximately 3,000 employee positions were eliminated. In fiscal 2003, we decided to close all 146 freestanding Kids “R” Us stores and all 36 freestanding Imaginarium stores, as well as three distribution centers that supported these stores. In fiscal 2001, we closed stores, eliminated a number of staff positions, and consolidated five store support center facilities into our Global Store Support Center facility in Wayne, New Jersey. In fiscals 1998 and 1995, we had strategic initiatives to reposition our worldwide operations.

Selling, general and administrative expenses for fiscals 2009, 2008 and 2007 included net charges of $5 million, $8 million and $2 million, respectively, related to these restructuring initiatives and are primarily due to changes in management’s estimates for events such as lease terminations, assignments and sublease income adjustments.

Our Consolidated Balance Sheets as of January 30, 2010 and January 31, 2009 include these restructuring reserves in Accrued expenses and other current liabilities and Other non-current liabilities, which we believe are adequate to cover our commitments. We currently expect to utilize our remaining reserves through January 2019.

Restructuring and other activity during fiscals 2009 and 2008 relate to lease commitments as follows:

	2005 Initiative	2003 Initiative	2001 Initiative	1998 and 1995 Initiatives	Total
	(In millions)
Balance at February 2, 2008	$9	$2	$36	$8	$55

Charges	2	—	5	2	9
Reversals	—	—	—	(1)	(1)
Utilized	(3)	(1)	(10)	(2)	(16)

Balance at January 31, 2009	$8	$1	$31	$7	$47

Charges	1	—	4	1	6
Reversals	—	—	(1)	—	(1)
Utilized	(2)	(1)	(10)	(2)	(15)

Balance at January 30, 2010	$7	$—	$24	$6	$37

NOTE 11—INCOME TAXES

Earnings before income taxes are as follows:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)
U.S.	$287	$20	$131
Foreign	57	198	89

Earnings before income taxes	$344	$218	$220

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Income tax expense (benefit) is as follows:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)
Current:
U.S. Federal	$22	$10	$67
Foreign	26	(69)	102
State	7	2	11

Total current income tax expense (benefit)	$55	$(57)	$180

Deferred:
U.S. Federal	$(46)	$(14)	$(35)
Foreign	44	83	(62)
State	(13)	(5)	(18)

Total deferred income tax (benefit) expense	$(15)	$64	$(115)

Total Income tax expense	$40	$7	$65

Included within the total provision for income taxes is expense of $10 million, less than $1 million and $9 million related to interest and penalties in fiscals 2009, 2008 and 2007, respectively, as well as benefit of $8 million, $3 million and less than $1 million for interest attributable to income tax refunds in fiscals 2009, 2008 and 2007, respectively.

We have not provided deferred taxes on approximately $129 million of accumulated earnings of foreign subsidiaries as it is management’s intention to reinvest those earnings indefinitely. The unrecognized deferred tax liability associated with distributing these earnings is zero, net of foreign tax credits.

The tax rate reconciliations are as follows:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
U.S. Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of U.S. Federal benefit	(0.5)	(1.1)	(3.8)
Foreign operations(1)	(25.7)	(15.9)	(5.2)
U.S. Federal valuation allowance	1.0	(21.7)	12.7
Unrecognized tax benefits	3.0	8.0	(11.2)
Other	(1.2)	(1.1)	2.0

Effective tax rate	11.6%	3.2%	29.5%

(1)	Foreign operations include the net impact of: differences between local statutory rates and the U.S. statutory rate, the cost of repatriating foreign earnings net of foreign tax credits, changes to our assertion regarding the permanent reinvestment of foreign earnings related to certain foreign entities, permanent items related to foreign operations, as well as changes in the tax status of foreign entities.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The tax effects of temporary differences that give rise to deferred tax assets and liabilities are:

	January 30, 2010	January 31, 2009
	(In millions)
Deferred tax assets:
U.S. Federal tax credit and other carryforwards	$83	$91
Foreign tax loss and other carryforwards	274	250
State tax loss and other carryforwards	67	69
Straight line rent	120	111
Insurance loss reserve	33	37
Restructuring charges	26	30
Deferred revenue	53	2
Other	144	148

Gross deferred tax assets before valuation allowance	800	738
Valuation allowance	(269)	(235)

Total deferred tax assets	$531	$503

Deferred tax liabilities:
Fixed assets	$(199)	$(146)
Undistributed earnings of foreign subsidiaries	(49)	(70)
Foreign currency translation	(22)	(68)
Other	(45)	(41)

Total deferred tax liabilities	$(315)	$(325)

Net deferred tax assets	$216	$178

The deferred tax assets and liabilities above are reflected in the Consolidated Balance Sheets as follows:

	January 30, 2010	January 31, 2009
	(In millions)
Current deferred tax assets	$102	$84
Current deferred tax liabilities(1)	(4)	(8)
Non-current deferred tax assets	181	180
Non-current deferred tax liabilities	(63)	(78)

	$216	$178

(1)	The current deferred tax liabilities are included as components of Accrued expenses and other current liabilities in the Consolidated Balance Sheets.

Our gross deferred tax assets above include an offset of $32 million and $51 million of unrecognized tax benefits related to tax loss carryforwards as of January 30, 2010 and January 31, 2009, respectively. The decrease in our deferred tax liability for undistributed earnings of foreign subsidiaries includes a reduction of $43 million attributable to two of our foreign subsidiaries as it is management’s intention to reinvest those earnings indefinitely.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Carryforwards

Of our $83 million of U.S. Federal tax credit and other carryforwards, $15 million will expire during the next 5 to 7 years and the remainder may be carried forward indefinitely. Of our $67 million of state tax loss and other carryforwards, $4 million will expire during the next 5 years, $49 million will expire during the next 6 to 20 years and $14 million may be carried forward indefinitely. Of our $274 million of foreign tax loss and other carryforwards, $2 million will expire during the next 5 years, $1 million will expire during the next 6 to 20 years and $271 million may be carried forward indefinitely.

On July 21, 2005, the Company was acquired by the Sponsors. U.S. Federal and certain state and foreign taxing jurisdictions impose limitations on the amount of tax losses, credits and other carryforwards that can be used to offset current income and tax within any given year when there has been an ownership change.

Valuation Allowance

Management has established a valuation allowance to offset some of our deferred tax assets as we believe it is more likely than not these assets will not be realized. During fiscal 2009, our valuation allowance increased by $34 million. This includes a $45 million increase of the valuation allowance for foreign loss and other carryforwards and an $11 million decrease of the valuation allowance for state tax loss and other carryforwards.

Of our total valuation allowance of $269 million, there is $7 million related to the foreign valuation allowance which, if a benefit is subsequently recognized, will result in a reduction of another asset.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits (excluding interest and penalties) is as follows:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)
Beginning balance	$132	$261	$228
Additions for tax positions of the current year	26	11	57
Additions for tax positions of prior years	44	15	71
Reductions for tax positions of prior years	(25)	(87)	(73)
Settlements	(21)	(37)	(4)
Currency translation adjustment	6	(28)	13
Lapse of statute of limitations	(4)	(3)	(31)

Ending balance	$158	$132	$261

At January 30, 2010, $68 million of the $158 million of unrecognized tax benefits would affect our effective tax rate, if recognized, and the remaining $90 million would affect our deferred tax accounts. In addition, we had $26 million and less than $1 million of accrued interest and penalties, respectively, at January 30, 2010.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The Company and its subsidiaries are subject to taxation in the United States and various foreign jurisdictions. Of the major jurisdictions, we are subject to examination by the United States for fiscal 2003 and forward, by Australia for fiscal 1993 and forward, by Canada for fiscal 2002 and forward, by France for fiscal 2007 and forward, by Germany for fiscal 2005 and forward, by Japan and Spain for fiscal 2004 and forward and by the United Kingdom for fiscals 2006 and forward. While it is often difficult to predict whether we will prevail, we believe that our tax liabilities for unrecognized tax benefits reflect the more likely than not outcome of known tax contingencies.

We believe that it is reasonably possible that the total amount of unrecognized tax benefits will decrease by as much as $64 million during the next twelve months due to the resolution of ongoing audits and lapse of applicable statute of limitations.

NOTE 12—SEGMENTS

We generate sales, earnings and cash flows by retailing numerous product offerings worldwide. We operate all of the “R” Us branded retail stores in the United States and Puerto Rico and approximately 72% of the 717 “R” Us branded retail stores internationally. The balance of the “R” Us branded retail stores outside the United States are operated by licensees and franchisees. These licensees and franchisees did not have a material impact on our Net sales. During fiscal 2009, the Company acquired certain business assets of FAO Schwarz, and began selling merchandise through our FAO Schwarz retail store in New York City. We also sell merchandise through our Internet sites in the United States at Toysrus.com and Babiesrus.com, as well as through other Internet sites internationally. In addition, commencing in fiscal 2009, we sell merchandise through our newly acquired eToys.com, FAO.com and babyuniverse.com Internet sites.

Recognizing the numerous potential synergies between our toy and specialty juvenile products businesses over the last several years, we have begun to implement a strategy of creating an integrated “one-stop shopping” environment for our guests, combining the best of our toy and entertainment offerings with our specialty juvenile products, all under one roof (formats which we call “side-by-side” and “‘R’ Superstore”). Side-by-side (“SBS”) stores are typically former single-format Toys “R” Us stores between 30,000 and 50,000 square feet which have been converted to a combination Toys “R” Us and Babies “R” Us store format, often with dual entrances. “R” Superstores (“SSBS”) are conceptually similar to SBS stores, except they are typically newly-constructed facilities with store footprints in the 55,000 to 70,000 square foot range. In connection with our integrated strategy, we continue to increase the number of SBS and SSBS stores both domestically and internationally. Since implementing the integrated store format over three years ago, we have converted 129 existing stores into SBS store formats and have constructed 38 new SBS and SSBS stores. We expect that our integrated store formats will be our dominant focus going forward.

Our business has two reportable segments: Toys “R” Us – Domestic (“Domestic”) and Toys “R” Us – International (“International”). The following is a brief description of our segments:

•

Domestic—Our Domestic segment sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 849 stores that operate in 49 states in the United States and Puerto Rico and through the Internet. Domestic Net sales are derived from 496 traditional toy stores (including 77 BRU Express and Juvenile Expansion formats), 260 specialty juvenile stores, 64 SBS stores, 26 SSBS stores and our 3 flagship stores in New York City. Additionally, we also generate sales through our Toys “R” Us Holiday Express store locations (“Pop-up stores”).

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

•

International—Our International segment sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal categories through 717 owned, licensed or franchised stores that operate in 33 countries and through the Internet. Net sales (including fees received from licensed or franchised stores) in our International segment are derived from 618 traditional toy stores (including 2 BRU Express formats), as well as 77 SBS stores and 22 specialty juvenile stores. Our wholly-owned operations are in Australia, Austria, Canada, France, Germany, Portugal, Spain, Switzerland and the United Kingdom. We also consolidate the results of Toys–Japan of which owned 91% at January 30, 2010.

The Chief Executive Officer, who is our Chief Operating Decision Maker, evaluates segment performance primarily based on Net sales and segment operating earnings (loss). Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between the segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we do not rely on any major customers as a source of revenue.

The following table shows our percentage of Net sales by product category:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Core Toy	17.0%	16.1%	16.8%
Entertainment	15.5%	18.0%	17.8%
Juvenile	30.8%	31.2%	29.8%
Learning	22.4%	20.6%	21.1%
Seasonal	13.2%	13.0%	13.4%
Other(1)	1.1%	1.1%	1.1%

Total	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of financial results by reportable segment is as follows:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)
Net sales
Domestic	$8,317	$8,480	$8,450
International	5,251	5,244	5,344

Total Net sales	$13,568	$13,724	$13,794

Operating earnings (loss)
Domestic(1)	$659	$593	$654
International(2)	341	193	340
Corporate and other(3)	(216)	(165)	(298)

Operating earnings	784	621	696
Interest expense	(447)	(419)	(503)
Interest income	7	16	27

Earnings before income taxes	$344	$218	$220

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

(1)	Includes impairment losses on long-lived assets of $6 million, $13 million and $6 million for fiscals 2009, 2008 and 2007, respectively. Also includes the impact of Net gains on sales of properties of $6 million and $33 million for fiscals 2009 and 2007, respectively. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and Note 5 entitled “PROPERTY AND EQUIPMENT” for further details.
(2)	Includes impairment losses on long-lived assets of $1 million, $20 million and $7 million for fiscals 2009, 2008 and 2007, respectively. Also includes the impact of Net gains on sales of properties of $4 million for fiscal 2008. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and Note 5 entitled “PROPERTY AND EQUIPMENT” for further details.
(3)	Includes gift card breakage income of $18 million, $78 million and $17 million for fiscals 2009, 2008 and 2007, respectively. In addition, fiscal 2009 includes a $51 million gain related to the litigation settlement with Amazon. Fiscal 2008 includes a $39 million gain related to the substantial liquidation of the operations of TRU (HK) Limited, our wholly-owned subsidiary. Refer to Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” and Note 15 entitled “LITIGATION AND LEGAL PROCEEDINGS” for further details.

Certain corporate and other items are reported separately in our disclosure of segment Operating earnings. In addition to the income items described above, charges include corporate office expenses and shared service center expenses, as well as certain other centrally managed expenses, which are not fully allocated to our reportable segments. The significant categories of expenses include salaries, benefits and related expenses, professional fees, corporate facility depreciation and amortization and insurance. Salaries, benefits and related expenses include salaries, bonus, payroll taxes and health insurance expenses for corporate office employees. Professional fees include costs related to internal control compliance, financial statement audits, legal, information technology and other consulting fees, which are engaged and managed through the corporate office. Depreciation and amortization includes depreciation of leasehold improvements for properties occupied by corporate office employees. Corporate insurance expense includes the cost of fire, liability and automobile premiums.

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)
Depreciation and amortization
Domestic	$220	$225	$223
International	122	138	133
Corporate	34	36	38

Total Depreciation and amortization	$376	$399	$394

Capital expenditures
Domestic	$121	$249	$193
International	50	105	100
Corporate	21	41	33

Total Capital expenditures	$192	$395	$326

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

	January 30, 2010	January 31, 2009
	(In millions)
Merchandise inventories
Domestic	$1,158	$1,165
International	652	616

Total Merchandise inventories	$1,810	$1,781

Total Assets
Domestic	$4,421	$4,887
International	2,513	2,505
Corporate and other(1)	1,643	1,019

Total Assets	$8,577	$8,411

(1)	Includes cash and cash equivalents, deferred tax assets and other corporate assets.

Our Net sales and long-lived assets by country or region are as follows:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)
Net sales
United States	$8,317	$8,480	$8,450
Japan	1,791	1,786	1,643
Europe(1)	1,587	1,611	1,630
United Kingdom	891	902	1,146
Other(2)	982	945	925

Total Net sales	$13,568	$13,724	$13,794

(1)	Includes our wholly-owned operations in Germany, Austria, Switzerland, France, Spain and Portugal.
(2)	Includes our wholly-owned operations in Australia and Canada.

	January 30, 2010	January 31, 2009
	(In millions)
Long-lived assets
United States	$2,977	$3,199
Japan	607	664
Europe(1)	456	439
United Kingdom	312	284
Other(2)	252	242

Total long-lived assets	$4,604	$4,828

(1)	Includes our wholly-owned operations in Germany, Austria, Switzerland, France, Spain and Portugal.
(2)	Includes our wholly-owned operations in Australia and Canada.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

NOTE 13—DEFINED BENEFIT PENSION PLANS

We sponsor defined benefit pension plans covering certain international employees in the United Kingdom (“UK”), Austria, Japan, and Germany, with such benefits accounted for on an accrual basis using actuarial assumptions. For our pension plans, we use a measurement date matching the end of our fiscal years.

The following tables provide information regarding our pension plans (in millions):

Obligation and Funded Status at End of Fiscal Year:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$84	$101
Service cost	6	6
Interest cost	4	4
Employee contributions	1	1
Benefits, expenses paid	(2)	(2)
Actuarial loss (gain)	10	(11)
Foreign currency impact	5	(15)

Projected benefit obligation at end of year	$108	$84

	Fiscal Years Ended
	January 30, 2010	January 31, 2009
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$52	$67
Actual return on plan assets	11	(14)
Employer contributions	9	8
Employee contributions	1	1
Benefits, expenses paid	(2)	(2)
Foreign currency impact	4	(8)

Fair value of plan assets at end of year	$75	$52

	January 30, 2010	January 31, 2009
Reconciliation of funded status to total amount recognized:
Funded status	$(33)	$(32)

Amounts recognized in Consolidated Balance Sheets:
Non-current liability	$(33)	$(32)

Amounts recognized in Accumulated other comprehensive (loss) income:
Unrecognized net actuarial losses, net of tax	$11	$10

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The estimated net actuarial loss for defined benefit pension plans that will be amortized from Accumulated other comprehensive (loss) income into net periodic (benefit) cost in fiscal 2010 is expected to be $1 million.

Information for Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets:

	January 30, 2010	January 31, 2009
Projected benefit obligation	$108	$84
Accumulated benefit obligation(1)	98	76
Fair value of plan assets	75	52

(1)	Represents the total Accumulated benefit obligation as of January 30, 2010 and January 31, 2009.

Components of Net Periodic Benefit Cost During Each Fiscal Year:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Service cost	$6	$6	$6
Interest cost	4	4	4
Expected return on plan assets	(3)	(2)	(3)
Amortization of:
Recognized actuarial loss	1	1	1

Net periodic benefit cost	$8	$9	$8

Contributions

For fiscal 2010, we expect to contribute approximately $8 million to our pension plans.

Estimated Future Payments

Pension benefit payments, including amounts to be paid from our assets, and reflecting expected future service, as appropriate, are expected to be paid as follows:

Pension Benefits
2010	$2
2011	3
2012	3
2013	3
2014	3
2015 and thereafter	15

Total	$29

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Weighted-average Assumptions Used to Determine Net Periodic Benefit Costs at Fiscal Year End:

	January 30, 2010	January 31, 2009	February 2, 2008
Discount rate	4.4%	4.7%	4.4%
Long-term rate of return on plan assets	4.7%	4.1%	4.7%
Rate of compensation increase	4.0%	4.3%	4.0%

Weighted-average Assumptions Used to Determine Benefit Obligations at Fiscal Year End:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009
Discount rate	4.4%	4.4%
Rate of compensation increase	3.8%	4.0%

Determination of Discount Rate

Historically, the discount rate used to determine benefit obligations for our pension plans has been developed based on the AA corporate bond yield curve with the assistance of the Company’s external actuaries. Due to the turmoil in the credit markets in 2008 and its impact on the corporate AA bond markets in 2009, there was a much greater range of yields among AA-rated bonds than would typically be expected. As a result, certain high yield bonds were excluded from the yield curve in determining the discount rate. We expect to revert back to the use of historical methods of determining the discount rate as the credit markets continue to stabilize and yields related to the most affected corporate bonds are consistent with other issuers.

Determination of Expected Return on Assets

The expected return on assets is the rate of return expected to be achieved on pension fund assets in the long term, net of investment expenses. More than 90% of the plan assets relate to the UK and Japan pension plans. The UK and Japan pension plans expected return on assets assumption for fiscal 2010 has been determined by considering the return on the actual asset classes held as of the measurement date and our expectations of future rates of return on each asset class. For the UK and Japan pension plans, we determine the expected rate of return by utilizing the current return available on stocks and government and corporate bonds and applying suitable risk premiums that consider historical market returns and current market expectations. The estimate of the expected rate of return is based on a long term view and considers the impact of economic conditions in the evaluation of historical market returns.

Plan Assets

Commencing in fiscal 2009, the rules related to accounting for postretirement benefit plans under ASC Topic 715, “Compensation—Retirement Benefits” (“ASC 715”), require certain additional disclosures related to the investment and risk management policies over the Company’s pension plan assets, as well as the determination of the fair value and valuation techniques used to measure the fair value of plan assets held by the Company.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Investment policies and strategies

Our overall investment policy and strategic management of the plan assets are the responsibility of the trustees (acting based on advice as they deem appropriate) and are driven by investment objectives as set out below. The remaining elements of our investment policy are part of the day-to-day management of the assets, which is delegated to a professional investment manager. The trustees of our defined benefit pension plans are guided by an overall objective of achieving, over the long-term, a return on the investments, which is consistent with the long-term assumptions made by the actuaries in determining funding of the plans.

The investment returns that the trustees expect to achieve are those that are broadly in line with or above the returns of the respective market indices and performance targets against which the investment manager is benchmarked. Over the longer term, the trustees expect to achieve an investment return in excess of the consumer price index.

Weighted-average asset allocation by asset category

The primary investment goal for our plans’ assets is to maximize total asset returns while ensuring the plans’ assets are available to fund the plans’ liabilities as they become due. A change in the overall investment strategy could significantly impact the expected rate of return on plan assets.

The following represents our pension plan target asset allocations for fiscal 2010, as well as the actual asset allocations as of January 30, 2010 and January 31, 2009:

	2010 Target Allocation	January 30, 2010	January 31, 2009
Equity securities	53%	53%	35%
Debt securities	31%	29%	23%
Insurance contracts	9%	9%	11%
Cash	7%	9%	31%

Total	100%	100%	100%

Risk management

In managing the Company’s plan assets, our investment managers evaluate and manage risk associated with funded status risk, interest rate risk, market risk, counterparty risk, liquidity risk and operational risk. Cash flow management and asset class diversification are central to our risk management strategy and are critical to the overall investment strategy of our pension plan assets.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Fair value of plan assets

The following table presents our plan assets using the fair value hierarchy as of January 30, 2010. The fair value hierarchy has three levels based on the reliability of inputs used to determine fair value. Level 1 refers to fair values determined based on quoted prices in active markets for identical assets. Level 2 refers to fair values estimated using significant other observable inputs, while Level 3 includes the fair values estimated using significant non-observable inputs. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In millions)
Equity Securities:(1)
Domestic	$—	$10	$—	$10
International	—	30	—	30

Fixed Income:(2)
Domestic	—	8	—	8
International	—	14	—	14

Insurance Contracts(3)	—	6	—	6

Cash and cash equivalents(4)	7	—	—	7

Balance at January 30, 2010	$7	$68	$—	$75

(1)

Domestic and international equity securities categorized as Level 2 are valued using the Net Asset Value (“NAV”) per fund share, which is derived from quoted prices in active markets of the underlying securities.

(2)

Domestic and international fixed-income securities categorized as Level 2 are valued using the Net Asset Value (“NAV”) per fund share, which is derived using a market approach with inputs that include broker quotes, benchmark yields, base spreads and reported trades.

(3)	Insurance contracts contain a minimum guaranteed return and are categorized as Level 2 as the fair value of the assets is equal to the total amount of all individual technical reserves plus the non allocated employer’s financing fund reserves at the valuation date. The individual technical and financing fund reserves are equal to the accumulated paid contributions taking into account the insurance ratification and any allocated profit sharing return.
(4)	Cash and cash equivalents are highly liquid investments with original maturities of three months or less at the date of acquisition.

NOTE 14—OTHER EMPLOYEE RETIREMENT AND COMPENSATION BENEFITS

We offer other employee retirement and compensation benefits for eligible employees. The Supplemental Executive Retirement Plan (“SERP”) provides supplemental retirement benefits to certain executive officers in excess of the limitations that are imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on contributions to our TRU Partnership Employees’ Savings and Profit Sharing Plan (the “Savings Plan”). Participants are generally 100 percent vested in their SERP accounts after completing five years of employment with the Company. For each of fiscals 2009, 2008 and 2007, we recorded SERP expenses of approximately $1 million. At January 30, 2010 and January 31, 2009, the SERP liability was $3 million and $2 million, respectively.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

Included in our Savings Plan, we have a 401(k) salary deferral feature, company-matching contributions and a profit sharing component for eligible U.S.-based employees. Under the terms of the Savings Plan annual employer profit sharing contributions are made at the discretion of the Board of Directors, subject to certain limitations. The Savings Plan may be terminated at our discretion. Effective January 1, 2009, eligibility for participation in the 401(k) savings account portion of the Savings Plan has changed from six months to twelve months, affecting those employees hired on or after July 1, 2008. In addition, effective January 1, 2009 Company matching contributions has changed from a maximum of 5% to a maximum of 4%, affecting all participants in the Savings Plan. We also have various defined contribution and other foreign government sponsored retirement plans for foreign employees, which are managed by each respective foreign location. Expenses related to the Savings Plan and other foreign defined contribution plans were $19 million, $21 million and $20 million in fiscals 2009, 2008 and 2007, respectively. The Board of Directors did not elect to contribute to the profit sharing portion of the Savings Plan in fiscals 2009, 2008 and 2007.

We also offer other supplemental compensation benefits to our executive officers. Prior to the Merger, we offered our executive officers an additional life insurance coverage benefit (“Split Dollar Plan”), which entitled their beneficiaries to receive a death benefit of five times the executive officer’s current compensation. As of March 2005, we discontinued this benefit to new employees. Pursuant to the Merger agreement, the endorsement split-dollar life insurance policies will remain in a trust for the then existing participants until July 2010 at which time management may liquidate the Plan assets. Unless otherwise provided for by the individual severance packages, if the existing participants leave the Company prior to July 2010, they forfeit this benefit. As of July 2005, the Split Dollar Plan was fully funded. As of January 30, 2010 and January 31, 2009, our Split Dollar Plan assets were $5 million and $6 million, respectively. As of January 30, 2010, there were approximately 20 current and severed employees that were participating in the Split Dollar Plan.

NOTE 15—LITIGATION AND LEGAL PROCEEDINGS

On May 21, 2004, we filed a lawsuit against Amazon and its affiliated companies in the Superior Court of New Jersey, Chancery Division, Passaic County and Amazon subsequently filed a counterclaim against us and our affiliated companies and filed a lawsuit against us in the Superior Court of Washington, King County. All lawsuits were dismissed with prejudice and, pursuant to the terms of a settlement agreement, on July 21, 2009, Amazon paid the Company $51 million which was recorded in Other income, net.

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another class action was commenced making similar allegations involving most of the same Defendants. We intend to vigorously defend all of these cases. Related to those cases, the Federal Trade Commission (“FTC”) notified the Company in April 2009 that the FTC had opened an investigation related to the issues in those cases and to confirm the Company’s compliance with a 1998 FTC Final Order that prohibits the Company from, among other things, influencing its suppliers to limit sales of products to other retailers, including price club warehouses. The Company believes it has complied with the FTC Final Order and is cooperating with the FTC.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Consolidated Financial Statements taken as a whole.

In the first quarter of fiscal 2010, we recorded approximately $17 million as a reserve for certain legal matters.

NOTE 16—COMMITMENTS AND CONTINGENCIES

We are subject to various claims and contingencies related to lawsuits as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. For claims and contingencies related to income taxes, see Note 11 entitled “INCOME TAXES.” Refer to Note 9 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 30, 2010.

As of January 30, 2010, we remain contingently liable for amounts due or amounts that may become due under certain real estate lease agreements that have been assigned to third parties. In the event of default by the assignees, we could be liable for payment obligations associated with these leases which have future lease related payments (not discounted to present value) of approximately $154 million through September 2032. The impact of these obligations are not material to our Consolidated Financial Statements.

We currently guarantee 80% of three Toys–Japan’s installment loans, totaling ¥3.0 billion ($33 million at January 30, 2010). These loans have annual interest rates of 2.6% to 2.8%. In addition, we have an agreement with McDonald’s Japan, in which we promise to promptly reimburse McDonald’s Japan for any amounts it may be required to pay in connection with its guarantee of the remaining 20% of these loans.

NOTE 17—RELATED PARTY TRANSACTIONS

The Sponsors provide management and advisory services to us pursuant to an advisory agreement executed at the closing of the Merger Transaction and effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009. The advisory fee (the “Advisory Fees”) paid to the Sponsors increases 5% per year during the ten-year term of the agreement. The fee paid to the Sponsors under the advisory agreement was approximately $15 million, $17 million and $17 million for fiscals 2009, 2008 and 2007, respectively. During each of fiscals 2009 and 2008, we paid the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses. During fiscal 2007, we paid the Sponsors fees of $1 million for out-of-pocket expenses.

Pursuant to an amendment to the advisory agreement, the advisory fee for fiscal 2009 was capped at $15 million. The additional amount of approximately $3 million of advisory fees that would have been due for fiscal 2009, absent the amendment, will be paid by the Company, if at all, at the time (and from the proceeds) of a successful initial public offering of the Company’s securities.

In the event that the advisory agreement is terminated by the Sponsors or us, the Sponsors will receive all unpaid Advisory Fees, all unpaid transaction fees and expenses due under the advisory

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the advisory agreement. The initial term of the advisory agreement is ten years, and it extends annually for one year unless we or the Sponsors provide notice of termination to the other. The advisory agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions. The advisory agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates. In connection with the TRU Propco II financing (as described below), we paid the Sponsors $7 million of transaction fees pursuant to the terms of the advisory agreement.

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by the Company or its subsidiaries in open market transactions or through loan syndications. During fiscals 2009, 2008 and 2007, affiliates of Vornado and KKR, all equity owners of the Company, held debt and debt securities issued by the Company and its subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $18 million, $25 million and $26 million in fiscals 2009, 2008 and 2007, respectively. During fiscal 2009 and in connection with the offering on November 20, 2009 by TRU Propco II of $725 million aggregate principal amount of senior secured 8.50% notes due 2017, affiliates of KKR acquired $28 million of these secured notes. For further details, see Note 2 entitled “LONG-TERM DEBT.”

In fiscal 2007, we sold properties to Vornado Surplus 2006 Realty LLC. For further details, see Note 5 entitled “PROPERTY AND EQUIPMENT.”

NOTE 18—ACQUISITIONS

During fiscal 2009, we paid a total of $14 million for the acquisitions described below. The acquisitions resulted in $2 million of goodwill and we acquired $9 million of finite-lived intangibles. These acquisitions did not have a material impact on our Consolidated Financial Statements.

In February 2009, we acquired the e-commerce websites eToys.com and babyuniverse.com as well as the Internet domain Toys.com and the parenting website ePregnancy.com.

On May 28, 2009, the Company acquired certain business assets of FAO Schwarz, a children’s retailer. As part of the acquisition, the Company continues to operate the FAO Schwarz retail store in New York City along with the FAO Schwarz e-commerce and catalog businesses.

On September 3, 2009, the Company acquired the brand and other intellectual property assets of KB Toys, a toy retailer.

NOTE 19—TOYS–JAPAN SHARE ACQUISITION

As part of our global growth strategy, management continuously looks for opportunities to grow and strengthen our business in markets we currently participate in, as well as in other countries worldwide. Prior to the second quarter of fiscal 2008, we owned 48% of the outstanding common stock of Toys–Japan and consolidated 100% of its financial results as we held a majority of the financial control through our positions on its Board of Directors.

On May 13, 2008, TRU Japan Holdings 2, LLC (“Holdings 2”), our newly formed wholly-owned subsidiary, announced an open tender offer to purchase a minimum of 4,519,000 shares of Toys–Japan from McDonald’s Japan and all public shareholders at ¥729 ($6.81 at June 10, 2008) per share.

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

The tender offer closed on June 10, 2008, on which date Holdings 2 purchased 4,943,036 shares (approximately 14% of Toys–Japan) for $35 million, including $1 million of transaction costs. As a result of this purchase, we owned 21,395,036 shares or approximately 62% of Toys–Japan at January 31, 2009.

We allocated the $35 million purchase price to our additional approximately 14% share of the acquired assets and liabilities assumed based upon their fair values at June 10, 2008, of which $24 million adjusted the net book value of the assets acquired and liabilities assumed and $11 million was recorded as goodwill in our Consolidated Balance Sheet and assigned to our Toys–Japan reporting unit (included in our International segment). See Note 1 entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details on Goodwill, net.

On September 24, 2009, Holdings 2 announced an open tender offer to purchase the remaining outstanding shares of Toys–Japan from all public shareholders (excluding Toys “R” Us Japan Holdings, Inc., (“Holdings 1”) a wholly-owned subsidiary of Toys “R” Us, Inc.) at ¥587 ($6.54 at November 11, 2009) per share. The tender offer closed on November 10, 2009, on which date Holdings 2 purchased 9,687,056 shares (approximately 28% of Toys–Japan) for approximately $66 million, including $2 million of transaction costs. As a result of this purchase, we owned 31,226,284 shares or approximately 91% of Toys–Japan at January 30, 2010.

As we maintained financial control of Toys–Japan during the transaction, the additional ownership interest acquired in Toys–Japan was accounted for as an equity transaction between owners in accordance with ASC 810. Upon acquisition of the additional ownership interest, Noncontrolling interest decreased by $82 million, representing the percentage of ownership purchased during the tender offer at historical costs. The net $16 million difference between the fair value of the consideration paid and the carrying amount of the Noncontrolling interest acquired was recognized as a net increase in Toys “R” Us, Inc. stockholders’ equity, consisting of a $4 million reduction in Additional paid-in-capital and a $20 million reduction in Accumulated other comprehensive loss.

At a special shareholders’ meeting of Toys–Japan on January 19, 2010, it was approved (through various steps) that Toys–Japan will conduct an exchange of the remaining outstanding common stock of Toys–Japan (“Toys–Japan Common Stock”) for a new class of stock (“New Stock”) at such an exchange ratio resulting in all shareholders other than our wholly-owned subsidiaries Holdings 1 and Holdings 2 being entitled to receive a fractional share of New Stock. As Toys–Japan is not permitted to issue fractional shares, all shareholders entitled to fractional shares of New Stock are expected to be cashed out at a price of ¥587 for each share of Toys–Japan Common Stock held by such shareholder. The acquisition of the fractional shares approved by the court on April 15, 2010, resulted in the purchase of approximately 9% of Toys–Japan. Effective as of April 15, 2010, Holdings 1 and Holdings 2 were the sole shareholders of Toys–Japan.

NOTE 20—REORGANIZATION

On June 10, 2008, we entered into a plan of reorganization pursuant to Internal Revenue Code (“IRC”) §368(a) with Former Parent under which Former Parent transferred all of its assets (including 1,000 shares of our Pre-Reorganization Common Stock (as defined below)) and liabilities to us in exchange for us issuing 48,955,808 shares of our Post-Reorganization Stock (as defined below) to Former Parent. In addition, pursuant to the plan of reorganization, we assumed the obligations and succeeded the rights of Former Parent under the Management Equity Plan. In order to effect the plan of reorganization, we amended our Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) on June 10, 2008, in order to authorize 55,000,000 shares of common stock, par

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

value $0.001 per share (the “Post-Reorganization Common Stock”) in addition to the already existing 3,000 shares of common stock, par value $0.01 per share (the “Pre-Reorganization Common Stock”). After effecting the plan of reorganization, we amended and restated the Certificate of Incorporation on June 10, 2008 in order to change the authorized capital to consist of only 55,000,000 shares of Post-Reorganization Common Stock. Immediately after the exchange, Former Parent, pursuant to the plan of reorganization, was dissolved. In connection with the dissolution of Former Parent, Former Parent distributed all of its assets (consisting solely of the Post-Reorganization Common Stock) to its shareholders, in a ratio of one share of Post-Reorganization Stock for each share of Former Parent common stock owned by each shareholder. On June 10, 2008, our by-laws were also amended and restated in order to incorporate certain Sponsor-related provisions formerly contained in Former Parent’s by-laws.

Accordingly, our common stock is now held directly by the former shareholders of Former Parent, including the Sponsors and certain members of management. In connection with the plan of reorganization, we also amended certain agreements in order for the Company to assume the responsibilities and obligations of Former Parent under those agreements, including the Advisory Agreement among Former Parent, the Company and affiliates of our Sponsors, dated as of July 21, 2005, and the Management Equity Plan, pursuant to which certain members of management of our Company hold common stock. We also assumed the responsibilities and obligations under the Stockholders Agreement among Former Parent, affiliates of our Sponsors and certain other persons, dated as of July 21, 2005, which, among other things, contains provisions regarding the composition of our Board of Directors and Sponsor approval of certain actions, including, but not limited to, a change in control of the Company, the incurrence of certain indebtedness by the Company and certain acquisitions and dispositions by the Company.

This reorganization has been reflected in these financial statements as if it had occurred as of the earliest period presented.

NOTE 21—RECENT ACCOUNTING PRONOUNCEMENTS

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after March 5, 2010. We are currently assessing the impact that ASU 2010-11 will have on the Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010,

Toys “R” Us, Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 is not expected to have a material impact on the Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-01, “Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash” (“ASU 2010-01”). This ASU clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. We are currently assessing the impact ASU 2010-01 will have on the Consolidated Financial Statements.

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). ASU 2009-17 changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design, and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. ASU 2009-17 also requires a reporting entity to provide additional disclosures about its involvement with VIEs and any significant changes in risk exposure due to that involvement. Additionally, a reporting entity will be required to disclose how its involvement with a VIE affects the reporting entity’s financial statements. ASU 2009-17 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. We are currently assessing the impact that ASU 2009-17 will have on the Consolidated Financial Statements.

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”). ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimated selling price. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. This update is effective prospectively for revenue arrangements entered into or materially modified for fiscal years beginning on or after June 15, 2010 and early adoption is permitted. We are currently assessing the impact that ASU 2009-13 will have on the Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

The following tables set forth certain unaudited quarterly financial information:

	For the 13 Weeks Ended
	May 2, 2009	August 1, 2009	October 31, 2009	January 30, 2010 (1)
	(In millions)
Fiscal 2009
Net sales	$2,477	$2,567	$2,667	$5,857
Gross margin	890	951	950	1,987
Selling, general and administrative expenses	788	828	892	1,222
Depreciation and amortization	93	101	85	97
Other income, net(2)	(12)	(64)	(18)	(18)
Operating earnings (loss)	21	86	(9)	686
Net (loss) earnings	(40)	25	(69)	388
Net (loss) earnings attributable to Toys “R” Us, Inc.	$(35)	$27	$(67)	$387

	For the 13 Weeks Ended
	May 3, 2008	August 2, 2008	November 1, 2008	January 31, 2009 (1)
	(In millions)
Fiscal 2008
Net sales	$2,719	$2,771	$2,773	$5,461
Gross margin	977	1,014	960	1,797
Selling, general and administrative expenses	895	885	930	1,146
Depreciation and amortization	100	103	95	101
Other income, net(2)	(20)	(53)	(11)	(44)
Operating earnings (loss)	2	79	(54)	594
Net (loss) earnings(3)	(47)	9	(106)	355
Net (loss) earnings attributable to Toys “R” Us, Inc.(3)	$(36)	$13	$(104)	$345

(1)

Our Domestic and International businesses are highly seasonal with sales and earnings highest in the fourth quarter. During the last three fiscal years, more than 39% of the Net sales from our Domestic and International business were generated in the fourth quarter. Our results of operations depend significantly upon the fourth quarter holiday selling season.

(2)	During the third quarter of fiscal 2009, we recognized a $51 million gain on litigation settlement with Amazon. See Note 15 to our Consolidated Financial Statements entitled “LITIGATION AND LEGAL PROCEEDINGS” for further details. During the fourth quarter of fiscal 2008, we recognized an additional $59 million of gift card breakage income as a result of the change in estimate effected by a change in accounting principle. Partially offsetting this income was an impairment charge of $33 million on long-lived assets. During the second quarter of fiscal 2008, the operations of TRU (HK) Limited, our wholly-owned subsidiary, were substantially liquidated. As a result, we recognized a $39 million gain representing a cumulative translation adjustment, in accordance with SFAS No. 52 “Foreign Currency Translation.” Refer to Note 1 to our Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for further details.
(3)	During the fourth quarter of fiscal 2008, our valuation allowance decreased by $46 million related to certain tax credit and other carryforwards where we believe that it is more likely than not that such carryforwards will be used.

PARENT COMPANY INFORMATION

Toys “R” Us, Inc.

Schedule I—Condensed Statements of Operations

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)
Revenues	$23	$26	$29

General and administrative expenses	32	36	31
Depreciation and amortization	14	22	23
Other Income, net	(51)	(2)	—

Total operating expenses (income)	(5)	56	54

Other (expense) income:
Interest expense, net	(132)	(102)	(96)
Inter-company interest (expense) income, net	(1)	13	17
Equity in pre-tax earnings of consolidated subsidiaries	457	344	322

Earnings before income taxes	352	225	218
Income tax expense	40	7	65

Net earnings	$312	$218	$153

See accompanying notes to Condensed Financial Statements.

Toys “R” Us, Inc.

Schedule I—Condensed Balance Sheets

	January 30, 2010	January 31, 2009
	(In millions)
ASSETS
Current Assets:
Cash and cash equivalents	$196	$212
Current deferred tax assets	13	3
Prepaid expenses and other current assets	17	4

Total current assets	226	219
Property and equipment, net	18	28
Investments in and advances to/from subsidiaries	1,364	996
Deferred tax assets	66	81
Restricted cash	33	51
Other assets	15	11

	$1,722	$1,386

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accrued expenses and other current liabilities	$113	$95
Income taxes payable	50	25

Total current liabilities	163	120
Long-term debt	1,330	1,333
Liabilities for uncertain tax positions	70	80
Other non-current liabilities	74	127
Stockholders’ equity (deficit)	85	(274)

	$1,722	$1,386

See accompanying notes to Condensed Financial Statements.

Toys “R” Us, Inc.

Schedule I—Condensed Statement of Cash Flows

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)
Cash Flows from Operating Activities	$42	$71	$45

Cash Flows from Investing Activities:
Capital expenditures	(4)	(6)	(7)
Proceeds from sale of fixed assets	—	4	—
Sale (purchase) of short-term investments	—	66	(67)
Investments in subsidiaries	(248)	(3)	(105)
Decrease (increase) in restricted cash	18	(51)	—
Intercompany loan repayment by subsidiaries	482	265	179
Loans to subsidiaries	(455)	(249)	(168)

Net cash (used in) provided by investing activities	(207)	26	(168)

Cash Flows from Financing Activities:
Borrowings from subsidiaries	150	18	124
Other	(1)	—	—

Net cash provided by financing activities	149	18	124

Cash and cash equivalents:
Net increase (decrease) during period	(16)	115	1
Cash and cash equivalents at beginning of period	212	97	96

Cash and cash equivalents at end of period	$196	$212	$97

Supplemental Disclosures of Cash Flow Information:
Income taxes (received) paid, net of refunds	$(1)	$1	$1
Interest paid	$136	$84	$99

See accompanying notes to Condensed Financial Statements.

Toys “R” Us, Inc.

Schedule I—Notes to Condensed Financial Statements

NOTE A—BASIS OF PRESENTATION

Toys “R” Us, Inc. (the “Parent Company”) is a holding company that conducts substantially all of its business operations through its subsidiaries. As specified in certain of its subsidiaries’ debt agreements, there are restrictions on the Parent Company’s ability to obtain funds from certain of its subsidiaries through dividends, loans or advances (refer to Note 2 to our Consolidated Financial Statements entitled “LONG-TERM DEBT”). Accordingly, these condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, the Parent Company’s investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with Toys “R” Us, Inc.’s audited Consolidated Financial Statements included elsewhere herein.

On January 28, 2010, our direct wholly-owned subsidiary, Toys “R” Us International LLC (“TRU-International”) was merged with and into Parent Company (the “Transaction”). These financial statements present the historical financial positions and results of operations of Parent Company and TRU-International on a combined basis. The Transaction has been reflected in these financial statements as if it had occurred as of the earliest period presented with prior year financial information combined retrospectively for fiscals 2008 and 2007. TRU-International provides certain information technology, accounting and operational support to our foreign subsidiaries for a service fee. For fiscals 2009, 2008 and 2007, the service fees from the foreign subsidiaries are based on costs plus a premium and have been recorded in Revenues on an accrual basis.

In connection with the July 21, 2005 Merger and subsequent reorganization, the Parent Company borrowed $770 million and received a promissory note of $887 million (£509 million) as a dividend from its indirect wholly-owned subsidiary, Toys “R” Us (UK) Limited (“Toys Limited”). The outstanding net intercompany receivable balance from Toys Limited was $208 million and $107 million as of January 30, 2010 and January 31, 2009, respectively, and was included in Investments in and advances to/from subsidiaries.

On June 10, 2008, we entered into a plan of reorganization pursuant to Internal Revenue Code (“IRC”) §368(a) with Toys “R” Us Holdings, Inc., our former parent (“Former Parent”) under which Former Parent transferred all of its assets (including 1,000 shares of Pre-Reorganization Common Stock) and liabilities to the Parent Company in exchange for issuing 48,955,808 shares of Parent Company Post-Reorganization Stock to Former Parent. In addition, pursuant to the plan of reorganization, the Parent Company assumed the obligations and succeeded the rights of Former Parent under the Management Equity Plan (refer to Note 7 to our Consolidated Financial Statements entitled “STOCK-BASED COMPENSATION”). Immediately after the exchange, Former Parent, pursuant to the plan of reorganization, was dissolved. On June 10, 2008, the Parent Company by-laws were also amended and restated in order to incorporate certain Sponsor-related provisions formerly contained in Former Parent’s by-laws. Refer to Note 20 to our Consolidated Financial Statements entitled “REORGANIZATION.”

Included in Investments in and advances to/from subsidiaries as of January 30, 2010 and January 31, 2009 are intercompany payables of $366 million and $334 million to Toys–Delaware, which included $250 million advanced in fiscal 2006 to repay principal on our 6.875% notes and remain outstanding at each fiscal year end, respectively. In addition, Parent Company’s intercompany payable to Toys–Delaware at January 30, 2010 included $150 million related to loan proceeds received from Toys–Delaware and $18 million of accrued interest related to Parent Company’s overall intercompany payable balance, both of which were recorded during fiscal 2009. Parent Company’s intercompany

Toys “R” Us, Inc.

Schedule I—Notes to Condensed Financial Statements—(Continued)

payable balance with Toys–Delaware at January 31, 2009 included $18 million in payments received from Toys–Delaware to fund certain operating expenses of Parent Company and $21 million of accrued interest related to Parent Company’s overall intercompany payable balance, both of which were recorded during fiscal 2008. Also during fiscal 2009, Parent Company recorded a dividend-in-kind of a payable to Toys–Delaware in the aggregate amount of $146 million established as a result of payments by Toys–Delaware to Parent Company in fiscals 2006 and 2007 for interest payments on Parent Company’s publicly issued and outstanding notes.

For fiscals 2009, 2008, and 2007, the income tax expense of $40 million, $7 million and $65 million, respectively, in the attached Schedule I—Condensed Statements of Operations represents the Parent Company’s consolidated income tax benefit expense. Such amounts include income tax expense of $76 million, $34 million and $143 million, respectively, related to our subsidiaries, which have not been consolidated for this presentation. The Parent Company is responsible for cash income tax payments on the separate company income of such subsidiaries for U.S. Federal and certain state filings.

NOTE B—DEBT

A summary of the Parent Company’s Long-term debt as of January 30, 2010 and January 31, 2009 is outlined in the table below:

	January 30, 2010	January 31, 2009
	(In millions)
7.625% notes, due fiscal 2011	$507	$512
7.875% senior notes, due fiscal 2013	395	393
7.375% senior notes, due fiscal 2018	406	406
8.750% debentures, due fiscal 2021(1)	22	22

Total	$1,330	$1,333

(1)	Represents obligations of Toys “R” Us, Inc. and Toys–Delaware.

The total fair values of the Parent Company’s Long-term debt, with carrying values of $1,330 million and $1,333 million at January 30, 2010 and January 31, 2009, were $1,304 million and $505 million, respectively. The fair values of the Parent Company’s Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

The annual maturities of the Parent Company’s Long-term debt at January 30, 2010 are as follows:

Annual Maturities
(In millions)
2010	$—
2011	507
2012	—
2013	395
2014	—
2015 and subsequent	428

Total	$1,330

Toys “R” Us, Inc.

Schedule I—Notes to Condensed Financial Statements—(Continued)

The Parent Company is a co-obligor of the outstanding debentures due fiscal 2021, as are shown in the Parent Company Condensed Balance Sheets for stand-alone reporting purposes. However, it is expected all future principal and interest payments will be funded through the operating cash flows of Toys–Delaware. For each of fiscals 2009, 2008 and 2007, Toys–Delaware recorded interest expense related to the outstanding debentures due fiscal 2021 of $2 million, which is reflected as part of Equity in pre-tax earnings of consolidated subsidiaries in the Parent Company Condensed Statements of Operations.

The Parent Company currently guarantees 80% of three Toys–Japan’s installment loans, totaling ¥3.0 billion ($33 million at January 30, 2010). These loans have annual interest rates of 2.6%—2.8%, mature from 2012 to 2014 and are reported as part of the Toys–Japan bank loans of $172 million at January 30, 2010. In addition, the Parent Company has an agreement with McDonald’s Holding Company (Japan), Ltd. (“McDonald’s Japan”), in which the Parent Company promises to promptly reimburse McDonald’s Japan for any amounts it may be required to pay in connection with its guarantee of the remaining 20% of Toys–Japan’s three installment loans.

For a discussion of the Parent Company’s guarantees and the debt obligations of the Parent Company and its subsidiaries, see Note 2 to the Consolidated Financial Statements entitled “LONG-TERM DEBT.”

NOTE C—DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

ASC Topic 815, “Derivatives and Hedging” (“ASC 815”), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. Our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. Our interest rate contracts have various maturity dates through April 2015. A portion of these interest rate swaps are designated for hedge accounting as cash flow hedges under ASC 815.

The effective portion of the cash flow hedge is recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationship on an ongoing basis and recalculate changes in fair value of the derivative and the underlying hedged item separately.

For our derivative that is designated under ASC 815 as a cash flow hedge, we recorded a nominal gain and loss in earnings related to ineffectiveness for the years ended January 30, 2010 and January 31, 2009, respectively. Reclassifications from Accumulated other comprehensive (loss)

Toys “R” Us, Inc.

Schedule I—Notes to Condensed Financial Statements—(Continued)

income to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a net loss of approximately $30 million over the next 12 months to Interest expense from Accumulated other comprehensive (loss) income.

Certain of our agreements with credit-risk related features contain provisions where we could be declared in default on its derivative obligations if we default on certain specified indebtedness. Additionally, we have one agreement with a provision requiring we maintain an investment grade credit rating from each of the major credit rating agencies. As our ratings are currently below investment grade, we are required to post collateral for this contract. At January 30, 2010, derivative liabilities related to agreements that contain credit-risk related features had a fair value of $31 million. We have a minimum collateral posting threshold with certain derivative counterparties and have posted collateral of $33 million as of January 30, 2010.

The following table presents our outstanding derivative contracts as of January 30, 2010 and January 31, 2009:

			January 30, 2010	January 31, 2009
	Effective Date	Maturity Date	Notional Amount	Notional Amount
	(In millions)
Interest Rate Swaps
1 Month USD LIBOR Float to Fixed Interest Rate Swap(1)(2)	May 2008	December 2010	$750	$750
1 Month USD LIBOR Float to Fixed Interest Rate Swap(2)(3)	May 2008	December 2010	550	550

Interest Rate Caps
1 Month USD LIBOR Forward- starting Interest Rate Cap(4)	January 2011	April 2015	$500	$—
1 Month USD LIBOR Forward- starting Interest Rate Cap(4)	January 2012	April 2015	500	—
1 Month USD LIBOR Forward- starting Interest Rate Cap(4)	January 2014	April 2015	311	—

(1)	As of January 30, 2010, this derivative qualified for hedge accounting as a cash flow hedge.
(2)	On May 8, 2008, we entered into two new interest rate swaps initially associated with our $1.3 billion Unsecured credit agreement that mature in December 2010. The interest rate swaps convert the variable LIBOR-based portion of our interest payments to a fixed rate of interest of 3.14%, which effectively fix the all-in interest rate of the facility at 6.14%. Upon repayment of the $1.3 billion Unsecured credit agreement, the interest rate swaps were associated with the $800 million Secured real estate loan and the Secured term loan facility.
(3)	On November 10, 2009, in anticipation of the repayment of the $800 million Secured real estate loan and projected future variable interest rate exposure, the Company de-designated its $550 million interest rate swap. The remaining $16 million loss recorded in Accumulated other comprehensive loss will be reclassified to earnings over the life of the original hedged instrument.
(4)	On April 3, 2009, we entered into three new forward-starting interest rate cap agreements to manage our future interest rate exposure. The total amount paid for the caps was $8 million. Two

Toys “R” Us, Inc.

Schedule I—Notes to Condensed Financial Statements—(Continued)

of these interest rate caps were designated as cash flow hedges under ASC 815, hedging the variability of LIBOR based cash flows above the strike price for each cap. Subsequently, on November 10, 2009, the Company de-designated two $500 million forward-starting interest rate caps resulting in a reclassification from Accumulated other comprehensive income to earnings a gain of $1 million; an additional $2 million will be amortized from Accumulated other comprehensive (loss) income to earnings over the remaining life of the caps.

Foreign Exchange Contracts

We occasionally enter into foreign currency forward contracts to economically hedge our short-term, cross-currency intercompany loans with our foreign subsidiaries. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges under ASC 815 and are recorded on our Condensed Balance Sheets at fair value with a gain or loss recorded on the Condensed Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features, are subject to master netting arrangements and typically mature within 12 months. These derivatives contracts are not designated as hedges under ASC 815. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. We are not required to post collateral for these contracts.

The following table presents our outstanding foreign exchange contracts as of January 30, 2010 and January 31, 2009:

			January 30, 2010	January 31, 2009
	Effective Date	Maturity Date	Notional Amount	Notional Amount
	(In millions)
Foreign-Exchange Forwards
Short-term cross-currency intercompany loans	Varies	Varies	$—	$31

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive (loss) income on our Condensed Statements of Stockholder’s Equity (Deficit) for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)
Derivatives designated as cash flow hedges under ASC 815:
Interest Rate Contracts	$10	$(26)	$(1)

Toys “R” Us, Inc.

Schedule I—Notes to Condensed Financial Statements—(Continued)

The following table sets forth the impact of derivatives on Interest expense on our Condensed Statements of Operations for the fiscal years ended January 30, 2010, January 31, 2009 and February 2, 2008:

	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
	(In millions)

Derivatives not designated for hedge accounting under ASC 815:
Gain on the change in fair value - Interest Rate Contracts	$2	$—	$—
(Loss) gain on the change in fair value - Foreign Exchange Contracts	(10)	23	(15)

	(8)	23	(15)

Derivatives designated as variable cash flow hedges under ASC 815:
Loss reclassified from Accumulated other comprehensive
(loss) income (effective portion) - Interest Rate Contracts	(36)	(10)	(3)

Total Interest expense	$(44)	$13	$(18)

The following table contains the notional amounts and fair values of Parent Company’s outstanding derivative contracts as of January 30, 2010 and January 31, 2009:

	January 30, 2010		January 31, 2009
	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
	(In millions)
Interest Rate Contracts designated as cash flow hedges under ASC 815:
Accrued expenses and other current liabilities	$750	$(18)	$—	$—
Other non-current liabilities	—	—	1,300	(44)

Interest Rate Contracts not designated for hedge accounting under ASC 815:
Other assets	$1,311	$9	$—	$—
Accrued expenses and other current liabilities	550	(13)	—	—

Foreign Currency Contracts not designated for hedge accounting under ASC 815:
Prepaid expenses and other current assets	$—	$—	$31	$—

Total derivative contracts outstanding
Prepaid expenses and other assets	$—	$—	$31	$—
Other assets	1,311	9	—	—

Total derivative assets	$1,311	$9	$31	$—

Accrued expenses and other current liabilities	$1,300	$(31)	$—	$—
Other non-current liabilities	—	—	1,300	(44)

Total derivative liabilities	$1,300	$(31)	$1,300	$(44)

Toys “R” Us, Inc.

Schedule I—Notes to Condensed Financial Statements—(Continued)

Refer to Note 3 to our Consolidated Financial Statements entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details on derivative instruments.

NOTE D—LITIGATION AND LEGAL PROCEEDINGS

In fiscal 2009, Parent Company recognized a $51 million gain related to the litigation settlement with Amazon which was recorded in Other income, net. Additionally, Parent Company is party to other lawsuits. Refer to Note 15 entitled “LITIGATION AND LEGAL PROCEEDINGS” for further information.

NOTE E—COMMITMENTS AND CONTINGENCIES

The Parent Company is a guarantor on certain leases entered into by its subsidiaries. For a discussion of the lease obligations of the Parent Company and its subsidiaries, see Note 9 to our Consolidated Financial Statements entitled “LEASES.”

NOTE F—DIVIDENDS AND CAPITAL CONTRIBUTIONS

The Parent Company received cash dividends from certain of its subsidiaries of $158 million, $156 million and $236 million during fiscals 2009, 2008 and 2007, respectively. Additionally, Parent Company received cash distributions from its property subsidiaries during 2009, 2008 and 2007 which amounted to $7 million, $45 million and $46 million and which were recorded as returns of capital.

During fiscal 2009, Parent Company made the following capital contributions: $66 million to TRU Japan Holdings 2, LLC (“Holdings 2”), which it used to purchase additional 28% of Toys–Japan common stock. (Refer to Note 19 to our Consolidated Financial Statements entitled “TOYS–JAPAN SHARE ACQUISITION” for further details); $142 million to Toys “R” Us Property Company I, LLC, which it used to repay the outstanding loan balance under the Unsecured credit agreement and related transaction costs; and $47 million to Toys “R” Us property Company II, LLC, which it used to repay $200 million in Secured real estate loans.

During fiscal 2008, Parent Company loaned $28 million and made a capital contribution of $8 million to TRU Japan Holdings 2, LLC (“Holdings 2”), which it used to purchase an additional approximately 14% share of Toys–Japan common stock. (Refer to Note 19 to our Consolidated Financial Statements entitled “TOYS–JAPAN SHARE ACQUISITION” for further details). Also during fiscal 2008, the Parent Company made a capital contribution of $40 million to its direct subsidiary, TRU Australia Holdings, LLC, who made a similar contribution to its subsidiary, Toys “R” Us Australia Pty Ltd. The funds were used to pay down certain liabilities.

During fiscal 2007, Parent Company made a capital contribution of $151 million to TRU Australia Holdings, LLC, which it used to settle an inter-company loan with Toys “R” Us Europe, LLC (“Toys–Europe”). In turn, Toys–Europe paid a cash dividend to the Parent Company in the same amount.

TOYS “R” US, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended
	May 1, 2010	May 2, 2009
	(In millions, except per share data)
Net sales	$2,608	$2,477
Cost of sales	1,663	1,587

Gross margin	945	890

Selling, general and administrative expenses	858	788
Depreciation and amortization	94	93
Other income, net	(12)	(12)

Total operating expenses	940	869

Operating earnings	5	21
Interest expense	(125)	(94)
Interest income	1	2

Loss before income taxes	(119)	(71)
Income tax benefit	63	31

Net loss	(56)	(40)
Less: Net loss attributable to noncontrolling interest	1	5

Net loss attributable to Toys “R” Us, Inc	$(55)	$(35)

Loss per common share attributable to Toys “R” Us, Inc.:
Basic (Note 1)	$(1.12)	$(0.71)
Diluted (Note 1)	(1.12)	(0.71)

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	May 1, 2010	January 30, 2010	May 2, 2009
	(In millions )
ASSETS
Current Assets:
Cash and cash equivalents	$519	$1,126	$470
Accounts and other receivables	196	202	190
Merchandise inventories	2,206	1,810	2,098
Current deferred tax assets	100	102	84
Prepaid expenses and other current assets	184	144	159

Total current assets	3,205	3,384	3,001
Property and equipment, net	3,992	4,084	4,131
Goodwill, net	381	382	377
Deferred tax assets	170	181	194
Restricted cash	35	44	177
Other assets	469	502	423

	$8,252	$8,577	$8,303

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities:
Short-term borrowings	$—	$—	$25
Accounts payable	1,492	1,680	1,375
Accrued expenses and other current liabilities	726	851	629
Income taxes payable	28	72	19
Current portion of long-term debt	330	162	96

Total current liabilities	2,576	2,765	2,144
Long-term debt	4,986	5,034	5,646
Deferred tax liabilities	63	63	72
Deferred rent liabilities	277	275	265
Other non-current liabilities	312	323	367
Toys “R” Us, Inc. stockholders’ equity (deficit)	38	85	(297)
Noncontrolling interest	—	32	106

Total equity (deficit)	38	117	(191)

	$8,252	$8,577	$8,303

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	13 Weeks Ended
	May 1, 2010	May 2, 2009
	(In millions)
Cash Flows from Operating Activities:
Net loss	$(56)	$(40)
Adjustments to reconcile Net loss to net cash used in operating activities:
Depreciation and amortization	94	93
Amortization of debt issuance costs	12	8
Deferred income taxes	2	(7)
Other	5	6
Changes in operating assets and liabilities:
Accounts and other receivables	31	81
Merchandise inventories	(410)	(315)
Prepaid expenses and other operating assets	(37)	(42)
Accounts payable, accrued expenses and other liabilities	(293)	(247)
Income taxes payable and receivable	(71)	(52)

Net cash used in operating activities	(723)	(515)

Cash Flows from Investing Activities:
Capital expenditures	(40)	(34)
Decrease in restricted cash	9	16
Proceeds from sales of fixed assets	2	—
Acquisitions	—	(7)

Net cash used in investing activities	(29)	(25)

Cash Flows from Financing Activities:
Long-term debt borrowings	184	226
Short-term debt borrowings	—	25
Long-term debt repayments	(14)	(27)
Capitalized debt issuance costs	(2)	(1)
Purchase of Toys-Japan shares	(10)	—

Net cash provided by financing activities	158	223

Effect of exchange rate changes on cash and cash equivalents	(13)	4

Cash and cash equivalents:
Net decrease during period	(607)	(313)
Cash and cash equivalents at beginning of period	1,126	783

Cash and cash equivalents at end of period	$519	$470

Non-cash financing activities
Non-cash purchase of Toys - Japan shares	$11	—

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Toys “R” Us, Inc. Stockholders
	Common Stock		Additional	Accumulated Other	Total	Toys “R” Us, Inc.
	Issued Shares	Treasury Amount	Paid-in Capital	Comprehensive Loss	Accumulated Equity (Deficit)	Stockholders’ Equity (Deficit)	Non controlling Interest	Total Equity (Deficit)
	(In millions)
Balance, January 31, 2009	49	$—	$19	$(93)	$(200)	$(274)	$122	$(152)
Net loss	—	—	—	—	(35)	(35)	(5)	(40)
Unrealized loss on hedged transactions, net of tax	—	—	—	(3)	—	(3)	—	(3)
Foreign currency translation adjustments, net of tax	—	—	—	14	—	14	(11)	3

Total comprehensive loss						(24)	(16)	(40)
Stock compensation expense	—	—	1	—	—	1	—	1

Balance, May 2, 2009	49	$—	$20	$(82)	$(235)	$(297)	$106	$(191)

Balance, January 30, 2010	49	$(7)	$25	$(45)	$112	$85	$32	$117
Net loss	—	—	—	—	(55)	(55)	(1)	(56)
Unrealized gain on hedged transactions, net of tax	—	—	—	3	—	3	—	3
Foreign currency translation adjustments, net of tax	—	—	—	(2)	—	(2)	(1)	(3)

Total comprehensive loss	—	—	—	—	—	(54)	(2)	(56)
Acquisition of approximately 9% of Toys - Japan shares	—	—	3	6	—	9	(30)	(21)
Stock compensation expense	—	—	1	—	—	1	—	1
Repurchase of common stock	—	(3)	—	—	—	(3)	—	(3)

Balance, May 1, 2010	49	$(10)	$29	$(38)	$57	$38	$—	$38

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us, Inc., and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Condensed Consolidated Balance Sheets as of May 1, 2010, January 30, 2010, and May 2, 2009, the Condensed Consolidated Statements of Operations, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholders’ Equity (Deficit) for the thirteen weeks ended May 1, 2010 and May 2, 2009, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting, and in accordance with the requirements of this Quarterly Report on Form 10-Q. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen weeks then ended. The Condensed Consolidated Balance Sheet at January 30, 2010, presented herein, has been derived from our audited balance sheet included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included within our Annual Report on Form 10-K for the fiscal year ended January 30, 2010. The results of operations for the thirteen weeks ended May 1, 2010 and May 2, 2009 are not necessarily indicative of operating results of the full year.

In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective February 1, 2010, the Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures.

In accordance with ASU 2009-17, we reassessed our lending vehicles, including our loan from Vanwall Finance PLC and concluded that we were not the primary beneficiary of that VIE. Accordingly, the adoption of this standard did not have an impact to the Condensed Consolidated Financial Statements.

Reclassifications of Previously Issued Financial Statements

We have reclassified $85 million from Accrued expenses and other liabilities to Accounts payable on our Condensed Consolidated Balance Sheet at May 2, 2009. This reclassification was made to reflect non-merchandise accounts payable within Accounts payable. This change had no effect on our previously reported Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Cash Flows and Condensed Consolidated Statements of Stockholders’ Equity (Deficit).

Loss per share

Loss per share is computed as follows (in millions, except for share data):

	13 Weeks Ended
	May 1, 2010			May 2, 2009
	Net Loss Attributable to Toys “R” Us, Inc.	Weighted Average Shares	Per Share Amount	Net Loss Attributable to Toys “R” Us, Inc.	Weighted Average Shares	Per Share Amount
Basic loss per share	$(55)	48,951,836	$(1.12)	$(35)	48,957,902	$(0.71)
Effect of dilutive share-based awards	—	—	—	—	—	—

Dilutive loss per share	$(55)	—	$(1.12)	$(35)	—	$(0.71)

Basic loss per share was computed by dividing net loss attributable to Toys “R” Us, Inc. by the weighted average number of shares of common stock outstanding during the quarter. Diluted loss per share was determined based on the dilutive effect of share-based awards using the treasury stock method.

For the thirteen weeks ended May 1, 2010 and May 2, 2009, the effect of dilutive stock-based awards would have been approximately 0.6 million and 0.3 million shares, respectively. As the Company incurred a net loss for the thirteen week periods presented, these incremental shares have been excluded from the computation of diluted loss per share as the effect of their inclusion would be anti-dilutive.

2. Short-term borrowings and long-term debt

A summary of the Company’s consolidated Short-term borrowings and Long-term debt as of May 1, 2010, January 30, 2010 and May 2, 2009 is outlined in the table below:

	May 1, 2010	January 30, 2010	May 2, 2009
	(In millions)
Short-term borrowings
Toys-Japan short-term bank loans	$—	$—	$25

Total Short-term debt	$—	$—	$25

Long-term debt
Unsecured credit agreement, due December 8, 2009	$—	$—	$1,283
Secured real estate loans, due August 9, 2010	—	—	800
Toys-Japan committed credit line, due fiscal 2011	172	—	202
$2.1 billion secured revolving credit facility, expires fiscals 2010-2012 (1)	—	—	—
Toys-Japan 1.20%-2.85% loans, due fiscals 2010-2014	160	172	151
7.625% notes, due fiscal 2011 (2)	506	507	511
Secured term loan facility, due fiscal 2012 (1)	798	798	798
Unsecured credit facility, due fiscal 2012 (1)	181	180	180
French real estate credit facility, due fiscal 2012	83	86	84
Spanish real estate credit facility, due fiscal 2012	172	180	173
European and Australian asset-based revolving credit facility, expires fiscal 2012	—	—	—
U.K. real estate senior credit facility, due fiscal 2013	536	562	526
U.K. real estate junior credit facility, due fiscal 2013	94	99	93
7.875% senior notes, due fiscal 2013 (2)	395	395	394
10.750% senior notes, due fiscal 2017 (3)	927	926	—
8.500% senior secured notes, due fiscal 2017 (4)	715	715	—
7.375% senior notes, due fiscal 2018 (2)	405	406	406
8.750% debentures, due fiscal 2021 (5)	22	22	22
Finance obligations associated with capital projects	107	101	69
Capital lease obligations	43	47	50

	5,316	5,196	5,742
Less current portion (6)	330	162	96

Total Long-term debt	$4,986	$5,034	$5,646

(1)	Represents obligations of Toys “R” Us-Delaware, Inc. (“Toys–Delaware”).
(2)	Represents obligations of Toys “R” Us, Inc. legal entity.
(3)	Represents obligations of Toys “R” Us Property Company I, LLC (“TRU Propco I”), and its subsidiaries.
(4)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”).
(5)	Represents obligations of Toys “R” Us, Inc. and Toys–Delaware.
(6)

Current portion of Long-term debt as of May 1, 2010 is primarily comprised of $172 million of the Toys “R” Us-Japan, Ltd. (“Toys-Japan”) committed credit lines expiring on March 28, 2011 and $122 million in Toys-Japan 1.20-2.85% loans (“Toys—Japan bank loans”) maturing on January 17, 2011. Current portion of Long-term debt as of January 30, 2010 is primarily comprised of $127 million in Toys-Japan bank loans maturing on January 17, 2011. Current portion of Long-term debt as of May 2, 2009 is primarily comprised of $65 million of payments to be made on the unsecured credit agreement.

As of May 1, 2010, we had total indebtedness of $5,316 million, of which $2,548 million was secured indebtedness. Toys “R” Us, Inc. is a holding company and conducts its operations through its subsidiaries, certain of which have incurred their own indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ abilities to:

•	incur certain additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $765 million, $709 million and $514 million as of May 1, 2010, January 30, 2010 and May 2, 2009. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently we have funds available to finance our operations under our $2.1 billion secured revolving credit facility bifurcated into a tranche maturing on July 21, 2010 and a tranche maturing in May 2012, our European and Australian asset-based revolving credit facility (“European ABL”) through October 2012 and our Toys –Japan unsecured credit lines through March 30, 2011. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

The total fair values of our Short-term borrowings and Long-term debt, with carrying values of $5.3 billion, $5.2 billion and $5.8 billion at May 1, 2010, January 30, 2010 and May 2, 2009, were $5.2 billion, $4.8 billion and $3.6 billion, respectively. The fair values of our Short-term borrowings and Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods.

Borrowing Availability

At May 1, 2010, under our $2.1 billion secured revolving credit facility, we had no outstanding borrowings, a total of $93 million of outstanding letters of credit and excess availability of $1,028 million. This amount is also subject to a minimum availability covenant, which was $140 million at May 1, 2010, with remaining availability of $888 million in excess of the covenant. The facility is bifurcated into a $517 million tranche maturing on July 21, 2010 and a $1,631 million tranche maturing in May 2012.

Additionally, certain of our foreign subsidiaries currently have a European ABL, which provides for a three-year £124 million ($189 million at May 1, 2010) secured revolving credit facility and which expires on October 15, 2012. At May 1, 2010, we had no outstanding borrowings and $120 million of availability under the European ABL.

Toys—Japan currently has an agreement with a syndicate of financial institutions, which includes two unsecured loan commitment lines of credit (“Tranche 1” and “Tranche 2”). Under the agreement Tranche 1 is available in amounts of up to ¥20 billion ($213 million at May 1, 2010), which expires on March 30, 2011, and bears an interest rate of TOKYO INTERBANK OFFERED RATE (“TIBOR”) plus 0.63% per annum. At May 1, 2010, we had outstanding borrowings of $172 million under Tranche 1, which are included in Current portion of long-term debt on our Condensed Consolidated Balance Sheets, with $41 million of remaining availability.

On February 26, 2010, Toys-Japan entered into an agreement with a syndicate of financial institutions to refinance Tranche 2. Additionally, on March 29, 2010, Toys-Japan modified Tranche 2 to include an additional lender. As a result, Tranche 2 is now available in amounts of up to ¥14.0 billion ($149 million at May 1, 2010), expiring on March 28, 2011, and bears an interest rate of TIBOR plus 0.80% per annum. We paid fees of $2 million to refinance Tranche 2, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. At May 1, 2010, we had no outstanding Short-term debt under Tranche 2, with $149 million of availability.

Senior Notes, due 2017 ($927 million at May 1, 2010)

On May 13, 2010, pursuant to a registration rights agreement that TRU Propco I entered into in connection with the July 2009 offering of the 10.75% Senior Notes (“Notes”), due fiscal 2017, TRU Propco I filed Amendment No. 3 to Form S-4, a registration statement under the Securities Act of 1933. On June 4, 2010, TRU Propco I commenced an exchange offer with respect to the Notes.

Guarantees

We currently guarantee 80% of three Toys-Japan installment loans, totaling ¥2.6 billion ($27 million at May 1, 2010). These loans have annual interest rates of 2.6%-2.8%. In addition, we have an agreement with McDonald’s Holding Company (Japan), Ltd. (“McDonald’s Japan”), in which we promise to promptly reimburse McDonald’s Japan for any amounts it may be required to pay in connection with its guarantee of the remaining 20% of these loans.

3. Derivative instruments and hedging activities

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. In an effort to manage interest rate exposures, we periodically enter into interest rate swaps and interest rate caps. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR and EURIBOR rates. Our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. Our interest rate contracts have various maturity dates through April 2015. A portion of our interest rate swaps and caps are designated for hedge accounting as cash flow hedges.

The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for the thirteen weeks ended May 1, 2010. We recorded a $1 million loss in earnings related to ineffectiveness for the thirteen weeks ended May 2, 2009. Reclassifications from Accumulated other comprehensive loss to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a net loss of approximately $20 million over the next 12 months to Interest expense from Accumulated other comprehensive loss.

Certain of our agreements with credit-risk related features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. Additionally, we have one agreement with a provision requiring we maintain an investment grade credit rating from each of the major credit rating agencies. As our ratings are currently below investment grade, we are required to post collateral for this contract. At May 1, 2010, January 30, 2010 and May 2, 2009, derivative liabilities related to agreements that contain credit-risk related features had a fair value of $36 million, $42 million and $54 million, respectively. We have a minimum collateral posting threshold with certain derivative counterparties and have posted collateral of $25 million, $33 million and $48 million as of May 1, 2010, January 30, 2010 and May 2, 2009, respectively, which are recorded as Restricted cash on the Condensed Consolidated Balance Sheets.

Foreign Exchange Contracts

We enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our foreign subsidiaries and our short-term, cross-currency intercompany loans with our foreign subsidiaries. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features, are subject to master netting arrangements and typically mature within 12 months. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At May 1, 2010 and January 30, 2010, derivative liabilities related to agreements that contain credit-risk related contingent features had a nominal fair value. At May 2, 2009, derivative liabilities related to agreements that contain credit-risk related contingent features had a fair value of $7 million. We are not required to post collateral for these contracts.

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive loss on our Condensed Consolidated Statements of Stockholders’ Equity (Deficit) for the thirteen weeks ended May 1, 2010 and May 2, 2009:

	13 Weeks Ended
	May 1, 2010	May 2, 2009
	(In millions)
Derivatives designated as cash flow hedges:
Interest Rate Contracts	$3	$(3)

The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen weeks ended May 1, 2010 and May 2, 2009:

	13 Weeks Ended
	May 1, 2010	May 2, 2009
	(In millions)
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Interest Rate Contracts	$(5)	$(3)
Loss on the change in fair value - Foreign Exchange Contracts	(4)	(10)

	(9)	(13)

Derivatives designated as cash flow hedges:
Loss reclassified from Accumulated other comprehensive loss (effective portion) - Interest Rate Contracts	(9)	(8)
Loss on cash flow hedges (ineffective portion and amounts excluded from effectiveness testing) - Interest Rate Contracts	—	(1)

	(9)	(9)

Total Interest expense	$(18)	$(22)

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of May 1, 2010, January 30, 2010 and May 2, 2009:

	May 1, 2010		January 30, 2010		May 2, 2009
	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
	(In millions)

Interest Rate Contracts designated as cash flow hedges:
Other assets	$800	$3	$800	$7	$1,800	$8
Accrued expenses and other current liabilities	750	(13)	750	(18)	—	—
Other non-current liabilities	3	—	3	—	1,303	(45)

Interest Rate Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$1,400	$—	$1,400	$—	$2,191	$—
Other assets	1,511	5	1,511	10	1,111	2
Accrued expenses and other current liabilities	550	(9)	550	(13)	—	—
Other non-current liabilities	346	(14)	362	(11)	347	(9)

Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$282	$7	$134	$3	$68	$1
Accrued expenses and other current liabilities	26	—	—	—	300	(7)

Total derivative contracts outstanding
Prepaid expenses and other current assets	$1,682	$7	$1,534	$3	$2,259	$1
Other assets	2,311	8	2,311	17	2,911	10

Total derivative assets(1)	$3,993	$15	$3,845	$20	$5,170	$11

Accrued expenses and other current liabilities	$1,326	$(22)	$1,300	$(31)	$300	$(7)
Other non-current liabilities	349	(14)	365	(11)	1,650	(54)

Total derivative liabilities(1)	$1,675	$(36)	$1,665	$(42)	$1,950	$(61)

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements

To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation we classify derivatives based on the lowest level in the fair value hierarchy that is significant to the fair value of the instrument. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Condensed Consolidated Statements of Operations.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of May 1, 2010, January 30, 2010 and May 2, 2009, aggregated by level in the fair value hierarchy within which those measurements fall.

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In millions )
Cash equivalents	$110	$—	$—	$110
Derivative financial instruments	—	(11)	(10)	(21)

Balance at May 1, 2010	$110	$(11)	$(10)	$89

Cash equivalents	$403	$—	$—	$403
Derivative financial instruments	—	(20)	(2)	(22)

Balance at January 30, 2010	$403	$(20)	$(2)	$381

Cash Equivalents	$41	$—	$—	$41
Derivative financial instruments	—	(46)	(4)	(50)

Balance at May 2, 2009	$41	$(46)	$(4)	$(9)

The table below presents the changes in the fair value of our derivative financial instruments within Level 3 of the fair value hierarchy for the thirteen weeks ended May 1, 2010 and May 2, 2009.

Level 3
(In millions)
Balance, January 30, 2010	$(2)
Total unrealized loss	(8)

Balance, May 1, 2010	$(10)

Level 3
(In millions)
Balance, January 31, 2009	$(6)
Total unrealized loss	(3)
Transfers in to Level 3	5

Balance, May 2, 2009	$(4)

5. Income taxes

The following table summarizes our income tax benefit and effective tax rates for the thirteen weeks ended May 1, 2010 and May 2, 2009:

	13 Weeks Ended
	May 1, 2010	May 2, 2009
	($ In millions)
Loss before income taxes	$(119)	$(71)
Income tax benefit	63	31
Effective tax rate	(52.9)%	(43.7)%

The effective tax rates for the thirteen weeks ended May 1, 2010 and May 2, 2009 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 44.6% for the thirteen weeks ended May 1, 2010 compared to 43.9% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments, a decrease in state tax expense and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended May 1, 2010, our effective tax rate was impacted by tax benefits of $4 million related to state income taxes, $3 million related to adjustments to deferred taxes, $2 million related to adjustments to current taxes payable and $2 million related to changes to our liability for uncertain tax positions. These tax benefits were partially offset by a tax expense of $2 million related to an increase in our valuation allowance. For the thirteen weeks ended May 2, 2009, our effective tax rate was impacted by a tax benefit of $1 million related to state income taxes as well as changes to our liability for uncertain tax positions.

6. Segments

Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile product offerings in 49 states and Puerto Rico, and Toys “R” Us – International (“International”), which operates or licenses “R” Us branded retail stores in 33 foreign countries and jurisdictions with operated stores in Australia, Austria, Canada, France, Germany, Portugal, Spain, Switzerland, the United Kingdom and Japan, which as of April 15, 2010, we own 100%. Domestic and International segments also include their respective internet operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between segments have been eliminated.

Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Our percentages of Consolidated Net sales by product category for the thirteen weeks ended May 1, 2010 and May 2, 2009 were as follows:

	13 Weeks Ended
	May 1, 2010	May 2, 2009
Core Toy	12.8%	12.0%
Entertainment	10.8%	13.0%
Juvenile	42.9%	42.3%
Learning	16.4%	15.7%
Seasonal	16.0%	15.8%
Other (1)	1.1%	1.2%

Total	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of operations by reportable segment is as follows:

	13 Weeks Ended
	May 1, 2010	May 2, 2009
	(In millions)
Net sales
Domestic	$1,671	$1,623
International	937	854

Total Net sales	$2,608	$2,477

Operating earnings (loss)
Domestic (1)	$76	$106
International	(2)	(21)
Corporate and other charges	(69)	(64)

Operating earnings	5	21
Interest expense	(125)	(94)
Interest income	1	2

Loss before income taxes	$(119)	$(71)

(1)	Includes a reserve for certain legal matters of $17 million for the thirteen weeks ended May 1, 2010.

	May 1, 2010	January 30, 2010	May 2, 2009
	(In millions)
Merchandise inventories
Domestic	$1,328	$1,158	$1,277
International	878	652	821

Total Merchandise inventories	$2,206	$1,810	$2,098

7. Litigation and legal proceedings

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another class action was commenced making similar allegations involving most of the same Defendants. We intend to vigorously defend all such cases. Additionally, the Federal Trade Commission (“FTC”) notified us in April 2009 that it had opened an investigation related to the issues in those cases and to confirm our compliance with a 1998 FTC Final Order that prohibits the Company from, among other things, influencing its suppliers to limit sales of products to other retailers, including price club warehouses. We believe we have complied with the FTC Final Order and are cooperating with the FTC.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Condensed Consolidated Financial Statements taken as a whole.

In the first quarter of fiscal 2010, we recorded approximately $17 million as a reserve for certain legal matters, which was recorded in Selling, general and administrative expenses.

8. Related Party Transactions

Transactions with the Sponsors — We are owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us pursuant to an advisory agreement executed at the closing of the July 21, 2005 merger and recapitalization transaction. We recorded management and advisory fees of $5 million and $4 million for the thirteen weeks ended May 1, 2010 and May 2, 2009, respectively.

From time to time the Sponsors or their affiliates may acquire debt or debt securities issued by us or our subsidiaries in open market transactions or through loan syndications. During the thirteen weeks ended May 1, 2010 and May 2, 2009, affiliates of Vornado Realty Trust and Kohlberg Kravis Roberts & Co. L.P., all of which are equity owners of the Company, held debt and debt securities issued by the Company and its subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $6 million and $7 million during the thirteen weeks ended May 1, 2010 and May 2, 2009, respectively. Refer to Note 2 entitled “Short-term borrowings and long-term debt” for further details.

9. Toys – Japan Share Acquisition

At January 30, 2010, we owned 31,226,284 shares or approximately 91% of Toys- Japan. At a special shareholders’ meeting of Toys – Japan on January 19, 2010, the shareholders approved (through various steps) an exchange of the remaining outstanding common stock of Toys – Japan (“Toys – Japan Common Stock”) for a new class of stock (“New Stock”) at an exchange ratio of 1 to 3,289,647. This exchange resulted in all noncontrolling public shareholders receiving a fractional share of New Stock. As Toys – Japan is not permitted to issue fractional shares, all shareholders entitled to fractional shares of New Stock are only entitled to cash in the amount of ¥587 for each share of Toys – Japan Common Stock held by such shareholder. The acquisition of the fractional shares was approved by the court on April 15, 2010, resulting in the purchase of approximately 9% of Toys – Japan and cash of approximately $21 million, of which $11 million is being held for payment to the fractional shareholders. Effective as of April 15, 2010, our wholly-owned subsidiaries, Toys “R” Us Japan Holdings, Inc. and TRU Japan Holdings 2, LLC, were the sole shareholders of Toys-Japan. Upon acquisition of the additional ownership interest, the remaining Noncontrolling interest of $30 million was eliminated, and the difference between the purchase price paid and the carrying value of the Noncontrolling interest acquired was recognized as a net increase in Toys “R” Us, Inc. stockholders’ equity, consisting of a $3 million increase in Additional paid-in capital and a $6 million reduction in Accumulated other comprehensive loss.

10. Recent Accounting Pronouncements

In April 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-13, “Compensation – Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in which the Underlying Equity Security Trades” (“ASU 2010-13”). ASU 2010-13 clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted. We do not expect ASU 2010-13 will have an impact on the Condensed Consolidated Financial Statements.

In April 2010, the FASB issued ASU No. 2010-12, “Income Taxes (Topic 740): Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts” (“ASU 2010-12”). ASU 2010-12 provides guidance on the accounting effect, if any, that arises from the different signing dates between the Health Care and Education Reconciliation Act of 2010, which is a reconciliation bill that amends the Patient Protection and Affordable Care Act. This ASU is applicable for registrants with a period end that falls between the signing dates for which the timing difference could have an accounting impact. We are currently assessing the impact that ASU 2010-12 will have on the Condensed Consolidated Financial Statements.

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after March 5, 2010. We do not expect that ASU 2010-11 will have an impact on the Condensed Consolidated Financial Statements.

TOYS"R"US BABIES"R"US FAO SCHWARZ eToys Toys.com babyuniverse.com

Toys"R"Us
Babies"R"Us

Toys"R"Us
Babies"R"Us

iPod

stock up &
$ave

             Shares

TOYS “R” US, INC.

Common Stock

PROSPECTUS

Goldman, Sachs & Co.

J.P. Morgan

BofA Merrill Lynch

Credit Suisse

Deutsche Bank Securities

Citi

Wells Fargo Securities

Needham & Company, LLC

Mizuho Securities USA Inc.

BMO Capital Markets

Daiwa Capital Markets

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable solely by the Registrant in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee and the FINRA filing fee.

SEC registration fee		$57,040
FINRA filing fee		75,500
New York Stock Exchange listing fee		*
Transfer agent’s fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the DGCL, the registrant’s Amended and Restated Bylaws includes provisions that (i) eliminate, to the fullest extent permitted by the DGCL, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, and (ii) require the registrant to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions.

As permitted by the DGCL, the Amended and Restated Bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, (ii) the registrant may indemnify any other person as set forth in the DGCL, and (iii) the rights conferred in the Amended and Restated Bylaws are not exclusive.

The registrant has also obtained officers’ and directors’ liability insurance that insures against liabilities that officers and directors of the registrant, in such capacities, may incur.

In September 2009, we entered into an advancement and indemnification rights agreement with the Sponsors to clarify the priority of advancement and indemnification obligations among us and any of our directors appointed by the Sponsors and other related matters.

In addition, we intend to enter into indemnification agreements with our directors and certain of our officers providing for certain indemnification rights. In the indemnification agreements, we will agree subject to certain exceptions, to indemnify and hold harmless the director to the maximum extent then authorized or permitted by the provisions of the certificate of incorporation, the DGCL, or by any amendment(s) thereto.

Pursuant to the registration rights agreement entered into with the Sponsors in connection with the 2005 acquisition, the Company agreed to indemnify the Sponsors from certain liabilities incurred in connection with this registration statement.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.	Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the Company issued the following securities which was not registered under the Securities Act of 1933, as amended:

On June 30, 2009 and October 30, 2009, we sold to certain officers, pursuant to the Management Equity Plan, 65,926 and 8,214 shares of our Common Stock, respectively, for a per share purchase price of $27.00 and $28.00, respectively. In connection with these sales, we issued options to purchase up to 355,815 and 50,256 shares, respectively, of our common stock. All sales were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser of the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended Toys “R” Us, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the township of Wayne, New Jersey, on August 13, 2010.

TOYS “R” US, INC.

By:	/s/ F. Clay Creasey, Jr.
Name:	F. Clay Creasey, Jr.
Title:	Executive Vice President &
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on August 13, 2010.

Signature	Capacity

* Gerald L. Storch	Chairman of the Board, Chief Executive Officer and Director (Principal executive officer)

/s/ F. Clay Creasey, Jr. F. Clay Creasey, Jr.	Executive Vice President—Chief Financial Officer (Principal financial officer)

* Charles D. Knight	Senior Vice President—Corporate Controller (Principal Accounting Officer)

* Joshua Bekenstein	Director

* Michael M. Calbert	Director

* Michael D. Fascitelli	Director

* Matthew S. Levin	Director

* Sanjay Morey	Director

* John Pfeffer	Director

* Steven Roth	Director

* Wendy Silverstein	Director

Signature	Capacity

* Michael Ward	Director

*By:	/s/ F. Clay Creasey, Jr.
Attorney-in-fact pursuant to the power of attorney contained in the original filing of the Registration Statement

EXHIBIT INDEX

Exhibit No.	Document
1*	Form of Underwriting Agreement

2	Reorganization Agreement, dated June 10, 2008, by and between the Registrant and Toys “R” Us Holdings, Inc. (filed as Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

3.1*	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.2*	Form of Amended and Restated By-Laws of the Registrant.

4.1*	Form of Stock Certificate for Common Stock.

4.2	Indenture between the Registrant and Fleet Bank, as trustee, pursuant to which securities in one or more series up to $300,000,000 in principal amount may be issued by the Registrant (filed as Exhibit 4 to the Registrant’s Registration Statement on Form S-3, File No. 33-42237, filed on August 31, 1991 and incorporated herein by reference).

4.3	Form of the Registrant’s 8 3/4% Debentures due 2021 (filed as Exhibit 4 to the Registrant’s Current Report on Form 8-K, dated August 29, 1991 and incorporated herein by reference).

4.4	First Supplemental Indenture, dated as of January 1, 1996, among Toys “R” Us—Delaware, Inc., Toys “R” Us, Inc. and United Jersey Bank, as trustee (filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

4.5	Second Supplemental Indenture, dated as of November 15, 2006, among Toys “R” Us—Delaware, Inc., Toys “R” Us, Inc. and The Bank of New York, as trustee (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q, filed on December 12, 2006 and incorporated herein by reference).

4.6	Indenture, dated July 24, 2001, between the Registrant and The Bank of New York, as trustee (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-73800, filed on November 20, 2001 and incorporated herein by reference).

4.7	Form of the Registrant’s 7.65% Notes due 2011 (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4, File No. 333-73800, filed on November 20, 2001 and incorporated herein by reference).

4.8	Form of the Registrant’s 7.875% Notes due 2013 (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, File No. 001-11609 filed on April 8, 2003 and incorporated herein by reference).

4.9	Form of the Registrant’s 7.375% Notes due 2018 (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, File No. 001-11609 filed on September 22, 2003 and incorporated herein by reference).

4.10	Indenture, dated as of May 28, 2002, between the Registrant and The Bank of New York, as trustee (filed as Exhibit 4.3 to the Post-Effective Amendment to the Registrant’s Registration Statement on Form S-3, File No. 333-84254, filed on May 29, 2002 and incorporated herein by reference).

4.11	First Supplemental Indenture, dated as of May 28, 2002, between the Registrant and The Bank of New York, as trustee (filed as Exhibit 4.4 to the Post-Effective Amendment to the Registrant’s Registration Statement on Form S-3, File No. 333-84254, filed on May 29, 2002 and incorporated herein by reference).

Exhibit No.	Document
4.12	Indenture for the 10.75% Senior Notes due 2017, dated July 9, 2009 (“TRU Propco I Notes”), among Toys “R” Us Property Company I, LLC, the Registrant and the Guarantors named therein and The Bank of New York Mellon, as trustee (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 4, 2009 and incorporated herein by reference).

4.13	Form of the 10.75% Senior Notes due 2017 (included in Exhibit 4.11).

4.14	Registration Rights Agreement, dated July 9, 2009, among Toys “R” Us Property Company I, LLC, the Guarantors named therein and the initial purchasers of the TRU Propco I Notes, which was executed in connection with the issuance of the TRU Propco I Notes (filed as Exhibit 4.13 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, File No. 001-11609, filed on March 24, 2010 and incorporated herein by reference).

4.15	Indenture for the 8.50% Senior Secured Notes due 2017, dated November 20, 2009 (“TRU Propco II Notes”), among Toys “R” Us Property Company II, LLC, the Registrant and the Guarantors named therein and The Bank of New York Mellon, as trustee (filed as Exhibit 4.14 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, File No. 001-11609, filed on March 24, 2010 and incorporated herein by reference).

4.16	Form of the 8.50% Senior Secured Notes due 2017 (included in Exhibit 4.15).

4.17	Registration Rights Agreement, dated November 20, 2009, among Toys “R” Us Property Company II, LLC and the initial purchasers of the TRU Propco II Notes, which was executed in connection with the issuance of the TRU Propco II Notes (filed as Exhibit 4.16 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, File No. 001-11609, filed on March 24, 2010 and incorporated herein by reference).

4.18	Substantially all other long-term debt of the Registrant (which other debt does not exceed on an aggregate basis 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis) is evidenced by, among other things, (i) industrial revenue bonds issued by industrial development authorities and guaranteed by the Registrant, (ii) mortgages held by third parties on real estate owned by the Registrant and (iii) stepped coupon guaranteed bonds held by a third party and guaranteed by the Registrant, any of which the Registrant will furnish to the Commission upon request.

5.1*	Opinion of Simpson, Thacher & Bartlett LLP.

10.1	Amended and Restated Credit Agreement, dated as of June 24, 2009, among Toys “R” Us – Delaware, Inc., as the lead borrower, and the other borrowers named therein, Toys “R” Us (Canada) Ltd., Toys “R” Us (Canada) Ltee, as the Canadian borrower, certain other subsidiaries of Toys “R” Us – Delaware, Inc., as Facility Guarantors, Bank of America N.A., as Administrative Agent, Canadian Agent and Co-Collateral Agent, Wells Fargo Retail Finance, LLC, as Co-Collateral Agent, and the Lenders named therein (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 25, 2009 and incorporated herein by reference).

10.2	Security Agreement, dated as of July 21, 2005, among Toys “R” Us, Inc., and the borrowers named therein, the guarantors named therein, and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on July 27, 2005 and incorporated herein by reference).

Exhibit No.	Document
10.3	Syndicated Facility Agreement, dated as of October 15, 2009, among Toys “R” Us Europe, LLC, TRU Australia Holdings, LLC, Toys “R” Us (UK) Limited, Toys “R” Us Limited, Toys “R” Us (Australia) Pty Ltd, Toys “R” Us GmbH, Toys “R” Us SARL, Toys “R” Us Iberia, S.A., the other Obligors party thereto from time to time, the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Security Agent, Deutsche Bank AG, London Branch, as Facility Agent and Deutsche Bank AG New York Branch and Bank of America, N.A., as Co-Collateral Agents (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 16, 2009 and incorporated herein by reference).

10.4	UK Propco Facility Agreement, dated as of February 8, 2006, among Toys “R” Us Properties (UK) Limited, as borrower, Vanwall Finance PLC, as senior lender, The Royal Bank of Scotland plc, as junior lender and Deutsche Bank AG, London Branch, as facility agent and security agent (filed as Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, filed on April 28, 2006 and incorporated herein by reference).

10.5	Credit Agreement, dated as of July 19, 2006 (the “2006 Credit Agreement”), by and among Toys “R” Us - Delaware, Inc., as the borrower, Banc of America Bridge LLC, as Administrative Agent, Deutsche Bank Securities Inc., as Syndication Agent, Citicorp North America, Inc., as Collateral Agent, the Lenders named therein, Credit Suisse, as Documentation Agent, Banc of America Securities LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Banc of America Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as Joint Bookrunning Managers (filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 12, 2006 and incorporated herein by reference).

10.6	Amendment No.1, dated as of July 25, 2006, to the 2006 Credit Agreement (filed as Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 12, 2006 and incorporated herein by reference).

10.7	Security Agreement, dated as of July 19, 2006, among Toys “R” Us – Delaware, Inc., and the Guarantors named therein, and Banc of America Bridge LLC, as Administrative Agent (filed as Exhibit 10.7 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 12, 2006 and incorporated herein by reference).

10.8	Credit Agreement, dated as of December 1, 2006, by and among Toys “R” Us – Delaware, Inc., as the Borrower, Banc of America Bridge LLC, as Administrative Agent and as Syndication Agent, the Lenders Party thereto and Banc of America Securities LLC, as Lead Arranger (filed as Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q, filed on December 12, 2006 and incorporated herein by reference).

10.9	Stockholders Agreement among Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Funds managed by Bain Capital Partners, LLC or its Affiliates, Toybox Holdings LLC and Vornado Truck LLC and certain other persons, dated as of July 21, 2005 (filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

10.10	Amendment No. 1, dated June 10, 2008, to the Stockholders Agreement among Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Funds managed by Bain Capital Partners, LLC or its Affiliates, Toybox Holdings LLC and Vornado Truck LLC and certain other persons, dated as of July 21, 2005 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

Exhibit No.	Document
10.11*	Form of Amendment No. 2 to Stockholders Agreement among the Registrant, Funds managed by Bain Capital Partners, LLC or its Affiliates, Toybox Holdings LLC and Vornado Truck LLC and certain other persons, dated as of July 21, 2005.

10.12**	Registration Rights Agreement among Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Funds managed by Bain Capital Partners, LLC or its Affiliates, Toybox Holdings LLC and Vornado Truck LLC and certain other persons, dated as of July 21, 2005.

10.13**	Amendment No. 1, dated June 10, 2008, to the Registration Rights Agreement among Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Funds managed by Bain Capital Partners, LLC or its Affiliates, Toybox Holdings LLC and Vornado Truck LLC and certain other persons, dated as of July 21, 2005.

10.14	Advisory Agreement, dated as of July 21, 2005, among the Registrant, Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Bain Capital Partners, LLC, Bain Capital, Ltd., Kohlberg Kravis Roberts & Co., L.P. and Vornado Truck LLC (filed as Exhibit 10.20 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 14, 2005 and incorporated herein by reference).

10.15	Amendment No. 1, dated June 10, 2008, to the Advisory Agreement among the Registrant, Toys “R” Us Holdings, Inc. (subsequently assumed by the Registrant), Bain Capital Partners, LLC, Bain Capital, Ltd., Kohlberg Kravis Roberts & Co., L.P. and Vornado Truck LLC, dated as of July 21, 2005 (filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

10.16	Amendment No. 2, dated February 1, 2009, to the Advisory Agreement among the Registrant, Bain Capital Partners, LLC, Bain Capital, Ltd., Kohlberg Kravis Roberts & Co., L.P. and Vornado Truck LLC, dated as of July 21, 2005 (filed as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

10.17	Form of Advancement and Indemnification Rights Agreement (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 4, 2009 and incorporated herein by reference).

10.18**	Management Stockholders Addendum (subsequently assumed by the Registrant), adopted on July 21, 2005.

10.19	Amendment No. 1, dated June 10, 2008, to the Amended and Restated Toys “R’ Us Holdings, Inc. 2005 Management Equity Plan, (subsequently assumed by the Registrant and renamed the Amended and Restated Toys “R” Us, Inc. Management Equity Plan), adopted on August 3, 2007 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 10, 2008 and incorporated herein by reference).

10.20	Amendment No. 2, effective as of June 8, 2009, to the Amended and Restated Toys “R” Us, Inc. Management Equity Plan, adopted on August 3, 2007 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 9, 2009 and incorporated herein by reference).

10.21	Amended and Restated Toys “R” Us Holdings, Inc. 2005 Management Equity Plan (subsequently assumed by the Registrant), amended and restated on August 3, 2007 (filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on December 18, 2007 and incorporated herein by reference).

10.22	Amended and Restated Toys “R” Us, Inc. Management Incentive Compensation Plan, effective as of February 2, 2003 (filed as Exhibit F to the Registrant’s Proxy Statement on Form DEF 14A, File No. 001-11609 filed on April 30, 2003 and incorporated herein by reference).

Exhibit No.	Document
10.23	Amended and Restated Toys “R” Us, Inc. Grantor Trust Agreement, dated as of January 31, 2003, between Registrant and Wachovia Bank, N.A. (filed as Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, File No. 001-11609, filed on April 14, 2004 and incorporated herein by reference).

10.24	Toys “R” Us, Inc. Supplemental Executive Retirement Plan, effective as of February 1, 2006 (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on December 22, 2006 and incorporated herein by reference).

10.25	Amendment No. 1, effective as of February 1, 2008, to the Toys “R” Us, Inc. Supplemental Executive Retirement Plan, effective as of February 1, 2006 (filed as Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

10.26	Toys “R” Us, Inc. Split Dollar Plan, effective February 1, 1996 and Amendment to Toys “R” Us, Inc. Split Dollar Plan, effective November 5, 2003 (filed as Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, File No. 001-11609, filed on April 14, 2004 and incorporated herein by reference).

10.27	Summary of 2006 Corporate Incentive Program (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, filed on June 13, 2006 and incorporated herein by reference).

10.28	Form of Toys “R” Us, Inc. Non-Qualified Stock Option For Executive Officers (filed as Exhibit 10.35 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

10.29	Form of Toys “R” Us, Inc. Restricted Stock Agreement (With Consideration) for Executive Officers (filed as Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

10.30	Form of Toys “R” Us, Inc. Restricted Stock Agreement (Without Consideration) for Executive Officers (filed as Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

10.31	Employment Agreement among Toys “R” Us Holdings, Inc., Toys “R” Us, Inc. and Gerald Storch, dated as of February 6, 2006 (filed as Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, filed on April 28, 2006 and incorporated herein by reference).

10.32	Amendment No. 1, dated October 27, 2008, to the Employment Agreement, dated as of February 6, 2006, with Gerald Storch (filed as Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

10.33	Employment Agreement among Toys “R” Us Holdings, Inc., Toys “R” Us, Inc. and F. Clay Creasey, Jr., dated as of April 5, 2006 (filed as Exhibit 10.46 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, filed on April 28, 2006 and incorporated herein by reference).

10.34	Amendment No. 1, dated October 16, 2008, to the Employment Agreement, dated as of April 5, 2006, with F. Clay Creasey, Jr. (filed as Exhibit 10.41 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

Exhibit No.	Document
10.35	Employment Agreement among Toys “R” Us Holdings, Inc., Toys “R” Us, Inc. and Claire Babrowski, dated as of May 29, 2007 (filed as Exhibit 10.55 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008, filed on May 2, 2008 and incorporated herein by reference).

10.36	Amendment No. 1, dated October 16, 2008, to the Employment Agreement, dated as of May 29, 2007, with Claire Babrowski (filed as Exhibit 10.47 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on March 31, 2009 and incorporated herein by reference).

10.37	Letter Agreement, dated October 20, 2004, between Toys “R” Us, Inc. and Antonio Urcelay (filed as Exhibit 10.44 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, filed on April 28, 2006 and incorporated herein by reference).

10.38	Amended and Restated Retention Agreement between Toys “R” Us, Inc. and Deborah M. Derby, dated as of November 1, 2004 (filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, File No. 001-11609, filed on December 8, 2004 and incorporated herein by reference).

10.39	Amendment, dated February 11, 2005, to the Retention Agreement by and between Toys “R” Us, Inc. and Deborah M. Derby (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, File No. 001-11609, filed on February 14, 2005 and incorporated herein by reference).

10.40	Amendment, dated July 21, 2005, to the Retention Agreement between Toys “R” Us, Inc. and Deborah M. Derby (filed as Exhibit 10.17 to the Registrant’s Quarterly Report on Form 10-Q, filed on September 14, 2005 and incorporated herein by reference).

10.41	Amendment No. 3, dated December 24, 2008, to the Amended and Restated Retention Agreement, dated November 1, 2004 with Deborah M. Derby (filed as Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, File No. 001-11609, filed on March 24, 2010 and incorporated herein by reference).

10.42*	Toys “R” Us, Inc. 2010 Incentive Plan.

21	Subsidiaries of the Registrant.

23.1	Consent of Deloitte & Touche LLP.

23.2*	Consent of Simpson, Thacher & Bartlett LLP (included as part of Exhibit 5.1)

23.3*	Consent of Director nominees.

24	Power of Attorney (included on signature page of the original registration statement.

*	To be filed by amendment.
**	Previously filed.